Filed pursuant to Rule 424(b)(3)

 SEC File No. 333-180490

Prospectus

SRA International, Inc.

Offer to Exchange

$400,000,000 aggregate principal amount 11% Senior Notes due 2019

For

$400,000,000 aggregate principal amount 11% Senior Notes due 2019 registered under the Securities Act of 1933, as amended

Material Terms of Exchange Offer

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $400,000,000 aggregate principal amount of our registered 11% Senior Notes due 2019, which we refer to as the “exchange notes,” for a like principal amount of our outstanding 11% Senior Notes due 2019, which we refer to as the “old notes.” We refer to the old notes and the exchange notes collectively as “the notes.” The terms of the exchange notes are identical to the terms of the old notes in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes.

The exchange notes will bear interest at a rate of 11% per annum. Interest on the exchange notes, like the old notes, will be payable semiannually, in arrears, on April 1 and October 1. The exchange notes will mature on October 1, 2019. We may redeem some or all of the exchange notes, in whole or in part, at any time on or after October 1, 2015 at the redemption prices set forth in this prospectus. We may also redeem some or all of the notes prior to October 1, 2015 at 100% of their principal amount, together with any accrued and unpaid interest, plus a “make whole” premium. In addition, until October 1, 2014, we may redeem up to 35% of the outstanding exchange notes with the net cash proceeds from certain equity offerings at the redemption price set forth in this prospectus.

The exchange notes, like the old notes, will be our senior unsecured obligations and will rank equally with all of our existing and future senior obligations. The exchange notes, like the old notes, will be effectively subordinated to our existing and future secured indebtedness, including our obligations under the senior secured credit facility, to the extent of the value of assets securing such indebtedness.

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 12:00 Midnight, New York City time, at the end of June 22, 2012, unless extended.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the risk factors beginning on page 16 of this prospectus before participating in this exchange offer.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2012.

We have not authorized anyone to provide you with information or to make any representation other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our exchange notes.

WHERE YOU CAN FIND MORE INFORMATION

We will be required to file annual and quarterly reports and other information with the Securities and Exchange Commission, or SEC, after the registration statement described below is declared effective by the SEC. You may read and copy any reports, statements and other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes and guarantees thereof. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities by applicable law.

CERTAIN TERMS USED IN THIS PROSPECTUS

Unless otherwise noted or indicated by the context, in this prospectus, the following terms have the following meanings:

•	“we,” “our,” us,” the “Company” and “SRA” refer to SRA International, Inc. and its subsidiaries, unless otherwise indicated.

•	“backlog” means funded and unfunded orders for services under existing signed contracts, assuming the exercise of all options relating to those contracts, less the amount of revenue we have previously recognized under those contracts. “Funded” backlog is backlog for which funding is currently appropriated and obligated to us under a contract or other authorization for payment signed by an authorized purchasing authority. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Contract Backlog” for a discussion of our backlog.

•	“PEP Funds” refers collectively to Providence Equity Partners VI LP, or PEP Fund VI, and Providence Equity Partners VI-A LP, or PEP Fund VI-A, each an affiliate of Providence Equity Partners L.L.C.

•	“Providence” refers to Providence Equity Partners L.L.C.

•	“Sterling Holdco” refers to Sterling Holdco Inc., the sole member of Sterling Parent and indirect owner of SRA.

•	“Sterling Parent” refers to Sterling Parent LLC, which wholly owns SRA.

•	“Transaction” refers to the Agreement and Plan of Merger and the transactions contemplated thereby with Providence whereby SRA became an indirect wholly-owned subsidiary of Sterling Holdco, which is controlled by the PEP Funds.

•	“Senior Secured Credit Facilities” refers to the borrowings entered into in connection with the Transaction consisting of an $875.0 million Term Loan B Facility and a $100.0 million Revolver.

NON-GAAP FINANCIAL DATA

Organic revenue growth and Adjusted EBITDA presented in this prospectus are supplemental measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America, or GAAP. These non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to revenue, net income, operating income, or any other performance measures derived in accordance with GAAP. In addition, our measurement of these non-GAAP measures may not be comparable to that of other companies.

We believe these measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of high-yield issuers, many of which present organic revenue growth and Adjusted EBITDA when reporting their results. These non-GAAP measures have limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our operating results as reported under GAAP.

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Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in our business. We compensate for these limitations by relying primarily on our GAAP results and these non-GAAP measures only for supplemental purposes.

For reconciliation of organic revenue growth to revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics” in this prospectus. For reconciliations of Adjusted EBITDA to net income, see “Prospectus Summary—Summary Historical Consolidated Financial and Operating Data” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” and “would”, or similar words and expressions intended to identify forward-looking statements. Statements regarding the amount of our backlog are examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements.

You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. However, there may be events in the future that we are not able to predict or control accurately. These forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Also, these forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to:

•	reduced spending levels and changing budget priorities of our largest customer, the United States federal government, which accounts for about 98% of our revenue;

•	the failure of congressional leaders to agree upon further budget reductions as required by the debt ceiling compromise triggering automatic across-the-board cuts beginning in 2013 to civil and defense programs;

•	limitations as a result of our substantial indebtedness which could adversely affect our financial health, operational flexibility and strategic plans;

•	failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt;

•	failure to comply with complex laws and regulations, including but not limited to, the False Claims Act, the Federal Acquisition Regulation, the Defense Federal Acquisition Regulation Supplement and the U.S. Government Cost Accounting Standards;

•	possible delays or overturning of our government contract awards due to bid protests, loss of contract revenue or diminished opportunities based on the existence of organizational conflicts of interest or failure to perform by other companies on which we depend to deliver products and services;

•	security threats, attacks or other disruptions on our information infrastructure, and failure to comply with complex network security and data privacy legal and contractual obligations or to protect sensitive information;

•	inability or failure to adequately protect our proprietary information or intellectual property rights or violation of third party intellectual rights;

•	potential for significant economic or personal liabilities resulting from failures, errors, delays or defects associated with products, services and systems we supply;

•	adverse changes in federal government practices;

•	appropriation uncertainties;

•	price reductions, reduced profitability or loss of market share due to intense competition and commoditization of services we offer;

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•	failure of the customer to fund a contract or exercise options to extend contracts, or our inability to successfully execute awarded contracts;

•	any adverse results of audits and investigations conducted by the Defense Contract Audit Agency or any of the Inspectors General for various agencies with which we contract, including, without limitation, any determination that our purchasing, property, estimating, cost accounting, labor, billing, compensation, management information systems or contractor internal control systems are deficient;

•	difficulties accurately estimating contract costs and contract performance requirements;

•	challenges attracting and retaining key personnel or high-quality employees, particularly those with security clearances;

•	failure to manage acquisitions or divestitures successfully, including identifying and valuating acquisition targets, integrating acquired companies, losses associated with divestitures, and the inability to effect divestitures at attractive prices and on desired timeline;

•	possible future losses that exceed our insurance coverage;

•	pending litigation and any resulting expenses, payments or sanctions, including but not limited to penalties, compensatory damages or suspension or debarment from future government contracting; and

•	the effect of our acquisition by entities affiliated with Providence on our business relationships, operating results and business generally.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all the information that you should consider before exchanging the notes. You should read this entire document carefully, including the information under the heading “Risk Factors,” before making a decision to exchange your outstanding notes for exchange notes.

Our Company

We are a leading provider of technology and strategic consulting services and solutions primarily to U.S. federal government organizations. Founded in 1978, we are dedicated to solving complex problems for our clients by providing information technology, or IT, services, systems and solutions that enable mission performance, improve efficiency of operations or reduce operating costs. Our service offerings include systems design, development and integration; cyber security and information assurance; outsourcing and managed services; and strategic consulting. We currently serve more than 250 federal government organizations, across national security, civil government and health markets, many of which we have served for over 20 years. Together, these organizations represented 97% of our total revenue for the year ended June 30, 2011, or fiscal 2011. For fiscal 2011, we generated revenue of $1,705.0 million.

We currently maintain a highly diversified contract base of approximately 1,200 active contracts, with our top ten contracts representing approximately 26% of revenue and no single contract representing 10% or more of revenue for fiscal 2011. When contracting with our clients, we typically enter into one of three basic types of contracts: cost-plus-fee, time-and-materials and fixed-price. We generated 34% of our total revenue from cost-plus-fee contracts, 38% from time-and-materials contracts and 28% from fixed-price contracts in fiscal 2011. From time to time contracts may be a hybrid of various contract types.

As of December 31, 2011, our backlog was approximately $4.0 billion, of which $827.0 million was funded. Backlog represents the amount of future revenue expected to be recognized under existing signed contracts, assuming the exercise of all options relating to those contracts. Due to our backlog, we believe we have significant visibility into our revenue and expect to recognize approximately 26% of this backlog as revenue for the twelve months ending December 31, 2012.

As of December 31, 2011, we had approximately 6,300 employees with a broad variety of IT and customer domain expertise. Approximately 28% of our employees had advanced degrees and approximately 53% held federal government security clearances as of December 31, 2011. These clearances represent a significant barrier to entry in the national security market, where personnel who are eligible for or hold high security clearances are often a prerequisite to bidding for contracts.

Ownership and Corporate Structure

On July 20, 2011, pursuant to the Agreement and Plan of Merger, dated as of March 31, 2011, or the Merger Agreement, among Sterling Merger Inc., a Delaware corporation, or Merger Sub, Sterling Parent, a wholly-owned subsidiary of Sterling Holdco and us, Merger Sub merged with and into SRA, with SRA as the surviving entity and a wholly-owned subsidiary of Sterling Parent. Sterling Holdco is principally controlled by Providence affiliates, which hold approximately 73% of its shares. Dr. Ernst Volgenau, our founder, acting through The Ernst Volgenau Revocable Trust, holds approximately 23% of Sterling Holdco’s shares, with the remainder held by other investors.

On February 3, 2012, as part of a corporate reorganization following the Transaction, Systems Research and Applications Corporation, or SRAC, a Virginia corporation merged with SRA International, Inc. Prior to the merger, SRAC was the operating company and a wholly-owned subsidiary of SRA International, Inc. Upon consummation of the merger, we changed our name to SRA International, Inc. The merger did not affect the notes.

Our principal executive offices are located at 4300 Fair Lakes Court, Fairfax, Virginia 22033. Our telephone number is (703) 803-1500 and our internet address is www.sra.com. The information contained in or available through our website is not included or incorporated by reference in this prospectus.

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The Exchange Offer

The following summary contains basic information about the exchange offer. It does not contain all the information that may be important to you. For a more complete description of the exchange offer, you should read the discussions under the heading “The Exchange Offer.”

Exchange Notes	$400,000,000 aggregate principal amount of 11% Senior Notes due 2019. The terms of the exchange notes are identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the exchange notes, and the exchange notes will not provide for the payment of additional interest in the event of a registration default.

Old Notes	$400,000,000 aggregate principal amount of 11% Senior Notes due 2019, which were issued in a private placement on July 20, 2011.

The Exchange Offer

We are offering to exchange the exchange notes for a like principal amount of the old notes.

In the exchange offer, we will exchange registered 11% Senior Notes due 2019 for the previously issued old 11% Senior Notes due 2019.

We will accept any and all private notes validly tendered and not withdrawn prior to 12:00 Midnight, New York City time, at the end of June 22, 2012. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in denominations of $2,000 and integral multiples of $1,000.

In order to be exchanged, an outstanding old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged.  As of the date of this prospectus, there are $400,000,000 aggregate principal amount of 11% Senior Notes due 2019 outstanding.  We will issue exchange notes promptly after the expiration of the exchange offer. See “The Exchange Offer—Terms of this Exchange Offer.”

Registration Rights Agreement

In connection with the private placement of the old notes, we entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the initial purchasers. Under the registration rights agreement, you are entitled to exchange your old notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit upon certain conditions, including if you are ineligible to participate in the exchange offer, provided that you indicate that you wish to have your old notes registered under the Securities Act.

Resales of the Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

	(1)	you are acquiring the exchange notes in the ordinary course of your business;

	(2)	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

	(3)	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes; and

	(4)	you are not our “affiliate” as that term is defined in Rule 405 under the Securities Act.

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Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. We have not asked the staff for a no-action letter in connection with this exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you are an affiliate of ours, or are engaging in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC;

•	you will not be entitled to participate in the exchange offer; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Furthermore, any broker-dealer that acquired any of its private notes directly from us, in the absence of an exemption therefrom:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 12:00 Midnight, New York City time, at the end of June 22, 2012, unless we extend the expiration date. We do not currently intend to extend the expiration date, although we reserve the right to do so.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding old notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it not violate any applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange. See “The Exchange Offer—Conditions to this Exchange Offer.”

Procedures for Tendering Outstanding Notes

The private notes were issued as global securities in fully registered form without coupons. Beneficial interests in the private notes that are held by direct or indirect participants in The Depository Trust Company, or DTC, through certificateless depositary interests are shown on, and transfers of the private notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you wish to exchange your old notes for exchange notes pursuant to the exchange offer, you must transmit to Wilmington Trust, National Association as exchange agent, on or prior to the expiration of the exchange offer, either:

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a computer-generated message transmitted through DTC’s Automated Tender Offer Program system, or ATOP, and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal; or

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•	a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, together with your old notes and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal.

If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below.

By delivering a computer-generated message through DTC’s ATOP system, you will represent to us, as set forth in the letter of transmittal, among other things, that:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes; and

•	you are not our affiliate.

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name your private notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your private notes are registered. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date for the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your old notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Exchange Notes	Except under the circumstances summarized above under “Conditions to the Exchange Offer,” we will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to 12:00 a.m., New York City time, on the expiration date for the exchange offer. The exchange notes to be issued to you in an exchange offer will be delivered promptly following the expiration of the exchange offer. See “The Exchange Offer—Terms of this Exchange Offer.”

Consequences of Failure to Exchange	If you do not participate or properly tender your private notes in the exchange offer:

	•	you will retain private notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the private notes;

	•	you will not be able, except in very limited instances, to require us to register your private notes under the Securities Act;

	•	you will not be able to offer to resell or transfer your private notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

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•	the trading market for your private notes will become more limited to the extent that other holders of private notes participate in the exchange offer.

United States Federal Income Tax Consequences	Your exchange of old notes for exchange notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer.

Exchange Agent	Wilmington Trust, National Association, the trustee under the indenture governing the notes, is serving as the exchange agent, or the Exchange Agent, in connection with the exchange offer.

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Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitation and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the notes.

Issuer	SRA International, Inc.

Exchange Notes Offered	$400,000,000 aggregate principal amount of 11% Senior Notes due 2019.

Maturity Date	The exchange notes will mature on October 1, 2019.

Interest Rate	The exchange notes bear interest at a rate of 11% per annum, accruing from the issue date of the notes.

Interest Payment Dates	April 1 and October 1 of each year after the date of issuance of the notes, commencing April 1, 2012.

Guarantees	Each of our existing and future wholly-owned domestic subsidiaries will jointly and severally guarantee the exchange notes on a senior unsecured basis, to the extent such subsidiaries guarantee our Senior Secured Credit Facilities or certain of our other debt. These guarantees are subject to release under specified circumstances. See “Description of Notes—Subsidiary Guarantees.”

Ranking	The exchange notes and the guarantees thereof will be our and the guarantors’ general unsecured senior indebtedness and will:

•	rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness;

•	be effectively subordinated to any of our and the guarantors’ existing and future senior secured indebtedness to the extent of the value of the collateral securing such indebtedness, including borrowings under our Senior Secured Credit Facilities, and will be effectively subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes;

•	be senior to any of our and the guarantors’ existing or future subordinated indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.

As of December 31, 2011, we and the guarantors have approximately $1,245.0 million of senior indebtedness, comprised of $845.0 million of senior secured indebtedness under our Term Loan B Facility and the notes.

Optional Redemption	We may redeem the notes, in whole or in part, at any time prior to October 1, 2015 at a price equal to 100% of the aggregate principal amount of the notes redeemed plus accrued and unpaid interest, if any, to the redemption date plus a “make whole” premium as described in “Description of Notes—Optional Redemption.” We may redeem the notes, in whole or in part, at any time on or after October 1, 2015, at the redemption prices specified in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the notes at any time prior to October 1, 2014 with the net cash proceeds from certain equity offerings at the redemption prices specified in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Change in Control	If we experience specific kinds of changes of control, we must offer to repurchase all of the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

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If we sell assets under certain circumstances and the proceeds therefrom are not otherwise used to repay certain indebtedness or invest in certain assets, we must use such proceeds, in excess of a specified amount, to make an offer to repurchase notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness or issue certain disqualified stock or preferred stock;

•	incur liens on certain assets to secure debt;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	consolidate, merge, sell or otherwise dispose of certain assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important exceptions, limitations and qualifications. For more information, see “Description of Notes—Certain Covenants.”

Asset Sale Offer	If we engage in certain asset sales, and within 360 days of receipt of the net proceeds from such asset sale we do not reinvest such proceeds in the business or otherwise use such proceeds as required by the indenture, we may be required to use the net cash proceeds from such sales to make an offer to repurchase notes with such proceeds. The purchase price of each note so purchased will be 100% of its principal amount, plus accrued and unpaid interest and special interest, if any, to the date of purchase, prepayment or redemption. See “Description of Notes — Repurchase at the Option of Holders — Asset Sales.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding old notes, the terms of which are identical in all material respects to the exchange notes. The outstanding old notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer. See “Use of Proceeds.”

No Public Market; No Listing	The exchange notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. There is currently no established market for the notes. The exchange notes will generally be freely transferable. Accordingly, a market for the notes, or, if issued, the exchange notes, may not develop, or if one does develop, it may not provide adequate liquidity. The initial purchasers have advised us that they currently intend to make a market for the notes as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to do so and may discontinue any such market making activities without any notice.

Risk Factors	Investing in the exchange notes involves substantial risks. See “Risk Factors” beginning on page 16 for a discussion of certain factors you should consider in evaluating an investment in the exchange notes.

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For additional information regarding the exchange notes, see the “Description of Notes” section of this prospectus.

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Summary Historical Consolidated Financial and Operating Data

The following table sets forth our summary historical consolidated financial and operating data for our business.

We have derived the summary historical consolidated financial data at June 30, 2010 and 2011 and for the fiscal years ended June 30, 2009, 2010 and 2011 from our audited financial statements appearing elsewhere in this prospectus. Consistent with fiscal 2012 presentation, we reclassified all prior period balances to separately disclose amortization of intangible assets and transaction costs in our statements of operations.  We have derived the summary historical consolidated balance sheet data at June 30, 2009 from our consolidated balance sheet as of June 30, 2009, which is not presented in this prospectus.

We have derived the unaudited summary historical consolidated financial data for the six months ended December 31, 2010 from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. We have derived the unaudited summary historical condensed consolidated balance sheet data at December 31, 2010 from our unaudited condensed consolidated balance sheet as of December 31, 2010, which is not presented in this prospectus. We have derived the unaudited summary historical consolidated financial data at December 31, 2011 and for the six months ended December 31, 2011, respectively, from our historical unaudited balance sheet and statement of operations appearing elsewhere in this prospectus. We have prepared our consolidated financial and operating data by computing the mathematical combination of the Successor period, which relates to the period from July 21 to December 31, 2011, and the Predecessor period, which relates to the period from July 1 to July 20, 2011, in the six months ended December 31, 2011. Although the combination of the Predecessor income statement for the period July 1, 2011 to July 20, 2011 with the Successor income statement for the period of July 21, 2011 to December 31, 2011 does not comply with GAAP, we believe that it provides a meaningful method of comparison. Appearing elsewhere in this prospectus are our Pro Forma Statements of Operations, which have been adjusted to give pro forma effect as if the Transaction had occurred on July 1, 2010. In the opinion of our management, our unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of our operations and cash flows.

We made the decision to divest our Era Systems, or Era, and Global Clinical Development, or GCD, businesses during fiscal 2011. We sold the airport operations solutions component of Era in the second quarter of fiscal 2011 and Era’s foreign air traffic management and military and security component in the second quarter of fiscal 2012. The remainder of Era’s operations has been shut down. We also sold the GCD business in the first quarter of fiscal 2012. While these businesses have been sold or shut down, we will continue to incur some costs related to the dissolution of legal entities. Additionally, certain customary indemnification obligations related to the sales still exist.

All financial data presented below are from continuing operations (unless otherwise noted) and reflect the presentation of Era and GCD as discontinued operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Discontinued Operations.”

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	Predecessor				Combined
				Six Months	Six Months
				Ended	Ended
	Year Ended June 30,			December 31,	December 31,
	2009	2010	2011	2010	2011
	(dollars in thousands)
Statement of Operations Data:
Revenue	$1,463,931	$1,614,532	$1,704,991	$838,422	$855,072
Operating costs and expenses:
Cost of services	1,104,384	1,224,768	1,283,878	632,424	654,797
Selling, general and administrative expenses	221,419	223,385	242,976	124,358	110,310
Depreciation and amortization of property and equipment	15,863	16,712	15,432	7,671	7,588
Amortization of intangible assets	8,283	7,418	8,551	3,925	43,596
Sale of Constella Futures Holding, LLC	(1,939)	1,889	-	-	-
Transaction costs	-	-	8,373	514	68,297
Operating income (loss)	115,921	140,360	145,781	69,530	(29,516)
Interest (expense) income, net	(2,859)	636	(118)	279	(48,894)
Income (loss) from continuing operations before income taxes	113,062	140,996	145,663	69,809	(78,410)

Provision for (benefit from) income taxes	44,710	52,075	53,991	26,601	(24,140)

Income (loss) from continuing operations	$68,352	$88,921	$91,672	$43,208	$(54,270)

Balance Sheet Data (as of period end):
Cash and cash equivalents	$74,683	$98,113	$171,758	$60,602	$46,052
Working capital (1)	192,065	235,416	313,418	200,944	159,692
Total assets	931,007	944,750	1,133,448	1,035,098	2,236,212
Long-term debt	75,000	-	-	-	1,216,820
Stockholders’ equity	741,620	771,563	861,043	814,697	491,782
Other Financial Data:
Net cash provided by (used in):
Operating activities (2)	$90,636	$96,700	$176,575	$63,787	$26,076
Investing activities (2)	(142,408)	(1,182)	(115,848)	(102,447)	(1,734,720)
Financing activities (2)	(100,878)	(71,433)	12,821	931	1,583,107
Depreciation and amortization	24,146	24,130	25,700	12,425	52,156
Capital expenditures (2)	(15,057)	(13,366)	(19,493)	(9,338)	(9,159)
Adjusted EBITDA (3)	158,549	188,754	200,398	96,812	98,749
Ratio of earnings to fixed
charges (4)	6.1	8.7	8.4	8.5	-

(1)	Working Capital is defined as total current assets (excluding current assets of discontinued operations) minus total current liabilities (excluding liabilities of discontinued operations).

(2)	Includes activities of discontinued operations.

(3)	We define Adjusted EBITDA as GAAP income from continuing operations plus (i) provisions for income taxes, (ii) net interest expense (income) and (iii) depreciation and amortization (EBITDA), adjusted to exclude items, such as stock compensation expense, transaction costs and other items that do not relate directly to the ongoing business. We use Adjusted EBITDA as a supplemental measure in the evaluation of our business and believe that Adjusted EBITDA provides a meaningful measure of operational performance and demonstrates our ability to service debt obligations because it eliminates the effects of period to period changes in taxes and interest expense, among other things, and is consistent with one of the measures we use to evaluate management’s performance for incentive compensation. In addition, Adjusted EBITDA as presented in the table below corresponds to the definition of Adjusted EBITDA used to determine our compliance with certain covenants contained in the indenture governing our notes, or the indenture. As permitted under the indenture, Adjusted EBITDA may also include the estimated twelve-month benefit associated with cost saving initiatives undertaken by us during the stated period as if those initiatives had been fully implemented at the beginning of the period, less amounts reflected in the financial statements for the period. In addition, we are permitted under the indenture to include or exclude, as the case may be, for the entire period the EBITDA of businesses acquired or divested during the period.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

• Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

• Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

• Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

• Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

• Adjusted EBITDA, as we present it, may not be comparable to similarly titled measures of other companies; and

• although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

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(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges include: interest expense (including amortization of original issue discount and debt issuance costs) and the portion of operating rental expense that our management believes is representative of the interest component of rent expense. Earnings for the six months ended December 31, 2011 were inadequate to cover fixed charges by $78.4 million.

The following table presents a reconciliation of income (loss) from continuing operations, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented.

	Predecessor				Combined
				Six Months	Six Months
				Ended	Ended
	Year Ended June 30,			December 31,	December 31,
	2009	2010	2011	2010	2011
	(in thousands)
Income (loss) from continuing operations	$68,352	$88,921	$91,672	$43,208	$(54,270)
Provision for (benefit from) income taxes	44,710	52,075	53,991	26,601	(24,140)
Interest expense (income), net	2,859	(636)	118	(279)	48,894
Depreciation and amortization	24,146	24,130	25,700	12,425	52,156
Stock compensation (a)	10,660	9,032	10,518	5,157	595
Severance	932	-	1,261	1,261	1,935
Officer compensation and other, net (b)	932	2,189	2,078	1,238	5,282
Transaction costs (c)	-	-	8,373	514	68,297
Subtotal-Adjusted EBITDA before certain items	152,591	175,711	193,711	90,125	98,749
Cost savings (d)	-	1,469	2,937	2,937	-
EBITDA impact of acquisitions and dispositions (e)	5,958	11,574	3,750	3,750	-
Adjusted EBITDA	$158,549	$188,754	$200,398	$96,812	$98,749

(a)	Represents the stock compensation recognized during each period related to SRA’s stock option and restricted stock plans.

(b)	Represents the EBITDA impact of certain items that do not relate directly to the ongoing operations of our business. Officer compensation and other, net, primarily consists of: (i) in fiscal 2009, retention compensation of $1.6 million, non-recurring professional fees of $1.3 million and a one-time gain on the sale of Constella Futures Holding, LLC, or Futures, of $1.9 million; (ii) in fiscal 2010, a charge reducing the previously recorded gain on the sale of Futures of $1.9 million; (iii) in fiscal 2011, merger and acquisition transaction costs of $1.2 million and a charge to write-off capitalized software development costs of $0.7 million; (iv) in the six months ended December 31, 2010, merger and acquisition transaction costs of $1.2 million; and (v) in the six months ended December 31, 2011, officer compensation of $3.8 million and management fees of $0.8 million.

(c)	Represents legal, accounting and other expenses, including the acceleration of stock-based compensation, incurred in connection with the Transaction.

(d)	Represents a defined EBITDA adjustment under our indenture for the amount of cost savings as a result of specific cost reduction actions taken. Specifically, the fiscal 2010 and 2011 amounts represent $4.4 million in run-rate cost savings related to an indirect cost reduction initiative implemented in January 2011; cost savings primarily consist of the salaries, wages and fringe benefits associated with indirect labor reductions. Under the indenture we may include the estimated twelve month benefit associated with the initiative as if it had been fully implemented on the first day of the period.

(e)	Represents the EBITDA impact on Adjusted EBITDA of the acquisition or divestiture, as the case may be, of the businesses listed below as if such business had been acquired or divested on the first day of the respective period in which an adjustment is recorded. In determining Adjusted EBITDA for a given period under the credit agreement governing our Senior Secured Credit Facilities, we include or exclude, as the case may be, for the entire period the EBITDA of businesses acquired or divested during the period. We believe that presentation of the EBITDA impact of the following acquisitions and divestures for all periods prior to their acquisition or divestiture, respectively, shows our ability over the periods presented to generate sufficient Adjusted EBITDA to comply with certain covenants in the credit agreement governing our Senior Secured Credit Facilities (if and when applicable). In determining the EBITDA impact of acquired businesses, we used financial information provided by each acquired business, which information was prepared pursuant to applicable accounting principles for such acquired business, which was unaudited in certain circumstances, together with our own assumptions and estimates, to derive an EBITDA for such acquired business. There can be no assurance that we would have generated the same levels of EBITDA had we owned the acquired businesses as of the first day of each period in which an adjustment is recorded.

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EBITDA impact of acquisitions and dispositions consists of the following:

	Predecessor				Combined
				Six Months	Six Months
				Ended	Ended
	Year Ended June 30,			December 31,	December 31,
	2009	2010	2011	2010	2011
	(in thousands)
Platinum acquisition (i)	$2,844	$7,088	$3,527	$3,527	$-
Sentech acquisition (ii)	3,000	3,937	223	223	-
PQA acquisition (iii)	400	549	-	-	-
Futures disposition (iv)	(286)	-	-	-	-
Total EBITDA impact of acquisitions and dispositions	$5,958	$11,574	$3,750	$3,750	$-

(i)	Represents the pre-acquisition EBITDA of Platinum, acquired in November 2010.

(ii)	Represents the pre-acquisition EBITDA of Sentech, acquired in July 2010.

(iii)	Represents the pre-acquisition EBITDA of Perrin Quarles Associates, acquired in January 2010.

(iv)	In August 2007, we acquired Constella Group LLC, or Constella, and in September 2009, we sold Futures, a wholly-owned subsidiary of Constella. This adjustment removes the EBITDA of Futures for the period of time Futures was owned by us in fiscal 2009.

Set forth below are historical financial data with respect to our revenue by contract type and role, as well as other operating data:

	Predecessor				Combined
				Six Months	Six Months
				Ended	Ended
	Year Ended June 30,			December 31,	December 31,
	2009	2010	2011	2010	2011
	(dollars in thousands)
Revenue by Contract Type (1):
Cost-plus	$540,979	$582,906	$577,915	$299,007	$287,026
Time-and-materials	642,009	640,227	644,902	310,573	298,378
Fixed-price	280,943	391,399	482,174	228,842	269,668
Total	$1,463,931	$1,614,532	$1,704,991	$838,422	$855,072
Revenue by SRA Contract Role (2):
Prime contract revenue	$1,244,693	$1,406,855	$1,526,910	$745,801	$774,232
Subcontract revenue	219,238	207,677	178,081	92,621	80,840
Total	$1,463,931	$1,614,532	$1,704,991	$838,422	$855,072
Backlog (as of period end):
Funded backlog (3)	$721,300	$724,400	$778,900	$950,800	$827,000
Unfunded backlog (3)	3,258,400	3,646,800	3,481,800	3,821,800	3,222,000
Total backlog (3)	$3,979,700	$4,371,200	$4,260,700	$4,772,600	$4,049,000
Days sales outstanding (in days; as of period end) (4)	72	69	69	71	70

(1)	For a discussion of SRA contract types, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Contract Mix.”

(2)	For a discussion of SRA prime contractor and subcontractor roles, see “Business—Regulatory Matters—Prime Contracts and Subcontracts.”

(3)	For a discussion of backlog, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Contract Backlog.”

(4)	We calculate DSO by dividing accounts receivable at the end of each quarter, net of billings in excess of revenue, by revenue per day for the quarter. Revenue per day for a quarter is determined by dividing total revenue by 90 days, adjusted for partial periods related to acquisitions and divestitures if necessary.

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RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, in evaluating our Company and the notes. If any of the risks described below actually occurs, our business, financial results and financial condition could be materially adversely affected.

Risks Related to Our Business

Federal Government Contracting Risks: Our largest customer, the U.S. federal government, accounts for the vast majority of our revenue and earnings. Inherent in the government contracting process are unique risks which may materially and adversely affect our business and profitability.

Revenue from services provided as a prime contractor or subcontractor on contracts with federal government clients accounts for approximately 97% of our revenue for the fiscal year ended June 30, 2011. In the federal government market customer relationships involve certain unique risks.

•	A reduction in federal government spending or changes in spending policies or budget priorities. Changes in spending levels and budget priorities may result from changes in U.S. Government leadership, the number of and intensity of and strategy related to military conflicts, the growth of the federal budget deficit, increasing political pressure to reduce overall levels of government spending, disruptions in the U.S. Treasury bond markets, shifts in spending priorities as a result of competing demands for federal funds, in-sourcing efforts aimed at improving the organic capabilities of the federal government, or other factors.

•	The failure by Congress to pass the annual budget on a timely basis may delay funding we expect to receive from clients on work we are already performing and may result in any new initiatives being delayed, and potentially cancelled.

•	A delay by Congress to raise the amount of government debt. The amount of U.S. federal government debt is limited by statute, and this so-called debt ceiling can only be raised by an act of Congress. If Congress does not timely act to raise the debt ceiling when necessary, federal government spending would be subject to reduction, suspension or cancellation.

•	Federal government contracts generally are not fully funded at inception. These contracts typically span one or more base years and multiple option years. Congress generally appropriates funds for these contracts for only one year at a time. The government generally has the unilateral right to reduce or modify contracts or subcontracts, or decline to exercise an option to renew a multi-year contract.

•	We generally encounter intense competition to win federal government contracts. We spend substantial cost and managerial time and effort to prepare bids and proposals for contracts that may not be awarded to us, which may result in reduced profitability. Increased competition in the industry may cause some of the services we provide to become “commoditized” and more competitively priced causing downward pressure on profit margins.

•	Many federal government contract award decisions are subject to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit bids for the contract or in the termination, reduction, or modification of the awarded contract.

•	Government regulations on organizational conflicts of interest, which may limit our ability to compete for or perform certain contracts. The government could determine that an organizational conflict of interest or other conflict of interest, such as a personal conflict of interest, exists. If a conflict is perceived or exists we may be deemed unable to render impartial assistance or advice to the government. Therefore, we may be ineligible to compete for certain procurements as it would create an unfair competitive advantage.

•	Many government contracts require that our employees maintain various levels of security clearances and that we have certain facility security clearances. To the extent we are not able to obtain facility clearances, engage employees with the required security clearances for a particular contract, or maintain connections to controlled government information systems, we may not be able to bid or win new contracts, or effectively re-compete on expiring contracts.

•	Federal government contracts generally allow the government to terminate a contract, with short or no prior notice, for convenience, as well as for default in the event we fail to meet contractual obligations. If a government client terminates one of our contracts for convenience, we would generally be able to recover only our incurred or committed costs, settlement expenses, and profit on work completed prior to the termination. If one of our contracts is terminated for default, we would generally be entitled to payments for our work that has been accepted by the government. A termination for default could expose us to liability for the client’s costs of re-procurement, damage our reputation, and impair our ability to compete for future contracts.

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Security Threats: Our business could be negatively impacted by cybersecurity threats and other disruptions.

Like others in our industry, we continue to face advanced and persistent attacks on our information infrastructure. These may include sophisticated malware introduced through, amongst other methods, phishing emails. When activated, typically by an unknowing recipient, these malware may attempt to surreptitiously capture data input or run malicious software enabling, for example, remote control and possible data exfiltration. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Persistent information infrastructure and cybersecurity threats require significant management attention and resources, and potentially can disrupt our business and may expose sensitive personally identifiable and other critical information of our customers, their employees or our own employees, and other parties with whom we conduct business. Any failure to comply with our network security and data privacy legal and contractual obligations may result in legal actions, contract terminations and payment of damages to impacted parties. Any such failure may also require increased expenditures for information infrastructure security and monitoring and may damage our reputation among our customers and the public, possibly resulting in a material increase in our costs and/or reduction in our revenues.

If the systems that we install fail or have significant delays or errors, or products or services we supply have defects, we may be liable, which could adversely affect our results of operations and harm our reputation.

Many of the systems we develop, install, and maintain involve managing and protecting information used in intelligence, national security, and other sensitive or classified government functions. Some of our contracts provide critical products and services related to aviation, other transportation systems, space communications and other important civil and government functions having potential for significant economic or personal liabilities. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of these systems, or other failure could materially reduce our revenue.

If our solutions, services, products or other applications have defects or errors, are subject to delivery delays or fail to meet our customers’ expectations, we may:

•	Lose revenues due to adverse customer reaction;

•	Be required to provide additional services to a customer at no charge or pay re-procurement costs;

•	Receive negative publicity that could damage our reputation and adversely affect our ability to attract or retain customers;

•	Suffer claims for substantial damages against us; and

•	Face material claims for damage to personal property and injuries including loss of life.

In addition to any costs resulting from product warranties, contract performance or required corrective action, these failures may result in increased costs or loss of revenues if they result in customers postponing subsequently scheduled work, canceling contracts or failing to renew contracts. We may have agreed to indemnify our customers fully for damages and third party claims, we may have failed to obtain or failed to negotiate sufficient contractual limitations of liability, and we may be found liable for material direct, indirect, consequential, or punitive damages.

Compliance with Laws and Regulations: Our failure to comply with complex laws and regulations could cause us to lose business and subject us to a variety of penalties.

We must comply with laws and regulations relating to the formation, administration, and performance of government contracts, which affect how we do business with our government clients and may impose added costs on our business. These laws and regulations are related to, for example, procurement integrity, disclosure of cost and pricing data, allowability of costs, national security, and employment practices. Failure to comply with any of these regulations could result in civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, harm to our reputation, suspension of payments, fines, and suspension or debarment from doing business with the federal government. Among the most significant of these regulations are:

•	the Federal Acquisition Regulation, or FAR, and supplements, which regulate the formation, administration and performance of U.S. Government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations;

•	the False Claims Act, which provides for substantial civil and criminal penalties for violations, including for submission of a false or fraudulent claim to the U.S. Government for payment or approval; and

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•	U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts.

Our employees might engage in misconduct or other improper activities, which could harm our business. Misconduct by employees could include intentional failures to comply with federal government procurement regulations, engaging in unauthorized activities, seeking reimbursement for improper expenses or falsifying time records. Employee misconduct could also involve the improper use of our clients’ sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation. The precautions we take to prevent and detect employee misconduct may not be effective in controlling unknown or unmanaged risks or losses, which could harm our business.

Penalties and Sanctions from Government Audits: Unfavorable government audit results could force us to adjust previously reported operating results and could subject us to a variety of penalties and sanctions.

As a government contractor, we are subject to routine audits and investigations by U.S. government agencies such as the Defense Contract Audit Agency, or the DCAA, and the Inspectors General for various agencies with which we contract in the ordinary course of business. These agencies review, among other things, a contractor’s performance under its contracts, cost structure, pricing practices, and compliance with applicable contracting and procurement laws, regulations and standards, including U.S. Government Cost Accounting Standards. The DCAA also reviews the adequacy of and a contractor’s compliance with its internal control systems and policies, including the contractor’s purchasing, property, estimating, cost accounting, labor, billing, compensation, other management information systems and indirect rates and pricing practices.

Any costs found to be improperly charged or allocated to a government contract or not properly supported with sufficient documentation will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, unilateral reductions of our fees, suspension of payments, fines and suspension or prohibition from doing business with U.S. federal government agencies. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

Contract Estimation and Performance Risk: If we fail to estimate costs accurately or we or our subcontractors fail to effectively perform our contractual obligations, our reputation, our ability to obtain future business, and our revenue and operating results could suffer.

Our contracts are typically awarded through a competitive bidding process. We may lose money on some contracts if, in the bidding process, we underestimate the resources we need to perform under the contract. If we fail to accurately estimate our costs or the time required to complete a contract, the profitability of our contracts may be adversely affected. Specifically, our fixed-priced contracts involve greater financial risk due to the potential for cost overruns. Failure to timely meet contractual requirements under fixed-price contracts or that contain a fixed price component may result in additional costs to satisfy obligations to our customers, reductions in profit, payment of damages or penalties, or termination of the contract.

We often rely significantly upon other companies as subcontractors to perform work we are obligated to deliver to our clients. Subcontractor costs represent approximately 28% of our total cost of services for fiscal 2011. If our subcontractors fail to deliver their services or products on time, or violate government contracting policies, laws or regulations, our ability to complete our contracts may be adversely affected which may have a material and adverse impact on our revenue and profitability. If we are the prime contractor and our subcontractors fail to perform as agreed, we may be liable to our customers for penalties, lost profits and additional costs to satisfy our contractual obligations. These penalties or payments for lost profits may have a material and adverse effect on our profitability and could have a negative impact on our reputation and ability to procure other government contracts in the future.

Employee Hiring and Retention: If we fail to attract and retain qualified employees, we might not be able to staff recently awarded contracts and sustain our profit margins and revenue growth.

As an advanced information technology and technical services company, our business is labor intensive, and, therefore, our ability to attract and retain highly qualified individuals who work well with our clients in a government environment is an important factor in determining our success. Some of our government contracts require us to employ individuals who have particular security clearances issued by the Department of Defense or other government agencies. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to staff recently awarded contracts and to maintain and grow our business could be limited. We are operating in a tight labor market for cleared personnel and, if it continues to tighten, we could be required to engage larger numbers of subcontractor personnel, which could cause our profit margins to suffer.

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Acquisition Risks: If we fail to manage acquisitions successfully, our revenue and operating results may be impaired.

Part of our growth strategy may include pursing acquisitions. Identification and valuation of acquisition targets and closing complicated transactions involve significant risks to our business. In pricing acquisitions, we may make overly optimistic assumptions of future business growth. Our due diligence reviews may not identify all of the material issues necessary to accurately estimate the cost and potential liabilities of a particular acquisition. We may encounter increased competition for acquisitions, which may increase the price of our acquisitions. Additionally, these transactions often require substantial management resources and may divert our attention away from day-to-day operations.

Integrating acquired operations of the acquisitions we choose to complete is a significant challenge and there is no assurance that we will be able to manage the integrations successfully. Failure to successfully integrate acquired operations may adversely affect our cost structure thereby reducing our margins and return on investment. Acquisitions may involve incurrence of additional indebtedness which may constrain further growth and include restrictive financial covenants that, if not complied with, may lead to default. Acquisitions may also increase organizational conflicts of interest, impacting current business and limiting further growth.

In addition, we periodically divest businesses that are no longer part of our ongoing strategic plan. These divestitures may result in losses on disposal of the divested business for a period of time following the transaction. If claims or other costs are incurred following a divestiture our financial results may be adversely affected.

Intellectual Property Risks: We have very limited ability to protect our intellectual property, which is important to our success. Our failure to adequately protect our proprietary information and intellectual property rights could adversely affect our competitive position. In conducting our business, we may infringe the rights of others.

We rely principally on trade secrets to protect much of our intellectual property where patent protection is not feasible and/or copyright protection is not appropriate. However, trade secrets are difficult to protect. Confidentiality agreements may be inadequate to deter or prevent misappropriation of our confidential information. In addition, we may be unable to detect unauthorized use of our intellectual property or otherwise take appropriate steps to enforce our rights. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position. In addition, if we are unable to prevent third parties from infringing or misappropriating our copyrights, trademarks or other proprietary information, our competitive position could be adversely affected. Moreover, use of our trade secrets in performing contracts with the U.S. Government can result in the government obtaining license rights in these trade secrets. We have a limited patent portfolio in the United States and Europe and in some cases our intellectual property rights may be limited to only the United States and certain other jurisdictions. In the course of conducting our business, we might inadvertently infringe the intellectual property rights of others, resulting in claims against us or our customers. Our contracts generally indemnify our customers for third-party claims for intellectual property infringement by the services and products we provide. The expense of defending these claims may adversely affect our financial results.

Our insurance coverage may be inadequate to cover all of our significant risks or our insurers may deny coverage of material losses we incur, which could adversely affect our profitability and financial position.

We attempt to obtain adequate insurance to cover many of our significant risks and liabilities. Not every risk or liability can be protected by insurance, and for insurable risks, the limits of coverage reasonably obtainable in the market may not be sufficient to cover all actual losses incurred. Securing more coverage may impact profitability. Because of the limitations in overall available coverage or our business decisions regarding the amount of coverage that we choose to secure, we may have to bear substantial costs for uninsured losses that could have a material adverse effect on our results of operations and financial position.

We are a defendant in pending litigation which may have a material and adverse impact on our profitability.

We are subject to investigations, audits and reviews relating to compliance with various laws and regulations with respect to our role as a contractor to agencies and departments of the U.S. Government, state, local and foreign governments, and otherwise in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings, we could be faced with penalties, fines, repayments or compensatory damages or could lead to suspension or debarment from future U.S. government contracting. Adverse findings could also have a material adverse effect on us because of our reliance on government contracts. We are subject to periodic audits by state, local, and foreign governments for taxes.

We are also involved in various claims and lawsuits arising in the normal conduct of our business including but not limited to various employment litigation matters and investigations or charges before administrative agencies. We can give no assurance that the outcome of any such matter would not have a material adverse effect on our consolidated financial position, results of operations or cash flows. We are not able to predict the ultimate outcome of these disputes or the actual impact of these matters on our profitability. If we agree to settle these matters or judgments are secured against us, we may incur charges which may have a material and adverse impact on our liquidity and earnings.

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Risks Related to the Exchange Offering and Notes

Our substantial indebtedness could adversely affect our financial health and operating flexibility and your investment in the notes.

We have a substantial amount of indebtedness. As of December 31, 2011, we had approximately $1,245.0 million of senior indebtedness comprised of $845.0 million on our senior secured Term Loan B Facility and $400.0 million of the notes. In addition, we have available approximately $100.0 million of additional borrowing capacity under a five-year senior secured revolving credit facility, or the Revolver. Together the Revolver and the Term Loan B Facility are our “Senior Secured Credit Facilities”.

Our substantial level of indebtedness and other financial obligations increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on, or other amounts due, in respect of our indebtedness, including the notes. Our substantial debt could also have other significant consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and other debt;

•	increase our vulnerability to general adverse economic, competitive and industry conditions;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements, acquisitions, general corporate purposes or other purposes on satisfactory terms, or at all;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

•	expose us to the risk of increased interest rates as certain of our borrowings, including borrowings under our Senior Secured Credit Facilities, will be at variable rates of interest;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	limit our planning flexibility for, or ability to react to, changes in our business and the industries in which we operate;

•	limit our ability to adjust to changing market conditions, react to competitive pressures and adverse changes in government regulation;

•	limit our ability or increase the costs to refinance indebtedness;

•	limit our ability to enter into hedging transactions by reducing the number of counterparties with whom we can enter into such transactions, as well as the volume of those transactions; and

•	place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

If we fail to make any required payment under our Senior Secured Credit Facilities or to comply with any of the operating covenants included therein, we will be in default. Lenders under such facilities could accelerate the maturity of the indebtedness and foreclose upon our and our subsidiaries’ assets securing such indebtedness. Other creditors might then accelerate other indebtedness. If any of our creditors accelerate the maturity of their indebtedness, we may not have sufficient assets to satisfy our obligations under the Senior Secured Credit Facilities or our other indebtedness, including the notes.

Despite current indebtedness levels, we and our subsidiaries may incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may incur substantial additional indebtedness in the future, including indebtedness incurred in connection with future acquisition or combination transactions. Although the indenture governing the notes and our Senior Secured Credit Facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Any additional secured borrowings would effectively be senior to the notes and the related guarantees to the extent of the value of the assets securing such indebtedness. Moreover, the indenture governing the notes does not impose limitation on our incurrence of liabilities that are not considered “Indebtedness” under the indenture See the last paragraph of “Description of Notes—Certain Covenants—Limitation on Restricted Payments.” If we incur additional debt, the risks associated with our substantial leverage, including our possible inability to service our debt, would increase.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

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Our ability to make payments on and refinance our debt, including the notes, amounts borrowed under our Senior Secured Credit Facilities and other financial obligations, and to fund our operations will depend on our ability to generate substantial operating cash flow. Our cash flow generation will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our Senior Secured Credit Facilities or otherwise in amounts sufficient to enable us to service our indebtedness, including the notes and borrowings under our Senior Secured Credit Facilities, or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. Any of these remedies may not, if necessary, be effected on commercially reasonable terms, or at all. In addition, the indenture governing the notes and the credit agreement governing our Senior Secured Credit Facilities restrict us from adopting any of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Senior Secured Credit Facilities and the indenture that governs the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts on the notes.

Your right to receive payments on the notes is junior to that of lenders who have a security interest in our and our subsidiaries’ assets.

The indenture governing the notes permits us to incur certain secured indebtedness, including indebtedness under the Senior Secured Credit Facilities. Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes will be unsecured, but our obligations under our Senior Secured Credit Facilities and each guarantor’s obligations under their respective guarantees of the Senior Secured Credit Facilities are secured by a security interest in substantially all of our and our guarantors’ assets, including pledges of all or a portion of the capital stock of our and our guarantors’ subsidiaries. If we are declared bankrupt or insolvent, or if we default under our Senior Secured Credit Facilities, the lenders could declare all of the funds borrowed thereunder, together with any accrued and unpaid interest, immediately due and payable. If we are unable to repay such indebtedness, the lenders could foreclose on or otherwise enforce the pledged assets to the exclusion of holders of the notes and the guarantees on the notes, even if an event of default exists under the indenture at such time. Furthermore, if the lenders foreclose on and sell or otherwise enforce the pledged equity interests in any guarantor, then such guarantor will be released from its guarantee of the notes automatically upon such sale if the guarantor is no longer a subsidiary of ours, provided that such sale is made in compliance with the provisions of the indenture.

In any such event, because the notes and the guarantees of the notes will not be secured by any of our or our guarantors’ assets, it is possible that there would be no assets remaining from which claims of the holders of notes could be satisfied or, if any assets remained, that they would be insufficient to satisfy such claims fully. See “Description of Other Indebtedness.”

Not all of our existing subsidiaries are guarantors and we may have non-guarantor subsidiaries in the future. The notes will be structurally subordinated to the liabilities of our non-guarantor subsidiaries.

None of our future foreign subsidiaries or our domestic subsidiaries that do not guarantee our indebtedness under the Senior Secured Credit Facilities or certain other debt are, or will be guarantors of the notes. In the event of a bankruptcy, liquidation or reorganization of any such non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, we may not have sufficient assets to fully repay the notes.

We may not be able to raise the money necessary to finance the change of control offer required by the indenture.

Upon the occurrence of a change of control as defined in the indenture governing the notes, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes and we may be required to secure third-party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. Further, we may be contractually restricted under the terms of our Senior Secured Credit Facilities from repurchasing all of the notes tendered by holders of the notes upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our Senior Secured Credit Facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture that will govern the notes offered hereby and a cross-default under the Senior Secured Credit Facilities. If any change of control occurs, we cannot assure you that we will have sufficient funds to satisfy all of our debt obligations. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

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The change of control provisions in the indenture that govern the notes may not protect holders of the notes in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture that will govern the notes offered hereby. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture that will govern the notes offered hereby to trigger our obligation to repurchase the notes. Except as otherwise described above, the indenture that governs the notes does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. If an event occurs that does not constitute a “Change of Control” as defined in the indenture that will govern the notes offered hereby, we will not be required to make an offer to repurchase the notes and holders may be required to continue to hold notes despite the event. See “Description of Certain Indebtedness” and “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Noteholders may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all of our assets to another person may be uncertain.

We are subject to certain fraudulent transfer and conveyance statutes that may have adverse implications for the holders of the notes.

Under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of our unpaid creditors, a court could avoid (cancel) or subordinate the notes or the guarantee of any subsidiary guarantor to our or the subject subsidiary guarantor’s presently existing and future indebtedness and take other action detrimental to the holders of the notes, including, under certain circumstances, invalidating the notes or the applicable guarantee. For a fraudulent conveyance claim to succeed, the claimant generally must show that at the time the obligation was incurred, the obligor did so with the intent of hindering, delaying or defrauding current or future creditors, or receiving less than reasonably equivalent value or fair consideration for issuing the notes or incurring the guarantee, as applicable, and:

•	was insolvent or was rendered insolvent by reason of the incurrence of the obligation;

•	was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, an obligor would be considered insolvent if, at the time it incurs the obligation, either:

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

We cannot give you any assurance as to what standards a court would use to determine whether we or a subsidiary guarantor were solvent at the relevant time, or whether, whatever standard is used, the notes or the applicable guarantee would not be avoided on another of the grounds described above.

On the basis of historical financial information, recent operating history, and other factors, we believe that we will not be insolvent nor rendered insolvent thereby, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. However, courts may apply different standards in making these determinations or a court may not agree with our conclusions in this regard.

The interests of our indirect parent, Sterling Holdco, and its controlling shareholders may differ from the interests of the holders of the notes.

The interests of our indirect parent, Sterling Holdco, and/or its controlling shareholders, the PEP Funds, may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Sterling Holdco and/or its controlling shareholders might conflict with your interests as a note holder. The PEP Funds and their respective affiliates may also have an interest in pursuing acquisitions, combinations, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a note holder. Additionally, the indenture governing the notes permits us to pay advisory fees, dividends or make other restricted payments under certain circumstances, and the controlling shareholders may have an interest in our doing so.

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The PEP Funds and their respective affiliates are in the business of making investments in companies, and may from time to time in the future, acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. You should consider that the interests of these holders may differ from yours in material respects. See “Certain Relationships and Related Party Transactions,” “Description of Other Indebtedness” and “Description of Notes.” In addition, to the extent that the PEP Funds or their affiliates own or acquire a material or substantial interest in one or more companies that provide services or products to the U.S. government, our affiliation with any such company through the PEP Funds could create organizational conflicts of interest and similar issues for us under federal procurement laws and regulations.

Because there is no public market for the exchange notes, you may not be able to resell your notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and we do not intend to list the notes on any securities exchange or include them in any automated quotation system. There can be no assurance as to the liquidity of any trading market that may develop; the ability of holders to sell their exchange notes; or the price at which the holders would be able to sell their exchange notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the notes. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes and the interest of securities dealers in making a market in the notes, our operating performance and financial condition, our prospects or the prospects for companies in our industry generally and other factors, including those described herein.

If you fail to exchange your old notes, they will continue to be restricted securities and may become less liquid.

Notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the private notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering.” Because we anticipate that most holders of the old notes will elect to exchange their outstanding notes, we expect that the liquidity of the market for the old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the outstanding private notes at maturity. Further, following the exchange offer, if you did not tender your old notes, you generally will not have any further registration rights, and such notes will continue to be subject to certain transfer restrictions.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act, and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for private notes that it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your old notes only if you properly tender such notes before expiration of the exchange offer. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender on your behalf.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, including us. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

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The lenders under the Senior Secured Credit Facilities will have the discretion to release the guarantors under the senior secured credit agreement in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under the Senior Secured Credit Facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes offered hereby, at the discretion of lenders under the Senior Secured Credit Facilities, if the related guarantor is no longer a guarantor of obligations under the Senior Secured Credit Facilities or certain of our other debt. See “Description of Notes.” The lenders under the Senior Secured Credit Facilities will have the discretion to release the guarantees under the Senior Secured Credit Facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders. See “Description of Notes—Subsidiary Guarantees.”

Restrictive covenants in the Senior Secured Credit Facilities and the indenture may restrict our ability to pursue our business strategies.

Our Senior Secured Credit Facilities and the indenture governing the notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long term best interests. These agreements governing our indebtedness include covenants restricting, among other things, our ability to:

•	incur additional indebtedness;

•	create liens;

•	engage in mergers or consolidations;

•	sell or transfer assets, including capital stock of our subsidiaries;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, including acquisitions, loans, advances or guarantees;

•	prepay the notes and certain subordinated indebtedness;

•	engage in certain transactions with affiliates;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries; and

•	amend material agreements governing the notes and certain subordinated indebtedness.

In addition, our revolving credit facility will require us to maintain a maximum net senior secured leverage ratio.

A breach of any covenant contained in either our Senior Secured Credit Facilities or the indenture governing the notes could result in a default under those agreements. If any such default occurs, the lenders under our Senior Secured Credit Facilities or the holders of the notes, as the case may be, may elect (after the expiration of any applicable notice or grace periods) to declare all outstanding borrowings, together with accrued and unpaid interest and other amounts payable thereunder, to be immediately due and payable. In addition, a default under the indenture governing the notes would cause a default under the Senior Secured Credit Facilities, and the acceleration of debt under the Senior Secured Credit Facilities or the failure to pay that debt when due would cause a default under the indenture governing the notes (assuming the amount of that debt is in excess of $25.0 million). The lenders under our Senior Secured Credit Facilities also have the right upon an event of default thereunder to terminate any commitments they have to provide further borrowings. Further, following an event of default under our Senior Secured Credit Facilities, the lenders under these facilities will have the right to proceed against the collateral granted to them to secure that debt, which includes the available cash of our subsidiaries that guarantee the Senior Secured Credit Facilities. If the debt under our Senior Secured Credit Facilities or the notes offered hereby becomes due and payable, our assets may not be sufficient to repay in full that debt or any other debt that may become due as a result of that acceleration.

Notwithstanding the restrictions on our ability to pay dividends, redeem or purchase capital stock and make certain other restricted payments, the indenture governing the notes will allow us to make significant restricted payments in certain circumstances. See “Description of Notes—Certain Covenants—Limitation on Restricted Payments.”

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our Senior Secured Credit Facilities are at variable rates of interest and expose us to interest rate risk. As of December 31, 2011, we had outstanding total indebtedness, that bears interest at variable rates, of approximately $1,245.0 million. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. We utilize interest rate derivatives to add stability to interest expense and to manage our exposure to interest rate movements.

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EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the issuance of the old notes, we and the guarantors of the notes entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as representatives of the initial purchasers of the old notes. Under that agreement, we agreed to use commercially reasonable efforts to file a registration statement related to the exchange of old notes for exchange notes with the SEC and to cause the registration statement to become effective under the Securities Act on or prior to the 365th day after July 20, 2011. We will offer the exchange notes (and the related note guarantees) in return for the old notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) after the date we deliver notice of the exchange offer to the holders of old notes.

We and the guarantors filed the registration statement of which this prospectus forms a part in compliance with the obligations under this registration rights agreement. For each old note surrendered to us under the exchange offer, the holders of old notes will receive an exchange note of equal principal amount. The exchange notes will have terms substantially identical to the old notes except the exchange notes will not contain terms with respect to transfer restrictions and registration rights, and we will not be obligated to pay additional interest as described in the registration rights agreement. A holder of old notes that participates in the exchange offer will be required to make certain representations to us (as described in the registration rights agreement). We and the guarantors will use our reasonable best efforts to complete the exchange offer not later than 60 days after the exchange offer registration statement becomes effective.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective for a period of two years or such until such time as all of the old notes (a) have been sold thereunder or (b) can be sold under Rule 144 of the Securities Act, without any limitations. These circumstances include:

•	because of any change in current law or SEC policy, we are not permitted to effect this exchange offer;

•	the registration statement of which this prospectus forms a part is not declared effective by the 365th date after July 20, 2011; or

•	in certain circumstances, any initial purchaser so requests in connection with any offer or sale of old notes.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The old notes may not be sold under state securities laws unless the shares have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirement is available. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

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Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under this exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and we will not be obligated to pay additional interest as described in the registration rights agreement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, the old notes and the exchange notes will be treated as a single class of debt securities under the indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $400.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the applicable indenture relating to the notes.

We will be deemed to have accepted for exchange properly tendered notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders.

Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain Conditions to this Exchange Offer.”

Holders who tender old notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in this exchange offer.

Expiration Date; Extensions; Amendments

This exchange offer will expire at 12:00 Midnight, New York City time at the end of June 22, 2012, unless in our sole discretion, we extend it. The exchange notes issued pursuant to this exchange offer will be delivered promptly following the expiration date to the holders who validly tender their old notes.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes, to extend this exchange offer or to terminate this exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “— Certain Conditions to this Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend this exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and will extend this exchange offer to the extent required by law, if necessary. Generally, we must keep this exchange offer open for at least five business days after a material change. Pursuant to Rule 13e-4(e)(3) under the Exchange Act, if we increase or decrease the percentage of old notes being sought, we will extend this exchange offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the notes. We currently do not intend to decrease the percentage of old notes being sought.

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Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to this Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that prior to the expiration of the exchange offer has not made:

•	the representations described under “— Purpose and Effect of this Exchange Offer”, “— Procedures for Tendering” and “Plan of Distribution,” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension of the expiration date to the registered holders of the old notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this exchange offer. If we waive any of these conditions to the exchange offer, we expect that such waiver will apply equally to all holders of the old notes tendered in the exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this exchange offer. There are no dissenters’ rights of appraisal applicable to this exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

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•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	The exchange agent must receive old notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that it is tendering old notes that are the subject of such book-entry confirmation;

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•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it had no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

•	it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate of ours, that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•	it is not prohibited by any law or policy of the SEC from participating in this exchange offer;

•	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•	if such holder is a broker-dealer, it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

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o	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

o	stating that the tender is being made thereby; and

o	guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “— Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust, National Association has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

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By registered mail, certified mail:	By regular mail or overnight courier:	By Hand:
c/o Wilmington Trust Company	c/o Wilmington Trust Company	c/o Wilmington Trust Company
Corporate Capital Markets	Corporate Capital Markets	Corporate Capital Markets
Rodney Square North	Rodney Square North	Rodney Square North
1100 North Market Street	1100 North Market Street	1100 North Market Street
Wilmington, Delaware 19890-1626	Wilmington, Delaware 19890-1626	Wilmington, Delaware 19890-1626

By Facsimile: (302) 636-4139

For Information or Confirmation by Telephone: Sam Hamed at (302) 636-6181

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; o

•	a transfer tax is imposed for any reason other than the exchange of old notes under this exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

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•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We have capitalized the expenses related to the original debt offering as deferred financing costs and will expense these costs over the life of the exchange notes. Any additional costs incurred related to the exchange offer will be expensed.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

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USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the old notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not be subject to transfer restrictions, and will not have registration rights or accrue additional interest. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

The net proceeds that we received from the sale of the old notes on July 20, 2011 was approximately $381.5 million, after deducting the underwriting discount and offering expenses payable by us. The net proceeds from the offering and sale of the old notes was used, together with other funding and cash on hand, to finance the aggregate merger consideration in connection with the Transaction.

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SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth selected historical consolidated financial and operating data for our business. The selected consolidated financial and operating data are presented for two periods: Predecessor and Successor, which relate to the period from July 1 to July 20, 2011 and all periods preceding July 1, 2011 (preceding the Transaction) and the period July 21 to December 31, 2011 (succeeding the Transaction), respectively. We have derived the selected consolidated statement of operations data for the fiscal years ended June 30, 2009, 2010 and 2011 and the consolidated balance sheet data at June 30, 2010 and 2011 from our historical audited consolidated financial statements appearing elsewhere in this prospectus. We have derived the selected consolidated statement of operations data for the fiscal years ended June 30, 2007 and 2008 and the consolidated balance sheet data at June 30, 2009 from our historical consolidated financial statements, which are not included in this prospectus.

In fiscal 2012, we began separately disclosing amortization of intangible assets and transaction costs in our statements of operations.  All prior period balances have been reclassified to conform to the current period presentation.

We have derived the unaudited selected consolidated financial data for the six months ended December 31, 2010 from our historical unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. We have derived the unaudited selected consolidated financial data at December 31, 2011 and for the period from July 21, 2011 through December 31, 2011 from our historical unaudited balance sheet and statement of operations appearing elsewhere in this prospectus. We have derived the unaudited selected consolidated balance sheet data at December 31, 2010 from our historical unaudited condensed consolidated balance sheet data at December 31, 2010, which are not included in this prospectus. In the opinion of our management, our unaudited condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of our operations and cash flows.

We made the decision to divest our Era Systems, or Era, and Global Clinical Development, or GCD, businesses during fiscal 2011. We sold the airport operations solutions component of Era in the second quarter of fiscal 2011 and Era’s foreign air traffic management and military and security component in the second quarter of fiscal 2012. The remainder of Era’s operations has been shut down. We also sold the GCD business in the first quarter of fiscal 2012. While these businesses have been sold or shut down, we will continue to incur some costs related to the dissolution of legal entities. Additionally, certain customary indemnification obligations related to the sales still exist.

All financial data presented below are from continuing operations (unless otherwise noted) and reflect the presentation of Era and GCD as discontinued operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Discontinued Operations.”

The selected financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

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	Predecessor								Successor
						Six Months			July 21, 2011
						Ended	July 1, 2011		through
	Year Ended June 30,					December 31,	through		December 31,
	2007	2008	2009	2010	2011	2010	July 20, 2011		2011
	(dollars in thousands)
Statement of Operations Data:
Revenue	$1,268,872	$1,462,650	$1,463,931	$1,614,532	$1,704,991	$838,422	$99,308		$755,764
Operating costs and expenses:
Cost of services	983,535	1,119,940	1,104,384	1,224,768	1,283,878	632,424	78,550		576,247
Selling, general and administrative	171,325	197,135	221,419	223,385	242,976	124,358	13,721		96,589
Depreciation and amortization of property and equipment	14,428	15,210	15,863	16,712	15,432	7,671	837		6,751
Amortization of intangible assets	6,759	9,087	8,283	7,418	8,551	3,925	442		43,154
Sale of Constella Futures Holding, LLC	-	-	(1,939)	1,889	-	-	-		-
Transaction costs	-	-	-	-	8,373	514	68,069		228
Total operating costs and expenses	1,176,047	1,341,372	1,348,010	1,474,172	1,559,210	768,892	161,619		722,969
Operating income (loss)	92,825	121,278	115,921	140,360	145,781	69,530	(62,311)		32,795
Interest expense	(35)	(3,288)	(5,104)	(1,202)	(859)	(316)	(19)		(48,947)
Interest income	6,311	4,238	2,245	1,838	741	595	13		59
Gain on sale of Mantas, Inc.	3,674	892	-	-	-	-	-		-
Income (loss) from continuing operations before income taxes	102,775	123,120	113,062	140,996	145,663	69,809	(62,317)		(16,093)
Provision for (benefit from) income taxes	39,345	48,739	44,710	52,075	53,991	26,601	(18,462)		(5,678)
Income (loss) from continuing operations	$63,430	$74,381	$68,352	$88,921	$91,672	$43,208	$(43,855)		$(10,415)
Balance Sheet Data (as of period end):
Cash and cash equivalents	$212,034	$229,260	$74,683	$98,113	$171,758	$60,602	N/A	(6)	$46,052
Working capital (1)	297,085	361,058	192,065	235,416	313,418	200,944	N/A	(6)	159,692
Total assets	847,684	1,111,704	931,007	944,750	1,133,448	1,035,098	N/A	(6)	2,236,212
Long-term debt	-	150,000	75,000	-	-	-	N/A	(6)	1,216,820
Total stockholders’ equity	625,455	692,936	741,620	771,563	861,043	814,697	N/A	(6)	491,782
Other Financial Data:
Net cash provided by (used) in:
Operating activities (2)	$122,444	$83,797	$90,636	$96,700	$176,575	$63,787	$43,136		$(17,060)
Investing activities (2)	(101,206)	(199,585)	(142,408)	(1,182)	(115,848)	(102,447)	(1,876)		(1,732,844)
Financing activities (2)	17,232	133,014	(100,878)	(71,433)	12,821	931	505		1,582,602
Depreciation and amortization	21,187	24,297	24,146	24,130	25,700	12,425	1,382		50,774
Capital expenditures (2)	(12,624)	(10,763)	(15,057)	(13,366)	(19,493)	(9,338)	(1,876)		(7,283)
Other Operating Data:
Funded backlog (3)	$600,400	$698,800	$721,300	$724,400	$778,900	$950,800	N/A	(6)	$827,000
Unfunded backlog (3)	2,809,800	3,157,300	3,258,400	3,646,800	3,481,800	3,821,800	N/A	(6)	3,222,000
Total backlog (3)	$3,410,200	$3,856,100	$3,979,700	$4,371,200	$4,260,700	$4,772,600	N/A	(6)	$4,049,000
Days sales outstanding (4)	68	76	72	69	69	71	N/A	(6)	70
Ratio of earnings to fixed
charges (5)	7.9	6.8	6.1	8.7	8.4	8.5	-		-

(1)	Working Capital is defined as total current assets (excluding current assets of discontinued operations) minus total current liabilities (excluding current liabilities of discontinued operations).

(2)	Includes results of discontinued operations.

(3)	For a discussion of backlog, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Metrics—Contract Backlog.”

(4)	We calculate DSO by dividing accounts receivable at the end of each quarter, net of billings in excess of revenue, by revenue per day for the quarter. Revenue per day for a quarter is determined by dividing total revenue by 90 days, adjusted for partial periods related to acquisitions and divestitures if necessary.

(5)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges include: interest expense (including amortization of original issue discount and debt issuance costs) and the portion of operating rental expense that our management believes is representative of the interest component of rent expense. Earnings for the period from July 1, 2011 through July 20, 2011 and July 21, 2011 through December 31, 2011 were inadequate to cover fixed charges by $62.3 million and $16.1 million, respectively.

(6)	This data was either not compiled as of July 20, 2011 or is not meaningful.

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Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma statements of operations have been derived from our historical financial statements included elsewhere in this prospectus, adjusted to give pro forma effect as if the Transaction had occurred on July 1, 2010.

The pro forma statement of operations for the six months ended December 31, 2011 was derived using the mathematical combination of the Successor period, which relates to the period July 21 to December 31, 2011, and Predecessor period, which relates to the period July 1 to July 20, 2011. Although the combination of the Predecessor and Successor income statements does not comply with generally accepted accounting principles, or GAAP, we believe that it provides a meaningful method of comparison.

The unaudited pro forma statements of operations include adjustments directly attributable to the Transaction that are expected to have a continuing impact on our business. The pro forma adjustments, as well as assumptions underlying such adjustments, are described in the accompanying notes, which should be read in conjunction with these statements. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma statements of operations are for informational purposes only and do not purport to represent our results of operations had the Transaction actually occurred as of July 1, 2010 or of the results that we would have achieved after the Transaction, nor does such information purport to project the results of operations for any future period.

The historical results for each of SENTECH, Inc., or Sentech, and Platinum Solutions, Inc., or Platinum, which we acquired on July 16, 2010 and November 16, 2010, respectively, for the periods prior to our acquisitions of such companies have not been included in the unaudited pro forma condensed statement of operations for each of the fiscal year ended June 30, 2011 and the six months ended December 31, 2010 and 2011 as they are not considered to be material.

We made the decision to divest our Era Systems, or Era, and Global Clinical Development, or GCD, businesses during fiscal 2011. We sold the airport operations solutions component of Era in the second quarter of fiscal 2011 and Era’s foreign air traffic management and military and security component in the second quarter of fiscal 2012. The remainder of Era’s operations has been shut down. We also sold the GCD business in the first quarter of fiscal 2012. While these businesses have been sold or shut down, we will continue to incur some costs related to the dissolution of legal entities. Additionally, certain customary indemnification obligations related to the sales still exist.

All financial data contained in these unaudited pro forma statements of operations are from continuing operations and exclude the results of our Era and GCD businesses which are presented as discontinued operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Discontinued Operations.”

The unaudited pro forma statement of operations should be read in conjunction with the information included in this prospectus under the captions “Selected Consolidated Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our historical consolidated financial statements and related notes thereto.

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SRA INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Fiscal Year Ended June 30, 2011

	Fiscal Year Ended June 30, 2011
	Historical	Adjustments		Pro Forma
	(in thousands)

Revenue	$1,704,991	$-		$1,704,991
Operating costs and expenses:
Cost of services	1,283,878	-		1,283,878
Selling, general and administrative expenses	242,976	-		242,976
Depreciation and amortization of property and equipment	15,432	-		15,432
Amortization of intangible assets	8,551	88,244	(a)	96,795
Transaction costs	8,373	(8,373	)(b)	-
Operating income	145,781	(79,871)		65,910
Interest expense	(859)	(108,723	)(c)	(109,582)
Interest income	741	-		741
Income (loss) from continuing operations before income taxes	145,663	(188,594)		(42,931)
Provision for (benefit from) income taxes	53,991	(72,374	)(d)	(18,383)
Income (loss) from continuing operations	$91,672	$(116,220)		$(24,548)

(a)	Estimates the impact on amortization as if purchase accounting was applied as of the first day of fiscal 2011.

(b)	Eliminates legal, accounting and other expenses incurred in connection with the Transaction, which are considered non-recurring in nature.

(c)	Represents estimated interest expense of $101.4 million and estimated amortization of debt issuance costs of $7.3 million related to our Senior Secured Credit Facilities and the notes.

(d)	Adjustment to remove historical provision for income taxes and record the pro forma tax provision using an estimated effective tax rate of 42.8%. The effective tax rate was recalculated to reflect the pro forma adjustments above as well as limits on our tax-deductible interest expense as a result of the Transaction.

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SRA INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended December 31, 2010

	Six Months Ended December 31, 2010
	Historical	Adjustments		Pro Forma
	(in thousands)

Revenue	$838,422	$-		$838,422
Operating costs and expenses:
Cost of services	632,424	-		632,424
Selling, general and administrative expenses	124,358	-		124,358
Depreciation and amortization of property and equipment	7,671	-		7,671
Amortization of intangible assets	3,925	44,502	(a)	48,427
Transaction costs	514	(514	)(b)	-
Operating income	69,530	(43,988)		25,542
Interest expense	(316)	(54,395	)(c)	(54,711)
Interest income	595	-		595
Income (loss) from continuing operations before income taxes	69,809	(98,383)		(28,574)
Provision for (benefit from) income taxes	26,601	(37,423	)(d)	(10,822)
Income (loss) from continuing operations	$43,208	$(60,960)		$(17,752)

(a)	Estimates the impact on amortization as if purchase accounting was applied as of the first day of fiscal 2011.

(b)	Eliminates legal, accounting and other expenses incurred in connection with the Transaction, which are considered non-recurring in nature.

(c)	Represents estimated interest expense of $50.7 million and estimated amortization of debt issuance costs of $3.7 million related to our Senior Secured Credit Facilities and the notes.

(d)	Adjustment to remove historical provision for income taxes and record the pro forma tax provision using an estimated effective tax rate of 37.9%. The effective tax rate was recalculated to reflect the pro forma adjustments above as well as limits on our tax-deductible interest expense as a result of the Transaction.

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SRA INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended December 31, 2011

	Six Months Ended December 31, 2011
	Combined (a)	Adjustments		Pro Forma
	(in thousands)

Revenue	$855,072	$-		$855,072
Operating costs and expenses:
Cost of services	654,797	-		654,797
Selling, general and administrative expenses	110,310	-		110,310
Depreciation and amortization of property and equipment	7,588	-		7,588
Amortization of intangible assets	43,596	4,202	(b)	47,798
Transaction costs	68,297	(68,297	)(c)	-
Operating (loss) income	(29,516)	64,095		34,579
Interest expense	(48,966)	(5,406	)(d)	(54,372)
Interest income	72	-		72
Loss from continuing operations before income taxes	(78,410)	58,689		(19,721)
Benefit from income taxes	(24,140)	17,074	(e)	(7,066)
Loss from continuing operations	$(54,270)	$41,615		$(12,655)

(a)	Represents the combination of historical results for the period from July 1, 2011 through July 20, 2011 (Predecessor) and for the period from July 21, 2011 through December 31, 2011 (Successor). See note on page 38.

(b)	Estimates the impact on amortization as if purchase accounting was applied as of the first day of fiscal 2011.

(c)	Eliminates legal, accounting and other costs incurred in connection with the Transaction, which are considered non-recurring in nature.

(d)	Represents estimated interest expense of $5.0 million and estimated amortization of debt issuance costs of $0.4 million related to our Senior Secured Credit Facilities and the notes.

(e)	Adjustment to remove historical provision for income taxes and record the pro forma tax provision using an estimated effective tax rate of 35.8%. The effective tax rate was recalculated to reflect the pro forma adjustments above as well as limits on our tax-deductible interest expense as a result of the Transaction.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

The discussion and analysis that follows is organized to:

•	provide an overview of our business;
•	describe selected key metrics evaluated by management;
•	explain our critical accounting policies and estimates;
•	describe certain line items in our statements of operations;
•	explain the year-over-year trends in our results of operations; and
•	describe our liquidity and capital resources.

Readers who are not familiar with our company or the financial statements of federal government information technology, or IT, service providers should closely review the "Description of Critical Accounting Estimates," and the "Description of Statement of Operations Items," sections in this discussion and analysis. These sections provide background information that can help readers, in part, understand and analyze our financial information.

The following discussion may contain forward-looking statements based upon current expectations and related to future events and our future financial performance that reflects our plans, estimates and beliefs and involve risks and uncertainties. Our actual results and timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a leading provider of technology and strategic consulting services and solutions primarily to U.S. federal government organizations. Founded in 1978, we are dedicated to solving complex problems for our clients by providing IT services, systems and solutions that enable mission performance, improve efficiency of operations or reduce operating costs. Our service offerings include systems design, development and integration; cyber security and information assurance; outsourcing and managed services and strategic consulting. We currently serve more than 250 federal government organizations, across national security, civil government and health markets, many of which we have served for over 20 years. Together, these organizations represent approximately 97% of our revenue for fiscal 2011. Our revenue and Adjusted EBITDA for the last twelve month period, or the LTM Period, were $1,721.6 million and $202.3 million, respectively. For a reconciliation of Adjusted EBITDA to net income, see the section entitled “Items Affecting the Comparability of our Operating Results.”

The Transaction

On March 31, 2011, we entered into an Agreement and Plan of Merger with affiliates of Providence, whereby we became an indirect wholly-owned subsidiary of Sterling Holdco, which is controlled by the PEP Funds, which we refer to as the Transaction.

The Transaction and related fees were financed through equity contributions, together with borrowings under a senior secured term loan facility, proceeds from issuance of the old notes, issuance of a promissory note, and cash on hand. We entered into senior secured credit facilities consisting of an $875 million term loan B facility, or the Term Loan B Facility, and a $100 million senior secured revolving credit facility, or the Revolver and together with the Term Loan B Facility, the Senior Secured Credit Facilities. Additionally, we issued $400 million aggregate principal amount of the old notes. The PEP Funds invested cash of approximately $394 million and Dr. Ernst Volgenau rolled over equity in the predecessor entity of $150 million in return for which he received $120 million in equity and a promissory note. The promissory note was issued for a principal amount up to $30 million, repayable solely based on proceeds from planned divestitures. We expect to pay $17 million for this note, based on the total net proceeds and tax benefits related to the disposal of the discontinued operations. During the six months ended December 31, 2011, $12 million of this note was paid.

Refer to Note 2 of our condensed consolidated financial statements as of and for the period ended December 31, 2011 included elsewhere in this prospectus for further discussion of the Transaction.

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Presentation

The accompanying condensed consolidated statements of operations and cash flows are presented for the Predecessor and the Successor, which relate to the period from July 1 to July 20, 2011 and all periods preceding July 1, 2011 (preceding the Transaction) and the period July 21 to December 31, 2011 (succeeding the Transaction), respectively. We have prepared our discussion of the results of operations by comparing the mathematical combination of the Successor and Predecessor period in the six months ended December 31, 2011 to the results of operations for the six months ended December 31, 2010. Although the combination of the Predecessor income statement for the period July 1, 2011 to July 20, 2011 with the Successor income statement for the period of July 21, 2011 to December 31, 2011 does not comply with generally accepted accounting principles, or GAAP, we believe that it provides a meaningful method of comparison. We have also prepared our discussion of all operating metrics based on the combination of Successor and Predecessor results in the six months ended December 31, 2011 compared to the Predecessor results in the six months ended December 31, 2010. We believe this combination of results for the Predecessor entity and Successor entity periods facilitates an investor’s understanding of our results of operations and changes in our results of operations by making the two periods more comparable. This combination should not be used in isolation or substituted for the separate Predecessor entity and Successor entity results, nor do the combined results reflect our Predecessor results on a comparative or pro forma basis.

Business Environment and Outlook

The federal government operated under a continuing resolution through most of the first half of our fiscal 2012. Generally, during a continuing resolution, funding on existing contracts is limited to prior government fiscal year levels and new initiatives are not funded until an appropriations bill or its equivalent is enacted. Though the Consolidated Appropriations Act of 2012 was signed by the President on December 23, 2011, we expect the delays in approving the federal government’s fiscal 2012 appropriations bills along with declining budgets will have a negative effect on our fiscal 2012 financial results.

On August 2, 2011, the President signed into law the Budget Control Act of 2011, or the Act, which raised the debt ceiling and set discretionary spending caps for ten years beginning with government fiscal year, or GFY, 2012. As part of the Act, a Super Committee, or the Committee, was created to find an additional $1.5 trillion in deficit reductions. The Committee’s inability to agree on a plan triggered automatic cuts of $1.2 trillion scheduled to begin in January 2013. There is uncertainty as to whether the cuts will survive the upcoming presidential election and additional procurement delays, cancellations, and renegotiations are expected as agency officials await resolution.

While we expect the federal government to make continued investments in areas such as cyber security, operating efficiency, intelligence, surveillance and reconnaissance, and to continue supporting the intelligence community as well as special forces capabilities, we maintain our belief that the constrained government spending environment will result in modest market growth for the foreseeable future requiring an increase in market share to achieve more robust growth.

Discontinued Operations

We made the decision to divest our Era Systems, or Era, and Global Clinical Development, or GCD, businesses during fiscal 2011. We sold the airport operations solutions, or AOS, component of Era in the second quarter of fiscal 2011 and Era’s foreign air traffic management and military and security component in the second quarter of fiscal 2012. The remainder of Era’s operations has been shut down. We also sold the GCD business in the first quarter of fiscal 2012. While these businesses have been sold or shut down, we will continue to incur some costs related to the dissolution of legal entities. Additionally, certain customary indemnification obligations related to the sales still exist.

The Era and GCD businesses are presented as discontinued operations. All financial data contained herein are from continuing operations unless otherwise specified.

Key Metrics

We manage and assess the performance of our business by evaluating a variety of metrics. Selected key metrics are discussed below.

Revenue

Total revenue growth is a measure of how successful we are at growing and developing our business, including the effect of acquisitions and divestitures. Our organic revenue growth rate is a metric used by management in an attempt to isolate how effectively we are growing our core business, adjusting for acquisitions and divestitures.

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We calculate organic revenue growth by adjusting for the impact of acquisitions or divestitures as if the businesses had been acquired or divested on the first day of the periods presented. We believe that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of our business.

The table below sets forth organic growth rates for the periods presented (dollars in thousands):

	Predecessor
	Fiscal Year Ended June 30,
	2009	2010	% Change

Revenue	$1,463,931	$1,614,532	10.3%
Plus: Revenue of acquired companies for the pre-acquisition period	51,346	81,929
Less: Revenue of divested companies for the pre-disposition period	(11,940)	-
Organic revenue	$1,503,337	$1,696,461	12.8%

	Predecessor
	Fiscal Year Ended June 30,
	2010	2011	% Change

Revenue	$1,614,532	$1,704,991	5.6%
Plus: Revenue of acquired companies for the pre-acquisition period	81,929	21,186
Organic revenue	$1,696,461	$1,726,177	1.8%

	Predecessor	Combined
	Six Months Ended December 31, 2010	Six Months Ended December 31, 2011	% Change

Revenue	$838,422	$855,072	2.0%
Plus: Revenue of acquired companies for the pre-acquisition period	21,186	-
Organic revenue	$859,608	$855,072	(0.5)%

Contract Backlog

Our future growth is dependent upon the strength of our target markets, our ability to identify opportunities, and our ability to successfully bid and win new contracts. We received approximately $2.0 billion and $878.4 million of total contract awards during fiscal 2011 and the six months ended December 31, 2011, respectively. Our net orders (contract awards less downward adjustments) were $1.4 billion and $643.6 million during fiscal 2011 and the six months ended December 31, 2011, respectively. Contract awards or bookings generally represent the amount of revenue expected to be earned in the future from funded and unfunded contract awards received during the period. Included within our contract award totals for fiscal 2011 and the six months ended December 31, 2011 were upward contract adjustments of $576.3 million and $290.3 million, respectively, as a result of ceiling increases, increases in scope and, in some cases, extensions of period of performance under existing contracts. During the same periods, there were also downward contract adjustments of $620.2 million and $234.8 million, respectively, related to customer de-obligations or contract backlog that was not realized on contracts that have ended. “De-obligation” refers to the removal from backlog of amounts previously awarded by a customer resulting from either (i) a formal contract modification issued by the customer reducing, or de-obligating, the total contract value, or (ii) the expiration of the period of performance without an extension issued by the customer which would be necessary for us to continue working under the contract. In the latter case we remove the remaining contract value from backlog even though the contract value is not formally de-obligated by the customer.

A key measure of our business growth is the ratio of new contracts awarded compared to the revenue recorded in the same period, or book-to-bill ratio. Our goal is for the level of business awards to significantly exceed the revenue booked in order to drive future revenue growth. Our book-to-bill ratio, calculated using total contract orders, was 1.20:1 and 1.03:1 in fiscal 2011 and the six months ended December 31, 2011, respectively.  We believe our book-to-bill ratio was negatively impacted by the continuing resolution that resulted in delays of contract awards.

We define backlog to include funded and unfunded orders for services under existing signed contracts, assuming the exercise of all options relating to those contracts, less the amount of revenue we have previously recognized under those contracts. Backlog includes all contract options that have been priced but not yet funded. Backlog also includes the contract value under single award indefinite delivery/indefinite quantity, or ID/IQ, contracts against which we expect future task orders to be issued without competition.

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Backlog does not take contract ceiling value into consideration under multiple award contracts, nor does it include any estimate of future potential delivery orders that might be awarded under multiple award ID/IQ vehicles, government wide acquisition contracts, or GWACs, or General Services Administration, or GSA, schedule contracts. We define funded backlog to be the portion of backlog for which funding currently is appropriated and obligated to us under a contract or other authorization for payment signed by an authorized purchasing authority. Backlog can vary considerably from time to time as current contracts or delivery orders are executed and new contracts or delivery orders under existing contracts are won.

	Predecessor			Successor
	June 30,	June 30,	June 30,	December 31,
(in millions)	2009	2010	2011	2011

Backlog
Funded	$721.3	$724.4	$778.9	$827.0
Unfunded	3,258.4	3,646.8	3,481.8	3,222.0
Total Backlog	$3,979.7	$4,371.2	$4,260.7	$4,049.0

With the acquisitions of SENTECH, Inc., or Sentech, and Platinum Solutions, Inc., or Platinum, during fiscal 2011, we acquired approximately $172.0 million of contract backlog. Excluding the backlog acquired with these acquisitions, our total backlog decreased 6% during fiscal 2011 due, in part, to the impact of the continuing resolution which resulted in delays of contract awards by our federal government clients and growth of the federal budget deficit which caused some of our customers to tighten spending on contracted IT services.

Our backlog includes orders under contracts that, in some cases, extend for several years, with the latest expiring during calendar year 2017. Congress often appropriates funds for our clients on a yearly basis, even though the corresponding contract with us may call for performance that is expected to take a number of years. As a result, contracts typically are only partially funded at any point during their term with further funding dependent on Congress making subsequent appropriations and the procuring agency allocating funding to the contract. The U.S. government may cancel any contract at any time. Most of our contracts have cancellation terms that would permit us to recover all or a portion of our incurred costs, termination costs, and potentially fees for work performed.

As of December 31, 2011, we expected to recognize approximately 26% of our backlog as revenue within the next twelve months.

Contract Mix

When contracting with our clients, we enter into one of three basic types of contracts: cost-plus-fee, time-and-materials, and fixed-price.

•	Cost-plus-fee contracts. Cost-plus-fee contracts provide for reimbursement of allowable costs and the payment of a fee, which is our profit. In addition, some cost-plus-fee contracts provide for an award fee or incentive fee for meeting the requirements of the contract.

•	Time-and-materials contracts. Time-and-materials contracts provide for a fixed hourly rate for each direct labor hour expended plus reimbursement of allowable material costs and out-of-pocket expenses.

•	Fixed-price contracts. Fixed-price contracts provide for a pre-determined fixed price for specified products and/or services. Fixed-price-level-of-effort contracts are similar to time-and-materials contracts except they require a specified level of effort over a stated period of time. To the extent our actual costs vary from the estimates upon which the price of the fixed-price contract was negotiated, we will generate more or less than the anticipated amount of profit or could incur a loss.

Each of these contract types have unique characteristics. From time to time contracts may be issued that are a combination or hybrid of contract types. Cost-plus-fee contracts generally subject us to lower risk. They also can include award fees or incentive fees under which the customer may make additional payments based on our performance. However, not all costs are reimbursed under these types of contracts, and the government carefully reviews the costs we charge. In addition, negotiated base fees are generally lower than projected profits on fixed-price or time-and-materials contracts, consistent with our lower risk. Under time-and-materials contracts, including our fixed-price-level-of effort contracts, we are also generally subject to lower risk; however, our profit may vary if actual labor hour costs vary significantly from the negotiated rates. Fixed-price contracts typically involve the highest risk and, as a result, have higher fee levels. However, fixed-price contracts require that we absorb cost overruns, should they occur.

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The following table summarizes our historical contract mix, measured as a percentage of total revenue, for the periods indicated.

	Predecessor			Predecessor	Combined
	Fiscal Year Ended June 30,			Six Months Ended December 31,
	2009	2010	2011	2010	2011

Cost-plus-fee	37.0%	36.0%	34.0%	36.0%	34.0%
Time-and-materials	44.0%	40.0%	38.0%	37.0%	35.0%
Fixed-price (a)	19.0%	24.0%	28.0%	27.0%	31.0%

(a) Includes approximately 4% of revenue earned on fixed-price-level-of-effort contracts in all periods presented.

Labor Utilization

Because most of our revenue and profit is derived from services delivered by our employees, our ability to hire new employees and retain and deploy them is critical to our success. We define direct labor utilization as the ratio of labor expense recorded on customer engagements to total labor expense. We include every working employee in the computation and exclude leave taken, such as vacation time or sick leave. As of December 31, 2011, we had approximately 6,300 employees. Direct labor utilization was 77.9%, 78.6% and 78.1% for fiscal 2009, 2010 and 2011 and 77.5% and 79.3% for the six months ended December 31, 2010 and 2011, respectively. Labor incurred in the performance of our contracts is included in cost of services and all other labor costs incurred are included in selling, general and administrative expenses. Accordingly, changes in our direct labor utilization impact both cost of services and selling, general and administrative expenses.

Days Sales Outstanding

Days sales outstanding, or DSO, is a measure of how efficiently we manage the billing and collection of accounts receivable, our most significant working capital requirement. We calculate DSO by dividing accounts receivable at the end of each quarter, net of billings in excess of revenue, by revenue per day for the period. Revenue per day for a quarter is determined by dividing total revenue by 90 days, adjusted for partial periods related to acquisitions and divestitures if necessary. DSO was 69 days as of June 30, 2010 and 2011. DSO was 71 days as of December 31, 2010 compared to 70 days as of December 31, 2011. The effect of the holidays on collections at the end of the second quarter has an adverse impact on our DSO.

Seasonality

Certain aspects of our operations are influenced by the federal government’s October-to-September fiscal year. The timing of contract awards, the availability of funding from the customer and the incurrence of contract costs are the primary drivers of our revenue recognition and may all be affected by the government’s fiscal year. Additionally, our quarterly results are impacted by the number of working days in a given quarter. There are generally fewer working days for our employees to generate revenue in the first and second quarters of our fiscal year because our employees usually take relatively more leave for vacations and holidays, which leads to lower revenue and profitability in those quarters. Additionally, we typically give annual raises to our employees at the beginning of our first quarter on July 1, while the billing rates on our time-and-materials contracts typically escalate gradually, causing the profitability on these contracts to decline in the first quarter, but increase over the course of our fiscal year.

Description of Critical Accounting Policies and Estimates

The preparation of our financial statements in accordance with U.S. GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities. These estimates are based on our historical experience and various other factors that are deemed reasonable at the time the estimates are made. We re-evaluate these estimates quarterly. Actual results may differ significantly from these estimates under different assumptions or conditions. We believe the critical accounting policies requiring significant estimates and judgments are revenue recognition, accounting for acquisitions, including the identification of intangible assets and the ongoing impairment assessments of goodwill and intangible assets, accounting for stock compensation expense and income taxes. If any of these estimates or judgments proves to be inaccurate, our results could be materially affected in the future.

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Revenue Recognition

Although revenue on most of our contracts is recognized based on objective criteria, revenue on some of our fixed-price contracts is recognized using the percentage-of-completion method of contract accounting which requires significant estimates that may change over time. These contracts accounted for approximately 21% of our revenue in the first half of fiscal 2012. The percentage-of-completion method requires estimates of total contract costs, profit and ongoing estimates of progress towards completion. To estimate total contract cost, we must make assumptions related to the outcome of future events for periods which may extend several years. These assumptions include future labor productivity and availability, and the nature and complexity of the work to be performed. We estimate profit as the difference between total contract revenue and total estimated contract cost, and recognize profit over the life of the contract. Unless we determine that there is a more suitable objective measure, we estimate progress towards completion based on costs expended to date in relation to total estimated costs expected upon completion of the contract.

For our cost-plus-award-fee contracts, we recognize the expected fee to be awarded by the customer when there is a basis to reasonably estimate the amount. Estimates of award or incentive fees require significant estimates that may change over time and are based on prior award experience and communication with the customer regarding performance, including any interim performance evaluations rendered by the customer.

In certain situations, we recognize revenue associated with work performed prior to the completion and signing of contract documents when persuasive evidence of an arrangement exists. We have a standard internal process that we use to determine whether all required criteria for revenue recognition have been met. This revenue is recognized only when it can be reliably estimated and realization is probable. We only perform work prior to the completion and signing of contract documents when a relationship with the client already exists and we base our estimates on previous experiences with the client, communications with the client regarding funding status, and our knowledge of available funding for the contract or program. As of December 31, 2011, we had approximately $6.5 million of accounts receivable related to revenue recognized on work performed prior to completion or signing of contract documents. We have not historically recognized significant losses related to work performed prior to signing a contract.

Accounting for Acquisitions

The purchase price that we pay to acquire a business is allocated to the net assets acquired based on the estimated fair value of those net assets. The excess of the purchase price over the estimated fair value of the net tangible and separately identified intangible assets acquired represents goodwill. We typically retain an independent third party valuation firm to assist us in our determination of the fair values and useful lives of identified intangible assets. The fair value determinations required in a purchase price allocation involve significant estimates and management judgments including estimates of future operating results and cash flows. Different estimates and assumptions could result in materially different values assigned to acquired net assets, including identified intangible assets and goodwill.

As discussed above, the Transaction was completed on July 20, 2011 for a total purchase price of approximately $1.9 billion. Purchase accounting requires that all assets and liabilities be recorded at fair value on the acquisition date, including identifiable assets separate from goodwill. Identifiable intangible assets include customer relationships, order backlog, trade names and developed technology. Goodwill represents the excess of the cost over the fair value of the net assets acquired. For the Transaction we obtained an independent appraisal and valuation of the intangible assets acquired. The estimated fair values and useful lives of the identified intangible assets are based on many factors, including estimates and assumptions of our future operating performance and cash flows. Changes in the underlying business could affect these estimates, which in turn could affect the fair value of the business. The measurement period to adjust these estimates is expected to end on or before June 30, 2012.

Accounting for Asset Impairments

As further discussed in Note 2 to our condensed consolidated financial statements as of and for the period ended December 31, 2011 included elsewhere in this prospectus, as a result of applying acquisition accounting related to the Transaction on July 21, 2011, we had $1,061.5 million of goodwill as of December 31, 2011.  Goodwill represents the excess of the cost over the fair value of the net assets.  We evaluate goodwill for impairment annually and when an event occurs or circumstances change to suggest that the carrying value may not be recoverable. We assess the potential impairment of goodwill by comparing the carrying value of each of our reporting units with its estimated fair value. Due to the change in control in July 2011, we have elected to perform our goodwill impairment analysis during the fourth quarter as of April 1, 2012 and every April 1 thereafter.

Long-lived assets with finite lives are evaluated for impairment when events occur or circumstances change that suggests a possible impairment. Such events could include, but are not limited to, a significant adverse change in legal factors or the business climate, an expectation of future operating losses associated with the use of such assets, or other similar events. If such events do occur, we determine whether the carrying value of the affected asset is recoverable by comparing the asset’s net book value to its future undiscounted net cash flows. If an asset’s carrying value is determined to not be recoverable, we then test it for impairment by comparing the carrying value to the estimated fair value which is calculated using a discounted cash flow approach. If the carrying value exceeds the fair value, we record an impairment charge equal to the difference.

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We recorded goodwill impairment charges in discontinued operations related to Era for a total of $60.0 million in connection with the 2010 impairment analysis.  Additionally, we evaluated the long-lived assets of Era and recorded a charge of $1.3 million during fiscal 2010. During fiscal 2011, we recorded additional goodwill impairment charges of $28.6 million to write off the remaining goodwill in the Era business. We also recorded a $15.3 million impairment of long-lived assets and established a $17.0 million allowance for expected loss on disposition in fiscal 2011. These charges are included in discontinued operations.

Additionally, as a result of the decision to divest GCD, we were required to allocate $1.6 million of the goodwill in our Health and Civil Services reporting unit to the GCD business on a relative fair value basis. With this allocation of goodwill, the carrying value of GCD exceeded its estimated fair value less cost to sell, and therefore, we recorded a $1.6 million charge to fully impair the goodwill in fiscal 2011. This charge is included in discontinued operations.

These impairment charges and our reporting units are discussed in Note 2 of our June 30, 2011 consolidated financial statements included elsewhere in this prospectus.

Accounting for Stock-Based Compensation

Compensation costs related to our stock-based compensation plans are recognized based on the grant-date fair value of the options and unvested restricted stock granted. In calculating the compensation expense for options granted, we utilize the Black-Scholes-Merton option-pricing model to value the service options and the binomial lattice model to value the performance options. There were no grants made under the Successor stock option plan during the six months ended December 31, 2011, and therefore, the only compensation expense recorded in the period was related to the Predecessor stock option plan.

For the Predecessor stock option plan, we calculated the fair value of our stock option grants using the Black-Scholes-Merton option-pricing model. While the Black-Scholes-Merton model is a widely accepted method to calculate the fair value of stock options, its results are dependent on the inputs, two of which, expected term and expected volatility, are dependent on management’s judgment. We have concluded that our historical exercise experience was the best estimate of future exercise patterns to determine an option’s expected term. To estimate expected volatility, we analyzed the historical volatility of our common stock. Changes in management’s judgment of the expected term and the expected volatility could have a material effect on the grant-date fair value calculated and, in turn, on the amount of compensation cost recognized. Additionally, we were required to estimate future stock option and unvested restricted stock award forfeitures when determining the amount of stock-based compensation costs to record. We have concluded that our historical forfeiture rate was the best measure available to estimate future stock option forfeitures. However, actual forfeitures may have differed from the estimates used, and could have materially affected the compensation expense recognized.

Accounting for Income Taxes

We utilize the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities less valuation allowances, if required. Enacted statutory tax rates are used to compute the tax consequences of these temporary differences. We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain our position following an audit. Significant judgments and estimates, including projection of future taxable income, are required in determining our income tax expense or benefit. To project future taxable income, we develop assumptions including the amount of future state, federal and foreign pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

We have developed and implemented a process to ensure that uncertain tax positions are identified, analyzed and properly reported in our financial statements in accordance with GAAP. We recognize accrued interest and penalties related to uncertain tax positions in the provision for income tax expense or benefit.

We believe we have adequately provided for any reasonably foreseeable outcome related to our income tax matters, however, our future results may include favorable or unfavorable adjustment to our estimated tax position. To the extent that the expected tax outcome changes, such changes in estimate will impact the income tax provision or benefit in the period in which such determination is made.

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Description of Statement of Operations Items

The following is a description of certain line items of our statements of operations.

Revenue

Most of our revenue is generated based on services provided either by our employees or subcontractors. The revenue we earn may include third-party hardware and software that we purchase and integrate when requested by the client as a part of the solutions that we provide. To a lesser degree, we have developed, licensed and sold software and hardware products to customers. Software licensing and related activity revenue was less than 1% of our annual revenue for the last three fiscal years.

Cost of Services

Cost of services includes the direct costs to provide our services and business solutions to clients. The most significant of these costs are the salaries and wages plus associated fringe benefits, stock-based compensation and facility-related costs of our employees directly serving clients. Cost of services also includes the costs of subcontractors and outside consultants, third-party materials such as hardware or software that we purchase and provide to the client as part of an integrated solution, and any other direct costs such as travel expenses incurred to support contract efforts.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, or SG&A, include the salaries and wages plus associated fringe benefits, stock-based compensation and facility-related costs of our employees not performing work directly for clients. Among the functions covered by these costs are asset and facilities management, business development, research and development, contracts, legal, finance and accounting, senior management, human resources, recruiting, and information systems support. Underutilized labor is also included in selling, general and administrative expenses.

Depreciation and Amortization of Property and Equipment

Depreciation and amortization of property and equipment includes depreciation of computers and other equipment, the amortization of software we use internally and the amortization of leasehold improvements.

Transaction Costs

Transaction costs include legal, accounting and other expenses, including accelerated stock compensation expense, incurred in connection with our acquisition by affiliates of Providence.

47

Summary of Financial Results

	Predecessor
	Fiscal Year Ended June 30,
	2009	2010	2011

Revenue	$1,463,931	$1,614,532	$1,704,991
Operating costs and expenses:
Cost of services	1,104,384	1,224,768	1,283,878
Selling, general and administrative	221,419	223,385	242,976
Depreciation and amortization of property and equipment	15,863	16,712	15,432
Amortization of intangible assets	8,283	7,418	8,551
Sale of Constella Futures Holding, LLC	(1,939)	1,889	-
Transaction costs	-	-	8,373
Total operating costs and expenses	1,348,010	1,474,172	1,559,210
Operating income	115,921	140,360	145,781
Interest expense	(5,104)	(1,202)	(859)
Interest income	2,245	1,838	741
Income from continuing operations before income taxes	113,062	140,996	145,663
Provision for income taxes	44,710	52,075	53,991
Income from continuing operations	68,352	88,921	91,672
Loss from discontinued operations, net of tax	(10,352)	(70,506)	(25,932)
Net income	$58,000	$18,415	$65,740

	Predecessor		Successor	Combined
	Six months ended December 31, 2010	July 1, 2011 through July 20, 2011	July 21, 2011 through December 31, 2011	Six months ended December 31, 2011

Revenue	$838,422	$99,308	$755,764	$855,072
Operating costs and expenses:
Cost of services	632,424	78,550	576,247	654,797
Selling, general and administrative	124,358	13,721	96,589	110,310
Depreciation and amortization of property and equipment	7,671	837	6,751	7,588
Amortization of intangible assets	3,925	442	43,154	43,596
Transaction costs	514	68,069	228	68,297
Total operating costs and expenses	768,892	161,619	722,969	884,588
Operating income (loss)	69,530	(62,311)	32,795	(29,516)
Interest expense	(316)	(19)	(48,947)	(48,966)
Interest income	595	13	59	72
Income (loss) from continuing operations before income taxes	69,809	(62,317)	(16,093)	(78,410)
Provision for (benefit from) for income taxes	26,601	(18,462)	(5,678)	(24,140)
Income (loss) from continuing operations	43,208	(43,855)	(10,415)	(54,270)
Loss from discontinued operations, net of tax	(5,939)	(1,126)	(4,425)	(5,551)
Net income (loss)	$37,269	$(44,981)	$(14,840)	$(59,821)

	Predecessor
	Fiscal Year Ended June 30,
	2009	2010	2011

Net cash provided by operating activities	$90,636	$96,700	$176,575
Net cash used in investing activities	(142,408)	(1,182)	(115,848)
Net cash (used in) provided by financing activities	(100,878)	(71,433)	12,821
Effect of exchange rate changes on cash and cash equivalents	(1,927)	(655)	97
Net (decrease) increase in cash and cash equivalents	$(154,577)	$23,430	$73,645

48

	Predecessor		Successor	Combined
	Six months ended December 31, 2010	July 1, 2011 through July 20, 2011	July 21, 2011 through December 31, 2011	Six months ended December 31, 2011

Net cash provided by (used in) operating activities	$63,787	$43,136	$(17,060)	$26,076
Net cash used in investing activities	(102,447)	(1,876)	(1,732,844)	(1,734,720)
Net cash provided by financing activities	931	505	1,582,602	1,583,107
Effect of exchange rate changes on cash and cash equivalents	218	22	(191)	(169)
Net (decrease) increase in cash and cash equivalents	$(37,511)	$41,787	$(167,493)	$(125,706)

Items Affecting the Comparability of Our Operating Results

We define Adjusted EBITDA as GAAP income from continuing operations plus (i) provisions for income taxes, (ii) net interest expense (income) and (iii) depreciation and amortization, or EBITDA, adjusted to exclude items, such as stock compensation expense, transaction costs and other items that do not relate directly to the ongoing operations. Adjusted EBITDA as presented in the table below is used to determine our compliance with certain covenants contained in the indenture governing our notes, or the indenture.  We also use Adjusted EBITDA as a supplemental measure in the evaluation of our business because it provides a meaningful measure of operational performance because it eliminates the effects of period to period changes in taxes and interest expense, among other things.

The following items affect the comparability of our income (loss) from continuing operations period-over-period:

•	Transaction costs of $8.4 million, $0.5 million and $68.3 million in fiscal 2011, the first half of fiscal 2011 and the first half of fiscal 2012, respectively for accelerated stock compensation expense, accounting, investment banking, legal, and other services related to the Transaction.

•	Stock compensation expense of $10.7 million, $9.0 million, $10.5 million $5.2 million and $0.6 million recognized in fiscal 2009, 2010, 2011, the first half of fiscal 2011 and the first half of fiscal 2012, respectively, related to the historical stock option and restricted stock plans of the Predecessor.

•	Severance charges incurred in fiscal 2009, 2011, the first half of fiscal 2011 and the first half of fiscal 2012 (net of the recoverable portion under our cost-plus contracts) of $0.9 million, $1.3 million, $1.3 million and $1.9 million, respectively, to reduce our indirect labor force. These charges are included in selling, general and administrative expenses on the condensed consolidated statement of operations.

•	In fiscal 2009, officer compensation and other, net included $1.6 million of retention compensation, $1.3 million of non-recurring professional fees and a one-time gain on the sale of Constella Futures Holding, LLC, or Futures, a wholly-owned subsidiary of Constella Group, LLC, of $1.9 million. During fiscal 2009, we sold our ownership interest in Futures and recorded a gain of $1.9 million based on the initial estimated sales price. In fiscal 2010, we settled a dispute with the buyers of Futures which resulted in a charge reducing the previously recorded gain on the sale of Futures of $1.9 million. In fiscal 2011, merger and acquisition costs were $1.2 million and write-offs of capitalized software development costs were $0.7 million. In the first half of fiscal 2011, merger and acquisition costs were $1.2 million. In the first half of fiscal 2012, officer compensation costs were $3.8 million and management fees were $0.8 million.

•	The indirect cost reduction initiative implemented in January 2011 which resulted in $4.4 million in annual run-rate cost savings. Cost savings primarily consist of salaries, fringe benefits and overhead costs associated with indirect labor reductions.

•	The acquisitions of Platinum in November 2010, Sentech in July 2010 and Perrin Quarles Associates in January 2010 and the divestiture of Futures in September 2009. In calculating Adjusted EBTIDA, we estimated the EBITDA impact of the acquisitions and divestiture as if the businesses had been acquired or divested on the first day of the respective period in which an adjustment is recorded. There was no EBITDA impact for the divestures of Era and GCD as they were reported in discontinued operations for all periods presented.

The impact of these items on our income (loss) from continuing operations is shown in the table below. We present Adjusted EBITDA as an additional measure of our core business performance period over period. Adjustments to income (loss) from continuing operations result in a non-GAAP measure, however, we believe adjustment of the items above is useful as they are considered outside the normal course of our operations and obscure the comparability of performance period–over-period.

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	Predecessor
	Fiscal Year Ended June 30,
	2009	2010	2011

Income (loss) from continuing operations	$68,352	$88,921	$91,672
Provision for (benefit from) income taxes	44,710	52,075	53,991
Interest (income) expense, net	2,859	(636)	118
Depreciation and amortization	24,146	24,130	25,700
Stock compensation	10,660	9,032	10,518
Severance	932	-	1,261
Officer compensation and other, net	932	2,189	2,078
Transaction costs	-	-	8,373
Subtotal - Adjusted EBITDA before certain items	152,591	175,711	193,711
Cost savings	-	1,469	2,937
EBITDA impact of acquisitions	5,958	11,574	3,750
Adjusted EBITDA	$158,549	$188,754	$200,398

	Predecessor	Combined	Predecessor	Combined
	Six months ended December 31, 2010	Six months ended December 31, 2011	Twelve months ended December 31, 2010	Twelve months ended December 31, 2011

Income (loss) from continuing operations	$43,208	$(54,270)	$87,319	$(5,806)
Provision for (benefit from) income taxes	26,601	(24,140)	52,931	3,250
Interest (income) expense, net	(279)	48,894	(721)	49,291
Depreciation and amortization	12,425	52,156	24,266	65,430
Stock compensation	5,157	595	9,579	5,956
Severance	1,261	1,935	1,261	1,935
Officer compensation and other, net	1,238	5,282	1,538	6,122
Transaction costs	514	68,297	514	76,156
Subtotal - Adjusted EBITDA before certain items	90,125	98,749	176,687	202,334
Cost savings	2,937	-	4,406	-
EBITDA impact of acquisitions	3,750	-	10,388	-
Adjusted EBITDA	$96,812	$98,749	$191,481	$202,334

The increase in Adjusted EBITDA in fiscal 2011 and 2010 compared to fiscal 2009 is due primarily to an increase in income from continuing operations as a result of revenue growth. The increase in Adjusted EBITDA in the six and twelve months ended December 31, 2011 compared to the same periods of the prior year is due primarily to the decrease in selling, general and administrative expenses explained further below.

Results of Operations

Six Months Ended December 31, 2011 Compared to Six Months Ended December 31, 2010

Financial Highlights

Financial highlights or events during the six months ended December 31, 2011, include:

•	We completed the Transaction with affiliates of Providence on July 20, 2011. We recorded $68.3 million of accounting, investment banking, legal, stock compensation and other costs associated with the Transaction.

•	We sold the GCD business on September 30, 2011 and Era’s foreign air traffic management and security component on November 21, 2011. The remainder of Era’s operations has been shut down. While these businesses have been sold or shut down, we will continue to incur some costs related to the dissolution of legal entities.

•	We made prepayments on the Term Loan B Facility of $30.0 million.

•	Adjusted EBITDA was $98.7 million for the six months ended December 31, 2011 and $202.3 million for the twelve months ended December 31, 2011, an increase of 2.0% and 5.7% from the same periods in the prior year, respectively.

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Revenue

Revenue in the first half of fiscal 2012 increased 2.0%, or decreased 0.5% organically and increased 2.5% from acquisitions, to $855.1 million as compared to $838.4 million in the first half of fiscal 2011. Revenue growth was adversely impacted by our decision not to bid on a re-compete of a large, low-margin contract which contributed $9.2 million of revenue for the six months ended December 31, 2010.

Operating Costs and Expenses

Operating costs and expenses consisted of the following for the periods presented (dollars in thousands):

	Predecessor	Combined
	Six months ended December 31, 2010	Six months ended December 31, 2011	% Change

Cost of services	$632,424	$654,797	3.5%
Selling, general and administrative	124,358	110,310	(11.3)%
Depreciation and amortization of property and equipment	7,671	7,588	(1.1)%
Amortization of intangible assets	3,925	43,596	NMF
Transaction costs	514	68,297	NMF

	(as a percentage of revenue)
Cost of services	75.4%	76.6%
Selling, general and administrative	14.8%	12.9%
Depreciation and amortization of property and equipment	0.9%	0.9%
Amortization of intangible assets	0.5%	5.1%
Transaction costs	0.1%	8.0%

NMF = Not meaningful

Cost of services consisted of the following for the periods presented (dollars in thousands):

	Predecessor		Combined
	Six months ended December 31, 2010	% of total	Six months ended December 31, 2011	% of total

Direct labor and related overhead	$313,293	49.5%	$309,536	47.2%
Subcontractor labor	171,359	27.1%	188,398	28.8%
Materials and other reimbursable costs	147,772	23.4%	156,863	24.0%
Total cost of services	$632,424		$654,797

Cost of services as a percent of revenue varies from period to period depending on the mix of direct labor, subcontractor labor, and materials and other reimbursable costs. We seek to optimize our labor content in performance of our contracts since we typically generate greater gross margin from our labor services, particularly from services that our employees provide, compared with other reimbursable items. Cost of services increased as a percent of revenue in the six months ended December 31, 2011 compared to the same period of the prior year, as direct labor and related overhead decreased as a percentage of total cost of services in the same periods.

Selling, general and administrative, or SG&A, expenses decreased to $110.3 million in the combined six months ended December 31, 2011 compared to $124.4 million in the same period of the prior year. Our SG&A expenses were impacted by stock compensation expense, severance charges and officer compensation noted above in the section titled “Items Affecting the Comparability of Our Operating Results.” The remaining decrease in our SG&A expenses is a result of actions taken to align our indirect costs with our volume of business and better position us within the market.

Depreciation and amortization of property and equipment did not materially change in the combined six months ended December 31, 2011 compared to the same periods of the prior year. The carrying value of our property and equipment did not change as a result of the Transaction; therefore, depreciation expense will continue to be comparable in the Successor period.

Amortization of intangible assets increased in the six months ended December 31, 2011 due to the change in identified intangible assets as a result of the Transaction. For further discussion of the intangible assets, see Note 2 to our condensed consolidated financial statements as of and for the six months period ended December 31, 2011 included elsewhere in this prospectus.

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Transaction costs recorded during the combined six months ended December 31, 2011 were $68.3 million for accounting, investment banking, legal, acceleration of stock compensation and other costs.

Interest

	Predecessor	Combined
(in thousands)	Six months ended December 31, 2010	Six months ended December 31, 2011

Interest expense	$(316)	$(48,966)
Interest income	595	72
Interest, net	$279	$(48,894)

Interest expense increased by $48.7 million to $49.0 million in the combined six months ended December 31, 2011 compared to $0.3 million in the same period of the prior year due to the new debt incurred in connection with the Transaction. Interest expense for the six months ended December 31, 2011 also includes amortization of debt issuance costs of $2.8 million.

Interest income in the six months ended December 31, 2010 consisted primarily of interest earned on the notes receivable related to the sale of Futures, bearing interest at 6.0% per annum. The buyers of Futures repaid the $15.0 million outstanding balance on the notes in December 2010, and as a result, our interest income has decreased.

Income Taxes

The effective tax rate for the period from July 1, 2011 through July 20, 2011 and the period from July 21, 2011 through December 31, 2011 was a tax benefit of 29.6% and 35.3%, respectively. The effective tax rate for the combined six months ended December 31, 2011 was a tax benefit of 30.8% compared to tax expense of 38.1% for the same period of the prior year. Our effective rate was lower primarily due to the non-deductible Transaction costs in the July 1, 2011 through July 20, 2011 period. In February 2012, we merged SRA International, Inc. into its wholly-owned subsidiary, Systems Research and Applications Corporation, or SRAC. In connection with this merger, we expect our effective tax rate to increase to approximately 37% for the remainder of fiscal 2012.

Discontinued Operations

We sold the airport operations solutions component of Era in the second quarter of fiscal 2011 and Era’s foreign air traffic management and military and security component in the second quarter of fiscal 2012. We also sold the GCD business in the first quarter of fiscal 2012. All operations for these businesses have been shut down. We will continue to incur some costs related to the dissolution of legal entities. Additionally, certain customary indemnification obligations related to the sales still exist. The results of operations for each of these businesses are reported in discontinued operations for all periods presented and are shown in aggregate below (in thousands):

	Predecessor		Successor	Combined
	Six months ended December 31, 2010	July 1, 2011 through July 20, 2011	July 21, 2011 through December 31, 2011	Six months ended December 31, 2011

Revenue	$21,688	$2,062	$6,694	$8,756
Operating costs and expenses:
Cost of services	13,674	1,255	4,819	6,074
Selling, general and administrative	15,091	1,591	8,869	10,460
Depreciation and amortization	1,676	-	-	-
Loss on sale of Airport Operations Solutions (AOS)	(851)	-	-	-
Change in valuation allowance	-	-	(2,500)	(2,500)
Operating loss	(7,902)	(784)	(4,494)	(5,278)
Interest expense, net	(50)	(6)	(17)	(23)
Loss from discontinued operations before income taxes	(7,952)	(790)	(4,511)	(5,301)
(Benefit from) provision for income taxes	(2,013)	336	(86)	250
Loss from discontinued operations, net of tax	$(5,939)	$(1,126)	$(4,425)	$(5,551)

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Fiscal 2011 Compared to Fiscal 2010 and Fiscal 2010 Compared to Fiscal 2009

Financial Highlights

Financial highlights or events during fiscal 2011 include:

•	We completed the acquisition of Sentech in July 2010, which expanded our capabilities in energy management consulting and increased our presence at the Department of Energy. In November 2010, we completed the acquisition of Platinum, which allowed us to broaden our mission systems capabilities and obtain additional software integration and development qualifications with clients in national security, intelligence and civil government agencies.

•	During the second quarter of fiscal 2011, we incurred a severance charge of $1.8 million in connection with a reduction in our indirect labor force. We estimate this action reduced our selling, general and administrative expenses by approximately $10 million annually. The savings were phased in during the fiscal quarter ended March 31, 2011.

•	Contract awards were $2.0 billion, assuming all options are exercised, for a book-to-bill ratio of 1.20:1 for fiscal 2011.

Revenue

Revenue increased by 5.6% to $1,705.0 million in fiscal 2011 from $1,614.5 million in fiscal 2010. Organic revenue increased by 1.8% in the same period. The growth in organic revenue was primarily driven by a greater volume of services provided to our customers within the civil government market, including one of our largest civil contracts which contributed $25.6 million of additional revenue in fiscal 2011. This increase was partially offset by our decision not to bid on a re-compete of a large, low-margin contract which contributed $61.8 million of revenue in fiscal 2010 as compared to $12.1 million of revenue in fiscal 2011.

Revenue increased by 10.3% to $1,614.5 million in fiscal 2010 from $1,463.9 million in fiscal 2009. Organic revenue increased by 12.8% in the same period due primarily to an increase in services provided to customers in our national security market.

Operating Costs and Expenses

Operating costs and expenses consisted of the following for the periods presented (dollars in thousands):

	Predecessor
	Fiscal Year Ended June 30,
	2009	2010	% Change	2011	% Change

Cost of services	$1,104,384	$1,224,768	10.9%	$1,283,878	4.8%
Selling, general and administrative	221,419	223,385	0.9%	242,976	8.8%
Depreciation and amortization of property and equipment	15,863	16,712	5.4%	15,432	(7.7)%
Amortization of intangible assets	8,283	7,418	(10.4)%	8,551	15.3%
Sale of Constella Futures Holding, LLC	(1,939)	1,889	NMF	-	NMF
Transaction costs	-	-	NMF	8,373	NMF

	(as a percentage of revenue)
Cost of services	75.4%	75.9%		75.3%
Selling, general and administrative	15.1%	13.8%		14.3%
Depreciation and amortization of property and equipment	1.1%	1.0%		0.9%
Amortization of intangible assets	0.6%	0.5%		0.5%
Sale of Constella Futures Holding, LLC	(0.1)%	0.1%		-%
Transaction costs	-%	-%		0.5%

NMF = Not meaningful

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Cost of services consisted of the following for the periods presented (dollars in thousands):

	Predecessor
	Fiscal Year Ended June 30,
	2009	% of total	2010	% of total	2011	% of total

Direct labor and related overhead	$572,257	51.8%	$619,030	50.5%	$643,948	50.1%
Subcontractor labor	275,082	24.9%	323,062	26.4%	361,589	28.2%
Materials and other reimbursable costs	257,045	23.3%	282,676	23.1%	278,341	21.7%
Total cost of services	$1,104,384		$1,224,768		$1,283,878

As a percentage of revenue, cost of services varies from period to period depending on the mix of direct labor, subcontractor labor, and materials and other reimbursable costs. We seek to increase our labor content in performance of our contracts since we typically generate greater gross margin from our labor services, particularly from services that our employees provide, compared with materials and other reimbursable items.

Direct labor and subcontractor labor costs increased as a percentage of total cost of services from 76.7% in fiscal 2009 and from 76.9% in fiscal 2010 to 78.3% in fiscal 2011. Materials and other reimbursable costs decreased from 23.3% in fiscal 2009 and from 23.1% in fiscal 2010 to 21.7% in fiscal 2011. This shift in mix towards labor content services caused our total cost of services to decrease as a percent of revenue in fiscal 2011 as compared to fiscal 2010.

SG&A expenses increased in fiscal 2011 by $19.6 million to $243.0 million compared to $223.4 million in fiscal 2010. The change in our SG&A expenses was attributable to several factors including:

•	transaction costs related to acquisitions and divestitures that we have pursued (whether consummated or not) of $1.2 million in fiscal 2011 as compared to $0.2 million in fiscal 2010;

•	increased costs for improvements to our information technology infrastructure, which accounted for approximately $2.8 million of the increase in fiscal 2011;

•	increased costs of $1.3 million in fiscal 2011 from investments in training and recruiting to attract and retain individuals with specialized skills and security clearances; and

•	higher indirect labor costs through the second quarter of fiscal 2011 prior to our reduction in indirect labor force in the third quarter of fiscal 2011. As a result of the reduction in force, we incurred $1.8 million of severance costs in fiscal 2011 to reduce our annual SG&A expenses by approximately $10 million.

In fiscal 2010, SG&A expenses, as a percentage of revenue, benefited from prior year investments in recruiting and marketing and sales which helped drive our organic revenue growth, as well as a decrease in international compliance costs, given the divestiture of Futures in the first quarter of fiscal 2009.

Depreciation and amortization of property and equipment and amortization of intangible assets did not materially change.

During the first quarter of fiscal 2009, we sold Futures and recorded a gain of $1.9 million based on the initial estimated sale price. In the second quarter of fiscal 2010, an arbitrator settled a dispute over the sale price, which resulted in a reduction of the previously recognized gain.

Interest

	Predecessor
	Fiscal Year Ended June 30,
(in thousands)	2009	2010	2011

Interest expense	$(5,104)	$(1,202)	$(859)
Interest income	2,245	1,838	741
Interest, net	$(2,859)	$636	$(118)

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Interest expense decreased in each of the last three fiscal years due to a reduction in the outstanding borrowings on our old credit facility. Except for $40.0 million borrowed in connection with our November 2010 acquisition of Platinum, which amount we repaid in December 2010, we had no borrowings in fiscal 2011. The weighted average balance outstanding on our credit facility was $55.2 million in fiscal 2010 compared to $160.5 million in fiscal 2009.

Interest income in all periods presented consists primarily of interest earned on the notes receivable related to the sale of Futures, bearing interest at 6.0% per annum. The buyers of Futures repaid the $15.0 million outstanding balance on the notes in December 2010, and as a result, our interest income has decreased.

Income Taxes

Our effective tax rate increased to 37.1% for fiscal 2011 from 36.9% for fiscal 2010. Our fiscal 2011 and 2010 effective tax rates included tax benefits of $1.4 million and $2.7 million, respectively related to prior years. These tax benefits primarily relate to deductions for income from qualified domestic production activities and state tax credits and exemptions associated with our status as a Qualified High Technology Company, or QHTC, within Washington, DC. Adjusting for these prior year benefits, our effective tax rates would have been 38.0% in fiscal 2011 and 38.8% in fiscal 2010. Our effective tax rate in fiscal 2011 benefited from the restoration of federal research and development tax credits in December 2010, which was retroactive to January 2010.

Our effective tax rate for fiscal 2010 was 36.9% as compared to 39.5% for fiscal 2009. The lower effective tax rate for fiscal 2010 is primarily due to federal research and development tax credits, deductions for income from qualified domestic production activities, and state tax credits and exemptions associated with our status as a QHTC within Washington, DC.

Discontinued Operations

In fiscal 2011, we divested our AOS business and made the decision to divest the remainder of the Era business and our contract research organization, GCD. For fiscal 2009, 2010 and 2011, Era contributed net losses of $4.9 million, $69.3 million and $24.6 million, respectively. For fiscal 2009, 2010 and 2011, GCD contributed net losses of $5.5 million, $1.2 million and $1.3 million, respectively.

The results of operations for Era and GCD are reported in discontinued operations for all periods presented and are shown in the aggregate below (in thousands):

	Predecessor
	Fiscal Year Ended June 30,
	2009	2010	2011

Revenue	$76,626	$52,097	$40,998
Operating costs and expenses:
Cost of services	48,081	35,448	23,738
Selling, general and administrative	37,837	33,838	32,855
Depreciation and amortization	4,738	4,124	2,502
Impairment of goodwill and other assets	1,138	61,315	62,464
Settlement of claims against Era sellers	-	(3,361)	-
Acquired in-process research and development	900	-	-
Operating loss	(16,068)	(79,267)	(80,561)
Gain on sale of Era AOS	-	-	1,293
Interest expense, net	(385)	(87)	(152)
Loss from discontinued operations before income taxes	(16,453)	(79,354)	(79,420)
Benefit from income taxes	(6,101)	(8,848)	(53,488)
Loss from discontinued operations, net of tax	$(10,352)	$(70,506)	$(25,932)

Era

We evaluate goodwill for impairment annually as of January 1. During fiscal 2010, we recognized a $60.0 million goodwill impairment charge related to our Era business. Additionally, we recorded impairment charges of $1.3 million related to certain other long-lived assets in our Era business in fiscal 2010. During fiscal 2011, we recorded a $28.6 million non-cash charge to fully impair the remaining goodwill. During the fourth quarter of fiscal 2011, based on an assessment of the expected purchase price from potential buyers of Era, we recorded a $15.3 million impairment of certain long-lived assets and established a $17.0 million allowance for expected loss on disposition. The goodwill impairment charges are not deductible for income tax purposes.

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During the third quarter of fiscal 2010, we reached a settlement on the outstanding claims made against the selling shareholders of Era. The claims related primarily to certain contracts entered into by Era prior to our acquisition under which we have suffered significant ongoing losses. The settlement resulted in a non-taxable gain of $3.4 million during fiscal 2010.

In June 2011, we converted Era Systems Corporation into a single member limited liability corporation, or LLC, which is treated as a disregarded entity for income tax purposes. As a result of the conversion, we recorded a $41.5 million worthless stock income tax benefit in fiscal 2011. The income tax benefit was recorded in discontinued operations.

GCD

During fiscal 2009, we recorded impairment charges related to certain long-lived assets of $1.1 million in the GCD business. During fiscal 2011 after deciding to divest GCD, we determined that the carrying value of GCD exceeded its estimated fair value less cost to sell, and recorded a $1.6 million non-cash charge to fully impair the goodwill in the GCD business.

During fiscal 2010, we recorded a charge of $2.3 million to exit certain underutilized facilities, most significantly our Milton Park facility in the United Kingdom which supports the GCD business. In fiscal 2011, as a result of final negotiations with the landlord of the Milton Park facility, we recognized an additional $0.7 million facility exit charge.

For further discussion of the discontinued operations see Note 2 of our June 30, 2011 consolidated financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

Our primary capital needs are to finance the costs of operations, pending the billing and collection of accounts receivable. Our working capital (current assets of continuing operations minus current liabilities of continuing operations) as of December 31, 2011 was $159.7 million compared to $313.4 million as of June 30, 2011. As of December 31, 2011, our total unrestricted cash balances were $46.1 million and our total outstanding debt was $1.2 billion. Our cash balance decreased significantly due to the Transaction and accordingly our working capital has also decreased.

	Predecessor				Combined
	Fiscal Year Ended June 30,			Six months ended	Six months ended
	2009	2010	2011	December 31, 2010	December 31, 2011

Net cash provided by operating activities	$90,636	$96,700	$176,575	$63,787	$26,076
Net cash used in investing activities	(142,408)	(1,182)	(115,848)	(102,447)	(1,734,720)
Net cash provided by (used in) financing activities	(100,878)	(71,433)	12,821	931	1,583,107
Effect of exchange rate changes on cash and cash equivalents	(1,927)	(655)	97	218	(169)
Net (decrease) increase in cash and cash equivalents	$(154,577)	$23,430	$73,645	$(37,511)	$(125,706)

Cash Flow

Accounts receivable represent our largest working capital requirement. We bill the majority of our clients monthly after services are rendered. Our operating cash flow is primarily affected by the overall profitability of our contracts, our ability to invoice and collect from our clients in a timely manner and the timing of vendor and tax payments.

Net cash provided by operating activities was $26.1 million in the six months ended December 31, 2011 compared to $63.8 million in the six months ended December 31, 2010. The decrease was primarily due to the payment of costs related to the Transaction in fiscal 2012.

Net cash provided by operating activities was $90.6 million, $96.7 million and $176.6 million in fiscal 2009, 2010 and 2011, respectively. In each of these three years, net cash provided by operating activities was attributable primarily to income excluding non-cash charges for depreciation and amortization and stock based compensation. The increase in cash provided by operating activities in fiscal 2011 was primarily due to improvements in billing and collections, the timing of vendor payments and lower net tax payments due to the IRS approval of a tax accounting method change allowing for the deferral of revenue recognition for tax purposes related to certain types of unbilled receivables and a worthless stock income tax benefit related to Era. The decrease in cash provided by operating activities in fiscal 2010 was driven by the timing of vendor payments.

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Net cash used in investing activities in connection with the Transaction was $1.7 billion in the six months ended December 31, 2011, partially offset by proceeds from the sale of Era. Net cash used in investing activities was $102.4 million in the six months ended December 31, 2010, primarily related to the acquisitions of Sentech in July 2010 and Platinum in November 2010.

Net cash used in investing activities was $142.4 million, $1.2 million and $115.8 million in fiscal 2009, 2010 and 2011, respectively. Acquisitions of businesses and capital expenditures were the primary uses of cash in investing activities for each of the three years. Additionally, in fiscal 2011, we collected $15.0 million for the repayment of the total outstanding balance of the notes related to the sale of Futures and received $6.4 million from the sale of AOS. In fiscal 2010, we received $12.5 million from the settlement related to the Era acquisition and collected $5.3 million related to the Futures notes.

Net cash provided by financing activities was $1.6 billion in the six months ended December 31, 2011, all of which was related to the Transaction including $1.3 billion of debt incurred and $394.0 million of equity contributions by the PEP Funds. Net cash provided by financing activities of $0.9 million in the six months ended December 31, 2010 included proceeds from the exercise of stock options and our employee stock purchase plan, offset by payments to repurchase shares of common stock from employees upon the vesting of stock-based awards.

Net cash used in financing activities was $100.9 million and $71.4 million in fiscal 2009 and 2010, respectively. Net cash provided by financing activities was $12.8 million in fiscal 2011. Our most significant financing activities were borrowings and repayments under our old credit facility. Historically we only borrowed from our credit facility to finance acquisitions. During fiscal 2011, cash provided by financing activities included proceeds from the exercise of stock options and our employee stock purchase plan, offset by payments to repurchase shares of common stock from employees upon the vesting of stock-based awards to cover the statutory tax withholding. During fiscal 2010, we repaid all of the outstanding borrowings under the old credit facility. In fiscal 2009, we used $22.0 million to repurchase outstanding shares of our common stock.

Senior Secured Indebtedness

In connection with the Transaction, we entered into Senior Secured Credit Facilities consisting of an $875.0 million Term Loan B Facility and a $100.0 million Revolver. The Term Loan B Facility was issued at a discount of $8.75 million. Also in connection with the Transaction, we issued the notes.

Borrowings under the Senior Secured Credit Facilities bear interest at a rate equal to an applicable margin plus London Interbank Offered Rate, or LIBOR, with a 1.25% floor, or, at our option, an applicable margin plus an alternative base rate determined by reference to the higher of the prime rate or the federal funds rate plus 0.5%, with a 2.25% floor. The interest rate on our outstanding borrowings under the Term Loan B Facility at December 31, 2011 was 6.5%. In addition to paying interest on outstanding principal under the Senior Secured Credit Facilities, we pay a per annum commitment fee of $0.5 million on undrawn amounts under the Revolver and customary administrative fees. The Senior Secured Credit Facilities are guaranteed by our wholly-owned subsidiaries, excluding our discontinued Era and GCD businesses. The Term Loan B Facility matures in July 2018 and the Revolver matures in July 2016.

We are required to make quarterly installment payments on the Term Loan B Facility of approximately $2.2 million per quarter commencing on December 31, 2011, with the remaining amount payable in July 2018. We have made $85 million of prepayments on our Term Loan B Facility as of March 30, 2012. These prepayments satisfy our required quarterly principal payments for the term of the loan and are expected to satisfy our required excess cash flow principal payments for fiscal 2012.

The notes are guaranteed by all of our wholly-owned subsidiaries, excluding our discontinued Era and GCD businesses. The guarantees are full and unconditional and joint and several. Each of our subsidiary guarantors are 100% owned and have no independent assets or operations. Interest on the notes is payable semi-annually. The notes are redeemable in whole or in part, at our option, at varying redemption prices that generally include premiums. In addition, until October 1, 2014, we may, at our option redeem up to 35% of the then outstanding aggregate principal amount of the notes with the net cash proceeds from certain equity offerings at a redemption price equal to 111% of the aggregate principal amount thereof.

We are required to meet a net senior secured leverage ratio covenant quarterly if any revolving loan, swingline loan or letter of credit is outstanding on the last day of the quarter. The ratio is calculated as the consolidated net secured indebtedness as of the last day of the quarter (defined as the consolidated net debt secured by any lien minus any cash and permitted investments) to the preceding four quarters’ consolidated EBITDA (as defined in the Credit Agreement). We had no outstanding letters of credit or borrowings under our Revolver as of December 31, 2011.

Capital Requirements

We believe the capital resources available to us under the Revolver portion of our Senior Secured Credit Facilities and cash from our operations are adequate to fund our normal working capital needs as well as our capital expenditure requirements, which are expected to be approximately 1% of revenue, for at least the next twelve months.

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Income Taxes

The Transaction accelerated the recognition of expense for stock options and restricted stock, creating a tax deduction of approximately $80.0 million in fiscal 2012. As a result of this stock compensation deduction, Transaction costs, and tax-deductible interest expense, we do not expect to make any U.S. federal income tax payments until fiscal 2013.

Off-Balance Sheet Arrangements

As of December 31, 2011, other than operating leases, which are included in the Contractual Obligations table below, we had no material off-balance sheet arrangements, including retained or contingent interests in assets transferred to unconsolidated entities; derivative instruments indexed to our stock and classified in stockholders’ equity on the consolidated balance sheet; or variable interests in entities that provide us with financing, liquidity, market risk or credit risk support or engage with us in leasing, hedging or research and development services. We no longer utilize forward contracts to offset foreign currency exchange rate risk as our foreign operations, Era and GCD, have been sold. We utilize interest rate derivatives to add stability to interest expense and to manage our exposure to interest rate movements.

For further discussion of our derivative instruments and hedging activities see Note 7 to our condensed consolidated financial statements as of and for the period ended December 31, 2011 included elsewhere in this prospectus.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2011 that require us to make future cash payments. For contractual obligations, we included payments that we have an unconditional obligation to make.

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
			(in thousands)

Senior Notes	$400,000	$-	$-	$-	$400,000
Term Loan B Facility (1)	845,000	20,000	-	15,938	809,063
Interest on debt	728,180	108,530	196,358	195,448	227,845
Operating lease obligations	146,783	33,068	53,884	37,055	22,776
Total contractual obligations	$2,119,963	$161,598	$250,242	$248,440	$1,459,683

 (1) We estimate an excess cash flow principal payment of $20 million as of December 31, 2011 for fiscal 2012. The excess cash flow payments are not estimable for the remaining fiscal years, as such, only the scheduled principal payments are included in the table above with the remaining outstanding loan balance due in July 2018.

In the normal course of our business, we enter into agreements with subcontractors and vendors to provide products and services that we consume in our operations or that are delivered to our customers. These products and services are not considered unconditional obligations until the products and services are actually delivered, at which time we record a liability for our obligation.

The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing and amount of cash out flows from future tax settlements cannot be determined. See Note 11 of our June 30, 2011 consolidated financial statements included elsewhere in this prospectus for additional information regarding taxes and related matters.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the Financial Accounting Standards Board during the six months ended December 31, 2011 and through the filing of this prospectus did not and are not expected to have a material impact on our present or future consolidated financial statements.

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BUSINESS

Our Company

We are a leading provider of technology and strategic consulting services and solutions primarily to U.S. federal government organizations. Founded in 1978, we are dedicated to solving complex problems for our clients by providing information technology, or IT, services, systems and solutions that enable mission performance, improve efficiency of operations or reduce operating costs. Our service offerings include systems design, development and integration; cyber security; outsourcing and managed services; and strategic consulting. We currently serve more than 250 federal government organizations, across the national security, civil government and health markets, many of which we have served for more than 20 years. Together, these organizations represented 97% of our total revenue for the year ended June 30, 2011, or fiscal 2011. Our revenue, income from continuing operations and Adjusted EBITDA for fiscal 2011 were $1,705.0 million, $91.7 million and $200.4 million, respectively. For a reconciliation of Adjusted EBITDA to net income, see “Summary—Summary Historical and Pro Forma Consolidated Financial and Operating Data.”

We currently maintain a highly diversified contract base of approximately 1,200 active contracts, with our top ten contracts accounting for less than 30% of revenue and no single contract representing 10% or more of revenue for fiscal 2011. When contracting with our clients, we enter into one of three basic types of contracts: cost-plus-fee, time-and-materials and fixed-price. We generated 34% of our total revenue from cost-plus-fee contracts, 38% from time-and-materials contracts and 28% from fixed-price contracts in fiscal 2011.

As of December 31, 2011, our backlog was approximately $4.0 billion, of which $827.0 million was funded. Backlog represents the amount of future revenue expected to be recognized under existing signed contracts, assuming the exercise of all options relating to those contracts. As a result, we believe we have significant visibility into our revenue and expect to recognize approximately 26% of this backlog as revenue for the twelve months ending December 31, 2012.

Our Markets

We deliver our IT and professional services to clients in the following markets: national security; civil government; and health.

National Security

We derived approximately 50% of our revenue in fiscal 2011 from customers in our national security market. The national security market has an increasing need for secure communications, enhanced intelligence, surveillance and reconnaissance capabilities and logistics and our federal government customers have demonstrated an expanding need for data and text mining solutions to enable them to extract, analyze and present data gathered from massive volumes of information available through public sources such as the Internet. At the same time, reduced budgets demand technologies and systems that enable the government to meet these needs at lower costs.

In our national security market, we combine strong functional domain expertise with full systems lifecycle capabilities to reduce costs and improve performance for the military services, unified combatant commands, joint operations and independent defense agencies as well as law enforcement and the Department of Homeland Security and intelligence and space agencies. Our qualifications in cyber security and information operations are also important given the escalating threats to sensitive government information and assets.

Our core capabilities range from the design, implementation, integration and management of enterprise networks and systems, to the design, development and support of mission critical software systems, enhanced asset visibility and integrated logistics systems, as well as Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance, or C4ISR, training and cyber services. Also, we provide mission-oriented support in the areas of information technology, knowledge management and analytical services, mission-critical enterprise software development and services, cyber security solutions and services, program management, systems analysis and engineering, counterintelligence, counterterrorism, irregular warfare analysis, predictive intelligence, and law enforcement.

Our key customers in the national security market include the Department of Homeland Security, Department of Justice, U.S. Air Force, U.S. Navy, U.S. Army, and the U.S. European Command.

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Civil Government

New legislation and regulation in the areas of financial reform, energy efficiency and environmental sustainability are driving changes in our civil government clients’ requirements. At the same time, efficiency initiatives mandated by the U.S. government’s Chief Information Officer are causing our clients to migrate towards cloud computing, consolidate various data centers and reduce improper payments. Revenue earned from customers in our civil government market represented approximately 36% of our revenue for fiscal 2011.

In our civil government market, we support federal civil agencies with comprehensive professional and technology consulting services and enterprise-wide infrastructure support. Our enterprise architecture services, as well as web and wireless solutions, are of particular interest to government agencies responding to the necessity for interoperability among IT systems and the demand for transparency in government functions. Our enterprise resource planning, or ERP, software expertise enables us to compare custom-built to commercial off-the-shelf solutions and implement the system that best suits our customers’ specific needs. Our expertise in energy efficiency and environmental mission support enables us to provide policy and technology support to our customers. Our cyber security capabilities allow us to secure our clients’ networks and mission data, protecting them against cyber-attacks and network intrusions and maintain privacy protections for data that require it. Our key customers in the civil government market include the Federal Deposit Insurance Corporation, or FDIC, Department of Agriculture, Environmental Protection Agency, Department of State, Small Business Administration, Office of Personnel Management, Government Accountability Office, Department of Transportation, Department of Energy, Administrative Office of the U.S. Courts and Department of Treasury.

Our largest contract was in the civil government market with the FDIC which represented approximately 9% of our fiscal 2011 revenue. Under this contract, we provide the FDIC with comprehensive IT infrastructure support, including program management, client and help desk support, data center operations and local area network administration, security operations and support, systems engineering and integration, and equipment distribution.

Health

Given its information archival, retrieval, communication and privacy challenges, the federal health industry, which includes Health Research, Public Health and Healthcare, has significant needs for improvement in technology and systems efficiency and is a strategic priority for us. Revenue earned from customers in our health market represented approximately 14% of our revenue for fiscal 2011. Demographic trends as well as consumer pressures have begun to accelerate the priority of health IT improvements and we believe the federal budget pressures are likely to make these investments a government priority.

In the health market, we provide a variety of information technology services, as well as professional services such as research, public health information, and strategic planning, and offer specialized expertise in fraud, waste and abuse, privacy and bioinformatics. Our key customers in the health market include Department of Health and Human Services operating divisions, including the National Institutes of Health, Health Resources and Services Administration, and the Centers for Disease Control and Prevention, as well as the Food and Drug Administration and the Department of Veterans Affairs.

Historical Revenues by Market

The following table shows our revenues for each of our three markets in fiscal 2009, 2010 and 2011:

	Fiscal Year Ended June 30,
	2009	2010	2011
	(in thousands)
National Security	$780,761	$887,545	$859,470
Civil Government	486,911	512,971	612,731
Health	196,259	214,016	232,790

Our Core Capabilities

We provide most of the services required to support the entire life cycle of our clients’ IT systems, including systems design, development and integration, cyber security, and outsourcing and managed services.

Systems design, development and integration.  Our services include project management, systems design, network and systems integration, data analysis and integration, security engineering, software development, database design and development and independent test and evaluation. We analyze system concepts and assess data and information needs, define requirements, develop operational prototypes and integrate complex mission-critical systems and solutions that comply with a client’s enterprise architecture. Based on client requirements, we may design custom-built systems; integrate and implement commercial off-the-shelf solutions, such as those for ERP, supply chain management and case management; or combine both approaches using service-oriented architecture principles and other industry best practices.

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Cyber Security.  Our customer base faces an increasingly sophisticated threat from organized, group-based cyber-attacks. We offer a proactive, multi-disciplinary approach to cyber security. Our suite of solutions includes security architecture, secure systems integration, cyber security operations, including security operations centers, offensive cyber tools and methods, information operations, compliance, privacy consulting and training services. We have deployed these offerings for a variety of customers in the national security, health and civilian agency markets, under both stand-alone cyber security contracts and as elements of broad-based infrastructure support contracts.

Outsourcing and managed services.  We partner with clients to consolidate and modernize existing infrastructures, improve customer service and reduce the total cost of operations through effective use of industry best practices and performance-based contracting methods. We also support clients with operations management services, sometimes referred to as co-sourcing. Based on client needs, we may oversee their technical infrastructure, manage their applications and networks, or operate their business processes in accordance with service-level agreements. Through infrastructure support contracts, we also purchase third-party hardware and/or software—commonly referred to as direct materials or rebillables—for integration into the network or application systems we provide.

Our Strengths

Significant revenue visibility and recurring contract base.  Our backlog of approximately $4.0 billion as of December 31, 2011, which represents 2.3 times our revenue in the twelve month period then ended, together with our typical contract length of three to five years, provides us with significant near-term revenue visibility. Our largest contract, with the FDIC, is expected to be re-competed in fiscal 2013. We believe that our longstanding relationships with our clients, having served many federal government agencies for over 20 years, as well as our strong customer satisfaction have historically driven our high re-compete win rate of approximately 91% for the period July 1, 2008 through December 31, 2011. We calculate our re-compete win rate based on existing customer contracts that are up for renewal, for which we act as prime contractor, by dividing the aggregate contract dollar amount won by the aggregate contract dollar amount of existing contracts for which we competed.

Diversified government customer and contract base.  Our revenue profile is diversified across a large number of contracts and customers. We currently have approximately 1,200 contracts, with no contract accounting for 10% or more of revenue and the top ten contracts accounting for less than 30% of revenue in fiscal 2011. In addition, we hold a broad portfolio of strategic contract vehicles that enable us to compete for future work with our federal government customers. In fiscal 2011, more than 70% of our revenue was generated from contracts under multiple award vehicles including 92 agency-specific indefinite delivery/indefinite quantity contracts, or ID/IQs, 49 blanket purchase agreements, or BPAs, four government-wide acquisition contracts, or GWACs and seven General Services Administration, or GSA schedule contracts as of June 30, 2011. We also have a diversified customer base, currently serving more than 250 federal government organizations, with national security, civil government and health agencies accounting for 50%, 36% and 14% of our total revenue for the fiscal 2011. We believe this breadth of customer relationships, contract vehicles and customer markets is a key differentiator versus our peers and enables us to respond quickly to changing government priorities.

Strong competitive positioning.   We believe we are positioned well to grow over the next several years. A significant portion of our revenue is derived from services that we believe are in priority markets for the U.S. federal government, such as health, cyber security, intelligence and energy and environment, where growth is expected to outpace growth in the larger federal IT space. In addition, we believe our broad base of capabilities, deep domain expertise and reputation for quality should enable us to continue to gain market share. A majority of our revenue is derived from services that we believe to have relatively low insourcing or budgetary pressure risk, such as mission-critical IT management and national security support work. Additionally, substantially all of our work takes place in the continental U.S., which we believe limits our exposure to the troop withdrawal from war zones.

Attractive business model with strong deleveraging profile.  We believe we have an attractive business model characterized by stable profit margins and strong cash flow generation. Our highly variable cost base, favorable and diversified contract mix, proprietary pricing, bid and proposal capabilities and proven ability to manage indirect costs enable us to maintain strong and consistent EBITDA margins. In addition, our low capital expenditure requirements, which have averaged approximately 1.0% of our revenue for the past five fiscal years, are expected to contribute to strong cash flow generation and an attractive deleveraging profile over time.

Employees

Our success as a technology and strategic consulting services and solutions company is highly dependent on our employees. As of December 31, 2011, we had approximately 6,300 employees. Approximately 80% of our employees are professionals or managers with technology or domain expertise. Our professional staff is highly educated, with approximately 28% holding advanced degrees. Approximately 53% of our employees have federal government security clearances, which may represent a barrier to entry in the national security market, where personnel who hold security clearances are often a prerequisite to bidding for contracts.

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Our active recruiting effort is aligned with our operating organizations and relies heavily on employee referrals in addition to a variety of other recruiting methods. Employee referrals accounted for approximately 25% of our new hires in fiscal 2011.

There are a limited number of qualified technology workers with high-level security clearances. To compete effectively for the best available employees, we offer a combination of rewarding job responsibilities, competitive compensation and benefits, and opportunities for merit-based advancement. We currently have no employees represented by collective bargaining agreements.

Marketing & Sales

We market our services primarily to the U.S. federal government. Our business development and capture process relies upon a cooperative effort between our operating groups and our marketing and sales organization to further penetrate existing accounts and to win new competitive procurements in our target markets. Primary responsibility for selling additional services to existing clients, including client account build-out, capture of follow-on work, and pursuit of small and mid-sized new contracts, rests with our operating groups.

Responsibility for bidding and winning large competitive procurements, either for new clients or for strategic expansion with existing clients, is shared by our operating groups and our central Growth organization. We have a team of experienced marketing and sales professionals who perform market intelligence, capture management, strategic pricing, and proposal development. Members of our Growth organization work closely with their counterparts in our operating groups as we compete to win new contracts.

Over the past several years, we have invested significant resources in expanding and improving our marketing and sales capabilities. We have launched a number of new initiatives, including implementing a competitive market intelligence and pricing capability; increasing our bid and proposal budgets for capture activities; developing a more geographically dispersed business base and regional sales capability; and focusing more of our resources on large opportunities. We have also established new training programs to broaden and enhance the level of marketing and sales expertise in our operating groups. These efforts have resulted in a larger qualified pipeline of opportunities and a growing volume of orders within the federal technology and professional services environment.

Competition

We compete to win single award contracts and multiple award contracts, such as agency-specific ID/IQ contracts, BPAs, GWACs, and GSA schedule contracts. After we have won a multiple award contract, we then compete for individual delivery orders under the contract. An individual agency that desires to obtain a product or service typically invites approved providers to compete based on technological expertise, resources, price, or some other basis.

We encounter many of the same competitors in our target markets. Some examples of these competitors include:

•	Federal systems integrators such as CACI International Inc., Computer Sciences Corporation, ManTech International Corporation, NCI Inc., Science Applications International Corporation, and Unisys Corporation;

•	Divisions of large defense contractors such as General Dynamics Corporation, L-3 Communications, Lockheed Martin Corporation, and Northrop Grumman Corporation;

•	Consulting firms such as Accenture Ltd., Booz Allen Hamilton Inc., and International Business Machines Corporation; and

•	Other smaller and specialized government IT contractors.

We compete against a large number of established multinational corporations which may have greater financial or operational capabilities than we do. In certain circumstances, we also compete against smaller companies that may be able to concentrate their resources in more specialized areas or compete more effectively than us on price. Competitors may also establish teaming relationships amongst themselves and with other third parties to meet customer needs.

Competition for contracts with the U.S. government continues to be intense. The U.S. government has increasingly used contracting processes that give it the ability to select multiple winners or pre-qualify certain contractors to provide various services or products at established general terms and conditions. Such processes include purchasing services and solutions using ID/IQ and GSA contract vehicles. This trend has served to increase competition for U.S. government contracts.

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Backlog

Backlog represents the amount of future revenue to be recognized under existing signed contracts and includes funded and unfunded orders. As of December 31, 2011, we expected to recognize approximately 16% and approximately 26% of our backlog as revenue during the remainder of fiscal 2012 and during the next twelve months, respectively. For additional discussion of backlog, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Seasonality

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Seasonality” for a discussion of the seasonality of our business.

Regulatory Matters

U.S. Government Contracts

The vast majority of our business consists of contracts with the U.S. government, which has a highly structured and regulated competitive procurement process. Our U.S. government contracts are funded by agency budgets that operate on an October-to-September fiscal year. In February of each year, the President of the United States presents to Congress the budget for the upcoming fiscal year. This budget proposes funding levels for every federal agency and is the result of months of policy and program reviews throughout the executive branch. From February through September of each year, the appropriations and authorization committees of Congress review the President’s budget proposals and establish the funding levels for the upcoming fiscal year. Once these levels are enacted into law, the Executive Office of the President administers the funds to the agencies. If Congress is unable to agree on budget priorities and is unable to pass the annual budget on a timely basis, a continuing resolution is typically enacted. A continuing resolution generally allows government agencies to operate at spending levels approved in the previous budget cycle; however, this may delay funding on some of our current programs and possible future contract awards. Further, in some instances, Congress does not enact a continuing resolution which could lead to significant non-reimbursable costs. Due to the structure of the federal budget process, our federal government contracts are typically not fully funded at inception even though these contracts may extend several years into the future. These longer term contracts may also include option years which may not be exercised. Additionally, federal government contracts, by their terms, generally can be terminated at any time by the federal government, without cause, for the convenience of the government. If such a contract is terminated for convenience, we would typically be entitled to receive compensation for the services provided and costs incurred through the time of termination, plus settlement expenses and a negotiated amount of profit.

When working with U.S. government agencies and entities, we must comply with laws and regulations relating to the formation, administration, and performance of contracts. The Federal Acquisition Regulation, or FAR, which mandates uniform policies and procedures for U.S. government acquisitions and purchased services, governs the majority of our contracts. Individual agencies also have acquisition regulations that provide implementing language for the FAR or that supplement the FAR, with which me must also comply.

Other federal regulations (a) require certification and disclosure of cost or pricing data in connection with contract negotiations, (b) govern reimbursement rights under cost-based contracts and (c) restrict the use, dissemination and exportation of products and information for national security purposes. In some cases, these regulations allow the government significant visibility into our financial data. While this is customary in federal government contracting, it may limit the overall profit margins in our business as compared to companies serving customers other than the federal government.

For more information on risks relating to U.S. government contracts, see “Risk Factors—Risks Related to Our Business—Our largest customer, the U.S. federal government, accounts for the vast majority of our revenue and earnings. Inherent in the government contracting process are unique risks which may materially and adversely affect our business and profitability,” “—Our failure to comply with complex laws and regulations could cause us to be found liable and subject us to a variety of penalties,” “—Unfavorable government audit results could force us to adjust previously reported operating results and could subject us to a variety of penalties and sanctions” and “—Our business depends on obtaining and maintaining required employee and facility clearances.”

Prime Contracts and Subcontracts

When we act as a prime contractor, we derive revenue primarily through our own direct labor services, but also through the efforts of our subcontractors. As part of the contract bidding process, we may enter into teaming agreements with subcontractors to enhance our ability to bid on large, complex contracts or to more completely address a particular client’s requirements. When we are the prime contractor on a contract, we are ultimately responsible for the overall contract as well as the performance of our subcontractors. Operating as a prime contractor generally positions us to establish better client relationships, exert more control and influence over results, have clearer visibility into future opportunities, and typically earn higher profit margins. Serving as the prime contractor also subjects us to additional risks and responsibilities. See “Risk Factors—Risks Related to Our Business” of this offering memorandum for further discussion. We were the prime contractor on contracts representing 91% of our total revenue for the six months ended December 31, 2011 and 85%, 87% and 90% for the fiscal years ended June 30, 2009, 2010 and 2011, respectively.

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Single Award Contracts

Under single award contracts with defined statements of work, an agency solicits, qualifies, and then requests proposals from interested contractors. The agency then evaluates the bids and typically awards the contract to a single contractor for a specified service. Single award federal government contracts accounted for approximately 27% of our revenue for the six months ended December 31, 2011 and 19%, 19% and 26% for the fiscal years ended June 30, 2009, 2010 and 2011, respectively.

Multiple Award Contracts

Under ID/IQ contracts, a federal government agency can form preferred provider relationships with one or more contractors. This category includes agency-specific ID/IQ contracts, blanket purchase agreements, or BPAs, GWACs and GSA schedule contracts. These umbrella contracts, often referred to as vehicles, outline the basic terms and conditions under which federal government agencies may order services. ID/IQ contracts are typically managed by one sponsoring agency, and may be either for the use of a specific agency or available for use by any other agency of the federal government. ID/IQ contracts designated by the Office of Management and Budget, or OMB, for use by any agency of the federal government are referred to as GWACs.

Contractors within the industry compete to be pre-selected to perform work under an ID/IQ contract. An ordering agency then issues delivery orders, commonly known as task orders, for services to be performed under the contract. If the ID/IQ contract has a single prime contractor, only that contractor may be awarded delivery orders. If the contract has multiple prime contractors, the award of each delivery order typically will be competitively determined among the pre-selected contractors.

GSA schedule contracts contain listings of commercial services and products, along with their respective prices, which typically reflect a contractually obligated proportional relationship between the GSA schedule price and that contractor’s commercial prices. The schedules are maintained by the GSA for use by any federal agency or other authorized entity, including state and local governments. When an agency selects services under a GSA schedule contract, the competitive process is limited to qualified GSA schedule contractors.

Due to the lower contract procurement costs, reduced procurement time, and increased flexibility associated with multiple award contracts, these vehicles have been utilized frequently in the last decade and are held by many contractors. Agency-specific ID/IQs have become increasingly prevalent, particularly in the Defense Department. Access to the relevant vehicles is critical for contractors intending to do business with a specific agency. Task orders under multiple award contracts, including ID/IQs, BPAs and GSA schedule contracts, accounted for approximately 73% of our revenue for the six months ended December 31, 2011 and 81%, 81% and 74% for the fiscal years ended June 30, 2009, 2010 and 2011, respectively.

Contract Types

Contracts with our federal government customers generally have one of three types of price structures: cost-plus-fee, time-and-materials, and fixed-price.

•	Cost-plus-fee contracts. Cost-plus-fee contracts provide for reimbursement of allowable costs and the payment of a fee, which is our profit. In addition, some cost-plus-fee contracts provide for an award fee paid to the contractor for meeting the requirements of the contract.

•	Time-and-materials contracts. Time-and-materials contracts provide for a fixed hourly rate for each direct labor hour expended plus reimbursement of allowable material costs and out-of-pocket expenses.

•	Fixed-price contracts. Fixed-price contracts provide for a pre-determined fixed price for specified products and/or services. To the extent our actual costs vary from the estimates upon which the price was negotiated, we will generate more or less than the anticipated amount of profit or could incur a loss.

Each of these contract types presents advantages and disadvantages. Cost-plus-fee contracts generally subject us to lower risk. They also can include award fees under which the customer may make additional payments based on our performance. However, not all costs are reimbursed under these types of contracts, and the government carefully reviews the costs we charge. In addition, negotiated base fees are generally lower than projected profits on fixed-price or time-and-materials contracts, consistent with our lower risk. Under time-and-materials contracts, we are also generally subject to lower risk; however our profit may vary if actual labor hour costs vary significantly from the negotiated rates. Fixed-price contracts typically involve the highest risk and as a result have higher fee levels and offer us additional profits if we can complete the work for less than the contract amount. However, fixed-price contracts require that we absorb cost overruns, should they occur.

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Contract profit margins are generally affected by the type of contract. An important part of growing our operating income is to increase the amount of services delivered under fixed-price contracts, which present more risk to deliver, but may result in higher profit. The following table summarizes our historical contract mix, measured as a percentage of total revenue, for the periods indicated.

	Fiscal Year Ended June 30,			Six Months Ended December 31,
	2009	2010	2011	2010	2011
Cost-plus-fee	37%	36%	34%	36%	34%
Time-and-materials	44%	40%	38%	37%	35%
Fixed-price	19%	24%	28%	27%	31%

Environmental Matters

Our business is subject to various federal, foreign, state, and local environmental protection laws and regulations. Failure to comply with these laws could result in civil or criminal sanctions, including fines, penalties, suspension or debarment from contracting with the U.S. government. Some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination, even if they did not know of and were not responsible for the contamination.

Environmental laws may also impose liability on any person who disposes, transports, or arranges for the disposal or transportation of hazardous substances to any site. We do not currently anticipate that the costs of complying with, or the liabilities associated with, environmental laws will materially adversely affect us, but we cannot assure that we will not incur material costs or liabilities in the future.

Properties

We lease our office facilities. At December 31, 2011, we had approximately 1.2 million square feet of floor space at approximately 60 separate locations, primarily in the U.S., with facilities located in 21 states and the District of Columbia. We have leased our corporate headquarters at 4300 Fair Lakes Court in Fairfax, Virginia 22033 since 1991. The lease for our headquarters expires on December 31, 2015.

Intellectual Property

The majority of our revenue is earned through our technical services, which we believe are generally not dependent upon patent protection. Our intellectual property portfolio is limited and includes trade secrets as well as trademarks, copyrights and patents. We occasionally license software and other technology protected by appropriate license agreements and trade secret and copyright law. We do not typically license our patents to customers. Other than licenses to commercially available software, we do not believe that any of our licenses to third-party intellectual property are material to our business taken as a whole.

Legal Proceedings

We are subject to investigations, audits and reviews relating to compliance with various laws and regulations with respect to our role as a contractor to agencies and departments of the U.S. Government, state, local, and foreign governments, and otherwise in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings and we could be faced with penalties, fines, repayments or compensatory damages. Adverse findings could also have a material adverse effect on us because of our reliance on government contracts. We are subject to periodic audits by state, local, and foreign governments for taxes. We are also involved in various claims and lawsuits arising in the normal conduct of our business, including but not limited to various employment litigation matters and investigations or charges before administrative agencies. Although we can give no assurance, based upon management’s evaluation, we do not believe that the outcome of any such matter would likely have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

On April 7, 2011, the Southeastern Pennsylvania Transportation Authority, or SEPTA, filed a lawsuit in the Court of Chancery of Delaware (captioned S.E. Pa. Trans. Auth. v. Volgenau, et. al, Case No. 6354 (Del. Ch.)) purportedly on behalf of itself and other stockholders of the Company against the Company, the Board of Directors, Providence, Sterling Holdco Inc., or Sterling Holdco, Sterling Merger Inc., a Delaware corporation, or Merger Sub, and Sterling Parent Inc., a Delaware corporation, or Parent. On April 29, 2011, SEPTA filed an amended complaint, and filed a second amended complaint on June 23, 2011, both of which also named the PEP Funds. The second amended complaint alleges, among other things, (1) that the Board breached its fiduciary duties by, among other things, failing to take steps to maximize the value of the merger consideration to its public stockholders and conveying substantial payments to existing officers of the Company, Providence, Sterling Holdco, Parent and Merger Sub at the unfair expense of the public stockholders and by failing to make certain disclosures, (2) that Dr. Ernst Volgenau breached his duty of loyalty and entire fairness in planning, structuring, and timing the merger to benefit himself as well as Providence, Sterling Holdco, Parent and Merger Sub, and that Dr. Stanton Sloane breached his duty of loyalty and entire fairness by using his position as chief executive officer to encourage and facilitate the buyout, (3) that Providence, the PEP Funds, Sterling Holdco, Parent and Merger Sub aided and abetted these purported breaches of fiduciary duties, and (4) that Dr. Volgenau’s rolling over of a portion of his shares for equity in the new Company violated the Company’s charter. The second amended complaint seeks to rescind the merger or recover money damages on behalf of the Company’s stockholders caused by the alleged breaches of fiduciary duties. On December 23, 2011, defendants answered the second amended complaint, and discovery is underway.

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On April 25, 2011, Andrei Sinioukov filed a lawsuit in the United States District Court for the Eastern District of Virginia (captioned Sinioukov v. SRA Int’l, Inc., et al, Civil Action No. 1:11-cv-447 (E.D. Va. filed Apr. 25, 2011)), purportedly on behalf of himself and other stockholders of the Company, against the Company, the Board of Directors, Providence, Parent and Merger Sub. The complaint alleges, among other things, (1) that the Board breached its fiduciary duties by, among other things, failing to take steps to maximize the value of the merger consideration to the Company’s public stockholders, and providing inadequate proxy disclosures, (2) that the Company and Providence aided and abetted these purported breaches of fiduciary duties, and (3) that the Board and Providence, made inadequate proxy disclosures under section 14(a) of the Securities Exchange Act of 1934 (and that they are liable under a derivative section 20(a) control person theory).

On May 20, 2011, the Eastern District of Virginia granted defendants’ motion to stay the Sinioukov case in favor of the substantially identical SEPTA lawsuit pending in the Court of Chancery of the State of Delaware. On July 14, 2011, the Eastern District of Virginia denied the Sinioukov plaintiff’s motion to lift the stay imposed by the court on May 20, 2011 and refused to enjoin the special meeting of stockholders of the Company in respect of the Merger from proceeding.

The Company and the Board believe that the above lawsuits are without merit and intend to defend them vigorously.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information concerning our executive officers and the board of directors. The age of each individual is as of March 15, 2012.

Name	Age	Position
William L. Ballhaus	44	President and Chief Executive Officer
Timothy J. Atkin	48	Executive Vice President and Chief Operating Officer
Richard J. Nadeau	57	Executive Vice President and Chief Financial Officer
Jeffrey J. Rydant	54	Executive Vice President and Chief Growth Officer
Joseph P. Burke	66	Senior Vice President, Intelligence, Homeland Security and Special Operations
Ernst Volgenau	78	Chairman of Board of Directors
Julie G. Richardson	48	Director
Christopher C. Ragona	39	Director

Executive Officers

William L. Ballhaus joined us in July 2011 as our president and chief executive officer as well as a member of our board of directors. Previously, Dr. Ballhaus served as chief executive officer, president and a director of DynCorp International from 2008 to 2010 and as president of BAE Systems Network Systems, National Security Solutions and Mission Solutions businesses from 2003 to 2008.

Timothy J. Atkin was named our executive vice president and chief operating officer in December 2008. Previously, he managed our Global Health business from December 2007 to December 2008 and our Civil Government business from July 2004 to December 2007. Mr. Atkin also started our homeland security and critical infrastructure protection programs. Before joining SRA, Mr. Atkin was a member of the U.S. government Senior Executive Service and Chief of Staff to the Deputy Secretary of the Department of Labor. He was also a director at the National Security Council and served with the U.S. Coast Guard. Mr. Atkin has a Bachelor of Science in Government from the U.S. Coast Guard Academy and received a Masters in Public Administration from Harvard University’s John F. Kennedy School of Government.

Richard J. Nadeau is our executive vice president and chief financial officer, having joined SRA in June 2009. From September 2007 to May 2009, he served as chief financial officer for Sunrise Senior Living, Inc., and from March 2006 to May 2007, he was chief financial officer for The Mills Corporation. From March 2005 to March 2006, he was the chief financial officer for Colt Defense LLC. Mr. Nadeau was a partner for KPMG LLP from 2002 to 2005 and for Arthur Andersen LLP from 1988 to 2002, where he was a member of the SRA audit team.

Jeffrey J. Rydant was appointed executive vice president and chief growth officer in August 2011. Mr. Rydant has been affiliated with SRA for over twenty years. During his tenure he has served in a variety of roles including leading SRA’s national security sector, leading the marketing and sales organization, and as chief information officer and senior vice president of Information Management and Technology, and senior vice president of the commercial sector.

Joseph P. Burke is senior vice president of our Homeland Security and Special Operations Group. Prior to his current role, Mr. Burke served as our senior vice president, Offerings and Products beginning January 2010. Mr. Burke also served as our senior vice president of our marketing and sales department from January 2011 to May 2011. Previously, Mr. Burke served as senior vice president of various other organizations within SRA. Mr. Burke joined SRA in 1992 and has extensive large-scale program management, acquisition and IT systems engineering experience. Prior to joining SRA, Mr. Burke worked as a program manager at CEXEC, Inc., from 1988 to 1992 after a distinguished military career with the U.S. Air Force.

Board of Directors

Our board of directors is comprised of four members, including William L. Ballhaus, and the individuals named below.

Ernst Volgenau is our founder and has served as our chairman of the board of directors since October 2003. He served as our chief executive officer from October 2003 until December 2004. From 1978 to October 2003, he served as our president and as a director. From 1976 to 1978, he served as the director of inspection and enforcement for the U.S. Nuclear Regulatory Commission. Dr. Volgenau retired from active duty with the U.S. Air Force with the rank of Colonel in 1976. His military service included positions in the Office of the Secretary of Defense and as director of data automation for the Air Force Logistics Command.

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Julie G. Richardson is a managing director of Providence and leads the firm’s New York private equity team. Ms. Richardson is currently a director of Altegrity, Open Solutions, Stream Global Services and SunGard Data Systems. Prior to joining Providence in 2003, Ms. Richardson served as vice chairman of J.P. Morgan’s investment banking division and chairman of the firm’s telecommunications, media and technology group. Prior to joining J.P. Morgan in 1998, Ms. Richardson was a managing director at Merrill Lynch, where she spent over 11 years. She received a Bachelor of Business Administration from the University of Wisconsin-Madison and spent a year studying finance at the Stanford Graduate School of Business. Ms. Richardson serves on the executive committee of the board of directors of the Make-A-Wish Foundation of Metro New York.

Christopher C. Ragona is a managing director of Providence, based in its Providence office. Mr. Ragona is currently a director of Open Solutions. Prior to joining Providence in 2007, Mr. Ragona was a vice president with GTCR Golder Rauner, where he worked primarily on investments in the transaction processing, technology services and business process outsourcing industries. Previously, Mr. Ragona was with Oak Hill Capital Management, McKinsey & Company and Bowles Hollowell Conner & Company. He received a Master of Business Administration from the Stanford Graduate School of Business and a Bachelor of Arts from Duke University.

DIRECTOR COMPENSATION

Fiscal 2011 Director Compensation

Pursuant to our compensation plan for non-employee Directors, we paid each non-employee Director an annual retainer of $50,000 per year, payable quarterly, plus $2,000 for each Board meeting attended, including attendance by teleconference, $2,000 for each Committee meeting attended in person, and $1,000 for each Committee meeting attended by teleconference. The Audit and Finance Committee chair was paid an additional annual retainer of $25,000, payable quarterly, the Compensation and Personnel Committee chair was paid an additional annual retainer of $20,000, payable quarterly, and the Governance Committee chairs were paid an additional annual retainer of $15,000, payable quarterly. Members of the Audit and Finance Committee, other than the Chairman, were paid an additional annual retainer of $15,000, paid quarterly, and all other committee members, excluding the Chairman of each, were paid an additional annual retainer of $10,000, paid quarterly. Non-employee Directors were able to elect to receive shares of class A common stock in lieu of their cash retainer. All shares delivered pursuant to such an election were granted quarterly under our then-existing stock incentive plan on the third business day following each quarterly issuance of our earnings and were fully vested upon grant. The number of shares granted was determined using the closing trading price of our class A common stock as reported on the New York Stock Exchange on the grant date.

In addition, in fiscal 2011 members of the Special Committee of the Board of Directors, or Special Committee, received a one-time, $35,000 fee, for their service on the Special Committee, excluding the chairman. The Special Committee chairman received a one-time $75,000 fee for his service.  Special Committee members were not allowed to elect shares of class A common stock in lieu of their Special Committee fee.

Non-employee Directors also received a one-time equity grant with an estimated value, determined by utilizing the Black-Scholes option pricing model, of $150,000 upon their appointment or election to the Board. Each continuing non-employee Director who had served for at least thirty months received an annual equity grant with an estimated value of $80,000. Annual equity grants were generally made on the third business day following the issuance of our earnings release for our annual financial results.

Each equity grant described above consisted in part of nonqualified stock options and in part of restricted stock, in each case with respect to class A common stock. The allocation of each equity grant between stock options and restricted stock was made so that the estimated value attributable to both components was equal. The estimated value was determined on the grant date and with our practices and methodologies then in effect. The equity grants were made under our then-existing stock incentive plan and vested in equal 25% increments over four years. The exercise price for stock options granted was the closing trading price on the New York Stock Exchange of our class A common stock on the date of grant.

The following table sets forth information regarding the compensation of all of our Directors that served during fiscal 2011. Dr. Sloane, who served as President and CEO and as a Director, and Dr. Volgenau, who served as Chairman of the Board and an employee of the company, are not listed and were not separately compensated for their services as Directors. The compensation for each of Drs. Sloane and Volgenau are fully reflected in the Summary Compensation Table included in this registration statement.

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Director Compensation Table

Non-Employee Director	Fees Earned or Paid in Cash($) (1)	Stock Awards ($) (2)	Option Awards($) (2)	Total($)
John W. Barter (3)	$144,500	$31,294	$48,676	$224,470
Larry R. Ellis (4)	48,000	31,294	48,676	127,970
Edmund P. Giambastiani, Jr. (5)	19,000	—	—	19,000
Miles R. Gilburne (6)	38,500	31,294	48,676	118,470
W. Robert Grafton (7)	104,250	—	—	104,250
William T. Keevan (8)	65,000	—	—	65,000
Michael R. Klein (9)	117,000	31,294	48,676	196,970
David H. Langstaff (10)	47,000	31,294	48,676	126,970
Gail R. Wilensky (11)	51,000	31,294	48,676	130,970

(1)	Represents the aggregate dollar amount of fees paid for services as a Director during fiscal 2011, including annual retainer fees and Committee Chairman fees. Directors were able to elect to receive class A common stock in lieu of cash for annual retainer and Committee Chairman fees with the exception of fees earned for services provided to the Special Committee. The number of shares was determined on the third business day following each quarterly issuance of our earnings based on the closing market price for a share on that date. In 2011, the following Directors received the following amount of class A common stock shares in lieu of cash: General Ellis, 3,292 shares with a grant date fair value of $81,572; Mr. Gilburne, 5,585 shares with a grant date fair value of $136,048; Mr. Grafton, 2,699 shares with a grant date fair value of $65,323; Mr. Klein, 2,182 shares with a grant date fair value $55,060; Mr. Keevan, 2,063 shares with a grant date fair value $50,076; and Dr. Wilensky, 2,052 shares with a grant date fair value of $50,058.
(2)	The amounts in these columns represent the aggregate grant date fair value computed in accordance with Accounting Standards Codification, or ASC, 718 for awards made during fiscal 2011. The grant date fair value of our stock awards was the closing price for our stock on the date of grant. Assumptions used in the calculation of the grant date fair value of our option awards are included in Note 1 of our June 30, 2011 consolidated financial statements included elsewhere in this prospectus.
(3)	Mr. Barter received a grant of 1,560 shares of restricted stock on August 16, 2010 with a fair market value of $20.06 per share, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 6,240 shares of class A common stock on August 16, 2010, with a grant date fair value of $7.80 per share. As of June 30, 2011, Mr. Barter held options to purchase 57,540 shares and held 5,860 shares of restricted stock.
(4)	General Ellis received a grant of 1,560 shares of restricted stock on August 16, 2010 with a fair market value of $20.06 per share, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 6,240 shares of class A common stock on August 16, 2010, with a grant date fair value of $7.80 per share. As of June 30, 2011, General Ellis held options to purchase 16,640 shares and held 5,460 shares of restricted stock.
(5)	Edmund P. Giambastiani, Jr. resigned from the Board effective July 28, 2010. As of June 30, 2011, Admiral Giambastiani held no outstanding stock options and 1,510 vested restricted shares.
(6)	Mr. Gilburne received a grant of 1,560 shares of restricted stock on August 16, 2010 with a fair market value of $20.06 per share, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 6,240 shares of class A common stock on August 16, 2010, with a grant date fair value of $7.80 per share. As of June 30, 2011, Mr. Gilburne held options to purchase 54,840 shares and held 4,860 shares of restricted stock.
(7)	As of June 30, 2011, Mr. Grafton held options to purchase 8,540 shares and held 3,400 restricted shares.
(8)	As of June 30, 2011, Mr. Keevan held options to purchase 8,720 shares and held 2,960 shares of restricted stock.
(9)	Mr. Klein received a grant of 1,560 shares of restricted stock on August 16, 2010 with a fair market value of $20.06 per share, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 6,240 shares of class A common stock on August 16, 2010, with a grant date fair value of $7.80 per share. As of June 30, 2011, Mr. Klein held options to purchase 76,360 shares and held 5,860 shares of restricted stock.
(10)	Mr. Langstaff received a grant of 1,560 shares of restricted stock on August 16, 2010 with a fair market value of $20.06 per share, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 6,240 shares of class A common stock on August 16, 2010, with a grant date fair value of $7.80 per share. Mr. Langstaff resigned from the Board effective January 6, 2011, at which time 10,650 unvested options and 3,275 unvested restricted shares were forfeited. As of June 30, 2011, Mr. Langstaff held options to purchase 104,190 shares and held 1,585 shares of restricted stock.
(11)	Dr. Wilensky received a grant of 1,560 shares of restricted stock on August 16, 2010 with a fair market value of $20.06 per share, which was based on the closing price of class A common stock on the date of grant, and an option to purchase 6,240 shares of class A common stock on August 16, 2010, with a grant date fair value of $7.80 per share. As of June 30, 2011, Dr. Wilensky held options to purchase 49,330 shares and held 2,810 shares of restricted stock.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Overview

This Compensation Discussion and Analysis, or CD&A, describes our compensation philosophy and policies and discusses the Compensation and Personnel Committee’s role in establishing the compensation of our executive officers and oversight of our compensation programs during fiscal 2011. Comprehensive information is provided about the fiscal 2011 compensation for our principal executive officers, or Chairman and CEO, principal financial officer, or CFO, and our three other most highly compensated executive officers for fiscal 2011, or collectively, our named executive officers. Our named executive officers for fiscal 2011 were:

Ernst Volgenau (our Chairman during fiscal 2011);

Stanton D. Sloane (our CEO during fiscal 2011);

Richard J. Nadeau (our CFO);

Timothy J. Atkin;

Jeffrey R. Rydant; and

Joseph P. Burke.

The information below with respect to compensation paid to the named executive officers in fiscal 2011 is not necessarily indicative of the compensation amounts or benefits that these individuals, or other executive and key employees, will receive or the philosophy that will be applied in subsequent years. Additionally, as described below, certain of our named executive officers also received compensation in connection with the Transaction; these elements of compensation (most significantly, the cash out of all outstanding equity in the Transaction) were negotiated directly with Providence, and therefore do not necessarily reflect the philosophy of the Compensation and Personnel Committee, either before or after the Transaction.

Following the Transaction, we made several changes to senior management and our compensation philosophy and policies including:

•	Certain of our named executive officers were granted bonuses in connection with the Transaction.

•	Effective as of July 21, 2011, Stanton D. Sloane, our CEO during fiscal 2011, resigned.

•	Effective as of July 25, 2011, Dr. William L. Ballhaus was hired to succeed our outgoing CEO, Dr. Sloane.

•	We adopted a new equity incentive plan that provides for the granting of time- and performance-based stock options to our executive officers and key employees.

•	We implemented a new annual cash incentive plan for fiscal 2012.

Compensation Philosophy and Overall Approach to Executive Compensation

During fiscal 2011, our Board of Directors, or the Board, consisted of John W. Barter, Larry R. Ellis, Miles R. Gilburne, W. Robert Grafton, William T. Keevan, Michael R. Klein, David H. Langstaff (who resigned effective January 6, 2011), Stanton D. Sloane, Ernst Volgenau, and Gail R. Wilensky. Our Compensation and Personnel Committee consisted of Messrs. Langstaff (until his resignation), Gilburne, Grafton, and Dr. Wilensky. Compensation decisions made with respect to fiscal 2011 were made by the individuals serving on the Compensation and Personnel Committee during fiscal 2011. Compensation decisions following the Transaction have been made by the current Compensation and Personnel Committee.

The goal of our compensation programs, both prior and subsequent to the Transaction, is to compensate our executives commensurate with individual and company performance. During fiscal 2011, the specific objectives of our executive compensation program were as follows:

•	Support the attainment of our short- and long-term financial and strategic objectives and reward executives for continuous improvement in earnings and growth in stockholder value;

•	Be performance-based, with variable pay constituting a significant portion of total compensation;

•	Provide differentiated pay based on executives’ skills, role in the company, and contributions to our performance;

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•	Create commonality of interest between management and our stockholders by tying realized compensation directly to changes in stockholder value and encouraging significant accumulation of stock ownership among senior executives;

•	Attract, retain, and motivate highly skilled executives by providing a competitive compensation opportunity relative to other, comparably sized companies in the information technology, consulting, and defense industries;

•	To the extent possible, maximize the financial efficiency of the overall program from tax, accounting, and cash flow perspectives;

•	Reinforce a high-performance culture; and

•	Embrace best practice policies to the extent they are supportive of the above objectives.

To achieve these objectives, the Compensation and Personnel Committee of our Board evaluated our executive compensation program with the goal of setting target compensation at levels the Compensation and Personnel Committee believed to be competitive. Our executive compensation program during fiscal 2011 tied a substantial portion of each executive’s overall compensation to Company strategic, financial, and operational goals such as growth in revenue and operating income, cash flow measures, and net business orders, in addition to individual goals.

Prior to the Transaction, we also provided a significant portion of our executive compensation in the form of stock option grants and restricted stock awards because we believed this would help to retain our executives and provide an incentive for them to participate in the long-term success of our company, thereby better aligning their interests with those of our stockholders. Following the consummation of the Transaction, our existing equity plan was terminated and Sterling Holdco adopted a new equity incentive plan to provide long-term incentives for our executives and key employees, including our named executive officers. See “Changes in Management and Compensation Following the Transaction—Stock Incentive Plan.”

Although our CEO during fiscal 2011 did not participate in the Compensation and Personnel Committee’s determination of his own compensation, he did assist the Compensation and Personnel Committee in setting the compensation for our CFO and the other three most highly compensated executives, or collectively, the other named executive officers. The CEO’s assistance included providing a summary of his personal evaluations of each other named executive officer and recommending prospective base salaries, target incentive compensation levels, and long-term equity awards. The other named executive officers did not have a role in establishing executive compensation.

In attracting and retaining our named executive officers, we compete with many other firms in the information technology, consulting, and defense industries. To keep abreast of changing compensation packages of our competitors, during fiscal 2011 we assessed various compensation data from other companies throughout the fiscal year.

Historically, in making compensation decisions, the Compensation and Personnel Committee reviewed compensation data for companies in the information technology, consulting, and defense industries and compared our executive compensation to named executive officers at a peer group of publicly traded companies. The peer group consisted of publicly traded information technology, consulting, and defense companies that we believed had comparably sized revenue, net income, market capitalization, total assets, and number of employees.

When the Compensation and Personnel Committee set base salaries and cash incentive targets for fiscal 2011, its compensation consultant Frederic W. Cook & Co., Inc., or FWC, provided the Compensation and Personnel Committee with a report comparing each element of target total direct compensation we provided to our named executive officers, against that provided by certain other publicly traded information technology, consulting, and defense companies, which we refer to as our “Compensation Peer Group” as well as third party survey data for similar type positions.

The Compensation Peer Group for fiscal 2011 initially consisted of the following companies: CACI International, Inc, CIBER Inc., Cognizant Technology Solutions Corporation, ICF International, Inc., ManTech International Corporation, MAXIMUS, Inc., NCI, Inc., Sapient Corporation, Stanley, Inc., Syntel, Inc., Tetra Tech., Inc. and Unisys Corporation. These companies were selected as they best reflected our business content and cost structure, including core business, revenue size and number of employees. When the Compensation and Personnel Committee finalized actual cash bonuses and equity grants at the conclusion of fiscal 2011, FWC again provided the Compensation and Personnel Committee with a report comparing each element of target total direct compensation we provide to our named executive officers against our defined peer group as well as third party survey data, when available. The peer group at the end of fiscal 2011 was updated to include the addition of CGI Group as well as the removal of Stanley, Inc., which was acquired by CGI Group, and Syntel, Inc.

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The Compensation and Personnel Committee had directly engaged FWC as their consultant since fiscal 2008. FWC only undertook work upon the instruction of the Compensation and Personnel Committee and did not provide advice to management. FWC provided a comprehensive written report of its findings to the Compensation and Personnel Committee. This data was considered by the Compensation and Personnel Committee together with other discretionary factors such as individual performance, compensation history, scope of responsibility, internal equitable treatment and experience level in establishing each element of target total direct compensation for the named executive officers.

During fiscal 2011, the Company separately retained Hewitt Associates, or Hewitt, as the executive compensation consultant for general compensation matters, including compensation recommendations for all employees other than the named executive officers. Hewitt was not engaged by the Compensation and Personnel Committee.

During fiscal 2010, the Compensation & Personnel Committee had FWC review and analyze the 2002 Stock Incentive Plan, or the 2002 Plan, and associated revisions. The data from this analysis was presented to the Compensation & Personnel Committee for review and used to adopt the SRA International, Inc. 2010 Incentive Plan, or the 2010 Plan. The 2010 Plan was adopted by the shareholders during fiscal 2011.

Components of our Executive Compensation Program

During fiscal 2011, the primary elements of our executive compensation program were:

•	base salary;

•	annual cash incentives;

•	equity in the form of stock option and/or restricted stock awards;

•	insurance, 401(k) match, and other employee benefits; and

•	in some cases, severance and change in control benefits.

Base Salary

In approving the fiscal 2011 base salaries for our named executive officers, the Compensation and Personnel Committee considered the FWC analysis and external salary survey data. Actual individual salary amounts also reflected the Compensation and Personnel Committee’s judgment with respect to each executive’s individual performance, compensation history, scope of responsibility, internal equitable treatment, and experience level. While base salaries of our named executive officers were targeted at competitive levels, the Compensation and Personnel Committee believed that a significant portion of our named executive officers’ target total direct compensation should consist of cash incentive and equity awards (described below), which tied to the Company’s financial and operational results and individual performance.

The base salaries paid to our Chairman, CEO and other named executive officers for fiscal 2010 and 2011 are shown below:

Name of Executive	Position at end of Fiscal 2011	Fiscal 2011 Salary	Fiscal 2010 Salary	Change from Fiscal 2010
Ernst Volgenau	Chairman	$243,750	$195,000	25.0%

Stanton D. Sloane	President and Chief Executive Officer	680,000	680,000	0.0%
Richard J. Nadeau	Chief Financial Officer	426,400	410,000	4.0%
Timothy J. Atkin	Chief Operating Officer	364,000	350,000	4.0%
Joseph P. Burke	SVP, Offerings and Products	320,850	310,000	3.5%
Jeffrey J. Rydant	SVP, Marketing and Sales and National Security Sector	341,000[1]	300,000	13.7%

1Mr. Rydant received a salary increase effective December 16, 2010 in conjunction with his appointment to Senior Vice President of the National Security Sector.

In establishing the CEO fiscal 2011 base salary, the Compensation and Personnel Committee considered the May 28, 2010 Employment Agreement with Dr. Sloane, the FWC analysis, external survey data, individual performance, compensation history, scope of responsibility, internal equitable treatment, and experience level.

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At the end of fiscal 2010, the Compensation and Personnel Committee reviewed Dr. Volgenau’s salary and approved a 25% increase in his base annual salary for fiscal 2011. The Compensation and Personnel Committee noted he had not received any salary increase for the past several years.

Dr. Sloane recommended base salaries for fiscal 2011 for the other named executive officers. Dr. Sloane based these recommendations on each individual’s prior fiscal year salaries, the company’s strategic, operational, and financial performance metrics (which were also applicable to Dr. Sloane’s compensation), and individual performance, compensation history, scope of responsibility, internal equitable treatment, external market data, and experience level. Dr. Sloane’s recommendations were reviewed by the Compensation and Personnel Committee and approved by the full Board.

Our fiscal 2012 base salaries were effective prior to the Transaction. As in prior years, the CEO’s fiscal 2012 salary was determined by the Compensation and Personnel Committee and the base salaries for the other named executive officers for fiscal 2012 were recommended by Dr. Sloane. The salaries were reviewed by the Compensation and Personnel Committee and consented to by Providence. There were no changes in base pay for our named executive officers as a result of the Transaction.

Annual Cash Incentives

During fiscal 2011, we had an annual cash incentive plan for our named executive officers that was tied to the achievement of Company-wide strategic, operational, and financial goals, as well as individual goals and associated performance. The Compensation and Personnel Committee believed that making a significant portion of the named executive officers’ cash incentives contingent on corporate performance would align the named executive officers’ interest with those of our stockholders because it would focus the named executive officer on achievement of the company goals as well as the named executive officers’ individual goals.

Annual cash incentives for the CEO and the other named executive officers were determined pursuant to the following formula that incorporated both quantitative and qualitative metrics:

(Bonus Target)*	(Quantitative Multiplier)*	(Qualitative Multiplier)=	Actual Cash Incentive Earned
(Specified percentage of base salary)	(0.0 to 1.69)	(0.0 to 1.0)

The bonus target for our CEO was established and approved by the Compensation and Personnel Committee and approved by the independent directors of the Board at the beginning of each fiscal year. For fiscal 2011, our CEO’s bonus target was determined pursuant to the terms and conditions of his employment agreement, the Compensation and Personnel Committee’s review of his individual performance, compensation history, scope of responsibility and experience level, performance for the previous year, and relevant market data as supplied by FWC.

The bonus targets for the other named executive officers for fiscal 2011 were recommended by the CEO, approved by the Compensation and Personnel Committee, and subsequently approved by the full Board at the beginning of the fiscal year. They were based on assessments of individual performance, compensation history, scope of responsibility, internal equitable treatment, external market data, and experience level.

There were no changes in the fiscal 2012 bonus targets for our named executive officers as a result of the Transaction.

The quantitative multiplier for the CEO and other named executive officers for fiscal 2011 was determined at the beginning of the fiscal year by Company performance metrics approved by the Compensation and Personnel Committee as well as by the independent members of the Board (in case of the CEO) and the full Board for the other named executives. In setting these metrics, the Compensation and Personnel Committee did not formally benchmark company financial performance against the expected financial performance of the Compensation Peer Group.

These metrics were intended to represent the Compensation and Personnel Committee’s discretionary assessment of superior company performance and generally exceeded the Company’s planned corporate financial goals for the year. In fiscal 2011, the metrics were revenue, operating income, net orders, and free cash flow, or FCF.

For its calculations, the Compensation and Personnel Committee reviewed the Company-wide strategic operational and financial performance metrics compared to the fiscal 2011 Company financial plan as approved by the Compensation and Personnel Committee, market data (as compiled by FWC), and qualitative performance measures as established and approved by the Compensation and Personnel Committee at the beginning of fiscal 2011. Company strategic, operational, and financial metrics utilized included revenue, operating income, net orders, and FCF as follows:

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SRA Financial Objective	Financial Objective Weighting	Minimum Performance Level Goal	Target Performance Level Goal	Stretch Performance Level Goal
Revenue ($M)	20%	$1,759.6	$1,836.1	$1,887.1
Operating Income ($M)	30%	129	142.3	151.4
Net Orders ($M)	30%	1,729.2	2,136.1	2,543.0
FCF	20%	70.1	92.5	106.7

The qualitative multiplier for the CEO included individual goals and performance expectations established and approved by the Compensation and Personnel Committee and approved by the full Board at the beginning of the fiscal year. The goals and expectations were intended to represent superior individual performance. The CEO recommended, and the Compensation and Personnel Committee as well as the full Board approved, the goals and performance expectations at the beginning of the fiscal year used for the individual multiplier for the other named executive officers.

Our CEO’s fiscal 2011 cash incentive target was set based on his employment agreement and was approved by both the Compensation and Personnel Committee and the independent members of the Board. Incentive targets for other named executive officers for fiscal 2011 were recommended by the CEO, with review and approval from the Compensation and Personnel Committee as well as the full Board. The percentages reflected the CEO’s assessment of each executive’s individual performance, compensation history, scope of responsibility, experience level, internal equitable treatment, and relevant market data.

	Base Salary		Cash Incentive Target		Total Target Cash Compensation Mix
Name of Executive	Fiscal 2010	Fiscal 2011	Fiscal 2010	Fiscal 2011	Fiscal 2010	Fiscal 2011
Ernst Volgenau	$195,000	$243,750	N/A	N/A	$195,000	$243,750
Stanton D. Sloane	680,000	680,000	$680,000	$680,000	1,360,000	1,360,000
Richard J. Nadeau	410,000	426,400	321,293	341,120	731,293	767,520
Timothy J. Atkin	350,000	364,000	280,000	291,200	630,000	655,200
Joseph P. Burke	310,000	320,850	248,000	256,680	558,000	577,530
Jeffrey J. Rydant	300,000	341,000	240,000	272,800	540,000	613,800

Fiscal 2011 Cash Incentive for Chief Executive Officer

The Board of Directors evaluated Dr. Sloan’s performance for fiscal 2011 considering the qualitative measures previously approved by the Board.

The qualitative factors used by the Compensation and Personnel Committee in determining the qualitative multiplier could only decrease or sustain the amount earned based on the quantitative factors. A score of 1.0 would have indicated that performance expectations were fully met; a score less than 1.0 would have indicated that performance expectations were not fully met. On June 21, 2011, the Compensation and Personnel Committee approved a fiscal 2011 individual qualitative score of 0.9 for Dr. Sloane.

For calculating the quantitative multiplier for the CEO (as well as the other named executives) for fiscal 2011, the Compensation and Personnel Committee, based on prior decisions, did not include the impairment of goodwill and other long-lived assets from operating income. Accordingly, the Compensation and Personnel Committee established Dr. Sloane’s quantitative multiplier at 0.685.

Based on the qualitative multiplier at 0.90 and the quantitative multiplier at 0.685, Dr. Sloane’s cash incentive earned was $419,220 or approximately 62% of his incentive target.

Fiscal 2011 Cash Incentive for Other Named Executive Officers

Consistent with calculations for the CEO quantitative multiplier, the Compensation and Personnel Committee established the other named executive officers’ quantitative multiplier at 0.685.

Qualitative multipliers for the other named executive officers were determined using individual qualitative goals and objectives related to performance during fiscal 2011. Although the goals and objectives differed based on individual position and role within the Company, the items included factors such as ethics and leadership, financial metrics, and functional specific objectives. As with the determination of our CEO’s cash incentive for fiscal 2011, the qualitative factors used in determining the qualitative multipliers could only decrease or sustain the amount earned based on the quantitative factors. A score of 1.0 would have indicated that performance expectations were fully met; a score less than 1.0 would have indicated that performance expectations were not fully met.

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The qualitative metrics were recommended by the CEO, who took into consideration additional factors such as unforeseen changes to the business plan and overall performance relative to peers, both internal and external. They were then reviewed and approved by the Compensation and Personnel Committee and approved by the full Board.

For fiscal 2011, the Compensation and Personnel Committee approved a cash incentive payment for the following named executive officers. Our cash incentives were paid following the completion of the fiscal year, based on performance using preliminary actual financial results during the just-completed fiscal year.

Name of Executive	Fiscal 2011 Target	Corporate Multiplier	Individual Multiplier	Cash Incentive Earned for Fiscal 2011
Stanton D. Sloane	100%	0.685	0.90	$419,220
Richard J. Nadeau	80%	0.685	1.00	233,667
Timothy J. Atkin	80%	0.685	1.00	199,472
Joseph P. Burke	80%	0.685	1.00	175,826
Jeffrey J. Rydant	80%	0.685	1.00	186,868

Stock Option and Restricted Stock Equity Awards

Our equity compensation program was the primary vehicle for offering long-term incentives to our executives, which allowed us to provide our named executive officers with incentives to achieve long-term corporate performance, created an ownership culture, and helped to align named executive officers’ interests with those of our stockholders. In addition, the Compensation and Personnel Committee believed that the vesting feature of our equity grants provided an incentive to our named executive officers to remain with our Company. Historically and during fiscal 2011, we had stock ownership guidelines for our named executive officers to encourage the long-term accumulation of a meaningful amount of our stock, and to align the interests of our named executive officers with stockholders. These guidelines encouraged, but did not require, ownership of stock at a certain multiple of such officer’s annual base salary: CEO (5 times), executive officers (4 times), Senior Vice Presidents (3 times), and Vice Presidents (1.5 times).

During fiscal 2011, we did not establish individual annual equity targets for the CEO or other named executive officers. In determining the size and nature of equity grants to our executives, the Compensation and Personnel Committee considered our Company-wide performance, the applicable named executive officer’s performance, external market data, and the expected stock compensation expense computed in accordance with generally accepted accounting principles, or GAAP.

To determine equity grant values for the other named officers, the CEO undertook an individualized approach, taking into consideration and adjusting for other factors such as performance, experience levels, and criticality of role. The equity grants were ultimately composed of both stock options and restricted stock awards. Historically, we typically granted restricted stock awards at no cost to the named executive officer. Because the shares had a built-in value at the time the restricted stock grants were made, we generally granted fewer shares of restricted stock than the number of stock options we would grant for a similar purpose. The actual number of stock options and restricted stock granted to each named executive officer in August 2010 were derived by taking the equity value and applying a 4:1 split (i.e., 1 share of restricted stock for every 4 stock options).

In addition to our annual performance-based grants as part of our overall compensation program, we typically make an initial equity award to a new named executive officer upon commencement of employment or an equity award in conjunction with a promotion. Mr. Rydant received a grant in December 2010 in conjunction with his promotion to Senior Vice President of the National Security Sector. The actual number of stock options and restricted stock granted to Mr. Rydant was derived by taking the equity value and applying a 4:1 split (i.e. 1 share of restricted stock for every 4 stock options). Mr. Rydant received a grant of 1,830 shares of restricted stock and 7,320 non-qualified stock options on December 16, 2010.

The exercise price of all stock options granted during fiscal 2011 was equal to the closing price of our class A common stock on the New York Stock Exchange, or NYSE, on the date of grant. All equity grants were approved in advance of or on the date of grant either by the Compensation and Personnel Committee or under the limited authority delegated to our Chairman or CEO.

Historically, the stock options and restricted stock we granted to our named executive officers typically vested at a rate of 25% per year on the first four anniversaries of the date of grant. In the case of stock options, the term of the option was typically ten years. Generally, vesting ceased and unvested options were forfeited on the date of termination of affiliation with the Company, with an option to exercise vested options for sixty days from the termination date (except in the case of death or total disability, in which case the option holder had up to one year to exercise vested options). For those option holders that retired, the holder would generally have up to two years to exercise vested options. Prior to the exercise of a stock option, the holder had no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. In the case of restricted stock, the holder had voting and dividend rights to both vested and unvested awards.

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Pursuant to the terms of Dr. Sloane’s employment agreement signed on May 28, 2010, his equity grants were decided at the sole discretion of the Compensation and Personnel Committee with approval by the independent directors of the Board. On August 16, 2010, the Compensation and Personnel Committee awarded Dr. Sloane 65,569 stock options and 10,000 shares of restricted stock as his annual equity award for fiscal 2011.

For the other named executive officers, the annual equity grant was recommended by the CEO based on review of individual performance, compensation history, scope of responsibility, internal equitable treatment, external market data, and experience level. The CEO’s recommendations were reviewed and approved by the Compensation and Personnel Committee. The other named executive officers received grants of nonqualified options and shares of restricted stock on August 16, 2010 as follows:

Name of Executive	Nonqualified Stock Options	Shares of Restricted Stock
Richard J. Nadeau	33,164	8,291
Timothy J. Atkin	23,412	5,853
Joseph P. Burke	19,508	4,877
Jeffrey J. Rydant	31,212	7,803

In addition, on July 1, 2011, Messrs. Nadeau, Atkin and Rydant each received a grant of 1,129 shares of restricted stock, and Mr. Burke received a grant of 484 shares of restricted stock, a pro rata portion of which vested upon the consummation of the Transaction and the remainder of which were forfeited. See “Compensation Paid in Connection with the Transaction.”

Upon consummation of the Transaction, all stock options held by employees, including those granted during fiscal 2011, vested and were cashed out, and each award of restricted stock that was outstanding and unvested immediately prior to the effective time of the Transaction, including those granted during fiscal 2011, became fully vested and converted into a right to receive a cash payment of $31.25 per share. One third of each restricted stock award granted on July 1, 2011 became fully vested and converted into a right to receive a cash payment of $31.25 per share, with the remaining balance of the award being forfeited upon consummation of the Transaction. See “Compensation Paid in Connection with the Transaction.”

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a Company-sponsored 401(k) plan. During fiscal 2011, we also maintained an employee stock purchase plan, or ESPP, which was subsequently terminated in connection with the consummation of the Transaction. Named executive officers are eligible to participate in all of our employee benefit plans on the same basis as other employees.

We match a portion of employee contributions into our 401(k) plan. Historically, our matching contribution was made annually after each calendar year end. Beginning with calendar year 2011, our matching contribution was made on a per pay period basis. The maximum matching contribution available for any employee during calendar year 2010 was $4,375. The maximum matching contribution available for any employee during calendar year 2011 was $8,250. All employees, including named executive officers, are subject to the same matching formula.

With respect to the ESPP, we offered a 5% discount on the fair market value of the Company’s common stock, defined as the average of the high and low prices on the last day of each quarterly plan period, for shares purchased through the ESPP. All employees, including named executive officers who did not exceed 5% beneficial ownership, were offered the same discount and were eligible to participate in the ESPP. The June 30, 2011 purchase was the final purchase under our ESPP.

In particular circumstances, we award one-time hiring incentives in the form of cash or equity upon a named executive officer’s commencement of employment. The amount of a hiring bonus, if any, is determined on a case-by-case basis. For example, we will consider paying signing bonuses to offset the economic loss for unvested cash or equity value forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand. No such bonuses were paid during fiscal 2011 to any of our named executive officers.

Employment and Retention Agreements

Employment Agreement with Dr. Stanton D. Sloane

During fiscal 2011, Dr. Sloane was employed pursuant to an employment agreement dated as of May 28, 2010. Pursuant to this agreement, Dr. Sloane was entitled to an annual salary of $680,000 and a target annual bonus of up to one hundred percent (100%) of his annual salary, subject to periodic increases in accordance with procedures of the Compensation and Personnel Committee and the Board of Directors. The employment agreement had an initial three-year term, commencing on April 2, 2010, with automatic one-year renewals absent a notice of nonrenewal. Subject to the terms of the employment agreement, either we or Dr. Sloane could terminate Dr. Sloane’s employment for any reason at any time, by providing the other party with the requisite notice.

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Under this employment agreement, in the event we terminated Dr. Sloane’s employment without “cause” or Dr. Sloane terminated his employment for “good reason,” each as defined in the agreement, Dr. Sloane was entitled to: (i) all wages earned prior to the termination of employment; (ii) all accrued but unused personal leave; (iii) up to 18 months of Company paid health, dental, and vision coverage under COBRA, on an after-tax basis; (iv) a distribution of all deferred compensation in accordance with the terms of the relevant deferred compensation plan; (v) lump-sum cash severance payment equal to Dr. Sloane’s annual base salary and target annual bonus; (vi) a prorated annual bonus for the year of termination at our sole discretion, based on the Board’s determination of projected performance; and (vii) immediate vesting of all unvested nonqualified stock options and restricted stock shares. The monthly company-paid COBRA benefits would be discontinued in the event Dr. Sloane became covered under the benefit plans and programs of any subsequent employer. Post-termination payment of cash bonus amounts, continuation of Dr. Sloane’s employee benefits, and immediate vesting of all unvested nonqualified stock options and restricted stock shares were contingent upon his execution of an agreement releasing the Company from any and all liability relating to his employment, and his compliance with the confidentiality, noncompetition, and nonsolicitation covenants set forth in or incorporated into his employment agreement.

This employment agreement also provided that upon a change in control, if Dr. Sloane was not offered the position of President and CEO of the resulting or purchasing entity, or the resulting or purchasing entity’s ultimate parent company, then all of Dr. Sloane’s nonqualified stock options and restricted stock shares would vest as of the effective date of the change in control.

Finally, the employment agreement contained customary restrictive covenants, including perpetual confidentiality obligations, a one-year noncompetition obligation, and a two-year nonsolicitation obligation.

Dr. Sloane resigned all employment and directorships with the Company and its affiliates effective as of July 21, 2011. In connection with his resignation, Dr. Sloane received severance payments as set forth in his employment agreement, including a lump sum cash severance payment composed of annual base salary, target annual bonus, prorated bonus, and accrued but unused personal leave. He is also entitled to receive COBRA benefits for 18 months following his separation from the Company. In addition, as noted above, at the consummation of the Transaction, all compensatory equity awards held by employees of the Company, including Dr. Sloane, were cancelled for cash. See “Compensation Paid in Connection with the Transaction.”

Following Dr. Sloane’s resignation, we appointed Dr. William L. Ballhaus as our CEO and a member of the Board. For details regarding the employment agreement we entered into with Dr. Ballhaus, see “Changes in Management and Compensation Following the Transaction—Appointment of William L. Ballhaus as President and Chief Executive Officer.”

Employment Agreement with Richard J. Nadeau

On May 13, 2009, we entered into an employment agreement with Richard J. Nadeau, our CFO and Executive Vice President. Pursuant to the employment agreement, Mr. Nadeau is entitled to an annual salary of at least $390,000 and a target annual bonus of up to eighty percent (80%) of his annual salary, subject to periodic adjustments in accordance with procedures of the Compensation and Personnel Committee and the Board of Directors. Mr. Nadeau’s base salary was $426,400 during fiscal 2011.

During his employment term, Mr. Nadeau is eligible to participate in all employee benefit programs that other similarly situated employees are entitled to participate in, subject to the eligibility requirements and other provisions of such programs. Mr. Nadeau is eligible for annual equity grants based on the sole discretion of our Board beginning in fiscal 2010.

In the event we terminate Mr. Nadeau’s employment without “cause” or Mr. Nadeau terminates his employment for “good reason,” each as defined in his employment agreement, Mr. Nadeau is entitled to: (i) all wages earned prior to the termination of employment; (ii) all accrued but unused personal leave; and (iii) up to 12 months of Company paid health, dental, and vision coverage under COBRA; (iv) a distribution of all deferred compensation in accordance with the terms of the relevant deferred compensation plan; (v) lump-sum cash severance payment equal to Mr. Nadeau’s annual base salary; and (vi) any unpaid annual cash bonuses for the Company’s previous two completed fiscal years. As a condition to entitlement to all of the above severance payments, Mr. Nadeau is required to execute and deliver a release to us.

On March 23, 2011, we amended Mr. Nadeau’s employment agreement to provide for certain benefits should his employment be terminated by the Company without “cause” or by him for “good reason” within two years of a “change in control.” In the event of such a termination, Mr. Nadeau would be entitled to: (i) all wages earned prior to the termination of employment; (ii) all accrued but unused personal leave; (iii) up to 12 months of the Company paid health, dental, and vision coverage under COBRA, on an after tax basis; (iv) a distribution of all deferred compensation in accordance with the terms of the relevant deferred compensation plan; (v) lump-sum cash severance payment equal to Mr. Nadeau’s annual base salary and target annual bonus; (vi) a prorated annual target bonus for the fiscal year of termination; (vii) up to $25,000 annually of outplacement services for a two year period; and (viii) immediate vesting of all unvested nonqualified stock options and shares of restricted stock, with the exercise period for such options continuing until the earlier of the expiration of such option or six months after the Mr. Nadeau’s termination.

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To the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, a portion of the severance benefits otherwise payable to Mr. Nadeau pursuant to this amendment will be made in installments in accordance with Mr. Nadeau’s employment agreement rather than in a lump sum. Post-termination payment of annual salary, bonus amounts, health benefits, and the immediate vesting of all unvested nonqualified stock options and shares of restricted stock are contingent upon Mr. Nadeau’s execution of an agreement releasing the Company from certain claims related to Mr. Nadeau’s employment. We will continue to pay Mr. Nadeau’s annual base salary during the pendency of a dispute over his termination. These payments are also subject to reduction to the extent any such payments or benefits constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code.

Mr. Nadeau’s employment agreement contains customary restrictive covenants, including perpetual confidentiality obligations and noncompetition and nonsolicitation obligations. On April 18, 2011, however, we amended Mr. Nadeau’s employment agreement to provide that in the event that Mr. Nadeau’s employment with the Company is terminated for any reason within two years of a “change in control,” the noncompetition covenant in his employment agreement will not apply.

On August 3, 2011, we amended Mr. Nadeau’s employment agreement to provide, among other things, an additional twelve (12) months of base salary and an increase in the amount of the target bonus that would be due to Mr. Nadeau in certain events leading to a termination of his employment.

Retention Agreements with Messrs. Atkin, Burke, and Rydant

On March 23, 2011, March 24, 2011, and March 28, 2011, we entered into a Senior Executive Retention Agreement, or a retention agreement, with each of Timothy J. Atkin, Jeffrey J. Rydant, and Joseph P. Burke, respectively. Each retention agreement has an initial effective period of two years and will automatically renew for a two year period on the respective anniversary of the effective date thereafter, unless notice of termination is given by us at least six months prior to such renewal date. Notwithstanding the foregoing, the term of the retention agreement is automatically extended to expire two years after certain triggering events specified in the retention agreement or a “change in control.”

Pursuant to the terms of the retention agreement, if we terminate the executive officer’s employment without “cause” or the executive officer terminates his employment for “good reason,” each as defined in the retention agreement, at any time within two years after a “change in control,” then the executive officer will be entitled to: (i) all wages earned prior to the termination of employment; (ii) all accrued but unused personal leave; (iii) any other amounts required to be paid or provided of which the executive officer is eligible to receive under any plan, program, policy, or practice; (iv) a lump-sum cash severance payment equal to the executive officer’s annual base salary and target annual bonus; (v) a prorated annual target bonus for the fiscal year of termination; (vi) up to $25,000 annually of outplacement services for a two-year period; (vii) up to 12 months of Company-paid health, dental, and vision coverage under COBRA, on an after tax basis; and (viii) immediate vesting of unvested nonqualified stock options and shares of restricted stock, with the exercise period for such options continuing until the earlier of the expiration of such option or six months after the executive officer’s termination.

Post-termination payment of base salary, bonus amounts, health benefits, and the immediate vesting of all unvested nonqualified stock options and shares of restricted stock are contingent upon the executive officer’s execution of an agreement releasing us from certain claims related to the executive officer’s employment. We will continue to pay the executive officer’s annual base salary during the pendency of a dispute over the executive officer’s termination. These payments are also subject to reduction to the extent any such payments or benefits constitute “parachute payments” within the meaning of Section 280G of the Code would be subject to the excise tax imposed by Section 4999 of the Code.

The retention agreements also contain customary restrictive covenants, including perpetual confidentiality obligations and nonsolicitation and nondisparagement obligations.

Severance and Change in Control Benefits

During fiscal 2011, we maintained or implemented agreements with each of our named executive officers other than Mr. Volgenau to provide for certain benefits in the event of a termination of or change in employment following a change in control of the Company.

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The change in control benefits under all these agreements were structured as “double trigger” benefits, so that severance would be paid only if, upon a change in control, additional events such as termination of employment or loss of position were to occur. In structuring these arrangements, we believed a “double trigger” benefit was appropriate to maximize stockholder value because it would prevent an unintended windfall in the event of a friendly change of control, while still providing the executive with appropriate protection in the event a change in control results in the loss of job or position.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances in the “Potential Payments upon Termination or Change of Control” section of this Registration Statement.

Tax and Accounting Considerations

Where appropriate, and after taking into account various considerations, the Compensation and Personnel Committee structures our executive employment agreements and compensation programs to allow us to take a tax deduction for the full amount of the compensation we pay to our executives. Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our CEO and other named executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. Prior to the Transaction, the Compensation and Personnel Committee reviewed the potential effect of Section 162(m) periodically and generally sought to structure the long-term incentive compensation granted to our named executive officers in a manner that was intended to minimize disallowance of deductions under Section 162(m).

Following the consummation of the Transaction, we are a privately held company. As a result, we are no longer subject to Section 162(m).

Clawback Policy Effective During Fiscal 2011

During fiscal 2011, we maintained a clawback policy with respect to annual cash incentives and equity grants made to all of our employees, including the named executive officers. Specifically, under the policy, the Board, in all appropriate circumstances, would require reimbursement of any annual cash incentive payment or annual equity award made to a plan participant if:

•	the incentive payment or equity award was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Company’s financial statements filed with the SEC;

•	the Board determined that the plan participant engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; or

•	a lower incentive payment or equity award would have been made to the participant based upon the restated financial results.

Compensation Risk Assessment

The Compensation and Personnel Committee believes that the design and mix of our compensation program during fiscal 2011 appropriately encouraged our employees to focus on the creation of long-term shareholder value while also serving to attract, retain, and motivate needed talent. We believe our approach to setting Company and individual goals with target payouts at multiple levels of performance, encouraged a level of risk-taking behavior consistent with the Company’s business. We also believe we allocated our compensation among base salary, annual cash incentives, and long-term equity compensation during fiscal 2011 in such a way as to not encourage excessive risk-taking.

In its discussions, the Compensation and Personnel Committee noted the following attributes of our fiscal 2011 compensation program:

•	There was a balance between short- and long-term financial and strategic objectives, which rewarded managers for continuous improvement in earnings and growth in stockholder value.

•	A significant portion of our management compensation was “at risk” and dependent upon the achievement of specific Company-wide strategic operational and financial goals, as well as individual goals and associated performance that was objectively determined with verifiable results. These corporate goals were pre-established minimum, target, and stretch performance-level goals, with individual metrics and overall maximums.

•	The Compensation and Personnel Committee considered other qualitative measures in determining actual compensation payouts.

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•	A significant portion of our executives’ total compensation consisted of stock options and restricted stock. The equity awards generally vested at a rate of 25% per year on the first four anniversaries of the date of grant, which we believe encouraged our executives to focus on the Company’s long-term performance.

•	We had a clawback policy in place that entitled the Company to require reimbursement of any annual cash incentive payment or annual equity award from named executive officers and other recipients if financial results determining incentive payments or equity awards were subsequently the subject of a substantial restatement of the Company’s financial statements filed with the SEC and upon the occurrence of other specified events.

Based on this review and the currently known facts and circumstances, the Compensation and Personnel Committee’s belief is that the Company’s compensation policies and practices during fiscal 2011, individually and in the aggregate, did not create known risks that were reasonably likely to have a material adverse effect on the Company.

Shareholder Advisory Vote

Since we ceased to be a publicly traded company as a result of the consummation of the Transaction prior to the time we would have held our annual shareholder meeting following the close of fiscal 2011, we did not conduct an advisory shareholder vote on executive compensation. The Compensation and Personnel Committee therefore was not able to consider the results of any shareholder advisory vote on executive compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the fiscal years ended June 30, 2011, 2010, and 2009 earned by or paid to our Chairman, our President and CEO, our Chief Financial Officer, and our three additional most highly-compensated executive officers, referred to as our named executive officers, as determined in accordance with applicable SEC rules (to the extent these individuals were named executive officers for any such years).

Following the consummation of the Transaction, Dr. Sloane resigned his position as President and CEO. See “Changes in Management and Compensation Following the Transaction.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Ernst Volgenau,	2011	$243,750	$—	$—	$—	$—	$9,250	$253,000
Chairman	2010	195,000	—	—	—	—	4,375	199,375
	2009	195,000	—	—	—	—	4,375	199,375

Stanton D. Sloane,	2011	680,000	—	200,600	511,484	419,220	12,625	1,823,929
Former President	2010	680,000	—	—	84,537	626,441	19,375	1,410,353
and Chief Executive Officer	2009	677,500	125,000	—	164,638	403,136	76,375	1,446,649

Richard J. Nadeau,	2011	426,400	—	166,317	258,702	233,667	7,928	1,093,014
Executive Vice President	2010	401,667	—	—	—	334,466	4,375	740,508
and Chief Financial Officer	2009	32,500	15,000	119,729	412,963	13,000	—	593,192

Timothy J. Atkin,	2011	364,000	—	117,411	182,630	199,472	4,150	867,663
Executive Vice President	2010	350,000	—	197,045	237,970	291,480	1,851	1,078,346
and Chief Operating Officer	2009	307,708	—	292,893	129,077	170,322	1,519	901,519

Joseph P. Burke,	2011	320,850	—	97,833	152,176	175,826	9,188	755,873
Senior Vice President,	2010	310,000	—	193,872	234,139	258,168	4,375	1,000,554
Offerings and Products	2009	297,917	—	150,018	—	176,138	4,375	628,448

Jeffrey J. Rydant,(5)	2011	331,833	—	195,068	304,970	186,868	11,062	1,029,801
Senior Vice President, Marketing & Sales and National Security Sector	2010	300,000	—	170,961	206,469	249,840	4,375	931,645

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(1)	On December 16, 2010 Mr. Rydant’s salary was increased from $321,000 to $341,000 in conjunction with his appointment to Senior Vice President of the National Security Sector.
(2)	The amounts in these columns represent the aggregate grant date fair value computed in accordance with ASC 718. The grant date fair value of our stock awards was the closing price for our stock on the date of grant. Assumptions used in the calculation of the grant date fair value of our option awards are included in Note 1 of our June 30, 2011 consolidated financial statements included elsewhere in this prospectus.
(3)	For fiscal 2011, our cash incentive bonuses were paid over a one year period, with payment of 100% of the bonus earned for the indicated fiscal year. The actual amount earned under the annual incentive plan by Dr. Sloane in fiscal 2009 was $256,221.
(4)	For fiscal 2011, the 401(k) company matching contributions include the annual matching contributions for calendar year 2010, which were made in January 2011, as well as the per pay period matching contributions from January 1, 2011 through June 30, 2011.
(5)	Mr. Rydant was not a named executive officer in fiscal 2009.

Grants of Plan-Based Awards

The following table sets forth information regarding cash incentive awards, options granted, and restricted stock awards made to our named executive officers during fiscal 2011. Stock options and restricted stock awards granted after May 2002 were granted under our 2002 Plan, which was amended and restated by the 2010 Incentive Plan on October 28, 2010.

Grants of Plan-Based Awards – Fiscal 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number	All Other Option Awards:	Exercise or Base	Grant Date Fair Value of Stock
Name of Executive	Grant Date(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	of Shares of Stock or Units(#)(3)	Number of Securities Underlying Options(#)(3)	Price of Option Awards ($/Sh)	and Option Awards ($)(4)
Ernst Volgenau	—	$—	$—	$—	—	—	$—	$—
Stanton D. Sloane	8/16/2010	—	680,000	1,149,200	10,000	65,569	20.06	712,084
Richard J. Nadeau	8/16/2010	—	341,120	576,493	8,291	33,164	20.06	425,019
Timothy J. Atkin	8/16/2010	—	291,200	492,128	5,853	23,412	20.06	300,041
Joseph P. Burke	8/16/2010	—	256,680	433,789	4,877	19,508	20.06	250,009
Jeffrey R. Rydant	8/16/2010	—	272,800	461,032	7,803	31,212	20.06	400,003
	12/16/2010	—	—	—	1,830	7,320	21.06	100,035

(1)	Equity grants made to the executive officers effective August 16, 2010 were based upon the Compensation and Personnel Committee’s evaluation of the executive’s performance for fiscal 2010. Mr. Rydant received an equity grant on December 16, 2010 in conjunction with his appointment to Senior Vice President of the National Security Sector.
(2)	The amount set forth in the “target” column represents the target annual cash incentive plan payment established for each named executive officer. The amount in the “threshold” column represents the minimum that would be earned if the qualitative multiplier or the quantitative multiplier was 0. The amount under the “maximum” column represents the maximum that could be earned if the qualitative multiplier was 1.0 and the quantitative multiplier was 1.69, which are the highest multipliers attainable in each case. The actual amount earned under our annual cash incentive plan by each of the named executive officers for fiscal 2011 performance was as follows: Stanton Sloane, $419,220; Richard Nadeau, $233,667; Timothy Atkin, $199,472; Joseph Burke, $175,826; and Jeffrey Rydant, $186,868. Mr. Volgenau did not participate in the annual cash incentive plan and therefore did not receive a payment in fiscal 2011. A complete description of our annual cash incentive plan, and the determination of the target amounts for each named executive officer, is found in the Compensation Discussion and Analysis of this prospectus, in the section entitled “Annual Cash Incentives.”
(3)	Amounts in these columns reflect restricted stock and options granted to named executive officers in fiscal 2011 under the 2010 Plan. The restricted stock and options vest over a four-year period, at a rate of 25% per year.
(4)	The amounts in these columns represent the aggregate grant date fair value computed in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding stock options and restricted stock awards held by our named executive officers as of the end of fiscal 2011 on June 30, 2011. Stock options granted prior to May 2002 were granted under our 1994 Stock Option Plan. Stock options and restricted stock awards granted after May 2002 were granted under our 2002 Plan, which was amended and restated by the 2010 Incentive Plan on October 28, 2010.

Upon consummation of the Transaction, all stock options held by employees, including those granted during fiscal 2011, vested and were cashed out, and each award of restricted stock that was outstanding and unvested immediately prior to the effective time of the Transaction, including those granted during fiscal 2011 and a pro-rata portion of those granted on July 1, 2011, became fully vested and converted into a right to receive a cash payment of $31.25 per share. See “Compensation Paid in Connection with the Transaction.”

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Outstanding Equity Awards at Fiscal Year End

		Option Awards				Stock Awards
Name of Executive	Grant Date	Number of Shares Underlying Unexercised Options Exercisable (#)(1)	Number of Shares Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares that Have Not Vested (#)(1)	Market Value of Shares that Have Not Vested ($)(4)
Ernst Volgenau	—	—	—	$—	—	—	$—

Stanton D. Sloane	5/7/2007	200,000	—	25.81	5/7/2017	—	—
	8/13/2007	3,459	1,153	25.59	8/13/2017	—	—
	8/15/2008	9,450	9,450	23.36	8/15/2018	—	—
	8/17/2009	2,616	7,842	20.08	8/17/2019	—	—
	8/16/2010	—	65,569	20.06	8/16/2020	10,000	309,200

Richard J. Nadeau	6/1/2009	28,050	28,050	17.87	6/1/2019	3,350	103,582
	8/16/2010	—	33,164	20.06	8/16/2020	8,291	256,358

Timothy J. Atkin	8/5/2004	5,810	—	21.13	8/5/2014	—	—
	8/4/2005	20,150	—	35.40	8/4/2015	—	—
	8/7/2006	4,397	—	25.105	8/7/2016	—	—
	8/13/2007	3,798	1,266	25.59	8/13/2017	317	9,802
	2/8/2008	—	—	—	—	875	27,055
	8/15/2008	—	—	—	—	4,280	132,338
	2/16/2009	13,000	13,000	14.29	2/16/2019	3,250	100,490
	8/17/2009	7,362	22,077	20.08	8/17/2019	7,359	227,540
	8/16/2010	—	23,412	20.06	8/16/2020	5,853	180,975

Joseph P. Burke	6/30/2000	5,418	—	4.7685	6/30/2015	—	—
	6/30/2001	9,096	—	4.25	6/30/2016	—	—
	8/15/2002	18,960	—	12.40	8/15/2017	—	—
	8/7/2003	11,820	—	16.795	8/7/2013	—	—
	8/5/2004	15,540	—	21.13	8/5/2014	—	—
	8/4/2005	17,400	—	35.40	8/4/2015	—	—
	8/7/2006	4,834	—	25.105	8/7/2016	—	—
	8/13/2007	3,609	1,203	25.59	8/13/2017	301	9,307
	5/9/2008	—	—	—	—	875	27,055
	8/15/2008	—	—	—	—	3,210	99,253
	8/17/2009	7,242	21,723	20.08	8/17/2019	7,239	223,830
	8/16/2010	—	19,508	20.06	8/16/2020	4,877	150,797

Jeffrey J. Rydant	8/15/2008	—	—	—	—	3,000	92,760
	8/17/2009	6,387	19,155	20.08	8/17/2019	6,384	197,393
	8/16/2010	—	31,212	20.06	8/16/2020	7,803	241,269
	12/16/2010	—	7,320	21.06	12/16/2020	1,830	56,584

(1)	In each case, the option or restricted stock award vests in 25% increments on the first four anniversaries of the grant date. All options listed are nonqualified stock options.
(2)	For options granted subsequent to April 2007, the exercise price is equal to the closing price of our class A common stock on the NYSE on the date of grant. Option grants made prior to April 2007 have an exercise price equal to the average of the high and low trading prices of the class A common stock on the date of grant.
(3)	The expiration date is 10 years from the grant date, except for grants made between June 30, 1999 and August 15, 2002, in which case the expiration date is 15 years from the grant date.
(4)	Based on $30.92 per share, the closing price of our class A common stock on June 30, 2011, the last trading day of fiscal 2011.

Stock Option Exercises and Restricted Stock Vesting

The following table provides information on (1) stock option exercises by the named executive officers during fiscal 2011, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock awards held by the named executive officers in fiscal 2011 and the value realized.

Upon consummation of the Transaction, all stock options held by employees, including those granted during fiscal 2011, vested and were cashed out, and each award of restricted stock that was outstanding and unvested immediately prior to the effective time of the Transaction, including those granted during fiscal 2011 and a pro-rata portion of those granted on July 1, 2011, became fully vested and converted into a right to receive a cash payment of $31.25 per share. See “Compensation Paid in Connection with the Transaction.”

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Option Exercises and Stock Vested – Fiscal 2011

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Ernst Volgenau	—	$—	—		$—
Stanton D. Sloane	—	—	31,250	(2)	961,563
Richard J. Nadeau	—	—	1,675	(3)	51,774
Timothy J. Atkin	—	—	7,686	(4)	172,753
Joseph P. Burke	—	—	5,499	(5)	120,635
Jeffrey J. Rydant	—	—	3,630	(6)	73,136

(1)	Based on the closing price per share of our class A common stock on the vesting date.
(2)	Represents vesting of the final 25% of a 125,000 restricted stock share grant awarded on May 7, 2007.
(3)	Represents vesting of the second 25% of a 6,700 restricted stock share grant awarded on June 1, 2009.
(4)	Represents vesting of the final 25% of a 1,100 restricted stock share grant awarded on August 7, 2006, the third 25% of a 1,268 restricted stock share grant awarded on August 13, 2007, the third 25% of a 3,500 restricted stock share grant awarded on February 8, 2008, the second 25% of a 8,562 restricted stock share grant awarded on August 15, 2008, the second 25% of a 6,500 restricted stock share grant awarded on February 16, 2009 and the first 25% of a 9,813 restricted stock share grant awarded on August 17, 2009.
(5)	Represents vesting of the final 25% of a 1,209 restricted stock share grant awarded on August 7, 2006, the third 25% of a 1,204 restricted stock share grant awarded on August 13, 2007, the third 25% of a 3,500 restricted stock share grant awarded on May 9, 2008, the second 25% of a 6,422 restricted stock share grant awarded on August 15, 2008 and the first 25% of a 9,655 restricted stock share grant awarded on August 17, 2009.
(6)	Represents vesting of the second 25% of a 6,000 restricted stock share grant awarded on August 15, 2008 and the first 25% of a 8,514 restricted stock share grant awarded on August 17, 2009.

Nonqualified Deferred Compensation

The following table summarizes the compensation deferred during fiscal 2011 by the named executive officers under the Deferred Compensation Plan for Key Employees of SRA International, Inc., or the 1995 Plan, and the 2005 Deferred Compensation Plan for Key Employees of SRA International, Inc., or the 2005 Plan. Assets deferred under both plans were contained in irrevocable “rabbi trusts.” A rabbi trust is a grantor trust, the assets of which are reachable by our creditors in the event of a bankruptcy.

Fiscal 2011 Nonqualified Deferred Compensation

Name of Executive	Executive Contributions in Fiscal 2011	Registrant Contributions in Fiscal 2011	Aggregate Earnings in Fiscal 2011	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal 2011 End
Ernst Volgenau	$—	$—	$—	$—	$—
Stanton D. Sloane	—	—	—	—	—
Richard J. Nadeau	—	—	—	—	—
Timothy J. Atkin	—	—	11	—	62,840
Joseph P. Burke	—	—	—	—	—
Jeffrey J. Rydant	—	—	9	46,176	46,184

“-” means no amounts were contributed by such individuals.

During fiscal 2011, executives were permitted to voluntarily defer up to 50% of their base salary and up to 100% (less statutory tax withholding) of their paid cash incentive bonus into the 2005 Plan. At the time a deferral election was made, the executive could elect the time and manner of distribution, subject to Internal Revenue Service regulations, including Section 409A. Salary and bonus amounts deferred remained assets of our Company during the period of deferral. Once deferred, the executive could request that we invest his or her deferrals in a variety of mutual funds managed by Fidelity Investments. Starting in 2005, executives could no longer contribute to the 1995 Plan, although their balances and deferral elections remained in place pursuant to their original elections. Deferrals under the 1995 Plan could be invested similar to the 2005 Plan.

Following the Transaction, all assets in the corresponding rabbi trusts were distributed in lump sum payments to the respective beneficiaries of the trusts due to either the change-in-control provision within the plan or termination of the plan just prior to the Transaction. Subsequent to the Transaction, any existing plans were terminated.

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Potential Payments upon Termination or Change in Control

We have entered into employment and retention agreements that, by their terms, will require us to provide compensation and benefits to our named executive officers if their employment terminates or they resign under specified circumstances or upon a change in control.

The following discussion summarizes the potential payments upon a termination of employment in various circumstances. The amounts discussed apply the assumptions that the employment terminated on June 30, 2011 and the named executive officer does not become employed by a new employer or return to work for the Company. We also assume that none of payments to which the named executive officers would have become entitled would be reduced as a consequence of such payments being considered “parachute payments” under Section 280G of the Code and subject to the excise tax under Section 4999 of the Code.

Involuntary Termination (Absent a Change in Control)

Dr. Sloane. If Dr. Sloane’s employment had either been terminated effective as of June 30, 2011 by the Company without “cause” or by him with “good reason,” each as defined in his employment agreement, he would be entitled to: (i) all wages earned prior to the termination of employment; (ii) all accrued but unused personal leave; (iii) up to 18 months of Company paid health, dental, and vision coverage under COBRA, on an after tax basis; (iv) a distribution of all deferred compensation in accordance with the terms of the relevant deferred compensation plan; (v) lump-sum cash severance payment equal to his annual base salary and target annual bonus; (vi) a prorated annual bonus for the year of termination at our sole discretion, based on the Board’s determination of projected performance; and (vii) immediate vesting of all unvested nonqualified stock options and restricted stock shares.

The monthly Company paid COBRA benefits would be discontinued in the event Dr. Sloane were to become covered under the benefit plans and programs of any subsequent employer. In addition, post-termination payment of cash bonus amounts, continuation of Dr. Sloane’s employee benefits, and immediate vesting of all unvested nonqualified stock options and restricted stock shares would be contingent upon his execution of an agreement releasing the Company from any and all liability relating to his employment, and his compliance with the confidentiality, noncompetition, and nonsolicitation covenants set forth in or incorporated into his employment agreement.

Under Dr. Sloane’s employment agreement, “good reason” generally means: (x) a material diminution in Dr. Sloane’s duties or responsibilities or (y) a material change in his principal place of employment such that his commuting distance has increased by more than 50 miles.

Following the consummation of the Transaction, Dr. Sloane resigned all employment and directorships with the Company and its affiliates effective as of July 21, 2011 and received severance payments as set forth in his employment agreement consistent with a “good reason” termination. See “Changes in Management and Compensation Following the Transaction— Resignation of Stanton D. Sloane.”

Mr. Nadeau. If Mr. Nadeau’s employment had been terminated effective as of June 30, 2011 by the Company without “cause” or by him with “good reason,” each as defined in his employment agreement, Mr. Nadeau would have been entitled to the following severance benefits: (i) all wages earned but unpaid prior to the termination date, payable within 60 days of termination; (ii) all accrued but unused personal leave, payable within 60 days of termination; (iii) distributions under the deferred compensation plan, if Mr. Nadeau participated in such plan; (iv) a lump sum payment of any annual cash bonus earned and unpaid from the previous two fiscal years as of the termination date; (v) 12 months of his base salary; and (vi) for 12 months, the monthly amount equal to the cost of COBRA coverage, each payable in accordance with our normal payroll practices then in effect.

Under Mr. Nadeau’s employment agreement, “cause” generally means: (i) a breach of the terms of the employment agreement; (ii) any allegation reasonably determined by the Company to be credible of any act of fraud, disloyalty, negligence in performing duties, a crime or misdemeanor, or any action that harms our reputation or relationship with customers, stockholders, or employees; or (iii) the failure to maintain the necessary governmental clearances. In addition, “good reason” generally means: (x) a material diminution in Mr. Nadeau’s duties or responsibilities or (y) a material change in his principal place of employment such that his commuting distance has increased by more than 50 miles.

Messrs. Atkin, Rydant, and Burke. By the terms of their respective retention agreements, none of Messrs. Atkin, Rydant, or Burke is entitled to any payments in the event of their termination absent a change in control.

Estimate of Benefits upon an Involuntary Termination (Absent a Change in Control). The following table sets forth an estimate of the benefits that would have accrued to Dr. Sloane in the event that he experienced an involuntary termination on June 30, 2011.

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Benefit	Estimated Value ($)
Vesting of options and restricted shares (1)	$1,183,874
Cash severance payment (2)	1,796,220
Continuation of benefits for 18 months (3)	28,140
Total potential payments	$3,008,234

(1)	Based on the number of shares that vest multiplied by $30.92, the closing price of our class A common stock on June 30, 2011, the last trading day of fiscal 2011, and, in the case of options, after deducting the aggregate exercise price of the options that vest.
(2)	Includes Dr. Sloane’s annual salary of $680,000 as of June 30, 2011, his target annual bonus for fiscal 2012 of $697,000 and his earned fiscal 2011 bonus of $419,220.
(3)	Based on employer cost of COBRA premiums in effect on the last day of fiscal 2011.

The following table sets forth an estimate of the benefits that would have accrued to Mr. Nadeau in the event that he experienced an involuntary termination on June 30, 2011.

Benefit	Estimated Value ($)
Base salary continuation for 12 months	$426,400
Continuation of COBRA for 12 months (1)	15,270
Unvested annual cash incentives (2)	—
Total potential payments	$441,670

(1)	Based on employer cost of COBRA premiums in effect on the last day of fiscal 2011.
(2)	Beginning in fiscal 2009, all annual cash incentives were paid out at 100%. There is no unvested portion as of June 30, 2011.

Involuntary Termination Following a Change in Control

Dr. Sloane. Under the terms of his employment agreement in effect on June 30, 2011, Dr. Sloane would not be entitled to any additional benefits if his employment was terminated as of June 30, 2011 in connection with a change in control other than what he would be entitled to receive upon an involuntary termination. See “—Involuntary Termination (Absent a Change in Control)—Dr. Sloane.”

Mr. Nadeau. Pursuant to an amendment to Mr. Nadeau’s employment agreement entered into on March 23, 2011, Mr. Nadeau would be entitled to the following severance benefits if his employment was terminated effective as of June 30, 2011 by the Company without “cause” or by him for “good reason” within two years of a “change in control”: (i) all wages earned prior to the termination of employment; (ii) all accrued but unused personal leave; (iii) up to 12 months of the Company paid health, dental, and vision coverage under COBRA, on an after tax basis; (iv) a distribution of all deferred compensation in accordance with the terms of the relevant deferred compensation plan; (v) lump-sum cash severance payment equal to Mr. Nadeau’s annual base salary and target annual bonus; (vi) a prorated annual target bonus for the fiscal year of termination; (vii) up to $25,000 annually of outplacement services for two year period; and (viii) immediate vesting of all unvested nonqualified stock options and shares of restricted stock, with the exercise period for such options continuing until the earlier of the expiration of such option or six months after Mr. Nadeau’s termination.

Pursuant to an amendment to Mr. Nadeau’s employment agreement entered into on August 5, 2011, Mr. Nadeau would be entitled to up to 18 months of the Company paid health, dental and vision coverage under COBRA, on an after tax basis, as well as 24 months of monthly base salary and two times target annual bonus instead of an amount equal to his annual base salary and target annual bonus.

The definitions of “cause” and “good reason” are described in “—Involuntary Termination (Absent a Change in Control)—Mr. Nadeau.”

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Messrs. Atkin, Burke, and Rydant. If the employment of any of Messrs. Atkin, Rydant, or Burke had been terminated effective as of June 30, 2011 within two years of a change in control by the Company without “cause” or by the executive officer with “good reason,” each as defined in their respective retention agreements, the executive officer would have been entitled to the following severance benefits: (i) all wages earned prior to the termination of employment; (ii) all accrued but unused personal leave; (iii) any other amounts required to be paid or provided of which the executive officer is eligible to receive under any plan, program, policy, or practice; (iv) a lump-sum cash severance payment equal to the executive officer’s annual base salary and target annual bonus; (v) a prorated annual target bonus for the fiscal year of termination; (vi) up to $25,000 annually of outplacement services for a two-year period; (vii) up to 12 months of Company-paid health, dental, and vision coverage under COBRA, on an after tax basis; and (viii) immediate vesting of unvested nonqualified stock options and shares of restricted stock, with the exercise period for such options continuing until the earlier of the expiration of such option or six months after the executive officer’s termination.

Under the retention agreements, “cause” generally means: (x) the willful and continued failure by the executive to perform substantially all of his duties with the Company after a demand for substantial performance is delivered to the executive by the Board; or (y) the willful engaging by the executive in criminal conduct that is materially and demonstrably injurious to the Company. In addition, “good reason” generally means: (i) a material adverse change in the executive’s title, duties, position, responsibilities, or compensation; (ii) the assignment of duties materially inconsistent with the executive’s duties as of the effective date of the agreement; (iii) a material change in the executive’s principal place of employment such that the executive’s commuting distance increases by more than 25 miles; (iv) a material breach of the agreement by the Company; or (v) failure by the Company to obtain written assumption of agreement by a purchaser or successor following a change in control.

In addition, for purposes of the retention agreements, “change in control” generally means the occurrence of any of the following: (i) a new significant stockholder acquires more than 35% of the voting power of the company, subject to certain exceptions; (ii) a material change in the composition of our Board of Directors; or (iii) a merger, reorganization, asset sale, or similar transaction, subject to certain exceptions. Note that the Transaction constituted a “change in control” under the retention agreements.

Estimate of Benefits upon an Involuntary Termination Following a Change in Control. The following table sets forth an estimate of the benefits that would have accrued to Messrs. Atkin, Burke, Nadeau, and Rydant in the event that they experienced an involuntary termination on June 30, 2011 following a change in control. Under the terms of his employment agreement in effect on June 30, 2011, Dr. Sloane would not be entitled to any additional benefits if his employment was terminated as of June 30, 2011 in connection with a change in control.

	Salary (other than accrued amounts)	Target Bonus	Prorated Bonus	Equity Awards(1)	Deferred Compensation	Benefits(2)	Total
Richard J. Nadeau	$426,400	$341,120	$341,120	$1,086,153	$-	$65,270	$2,260,063
Joseph P. Burke	320,850	256,680	256,680	963,988	-	67,657	1,865,855
Timothy J. Atkin	364,000	291,200	291,200	1,394,706	-	55,283	2,396,389
Jeffrey R. Rydant	341,000	272,800	272,800	1,206,783	-	55,283	2,148,666

(1)	Based on the number of shares that vest multiplied by $30.92, the closing price of our class A common stock on June 30, 2011, the last trading day of fiscal 2011, and, in the case of options, after deducting the aggregate exercise price of the options that vest.
(2)	Based on employer cost of premiums and other benefit costs in effect on the last day of fiscal 2011. Includes outplacement services of $50,000.

Change in Control

Under their respective employment agreements, Dr. Sloane and Mr. Nadeau would have also been eligible for certain benefits in the event our Company had experienced a change in control on June 30, 2011 and certain conditions described below were met, regardless of whether their respective employments had been terminated. Note that the Transaction constituted a “change in control” under both Dr. Sloane’s and Mr. Nadeau’s employment agreements.

Dr. Sloane. In the event of a change in control on June 30, 2011 that resulted in Dr. Sloane not receiving an offer of employment to serve as the President and CEO of the surviving entity, or parent company thereof, all of Dr. Sloane’s outstanding, unvested nonqualified stock options and restricted stock would have vested as of the effective date of the change in control. For the purpose of his agreement, “change in control” means (i) the consummation of a merger, reorganization, consolidation, or similar transaction, unless our voting stock represented more than 50% of the voting power of the surviving entity, or (ii) stockholder approval of the sale of all or substantially all our assets or a plan of liquidation of the Company, unless our voting stock represented more than 50% of the voting power of the purchasing entity.

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Mr. Nadeau. In the event of a change in control on June 30, 2011, Mr. Nadeau would have been eligible to receive the following benefits, as applicable:

If Mr. Nadeau were offered a position with the material responsibilities of a Chief Financial Officer or operating sector leader of a division roughly equal to the size of the company prior to the change in control, then 80% of all unvested nonqualified options and shares of restricted stock would vest in full as of the date of the change in control, and provided that Mr. Nadeau remained employed with the acquiror or the Company for one year following the change in control, the remaining 20% of such unvested nonqualified options and restricted stock would vest as of first anniversary of the change in control; or

If Mr. Nadeau did not receive an offer of employment with the material responsibilities of a Chief Financial Officer or operating sector leader of a division roughly equal to the size of the Company prior to the change in control, then all of the unvested nonqualified options and restricted stock would vest in full as of the date of the change in control.

For purposes of Mr. Nadeau’s agreement, “change in control” generally means the occurrence of any of the following: (i) a new significant stockholder acquires more than 35% of the voting power of the company, subject to certain exceptions; (ii) a material change in the composition of our Board of Directors; or (iii) a merger, reorganization, asset sale, or similar transaction, subject to certain exceptions.

	Estimated Value 80% (1)(2)	Estimated Value 100% (1)
Stanton D. Sloane	$—	$1,183,874
Richard J. Nadeau	868,923	1,086,153

(1)	Based on the number of shares that vest multiplied by $30.92, the closing price of our class A common stock on June 30, 2011, the last trading day of fiscal year 2011, and, in the case of options, after deducting the aggregate exercise price of the options that vest.
(2)	This column is only applicable to Mr. Nadeau, as only 80% of his unvested nonqualified options and shares of restricted stock would vest under some circumstances.

In connection with the Transaction, all compensatory equity awards held by employees of the Company, including Dr. Sloane and Mr. Nadeau, were cancelled for cash. See “Compensation Paid in Connection with the Transaction.”

Compensation Paid in Connection with the Transaction

Upon consummation of the Transaction, all stock options held by employees, including those granted during fiscal 2011 and a pro-rata portion of shares granted on July 1, 2011, vested and were cashed out, and each award of restricted stock that was outstanding and unvested immediately prior to the effective time of the Transaction, including those granted during fiscal 2011, became fully vested and converted into a right to receive a cash payment of $31.25 per share. Additionally, certain of our named executive officers received transaction bonuses in connection with the Transaction and the payout of compensation that was deferred under certain deferred compensation plans we maintained. The following table sets forth the amounts received by each of our named executive officers in connection with the Transaction.

		Accelerated Vesting of Equity(1)
	Transaction Bonus ($)	Restricted Stock ($)	Options ($)	Deferred Compensation ($)	Total ($)
Ernst Volgenau	$—	$—	$—	$—	$—
Stanton D. Sloane	500,000	312,500	2,113,758	—	2,926,258
Richard J. Nadeau	500,000	375,563	1,121,723	—	1,997,286
Timothy J. Atkin	100,000	697,219	1,146,253	62,841	2,006,313
Joseph P. Burke	—	520,750	1,673,362	—	2,194,112
Jeffrey R. Rydant	200,000	606,063	709,157	46,185	1,561,405

(1)	Based on the number of shares that vested multiplied by $31.25, and, in the case of options, after deducting the aggregate exercise price of the options that vested.

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Changes in Management and Compensation Following the Transaction

Following the Transaction, we became an indirect subsidiary of Sterling Holdco, a company controlled by the PEP Funds and a privately held company. This section describes the principal changes in management and compensation that occurred following the consummation of the Transaction.

Resignation of Stanton D. Sloane

Following the consummation of the Transaction, Dr. Sloane resigned all employment and directorships with the Company and its affiliates effective as of July 21, 2011. In connection with his resignation, Dr. Sloane received severance payments equal to $1,780,596 as set forth in his employment agreement, including a lump sum cash severance payment composed of annual base salary, target annual bonus, prorated bonus, and accrued but unused personal leave. In addition, the Company and its Board of Directors agreed to pay Dr. Sloane an amount equivalent to his daily salary for the 90 day period following his resignation. He was also entitled to receive COBRA benefits for 18 months following his separation.

Appointment of William L. Ballhaus as President and Chief Executive Officer

On July 22, 2011, the Company announced that William L. Ballhaus would succeed Dr. Sloane as the Company’s President and Chief Executive Officer, following the latter’s resignation. Dr. Ballhaus assumed his position effective as of July 25, 2011.

In connection with Dr. Ballhaus’s appointment, our ultimate parent, Sterling Holdco, and Dr. Ballhaus entered into an employment agreement, dated as of July 20, 2011. This agreement provides for a three-year employment term, which (absent notice) will automatically renew for successive one-year periods.

Under the employment agreement, Dr. Ballhaus is entitled to an annual salary of $840,000 and will have a target annual bonus opportunity of 100% of his annual base salary. In connection with his appointment, Dr. Ballhaus will be granted $1 million of Sterling Holdco restricted stock, which vests 20% per year on each of the first five anniversaries of the grant date, and received a signing bonus of $5,500,000 (subject to repayment if he resigns in his first year of employment). In addition, he will be entitled to a $2,000,000 retention bonus on August 31, 2012, subject to his continuous employment with the Company through that date. By the terms of his employment agreement, Dr. Ballhaus is also entitled to participate in equity grants under the Sterling Holdco Stock Incentive Plan. See “Changes in Management and Compensation Following the Transaction—Stock Incentive Plan.”

In the event that we terminate Dr. Ballhaus’s employment without “cause” or Dr. Ballhaus terminates his employment with “good reason,” each as defined in the employment agreement, Dr. Ballhaus will be entitled to: (i) any earned but unpaid compensation or benefits; (ii) cash severance equal to two times the sum of his base salary and target bonus opportunity as of his termination date (or three times the sum of his base salary and target bonus opportunity if the termination occurs in connection with a “change in control”); (iii) a pro rata bonus payment for year of termination; (iv) the retention and signing bonuses, if unpaid as of the termination date; and (v) continued medical coverage for 18 months following his termination of employment. The payment of any severance under the employment agreement is conditioned on Dr. Ballhaus executing and delivering a release of claims to the Company.

In the event that Dr. Ballhaus’s employment with the Company terminates due to his death or disability, the Company will pay to him (or his estate or representative, as applicable) an amount equal to the sum of (i) any earned but unpaid compensation or benefits; ii) a pro rata bonus payment for the year of termination; and (iii) the retention and signing bonuses, to the extent unpaid on the date of termination.

The employment agreement with Dr. Ballhaus also contains customary post-employment restrictive covenants, including a perpetual confidentiality obligation and two-year noncompetition and nonsolicitation obligations.

Termination of Existing Equity and Deferred Compensation Plans

Upon consummation of the Transaction, all stock options held by employees, including those granted during fiscal 2011, vested and were cashed out, and each award of restricted stock that was outstanding and unvested immediately prior to the effective time of the Transaction, including those granted during fiscal 2011 and a pro-rata portion of those granted on July 1, 2011, became fully vested and converted into a right to receive a cash payment of $31.25 per share. Additionally, all assets contained in rabbi trusts related to our deferred compensation plans were distributed to the respective beneficiaries of those trusts due to either the change in control provision within the plan or termination of the plan just prior to the Transaction. Following the Transaction, we terminated all of our existing equity and deferred compensation plans

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Adoption of New Annual Cash Incentive Plan for Fiscal 2012

We adopted a new annual cash incentive plan for fiscal 2012. The cash incentive payout for our named executive officers is calculated using a multiplicative model based on the corporate performance metric and the employee’s performance.

Stock Incentive Plan

Following the consummation of the Transaction, the Board of Directors of Sterling Holdco adopted a new equity incentive plan, or the Stock Incentive Plan, to provide long-term incentives for our executives and key employees. Certain of our named executive officers were granted nonqualified stock options under the Stock Incentive Plan on February 9, 2012. See “Changes in Management and Compensation Following the Transaction—Grants of Nonqualified Options.”

The initial grants to Stock Incentive Plan participants were structured as follows: 50% of the grant was in the form of “service options” and the remaining 50% was in the form of “performance options.” Service options vest 20% per year on each of the first five anniversaries of the grant date, subject to the participant’s continuous employment with the Company from the grant date to each respective vesting date. Performance options will vest, if at all, upon a “change in control” based on the cash return on investment received by the PEP Funds. For purposes of the Stock Incentive Plan, “change in control” is defined as (i) a sale by the PEP Funds of all or substantially all of the common stock owned by them for cash or (ii) a sale by the Company of all or substantially all of its assets for cash.

Initial option grants to participants under the Stock Incentive Plan were all made on February 9, 2012, and all options granted at that time carry an exercise price of $1,000 per share, the then current fair market value of a share as determined by the Sterling Holdco Board.

Prior to vesting, both service and performance options are subject to forfeiture and customary transfer restrictions. Upon the termination of a participant’s employment with the Company or any of its subsidiaries for any reason, all performance options will be forfeited. Additionally, if a participant is terminated by the Company or any subsidiary for “cause” (as defined in the Stock Incentive Plan or individual employment agreements, as the case may be), the participant will also forfeit all service options. If, however, a participant’s employment with the Company or any of its subsidiaries terminates for any reason other than “cause,” he or she will forfeit only his or her unvested service options. Participants generally have 60 days following the termination of their employment to exercise any vested options (unless the reason for the termination of employment is due to the participant’s death or disability, in which case the participant or his or her guardian or estate will have 12 months to exercise vested options).

Under the Stock Incentive Plan, participants who exercise vested options prior to a public offering of the Company’s shares are required to join a Management Stockholder’s Agreement as a condition of their exercise. This agreement contains certain provisions related to the acquisition, ownership, and disposition of shares, including customary transfer restrictions and “tag-along” and “drag-along” rights. In addition, under this agreement, both the Company and the PEP Funds are entitled to repurchase any shares acquired by a participant through the exercise of vested options in the event of the participant’s termination of employment.

The Stock Incentive Plan authorizes the issuance of up to 57,569 shares of common stock subject to options.

On February 9, 2012, the Board of Directors granted nonqualified stock options under the Stock Incentive Plan to each of Messrs. Ballhaus, Nadeau, Atkin, Burke, and Rydant. As described above, 50% of the options granted were “service options” under the Stock Incentive Plan and the remaining 50% of the options granted were “performance options.”

The following table sets forth the number and value of the options granted on February 9, 2012.

	Service Options	Performance Options	Total
William L. Ballhaus	7,196	7,196	14,392
Richard J. Nadeau	1,785	1,785	3,570
Timothy J. Atkin	1,151	1,151	2,302
Joseph P. Burke	864	864	1,728
Jeffrey R. Rydant	2,015	2,015	4,030

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation and Personnel Committee during fiscal 2011 were Messrs. Langstaff (until his resignation), Gilburne, Grafton, and Dr. Wilensky. No member of the Compensation and Personnel Committee was at any time during fiscal 2011 an officer or employee of our company or any of our subsidiaries, and no member has ever served as an executive officer of our company. None of our executive officers serves or, during fiscal 2011, served as a member of the Board of Directors or the Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation and Personnel Committee.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our issued and outstanding common stock is owned by Sterling Parent, which is wholly-owned by Sterling Holdco.  The following table sets forth information regarding the beneficial ownership of Sterling Holdco’s common stock as of May 1, 2012 by each person known to beneficially own more than 5% of the common stock of Sterling Holdco.  With the exception of Dr. Volgenau, none of our named executive officers, other members of our Board of Directors or other executive officers hold shares in Sterling Holdco.  At May 1, 2012, there were 514,000 shares of common stock of Sterling Holdco outstanding.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% Beneficial Owners:
Providence Equity Partners (1)	378,239	73.6%
Ernst Volgenau (2)	120,000	23.4

Directors and Named Executive Officers:
William L. Ballhaus	-	-
Timothy J. Atkin	-	-
Richard J. Nadeau	-	-
Jeffrey J. Rydant	-	-
Joseph P. Burke	-	-
Ernst Volgenau	120,000	23.4
Julie G. Richardson	-	-
Christopher C. Ragona	-	-

All Directors and Executive Officers as a Group	120,000	23.4

(1) Providence exercises voting and investment authority over all of such securities owned by affiliates of Providence. The address for Providence is 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.

(2) Ernst Volgenau has sole voting and dispositive power over such shares. The address for The Volgenau Rollover Trust is c/o SRA International, Inc., 4350 Fair Lakes Court, Fairfax, Virginia 22033.

“-” means no shares of Sterling Holdco are held by such individuals.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with the Transaction, Providence provides the Company with advisory, consulting, and other services and the Company pays Providence an aggregate annual fee of $1.8 million. For the period from July 21, 2011 to December 31, 2011, the Company incurred $0.8 million in management fees.

As of December 31, 2011, a Providence affiliate owned $24.1 million of the Company’s Term Loan B Facility. Interest payments were made for the Term Loan B Facility of approximately $0.3 million during the period from July 21, 2011 to December 31, 2011.

In connection with financing the Transaction, the Volgenau Rollover Trust was issued a promissory note for a principal amount up to $30 million at an annual interest rate of 4.25 percent, repayable solely based on proceeds from planned divestitures. This note is expected to be settled for $17 million, based on the total net proceeds and tax benefits related to the disposal of the discontinued operations. During the three month ended December 31, 2011, $12 million of this note was paid.

From time to time, and in the ordinary course of business the Company purchases goods and services from other Providence portfolio companies. Costs associated with these related party transactions for the period from July 21, 2011 to December 31, 2011 were $4.3 million.

As of December 31, 2011 there were no amounts due from related parties and $0.8 million due to related parties included in the condensed consolidated balance sheets appearing elsewhere in this prospectus.

Kathleen Yoshida, the daughter of Mr. Burke, is employed by us as a senior principal. For fiscal 2011, her salary and other compensation paid by us totaled $184,517. Ms. Yoshida participates in our 401(k) plan and is eligible to receive matching contributions in accordance with Company policy, and received an annual equity award in fiscal 2011 in an amount consistent with the fiscal 2011 equity award grants made to similarly situated employees.

The Board of Directors has adopted a policy that all transactions between us, on the one hand, and our officers, directors, greater than 5% stockholders, and their respective immediate family members and affiliates, on the other hand, must be (i) approved by a majority of the disinterested members of the Board of Directors and (ii) on terms no less favorable to us than could be obtained from unaffiliated third parties. Transactions involving compensation for services provided to us as an employee, director, consultant, or similar capacity by a related person are not covered by this policy.

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DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain provisions of the agreements evidencing our material indebtedness (other than the notes offered hereby). It does not purport to be complete, but it does discuss the provisions that are, in our view, material for investors in the notes. This summary is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Overview

On the closing date of the Transaction, we entered into Senior Secured Credit facilities totaling $975.0 million.

Senior Secured Credit Facilities

On July 20, 2011, we entered into a $875.0 million term loan facility, or the Term Loan B Facility, with a term of seven years. On the same date we also entered into a $100.0 million revolving credit facility with a term of five years, or the Revolver. The terms and conditions of the Revolver and the Term Loan B Facility, which we refer to collectively as our Senior Secured Credit Facilities, are documented in a single credit agreement and are subject to extension pursuant to the terms set forth in the credit agreement. The Revolver includes sub-facilities for letters of credit and swingline loans, which are subject to $40.0 million and $15.0 million sub-limits, respectively.

Subject to specified conditions, without the consent of the then existing lenders (but subject to the receipt of commitments), incremental term and revolving facilities may be added to the credit agreement and revolving commitments may be increased by up to (i) $250 million plus (ii) an additional amount as will not cause the net senior secured leverage ratio on a pro forma basis to exceed 4.50 to 1.00 (calculated as if any additional revolving commitment being entered into was fully drawn). Additional revolving facilities and revolving commitment increases are subject to an aggregate sub-limit of $100 million.

Interest Rate and Fees

The loans under the credit agreement initially bear interest at a rate equal to (i) the British Bankers Association LIBOR (adjusted for maximum reserves and subject to a floor in the case of the Term Loan B Facility of 1.25%) plus 5.25% for each of the Term Loan B Facility and the Revolver (subject in the case of the Revolver to a 0.25% step-down), or (ii) the highest of (subject to a floor in respect of the Term Loan B Facility of 2.25%) (x) the prime commercial lending rate publicly announced by the administrative agent as the “prime rate,” (y) the federal funds effective rate plus 0.50% and (z) the one-month LIBOR rate (adjusted for maximum reserves) plus 1.00%, plus in each case, 4.25% for each of the Term Loan B Facility and the Revolver (subject in the case of the Revolver to a 0.25% step-down).

We are required to pay certain fees with respect to the Senior Secured Credit Facilities, including (i) a commitment fee of 0.50% per annum on the average daily unused amount of the revolving credit facility, (ii) a participation fee of 5.25% per annum (subject to a 0.25% step-down) with respect to letters of credit, (iii) fronting fees of 0.125% per annum on the daily aggregate stated amount of letters of credit and (iv) customary administrative fees.

Prepayments

The Term Loan B Facility is subject to mandatory prepayment and reduction, subject to certain exceptions, in an amount equal to (a) 75% of excess cash flow (defined in the credit agreement) for each fiscal year commencing with the fiscal year ending June 30, 2012, with a reduction to 50%, 25% and zero based upon achievement of a consolidated net leverage ratio of 3.50:1.00 or less, 2.75:1.00 or less, and 2.00:1.00 or less, respectively, (b) 100% of the net cash proceeds received from the incurrence of indebtedness by us or any of our restricted subsidiaries (other than indebtedness permitted under the credit agreement), and (c) 100% of the net cash proceeds of specified non-ordinary course asset sales or other dispositions of property by us and our restricted subsidiaries (including insurance and condemnation proceeds), subject to customary exceptions and our right to reinvest such proceeds within a specified period of time.

Voluntary prepayments of borrowings under the Term Loan B Facility and Revolver are permitted at any time, in minimum principal amounts to be agreed upon, subject to (a) reimbursement of the lenders’ redeployment costs actually incurred in the case of a prepayment of adjusted LIBOR borrowings other than on the last day of the relevant interest period and (b) in the case of the Term Loan B Facility, a 1.00% premium payable in connection with certain refinancings within the first year. We may offer to lenders pro rata voluntary prepayments of borrowings under the Term Loan B Facility at discount to par, subject to customary conditions. The unutilized portion of commitments under the Revolver may be reduced or terminated at any time in minimum amounts without penalty.

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The interest and the amortization schedule of any incremental term loans, and interest on any incremental revolving loans, will be determined by the borrower and the lenders of such incremental term loans and/or incremental revolving loans; provided that for the period from the closing date of the Transactions until the date that is two years after such closing date, incremental term loans and incremental revolving loans will have customary “mfn” protection subject to a 50 basis points cushion.

Amortization and Final Maturity under the Term Loan B Facility

We are required to repay principal amounts under the Term Loan B Facility in equal quarterly installments in aggregate annual amounts equal to 1% of the original funded principal amount, with the balance being payable on the final maturity date.

Guarantee and Security

All obligations under the Senior Secured Credit Facilities are unconditionally guaranteed by Sterling Parent and each of our existing and subsequently acquired or organized direct or indirect wholly-owned domestic subsidiaries, subject to customary exceptions.

In addition, all of our obligations and the obligations of each guarantor are secured by a perfected security interest in substantially all of our existing and after acquired tangible and intangible assets and such assets of each guarantor, including our capital stock, the capital stock of each of our U.S. subsidiaries, the capital stock of each guarantor and its subsidiaries, and 65% of each series of capital stock of any non-U.S. subsidiary held directly by us or any guarantor, subject to agreed exceptions.

Certain Covenants; Representations and Warranties

The Senior Secured Credit Facilities contain customary representations and warranties and customary affirmative and negative covenants. The negative covenants are limited to the following: limitations on the incurrence of debt, liens, fundamental changes, dividends and distributions, transactions with affiliates, further negative pledge, asset sales, restricted payments, investments and acquisitions, repayment of certain junior debt (including the notes) or amendments of junior debt documents related thereto, line of business, amendments to charter documents, restrictive agreements and equity interests, each subject to customary exceptions.

In addition, at any time during which borrowings or letters of credit under the Revolver are outstanding, we must maintain a maximum net senior secured leverage ratio, tested on a quarterly basis. The maximum level of net senior secured leverage ratio is set at 6.25 for the first quarter of fiscal 2012 and is subject to step-downs until reaching 4.50 for the third quarter of fiscal 2015 and thereafter.

Events of Default

Events of default under the credit agreement governing the Senior Secured Credit Facilities are limited to nonpayment of principal when due, nonpayment of interest, fees or other amounts, inaccuracy of representations or warranties in any material respect, violation of other covenants, cross default to other material debt, certain bankruptcy or insolvency events, certain ERISA events, certain material judgments, actual or asserted invalidity of material guarantees and certain other loan documents or security interests and change of control, in each case subject to customary thresholds, notice and grace period provisions.

Unrestricted Subsidiaries

We are permitted to designate subsidiaries as “Unrestricted Subsidiaries” that will not be subject to the covenants or other restrictions of the Senior Secured Credit Facilities, will not be guarantors or grantors under the Senior Secured Credit Facilities and will not be taken into account for the purposes of the financial covenant or other financial computations. As of December 31, 2011, Era and GCD were our only unrestricted subsidiaries.

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DESCRIPTION OF NOTES

General

Certain terms used, but not otherwise defined, in this “Description of the Notes” section have the meanings set forth under the subheading “Certain Definitions.” In this section only, (i) the term “Issuer” refers to SRA International, Inc., or SRA International, and not any of its Subsidiaries and (ii) the terms “we,” “our” and “us” each refer to SRA International and its consolidated Subsidiaries. The old notes were issued under an indenture, or the indenture, dated July 20, 2011, among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee, or the Trustee. Copies of the indenture have been filed as an exhibit to the registration statement of which this prospectus forms a part.

The terms of the exchange notes are identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights and we will not be obligated to pay additional interest as described in the Registration Rights Agreement. The Trustee, as trustee of the old notes, will authenticate and deliver exchange notes in exchange for an equal principal amount of old notes. Any old notes that remain outstanding after the consummation of this exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the old notes and the exchange notes outstanding.

The following summary of the material provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by reference to the Trust Indenture Act, or the TIA. We urge you to read the indenture, the notes and the TIA because they, and not this description, define your rights as holders of the old notes and/or exchange notes. You may request a copy of the indenture and the notes at our address set forth under the heading “Summary—Additional Information.”

We issued notes with an initial aggregate principal amount of $400.0 million. We may issue additional notes from time to time. Any offering of additional notes is subject to the covenants described below under the caption “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The notes may be exchanged or transferred, at the office or agency of the Issuer as specified in the indenture (which initially shall be the principal corporate trust office of the Trustee).

The exchange notes will be issued in the form of global notes that will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company. The exchange notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Brief Description of Notes

The notes:

•	are unsecured senior obligations of the Issuer;

•	are pari passu in right of payment with all existing Senior Indebtedness (including the Senior Credit Facilities) and will be pari passu in right of payment with all future Senior Indebtedness of the Issuer;

•	are effectively subordinated to all Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness (including the Senior Credit Facilities);

•	are structurally subordinated to all existing and will be structurally subordinated to all future Indebtedness and other liabilities of any non-guarantor Subsidiaries;

•	are senior in right of payment to any future Subordinated Indebtedness of the Issuer; and

•	are guaranteed on a senior unsecured basis by each of the Issuer’s Restricted Subsidiaries that guarantees the Senior Credit Facilities.

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Subsidiary Guarantees

On the Issue Date, the Restricted Subsidiaries that guarantee the Senior Credit Facilities guaranteed payment of the notes, whereupon such Restricted Subsidiaries became Guarantors for all purposes under the indenture.

The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guaranteed, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the indenture and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise, on the terms set forth in the indenture. Each of the Guarantees of the notes (i) are a general unsecured obligation of each Guarantor, (ii) are pari passu in right of payment with all existing, and will be pari passu in right of payment with all future, Senior Indebtedness of each such Guarantor, (iii) are effectively subordinated to all Secured Indebtedness of each such Guarantor to the extent of the value of the assets securing such Secured Indebtedness and (iv) rank senior in right of payment to all existing and future Subordinated Indebtedness of each such Guarantor. The notes will be structurally subordinated to Indebtedness and other liabilities of any Subsidiaries of the Issuer that do not Guarantee the notes in the future.

Not all of the Issuer’s Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer. Subject to certain limitations described under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries,” none of our Foreign Subsidiaries, non-Wholly-Owned Subsidiaries or a special purpose Restricted Subsidiary formed in connection with a Receivables Facility guarantee the notes.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks related to the notes and this offering—We are subject to certain fraudulent transfer and conveyance statutes that may have adverse implications for the holders of the notes.”

Each Guarantee by a Guarantor provides by its terms that it shall be automatically and unconditionally released, discharged and terminated upon:

(1)	any sale, exchange or transfer (by merger or otherwise) of (a) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (b) all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in a manner in compliance with the applicable provisions of the indenture;

(2)	the release, discharge or termination of the guarantee by such Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee (it being understood that a release subject to contingent reinstatement is still a release and that if such guarantee is reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee), except a release, discharge or termination by or as a result of payment under such guarantee;

(3)	the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the indenture;

(4)	upon the merger or consolidation of any Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or another Guarantor;

(5)	the Issuer exercising its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the indenture being discharged in a manner not in violation of the terms of the indenture; or

(6)	subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all notes then outstanding and all other applicable Obligations under the indenture guaranteed by such Guarantor then due and owing.

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Neither the Issuer nor any such Guarantor is required to make a notation on the notes to reflect any such Guarantee or any such release, discharge or termination.

Ranking

The payment of the principal of, premium, if any, and interest on, the notes and the payment of any Guarantee rank pari passu in right of payment to all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer or such Guarantor under the Senior Credit Facilities. The notes are effectively subordinated to all of the existing and future Secured Indebtedness of the Issuer and each Guarantor to the extent of the value of the assets securing such Indebtedness.

As of December 31, 2011, we and the Guarantors had approximately $1,245.0 million of Senior Indebtedness, comprised of $845.0 million of Secured Indebtedness under our Term B Loan Facility (as defined in this prospectus under caption “Description of Other Indebtedness — Senior Secured Credit Facilities”) and the notes. As of December 31, 2011, we also had an additional $100.0 million of borrowing capacity under our Revolver, and the option to raise incremental term loans or increase the Revolver commitments up to an additional $250.0 million and, under certain circumstances, an additional amount of loans so long as after giving effect to the incurrence of such loans, we are in compliance with a net senior secured leverage ratio condition set forth in our Senior Credit Facilities.

Although the indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the notes. The Issuer has appointed the Trustee as paying agent for the notes.

The Issuer will also maintain a registrar in respect of the notes. The Issuer has appointed the Trustee as registrar for the notes. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time and will make payments on and facilitate transfer of the notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer, any Restricted Subsidiary or any Subsidiaries of a Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of the notes to be redeemed.

Principal, Maturity and Interest

The notes will mature on October 1, 2019. Subject to compliance with the covenants described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional notes from time to time after this offering under the indenture (“Additional Notes”). The notes offered by the Issuer and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the indenture, and “notes” for all purposes of this “Description of Notes,” include any Additional Notes that are actually issued.

Interest will accrue on the notes from the Issue Date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually using a 360-day year comprised of twelve 30-day months to Holders of record at the close of business on the March 15 or September 15, as applicable, immediately preceding the interest payment date, on April 1 and October 1 of each year, commencing April 1, 2012. If a payment date is not on a Business Day at the place of payment, payment may be made at the place of payment on the next succeeding Business Day and no interest will accrue for the intervening period. Interest on the notes will accrue at a rate of 11% per annum.

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Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made through the paying agent by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made through the paying agent by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

Offers to Purchase; Open Market Purchases

The Issuer is not required to make any sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase the notes as described under the caption “—Repurchase at the Option of Holders.” The Issuer may at any time and from time to time purchase the notes in the open market or otherwise.

Optional Redemption

At any time prior to October 1, 2015, the notes may be redeemed or purchased (by the Issuer or any other Person) at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address (or otherwise delivered in accordance with the applicable DTC procedures), not less than 30 nor more than 60 days prior to the Redemption Date. The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person. The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

On and after October 1, 2015, the notes may be redeemed, at the Issuer’s option, in whole or in part, at any time and from time to time at the redemption prices set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address (or otherwise delivered in accordance with the applicable DTC procedures), not less than 30 nor more than 60 days prior to the Redemption Date. The Issuer may provide in such notice that the payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. The notes will be redeemable at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2015	105.50%
2016	102.75%
2017 and thereafter	100.00%

In addition, until October 1, 2014, the Issuer may, at its option, on one or more occasions, redeem up to 35% of the then outstanding aggregate principal amount of notes and Additional Notes at a redemption price equal to 111% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are contributed to the Issuer; provided that at least 50% of the sum of the aggregate principal amount of notes originally issued under the indenture and any Additional Notes issued under the indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering or sale.

The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Any notice of redemption with respect to any of the foregoing redemptions may be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction.

In addition, the Issuer may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture.

The Trustee shall select the notes to be redeemed or purchased in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”

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Repurchase at the Option of Holders

Change of Control

The notes provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding notes as described under “—Optional Redemption,” the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail (or otherwise deliver in accordance with applicable DTC procedures), with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “—Repurchase at the Option of Holders—Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of such notes tendered for purchase, and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased;

(7)	that the Holders whose notes are being repurchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to a minimum of $2,000 or an integral multiple of $1,000 in principal amount;

(8)	the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow; and

(9)	if such notice is sent prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional upon the occurrence of such Change of Control.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officer’s Certificate to the Trustee stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

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The Senior Credit Facilities provide, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may provide, that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities or such other agreements relating to Senior Indebtedness, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities or such other Senior Indebtedness. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities or such other Senior Indebtedness, such default could result in amounts outstanding under our Senior Credit Facilities and such other Senior Indebtedness being declared due and payable and cause a Receivables Facility to be wound down. Moreover, the exercise by the Holders of their right to require the Issuer to repurchase the notes could cause a default under the Senior Credit Facilities or such other Senior Indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on the Issuer and its Subsidiaries.

Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the notes may in certain circumstances make it more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.” Such restrictions in the indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its Restricted Subsidiaries. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

The provisions under the indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

(1)	the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b)	any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

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(c)	any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 12 months after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to permanently reduce:

(a)	Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the indenture, and to correspondingly reduce commitments with respect thereto;

(b)	Obligations under (i) notes or (ii) any other Senior Indebtedness of the Issuer or a Guarantor (and to correspondingly reduce commitments with respect thereto); provided that if any such Senior Indebtedness other than the notes are reduced with the Net Proceeds of any Asset Sale, the Issuer shall equally and ratably reduce Obligations under the notes as provided under “—Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus accrued but unpaid interest and Additional Interest, if any; or

(c)	Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(2)	to (a) make an Investment in any one or more businesses, provided that if such Investment in any business is in the form of the acquisition of Capital Stock, such business constitutes a Restricted Subsidiary or such acquisition results in the Issuer or Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) to acquire properties (other than current assets), (c) make capital expenditures or (d) acquire other assets that, in the case of each of clauses (a), (b), (c) and (d) are either (x) used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer shall make an offer to all Holders and, if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the notes and such Pari Passu Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee.

To the extent that the aggregate principal amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the indenture. If the aggregate principal amount of notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and the Issuer or the agent for such Pari Passu Indebtedness will select such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of the notes and such Pari Passu Indebtedness tendered (subject to adjustment so that no notes or Pari Passu Indebtedness in an unauthorized denomination is purchased in part). Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

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Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

Selection and Notice

If the Issuer is redeeming less than all of the notes at any time (subject to applicable procedures of DTC), the Trustee will select the notes of such series to be redeemed (a) if the notes are listed on any national securities exchange (and such listing is known to the Trustee), in compliance with the requirements of the principal national securities exchange on which the notes are listed or (b) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason by lot or by such other method as the Trustee shall deem appropriate.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture; provided that such notices may also be given by electronic means if permitted by the applicable procedures of DTC. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the indenture.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation) other than:

(a)	dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b)	dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, in each case held by Persons other than the Issuer or a Restricted Subsidiary;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness other than:

(a)	Indebtedness permitted under clause (7) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer and its Restricted Subsidiaries in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance, acquisition or retirement;

(4)	make any Restricted Investment

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(all such payments and other actions set forth in clauses (1) through (4) (other than any exception thereto) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined in clause (2)(a) of the next succeeding paragraph) pursuant to clause (c) thereof only), (6)(c) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on the first date of the fiscal quarter in which the Issue Date occurred to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)	100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer or a Restricted Subsidiary (without the issuance of additional Equity Interests in such Restricted Subsidiary) since immediately after the Issue Date (other than (i) to the extent used to fund the Transactions and (ii) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (11)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)	(A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined in clause (2)(a) of the next succeeding paragraph), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x)	Equity Interests to employees, directors or consultants of the Issuer, Restricted Subsidiaries and any direct or indirect parent company of the Issuer, after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y)	Designated Preferred Stock; and

(B) to the extent such net cash proceeds or other property are actually contributed to the capital of Issuer or any Restricted Subsidiary (without the issuance of additional Equity Interests of such Restricted Subsidiary), Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii)	debt securities of the Issuer or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer or a direct or indirect parent company of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (w) Refunding Capital Stock, (x) Equity Interests or convertible debt securities sold to the Issuer or a Restricted Subsidiary, as the case may be, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(c)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (11)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) to the extent applied to fund the Transactions, (iii) by a Restricted Subsidiary and (iv) any Excluded Contributions); plus

(d)	100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(i)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

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(ii)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent a Restricted Payment is made under clause (19) of the next succeeding paragraph and other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date; plus

(e)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined in good faith by the Issuer or if such fair market value may exceed $25.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2)	(a) the redemption, repurchase, retirement or other acquisition of any (i) Equity Interests of the Issuer or any Restricted Subsidiary (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Guarantor or (ii) Equity Interests of any direct or indirect parent company of the Issuer, in the case of each of clause (i) and (ii), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of, Equity Interests of the Issuer, or any direct or indirect parent company of the Issuer to the extent contributed to the capital of the Issuer or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Issuer or a Restricted Subsidiary) of the Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6)(a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so purchased, repurchased, redeemed, defeased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so purchased, repurchased, redeemed, defeased, acquired or retired and any tender premium and any defeasance costs, fees and expenses incurred in connection therewith;

(b)	such new Indebtedness is subordinated to the notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, repurchased, redeemed, defeased, acquired or retired for value;

(c)	such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so purchased, repurchased, redeemed, defeased, acquired or retired; and

(d)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so purchased, repurchased, redeemed, defeased, acquired or retired;

(4)	a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Restricted Subsidiaries or any of their respective direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, including any Equity Interests rolled over by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15.0 million, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $45.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

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(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the capital of the Issuer, Equity Interests of any of the direct or indirect parent companies of the Issuer, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of their respective direct or indirect parent companies that occurs after the Issue Date (other than Equity Interests the proceeds of which are used to fund the Transactions), to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any of its Restricted Subsidiaries after the Issue Date; less (without duplication)

(c)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that the Issuer may apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year and that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Issuer or any of the Issuer’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

(5)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)	(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date, provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by the Issuer or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

(b) a Restricted Payment to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of Restricted Payments paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock (other than Disqualified Stock) in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock (other than Disqualified Stock), after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to any distribution pursuant to clause (16) of this paragraph or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $35.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)	the declaration and payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public Equity Offering of such common stock after the Issue Date, of up to 6% per annum of the net cash proceeds received by (or, in the case of a Restricted Payment to a direct or indirect parent entity, contributed to the capital of) the Issuer in or from any such public Equity Offering;

(10)	Restricted Payments in an amount that does not in the aggregate exceed all Excluded Contributions made since the Issue Date;

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(11)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed $90.0 million at the time made;

(12)	distributions or payments of Receivables Fees;

(13)	any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15)	the declaration and payment of dividends or the payment of other distributions by the Issuer or a Restricted Subsidiary to, or the making of loans or advances to, any of their respective direct or indirect parents in amounts required for any direct or indirect parent companies to pay, in each case without duplication:

(a)	any fees, taxes (other than taxes imposed on or measured by income, or withholding taxes) and expenses required to maintain their corporate existence;

(b)	consolidated, combined or similar federal, foreign, state and local income or franchise taxes; provided that the amount of such payments shall not exceed the tax liability that the Issuer and its Subsidiaries would have incurred were such taxes determined as if such entity(ies) were a stand-alone taxpayer or a stand-alone group; and provided that Restricted Payments under this clause in respect of any taxes attributable to the income of any Unrestricted Subsidiaries of the Issuer may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to the Issuer or its Restricted Subsidiaries;

(c)	customary salary, bonus, severance, indemnification obligations and other benefits payable to directors, officers and employees of any direct or indirect parent company of the Issuer and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d)	general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(e)	amounts payable to the Investors pursuant to the Financial Advisory Agreement as in effect on the Issue Date;

(f)	fees and expenses other than to Affiliates of the Issuer related to (i) any equity or debt offering of such parent entity (whether or not successful), (ii) any Investment otherwise permitted under this covenant (whether or not successful) and (iii) any transaction of the typed described under and not prohibited by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(g)	cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent;

(h)	reasonable and customary fees payable to any directors of any direct or indirect parent of the Issuer and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of the Issuer in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(i)	any incremental state or local income tax (net of any federal income tax benefits, as determined in good faith by the Issuer) payable by the Issuer’s direct or indirect parent companies as a result of any permitted distributions to such parent companies described in paragraph (4) or (13) above (but subject to all provisos therein) or clauses (a) through (h) of this paragraph (15) or this clause (i);

(16)	the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents or assets that were contributed to such Unrestricted Subsidiary for the purpose of such distribution, dividend or other payment); provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under this clause (16), no Default shall have occurred and be continuing or would occur as a consequence thereof;

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(17)	payments or distributions to dissenting stockholders pursuant to applicable law in an amount not to exceed $10.0 million, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer and that all notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(18)	payments of cash, or dividends, distributions, advances or other Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of the Issuer or any such Restricted Subsidiary; and

(19)	Restricted Payments in an amount not to exceed $35.0 million with the proceeds of any sale, conveyance or disposition of the Issue Date Unrestricted Subsidiaries.

As of the date of Issue Date, all of the Subsidiaries (except for the Issue Date Unrestricted Subsidiaries) of the Issuer were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and the Issuer will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four quarter period; provided, further, that Restricted Subsidiaries of the Issuer that are not Guarantors may not incur Indebtedness or issue any shares of Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including pro forma application of the net proceeds therefrom), more than an aggregate of $60.0 million of Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors would be outstanding at such time.

The foregoing limitations will not apply to:

(1)	the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at any one time of $1,225.0 million (and guarantees by the Issuer or any of its Restricted Subsidiaries of the foregoing), plus in each case in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, including discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(2)	the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes and any Guarantee thereof (including the Exchange Notes to be issued pursuant to the Registration Rights Agreement and any Guarantee thereof, but excluding any Additional Notes and any Guarantee thereof);

(3)	Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4)	Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease, construction, repair, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred and outstanding under this clause (4), not to exceed the greater of $45.0 million and 22.5% of EBITDA for the most recently ended four fiscal quarter period for which internal financial statements are available at any time outstanding, including any refinancing pursuant to clause (12)(a) below; so long as such Indebtedness exists at the date of such purchase, lease, construction, repair, replacement or improvement, or is created within 270 days thereafter;

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(5)	Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits, or property, casualty or liability insurance, self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, or letters of credit in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is lessee; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the Transactions, any Investment, or any acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness either (x) does not exceed, at any time outstanding, and together with any other outstanding Indebtedness incurred pursuant to this clause (6), $15.0 million or (y) is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7)	Indebtedness of the Issuer or a Restricted Subsidiary to the Issuer or a Restricted Subsidiary; provided that any such Indebtedness owing by the Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the notes or the Guarantee of the notes, as the case may be; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary or any pledge of such Preferred Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this covenant, exchange rate risk or commodity pricing risk;

(10)	obligations in respect of customs, stay, performance, bid, appeal and surety bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(11)	(a) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference equal to 100.0% of the net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Equity Interests the proceeds of which are used to fund the Transactions and proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (11)(b), does not at any one time outstanding exceed $100.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (11)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (11)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (11)(b));

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(12)	the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, refinance, replace, renew, extend or defease:

(a)	any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (11)(a) above and clauses (13) and (18) below; or

(b)	any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund, refinance, replace, renew, extend or defease the Indebtedness, Disqualified Stock or Preferred Stock described in clause (12)(a) above;

including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, renewed, extended or defeased;

(B)	to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated to or pari passu with the notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to or pari passu with the notes or the Guarantee thereof at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C)	shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii)	Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (A) of this clause (12) will not apply to any refunding, refinancing, replacing, renewing, extending or defeasing of Indebtedness under a Credit Facility;

(13)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred to finance an acquisition, merger, consolidation or amalgamation or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the indenture; provided that after giving effect to such acquisition, merger, consolidation or amalgamation:

(i)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(ii)	the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(14)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(15)	Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(16)	(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the indenture; or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such Restricted Subsidiary shall comply with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

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(17)	Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed at any one time outstanding, and together with any other Indebtedness incurred under this clause (17), $50.0 million (it being understood that any Indebtedness incurred pursuant to this clause (17) shall cease to be deemed incurred or outstanding for purposes of this clause (17) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (17));

(18)	Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition (together with any Indebtedness under clause (12) above that refinances Indebtedness incurred under this clause (18) or refinances such Refinancing Indebtedness) in a principal amount not to exceed $90.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (18) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (18));

(19)	Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(20)	Cash Management Obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts;

(21)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(22)	Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(23)	Indebtedness representing deferred compensation or other similar arrangements to directors and employees of the Issuer, any direct or indirect parent company of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business or in connection with the Transactions (including as a result of the cancellation or vesting of outstanding options and other equity-based awards in connection therewith), an acquisition or any other Permitted Investment; and

(24)	Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not to exceed, at any one time outstanding, $25.0 million.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph and may not later be reclassified;

(2)	at the time of incurrence or reclassification, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above and shall be entitled to treat a portion of such Indebtedness as having been incurred under the first paragraph above and thereafter the remainder of such Indebtedness having been incurred under the second paragraph above; and

(3)	the amount of any Indebtedness that is issued at a price that is less than the principal amount thereof shall be equal to the amount of liability in respect thereof determined in accordance with GAAP.

Accrual of interest or dividend, the accretion of accreted value, the accretion of original issue discount or liquidation preference or the amortization of original discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed in each case to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of undrawn letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

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For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The indenture will provide that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be. The indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens until such time as such obligations are no longer secured by a Lien; or

(2)	in all other cases, the notes or the related Guarantees are equally and ratably secured until such time as such obligations are no longer secured by a Lien.

Any Lien created for the benefit of the Holders pursuant to the preceding paragraph shall provide by its terms that such Lien shall automatically and unconditionally be released and discharged upon the release and discharge of the initial Lien that gave rise to the obligation to secure the notes.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), and may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the notes and the Registration Rights Agreement pursuant to a supplemental indenture or other documents or instruments;

(3)	immediately after such transaction, no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either:

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(a)	the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio for the Successor Company, the Issuer and its Restricted Subsidiaries would be equal to or greater than such Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture, the notes and the Registration Rights Agreement; and

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the indenture.

The Successor Company, if other than the Issuer, will succeed to, and be substituted for, the Issuer under the indenture, the notes and the Registration Rights Agreement and in such event the Issuer will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing, the provisions set forth in this “—Merger, Consolidation or Sale of All or Substantially All Assets” will not apply to the Transactions (including the Merger). Notwithstanding the foregoing clauses (3) and (4),

(1)	the Issuer or a Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer or a Guarantor; and

(2)	the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in a State of the United States or any territory thereof or the District of Columbia so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless, either:

(1)	(a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default shall have occurred and be continuing; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the indenture; or

(2)	the transaction does not violate the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

In the case of clause (1) above, the Successor Person, if other than the Guarantor, will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor’s Guarantee and in such event the Guarantor will automatically be released and discharged from its obligations under the indenture and the Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction or organization of such Guarantor, in each case without regard to the requirements set forth in the preceding paragraph.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

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Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuer or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) or between or among Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	the payment of management, consulting, monitoring, transaction, advisory and termination fees and related expenses and indemnities, directly or indirectly, to the Investors pursuant to the Financial Advisory Agreement or any other document referred to under the heading “Transaction Documents” (plus any unpaid management, consulting, monitoring, transaction, advisory and termination fees and related expenses and indemnities accrued in any prior year), in each case as in effect on the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the Financial Advisory Agreement or any other document referred to under the heading “Transaction Documents”, in each case, as in the effect on the Issue Date);

(4)	the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5)	transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(6)	any agreement as in effect as of the Issue Date (other than the Financial Advisory Agreement), or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it was a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8)	the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

(9)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)	the issuance of Equity Interests (other than Disqualified Stock) by the Issuer or a Restricted Subsidiary to any Person;

(11)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

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(12)	payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(13)	payments, loans (or cancellation of loans) or advances to directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Issuer in good faith;

(14)	investments by the Investors in debt securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Investors in connection therewith);

(15)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors of the Issuer or any direct or indirect parent company of the Issuer or a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(16)	any contribution to the capital of the Issuer;

(17)	transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer or any direct or indirect parent company of the Issuer and such director is the sole cause for such Person to be deemed an Affiliate of the Issuer or any Restricted Subsidiary; provided, however, that such director abstains from voting as director of the Issuer or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(18)	pledges of Equity Interests of Unrestricted Subsidiaries;

(19)	transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(20)	the formation and maintenance of any consolidated or combined group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)	(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits,

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries,

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries, or

(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions pursuant to the Senior Credit Facilities and related Hedging Obligations or any documentation related to the notes and, in each case, the related documentation and contractual encumbrances or restrictions in effect on the Issue Date;

(b)	the indenture, the notes and the related Guarantees (and the Exchange Notes and the Guarantees thereof);

(c)	Capitalized Lease Obligations and Purchase Money Obligations for property acquired in the ordinary course of business;

(d)	applicable law or any applicable rule, regulation or order;

(e)	any agreement or other instrument of a Person acquired by, or merged or consolidated with or into, the Issuer or any of its Restricted Subsidiaries, or which is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets from such Person, in existence at the time of such acquisition, merger or consolidation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired; provided that for purposes of this clause (e), if a Person other than the Issuer is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Issuer or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

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(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (i) the Issuer or (ii) a Restricted Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(g)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j)	customary provisions in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(k)	customary provisions (including non-assignment provisions) contained in leases, subleases, licenses (including intellectual property licenses), asset sale agreements and other agreements, in each case, entered into in the ordinary course of business;

(l)	restrictions on cash or other deposits or net worth imposed by regulatory authorities (including with respect to tax obligations and value-added taxes), in connection with deductions made for tax, pension, national insurance and other similar purposes or for the benefit of customers under contracts entered into in the ordinary course of business;

(m)	restrictions and conditions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility;

(n)	any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the holders of the notes than the encumbrances and restrictions contained in the Senior Credit Facilities or the indenture as of the Issue Date (in each case, as determined in good faith by the Issuer); or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Issuer in good faith, to make scheduled payments of cash interest on the notes when due; or

(o)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more materially restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of (or remedy bars in respect of) loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

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Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Issuer (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or a Guarantor), other than a Guarantor or a Foreign Subsidiary or a special purpose Restricted Subsidiary formed in connection with a Receivables Facility, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the notes or such Guarantor’s Guarantee; provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Guarantees by Subsidiaries will be subject to release and discharge under certain circumstances prior to the payment in full of the notes. See “—Subsidiary Guarantees.”

Reports and Other Information

The indenture provides that, notwithstanding that the Issuer may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Issuer will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the notes are outstanding, the annual reports, information, documents and other reports that the Issuer is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Issuer were so subject; provided that the Issuer shall not in any event be required to file or cause to be filed with the SEC any of such information, documents and reports prior to the commencement of the exchange offer or effectiveness of the shelf registration statement described under the caption “Exchange Offer; Registration Rights.” The Issuer will also, within 15 days after the date on which the Issuer was so required to file or would be so required to file if the Issuer were so subject, transmit by mail to all Holders, as their names and addresses appear in the register for the notes, and to the Trustee (or make available on the Issuer’s website) copies of any such information, documents and reports (without exhibits) so required to be filed (or, in lieu of any thereof, a registration statement filed with the SEC under the Securities Act or any amendment thereto, provided such registration statement or amendment contains the information that would have been included therein). Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Issuer’s accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Issuer may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information; provided that (a) the Issuer shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the “Reporting Date”) and (b) if the Issuer makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Issuer). The Trustee shall have no obligation to determine if liquidated damages are due or to calculate or verify the calculation of such liquidated damages.

Notwithstanding the foregoing, prior to the commencement of the exchange offer or effectiveness of the shelf registration statement described in this prospectus, (i) the Issuer will be deemed to have satisfied the requirements of the second sentence of the first paragraph of this covenant by providing, within the time periods specified therein, (A) with respect each fiscal year, the information required under Items 7 and 8 of Form 10-K (as in effect on the Issue Date), (B) with respect to the first three fiscal quarters of each fiscal year, the information required under Items 1 and 2 of Form 10-Q (as in effect on the Issue Date) and (C) with respect to the occurrence of an event required to be reported as a “current report” on Form 8-K, the information required under Items 1.01, 1.02, 1.03, 2.01, 2.03, 2.04, 2.06, 4.01, 4.02, 5.01, 5.02(a), (b), (c) and (d) (other than any information relating to compensation arrangements with any directors or officers) and 9.01(a) (but only with respect to historical financial statements relating to transactions required to be reported pursuant to Item 2.01) of Form 8-K (as in effect on the Issue Date) and (ii) the Issuer shall not be required to transmit or make available (x) separate financial statements of any Guarantor or any consolidating footnote contemplated by Rule 3-10 of Regulation S-X of the Securities Act, (y) any “current report” if the Issuer determines in good faith that the event that would be the subject of such report is not material to Holders or the business, assets, operations or financial position of the Issuer and its Restricted Subsidiaries, taken as a whole or (z) any information that would otherwise be required by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307, 308 or 308T of Regulation S-K.

Notwithstanding the preceding paragraphs, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the Holders of notes if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the Issuer has agreed that, for so long as any Senior Notes remain outstanding, it will furnish to the Holders and to securities analysts, market makers and prospective investors that certify that they are qualified institutional buyers, upon their request, the information described above as well as all information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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In addition, if at any time any direct or indirect parent becomes a Guarantor (there being no obligation of any such parent to do so), such entity shall hold no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or any other direct or indirect parent of the Issuer (and performs the related incidental activities associated with such ownership) and would comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be furnished to Holders of the notes pursuant to this covenant may, at the option of the Issuer, be furnished by and be those of such parent rather than the Issuer.

Events of Default and Remedies

The indenture provides that each of the following is an Event of Default (each, an “Event of Default”):

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the notes;

(3)	failure by the Issuer or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the notes then outstanding voting as a single class to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the indenture or the notes;

(4)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

(a)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(b)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5)	failure by the Issuer or any Significant Party to pay final non-appealable judgments aggregating in excess of $25.0 million (net of any amounts covered by indemnities or enforceable insurance policies issued by solvent insurance carriers), which final judgments remain unpaid, undischarged and unstayed for a period of more than 90 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceedings have been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)	certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Party; or

(7)	the Guarantee of any Significant Party shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Party, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, in each case, other than by reason of the termination of the indenture or the release of any such Guarantee in accordance with the indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice.

The indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the notes, provided such rescission does not conflict with any judgment of a court of competent jurisdiction. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

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(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the Holders of the notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the indenture or notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the total outstanding notes have requested in writing the Trustee to pursue the remedy;

(3)	Holders of the notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the total outstanding notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the indenture the Holders of a majority in principal amount of the total outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

The indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the indenture, and the Issuer is required, within ten Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, manager, employee, incorporator or stockholder of the Issuer or any of its Subsidiaries or any of their respective direct or indirect parent entities shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees, indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the indenture, the notes and the Guarantees, as the case may be, will terminate (other than certain obligations) and will be released upon payment in full of all of the notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes and have the Issuer’s and each Guarantor’s obligations discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)	the rights of Holders of notes to receive payments in respect of the principal of, premium and Additional Interest, if any, and interest on the notes when such payments are due solely out of the trust created pursuant to the indenture;

(2)	the Issuer’s obligations with respect to notes concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

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In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the indenture (“Covenant Defeasance”) and, thereafter, any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal amount of, premium and Additional Interest, if any, and interest due on the notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium and Additional Interest, if any, or interest on such notes and the Issuer must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(a)	the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default with respect to any covenant being defeased (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material mortgage, indenture (other than the indenture) or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6)	the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes, when either:

(1)	all notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

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(2)	(a) all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the notes cash in U.S. dollars, Government Securities, or a combination thereof in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(b) the Issuer has paid or caused to be paid all sums payable by it under the indenture; and

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided, however, that any counsel may rely on an Officer’s Certificate as to matters of fact.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, any Guarantee and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes and any existing Default or compliance with any provision of the indenture or the notes issued thereunder or any Guarantee may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer, for the notes).

The indenture provides that, without the consent of each affected Holder of notes, an amendment or waiver may not, with respect to any notes held by a non-consenting Holder:

(1)	reduce the principal amount of such notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal amount of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” and other than the notice provisions);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)	make any note payable in money other than that stated therein;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Senior Notes;

(7)	make any change in these amendment and waiver provisions;

(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(9)	make any change to the ranking of the Senior Notes (or related Guarantees) that would adversely affect the Holders; or

(10)	except as expressly permitted by the indenture, modify the Guarantees of any Significant Party in any manner adverse to the Holders of the Senior Notes.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the indenture to which it is a party) and the Trustee may amend or supplement the indenture, any Guarantee or notes without the consent of any Holder:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated notes of such series in addition to or in place of certificated notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

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(5)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the indenture of any such Holder;

(6)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8)	to evidence and provide for the acceptance and appointment under the indenture of a successor Trustee thereunder pursuant to the requirements thereof or to provide for the accession of the Trustee to any instrument in connection with the notes;

(9)	to add a Guarantor under the indenture and to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes;

(10)	to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee;

(11)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(12)	to conform the text of the indenture, Guarantees or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the indenture, Guarantee or notes, as certified by the Issuer in an Officer’s Certificate;

(13)	to make any changes with respect to the rights or obligations of the Trustee or other provisions relating to the Trustee that do not adversely affect the rights of any Holder in any material respect;

(14)	to make any amendment to the provisions of the indenture relating to the transfer and legending of notes as permitted by the indenture, including, without limitation to facilitate the issuance and administration of the notes; provided, however, that (i) compliance with the indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes; or

(15)	to provide for the issuance of Exchange Notes and related Guarantees in accordance with the terms of the indenture.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The indenture will provide that the Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture will provide that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

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Certain Definitions

Set forth below are certain defined terms used in the indenture. For purposes of the indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Issuer and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing and payable pursuant to Section 2(d) of the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of: (a) 1.0% of the principal amount of such notes on such Redemption Date; and (b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such note at October 1, 2015 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (B) all required interest payments due on such note through October 1, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such note on such Redemption Date.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than to the Issuer or to a Restricted Subsidiary and other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”);

in each case, other than:

(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business and any disposition of property or equipment no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(b)	the disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the indenture;

(c)	the making of any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or the granting of a Lien permitted under the section “Certain Covenants—Liens”;

(d)	any disposition of assets or issuance or sale of Equity Interests of a Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value (as determined in good faith by the Issuer) of less than $10.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

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(f)	any exchange of like property for use in a Similar Business;

(g)	the sale, lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (including, for the avoidance of doubt, each Issue Date Unrestricted Subsidiary) or any other disposition of such Unrestricted Subsidiary or any disposition of assets of such Unrestricted Subsidiary;

(i)	any disposition arising from foreclosure, condemnation or similar action or transfers by reason of eminent domain with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;

(j)	sales or transfers (including by capital contribution) of accounts receivable and related assets, or participations therein, in connection with any Receivables Facility or pursuant to any other factoring arrangement;

(k)	the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property;

(l)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the indenture;

(m)	sales of accounts receivable in connection with the collection, settlement or compromise thereof or in a bankruptcy or similar proceeding;

(n)	the discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(o)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(p)	dispositions in connection with the outsourcing of services in the ordinary course of business;

(q)	transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor; provided such net cash proceeds are deemed to be Net Proceeds and are applied in accordance with the second paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

(r)	the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer or a Restricted Subsidiary are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(s)	voluntary terminations of Hedging Obligations;

(t)	a disposition in the ordinary course of business; and

(u)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into equity.

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“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	(a) euro, or any national currency of any participating member state of the EMU; or

(b) in the case of the Issuer or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P, in each case maturing within 24 months after the date of creation thereof;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) in each case maturing within 24 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities 24 months or less from the date of acquisition;

(10)	Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities 24 months or less from the date of acquisition; and

(11)	Investments in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Obligations” means Obligations under any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, the Issuer and one or more Foreign Subsidiaries involving the pooling of cash deposits in, and overdrafts in respect of, one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by the Issuer and such Foreign Subsidiaries for cash management purposes.

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“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)	the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies; provided that so long as the Issuer is a Subsidiary of any Parent, no “person” shall be deemed to be or become directly or indirectly a “beneficial owner” of 50% or more of the total voting power of the Voting Stock of the Issuer unless such “person” shall be or become a “beneficial owner” of 50% or more of the total voting power of the Voting Stock of such Parent.

Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a “Change of Control.”

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (w) any Additional Interest and any comparable “additional interest” with respect to securities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)	any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance and relocation, retention and executive recruiting costs shall be excluded,

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)	any after-tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

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(4)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded,

(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is the Issuer or a Restricted Subsidiary in respect of such period,

(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7)	effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the property, equipment, leases, inventory, software and other intangible assets, deferred revenue and debt line items (including deferred costs and deferred rent related thereto) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, acquisition method accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	any after-tax effect of income or loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)	any non-cash compensation charge or expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any income or loss attributable to deferred compensation plans or trusts, including but not limited to charges and expenses arising under FASB ASC 718 and cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Issuer or any of its direct or indirect parent companies in connection with the Transactions shall be excluded,

(11)	any fees and expenses (including any adjustment of estimated payouts on earn-outs) incurred during such period, or any amortization thereof for such period, in connection with the Transactions and any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)	accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transactions or in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded,

(13)	to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded,

(14)	any gain or loss resulting in such period from Hedging Obligations and the application of FASB ASC 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations shall be excluded and

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(15)	any gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing and without duplication with any of clauses (1) through (15) above, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Consolidated Secured Debt Ratio” means, as of the date of determination, the ratio of (a) (i) the Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries on such date that is secured by Liens less (ii) the amount of cash and Cash Equivalents in excess of any Restricted Cash stated on the balance sheet of the Issuer and its Restricted Subsidiaries and held by the Issuer and its Restricted Subsidiaries as of such date, as determined in accordance with GAAP (excluding, for purposes of this clause (ii) hereof, the proceeds of Indebtedness incurred in contemplation of the event for which the calculation of Consolidated Secured Debt Ratio is made), to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Issuer or any Restricted Subsidiary (i) incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Debt Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Secured Debt Ratio is made (the “Consolidated Secured Debt Ratio Calculation Date”), then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Debt Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Debt Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Consolidated Secured Debt Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any Investments, acquisition, disposition, merger, amalgamation, discontinued operation or operational change (including, to the extent applicable, from the Transactions); and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in note 4 to “Summary — Summary Historical and Pro Forma Consolidated Financial and Operating Data” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

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For the purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recently ended four fiscal quarters immediately prior to the date of determination for which internal financial statements are available determined in a manner consistent with that used in calculating EBITDA for the applicable period. For purposes of making the computation referred to above, the amount of any Indebtedness outstanding under any revolving credit facility on any date shall be deemed to be the average daily amount of such Indebtedness thereunder for the most recent twelve-month period ending on such date (or, prior to the one year anniversary of the Issue Date, during the period from the Issue Date to such date).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and including, solely for purposes of calculating the Consolidated Secured Debt Ratio, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities and, whether or not the Senior Credit Facilities remain outstanding, other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or other investors generally or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or other investors generally that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer, a Restricted Subsidiary or any direct or indirect parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “—Certain Covenants—Limitation on Restricted Payments” covenant.

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“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital gains, including, without limitation, foreign, federal, state, local, franchise, excise and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) of such Person and such Subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person and such Subsidiaries for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) fees payable in respect of letters of credit and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(u), (v), (w), (x), (y) and (z) of the definition thereof, and, in each such case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person and such Subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes, any Credit Facilities (including the Senior Credit Facilities) or any other Refinancing Indebtedness, (ii) any such fees, costs (including call premia), commissions, expenses and other charges related to any amendment or other modification of the notes, any Credit Facilities (including the Senior Credit Facilities) or any other Refinancing Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expenses) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge, accrual or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f)	any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h)	other than for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitations on Restricted Payments,” the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “—Certain Covenants—Transactions with Affiliates” deducted (and not added back) in computing Consolidated Net Income; plus

(i)	the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

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(j)	any costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments” and have not been relied on for purposes of clause (11)(a) of “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(2)	decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person and such Subsidiaries for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) the minority interest income consisting of subsidiary losses attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary to the extent such minority interest income is included in Consolidated Net Income and has not been received in cash by the Issuer or its Restricted Subsidiaries.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or of a direct or indirect parent of the Issuer (excluding Disqualified Stock), other than:

(1)	public offerings with respect to any such Person’s common stock registered on Form S-8;

(2)	issuances to the Issuer or any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth under “—Events of Default and Remedies.”

“Excess Proceeds” has the meaning set forth under “—Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the notes issued in exchange for the old notes pursuant to the Registration Rights Agreement.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Issuer from,

(1)	contributions to its common equity capital, and

(2)	the sale (other than to the Issuer or a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or a Subsidiary of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“Financial Advisory Agreement” means the Financial Advisory Agreement, to be dated as of the Issue Date, among Sterling Parent Inc., the Issuer and Providence, as in effect on the Issue Date.

“Fixed Charge Coverage Ratio” means, with respect to the Issuer for any period, the ratio of EBITDA of the Issuer and its Restricted Subsidiaries on a consolidated basis of such Person for such period to the Fixed Charges of such Person for such Period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility, in which case interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of calculating the Fixed Charge Coverage Ratio under clause (4) of the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets,” the Fixed Charge Coverage Ratio shall be calculated without giving effect to any Indebtedness incurred under clause (13) of the covenant “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

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For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date, and other operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the good faith reasonable determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any Investment, acquisition, disposition, merger, amalgamation, discontinued operation or operational change (including, to the extent applicable, from the Transactions); and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in note 4 to “Summary—Summary Historical and Pro Forma Consolidated Financial and Operating Data” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in the Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(2)	all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock or any Refunding Capital Stock of the Issuer or a Restricted Subsidiary during such period; plus

(3)	all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Issuer or a Restricted Subsidiary during such period.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of Foreign Subsidiaries of the Issuer (other than Receivables Subsidiaries), determined on a consolidated basis in accordance with GAAP, as of the most recent balance sheet of the Issuer.

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“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, except for any reports required to be delivered under the covenant described under “Certain Covenants — Reports and Other Information,” which shall be prepared in accordance with GAAP in effect on the date thereof. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Issuer may elect by written notice to the Trustee (with a copy of such notice sent concurrently by mail to all Holders, as their names and addresses appear in the note register) to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for all periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP; provided that if reasonably requested by the Trustee, the Issuer shall provide to the Trustee and the holders financial statements and other documents setting forth a reconciliation between calculations of such ratio or computations made before and after giving effect to such conversion to IFRS.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the indenture.

“Guarantor” means each Person that guarantees the notes in accordance with the terms of the indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a note is registered on the registrar’s books.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) liabilities accrued in the ordinary course of business; or

(d)	representing any Hedging Obligations;

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if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and the Subsidiaries of the Issuer;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; it being understood that guarantees of obligations not constituting Indebtedness shall not be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Investors” means (i) Providence Investors and their Affiliates but not including, however, any of its operating portfolio companies, and (ii) any Person that acquires, directly or indirectly, Capital Stock of the Issuer or any of its direct or indirect parent companies on or prior to the Issue Date and any Affiliate of such Person.

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“Issue Date” means July 20, 2011.

“Issue Date Unrestricted Subsidiaries” means, collectively, (i) Era Systems Corporation, a Delaware corporation, and (ii) SRA Global Clinical Development LLC, a North Carolina limited liability company and, in each case, any Subsidiary thereof.

“Issuer” has the meaning set forth in the first paragraph under “—General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Merger” means the transactions contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 31, 2011, among Sterling Parent Inc., Sterling Merger Inc. and the SRA International, Inc., as amended, supplemented or otherwise modified from time to time.

“Merger Sub” means Sterling Merger, Inc.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or similar position of the Issuer, that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

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“Parent” means any of Sterling Holdco Inc., Sterling Parent Inc., any Other Parent, and any other Person that is a Subsidiary of Sterling Holdco Inc., Sterling Parent Inc. or any Other Parent and of which the Issuer is a Subsidiary. As used herein, “Other Parent” means a Person of which the Issuer becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Issuer first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Issuer immediately prior to the Issuer first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Issuer first becoming a Subsidiary of such Person.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “—Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means (i) each of the Investors, (ii) any direct or indirect parent of the Issuer on the Issue Date or any Wholly-Owned Subsidiary of such Person, (iii) members of management of the Issuer or its direct or indirect parent on the Issue Date and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons specified in clauses (i) and (iii), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies held by such group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Issuer or any of its Restricted Subsidiaries;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including in the Equity Interests of such Person) if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation or transfer;

(4)	any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the indenture;

(6)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b)	as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(c)	as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; or

(d)	in settlement of debts created in the ordinary course of business;

(7)	Hedging Obligations permitted under clause (9) of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

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(8)	any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed $35.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall not be included as having been made pursuant to this clause (8);

(9)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “—Certain Covenants—Limitation on Restricted Payments”;

(10)	Indebtedness and guarantees thereof permitted under the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and the creation of Liens on the assets of the Issuer or any of its Restricted Subsidiaries permitted under the covenant described in “—Certain Covenants—Liens”;

(11)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the third paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12)	Investments consisting of, or to finance, purchases and acquisitions of inventory, supplies, material, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(13)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed $35.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (13);

(14)	Investments in, or relating to, a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility or any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable in connection with a Receivables Facility;

(15)	advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $5.0 million outstanding at any one time, in the aggregate;

(16)	loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(17)	Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(18)	receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(19)	pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Liens”;

(20)	the notes and the related Guarantees (and any Exchange Notes and Guarantees thereof);

(21)	any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(22)	Investments in joint ventures in an aggregate amount not to exceed $10.0 million outstanding at any one time, in the aggregate;

(23)	Investments consisting of earnest money deposits made in connection with any letter of intent or purchase agreement or otherwise in connection with any escrow arrangements with respect to any acquisition;

(24)	loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise permitted under “—Certain Covenants—Transactions with Affiliates”;

(25)	deposits made by the Issuer and Foreign Subsidiaries in Cash Pooling Arrangements; and

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(26)	extensions of trade credit in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness permitted to be incurred pursuant to clause (1), (4), (11)(b), (17) or (18) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (17) extend only to the assets of Foreign Subsidiaries and Liens securing Indebtedness permitted to be incurred pursuant to clauses (4) and (18) are solely on the assets financed, purchased, constructed, improved, acquired or assets of the acquired entity, as the case may be;

(7)	Liens existing on the Issue Date other than Liens securing the Credit Facilities;

(8)	Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens shall be limited to all or part of the same assets or property (including after acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Liens arose) that secured the obligations to which the original Liens relate (plus improvements on such property);

(9)	Liens on assets or property at the time the Issuer or a Restricted Subsidiary acquired the asset or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens shall be limited to all or part of the same assets or property (including after acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Liens arose) that secured the obligations to which the original Lien relate (plus improvements on such property);

(10)	Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Cash Management Obligations or Hedging Obligations so long as the related Indebtedness under the indenture is to be secured by a lien on the same property;

(12)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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(13)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Guarantor;

(16)	Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17)	Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), this clause (18) and clause (21) below; provided, however, that (a) such new Lien shall be limited to all or part of the same property (including after acquired property to the extent it would have been subject to a Lien in respect of the Indebtedness being refinanced, refunded, extended, renewed or replaced) that secured the original Lien (plus improvements on such property) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) this clause (18) and clause (21) below at the time the original Lien became a Permitted Lien under the indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)	other Liens securing obligations, which obligations do not exceed $25.0 million at any one time outstanding;

(21)	Liens securing Indebtedness permitted to be incurred pursuant to the covenant “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and Liens securing guarantees of such Indebtedness; provided that the Consolidated Secured Debt Ratio, calculated on a pro forma basis as of the date of, and after giving effect to, the incurrence of such Indebtedness which is secured by such Liens and the application of net proceeds therefrom, would not be greater than 4.50 to 1.0;

(22)	Liens securing the notes and the related Guarantees (and any Exchange Notes and Guarantees thereof);

(23)	Liens securing judgments not constituting an Event of Default under clause (5) under the caption “—Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(24)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(25)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to securities accounts, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry, and (iv) in respect of set-off or similar rights granted pursuant to a contract or other instrument;

(26)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(27)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(28)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

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(29)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods, including government furnished equipment, entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(30)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement or otherwise in connection with any escrow arrangements with respect to any Investment or disposition in each case permitted under the indenture;

(31)	Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(32)	Liens on property or assets used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is not prohibited by the indenture;

(33)	Liens on the Equity Interests of Unrestricted Subsidiaries and on the Equity Interests of joint ventures securing obligations of such joint ventures;

(34)	any encumbrance or restriction (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint ventures or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement; and

(35)	Liens that are incurred on a basis that is junior to the Liens incurred under the Credit Facilities and securing obligations in an aggregate amount not to exceed $75.0 million.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Providence Investors” means collectively Providence Equity Partners VI L.P. and Providence Equity Partners VI-A, L.P., each an affiliate of Providence Equity Partners L.L.C.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for Standard Receivables Undertakings) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the Issue Date, by and among the Issuer and the Initial Purchasers, as amended, supplemented or otherwise modified from time to time.

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“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Cash” means cash and Cash Equivalents held by the Issuer and its Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer, except for such restrictions that are contained in agreements governing Indebtedness permitted under the indenture and that is secured by such cash or Cash Equivalents, or are classified as “restricted cash” on the consolidated balance sheet of the Issuer prepared in accordance with GAAP, or is used to cash collateralize letters of credit.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, each direct and indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facilities under the Credit Agreement entered into as of the Issue Date by and among the Issuer, Sterling Parent Inc., the Guarantors, the lenders party thereto in their capacities as lenders thereunder, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Lending Partners LLC, as joint lead arrangers and joint bookrunners, and Citibank, N.A., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, waivers, modifications, extensions, renewals, replacements (whether or not upon termination, and whether with the original lenders or otherwise), restructurings, repayments, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or other investors generally that amends, restates, supplements, waives, replaces (whether or not upon termination, and whether with the original lenders or otherwise), restructures, repays, refunds, refinances or otherwise modifies from time to time any part of the loans, notes, other credit facilities or incremental facilities (or bridge loans or notes issued in lieu of such incremental facilities) or commitments thereunder, including any such replacement, refunding, refinancing, incremental or bridge facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1)	all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities or the notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the indenture;

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(3)	any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any related Guarantee; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Issuer or any of its Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the indenture.

“Significant Party” means any Guarantor or Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Sterling Holdco Inc.” means Sterling Holdco Inc., a Delaware corporation.

“Sterling Parent Inc.” means Sterling Parent Inc., a Delaware corporation.

“Subordinated Indebtedness” means:

(1)	any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes; and

(2)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the notes.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries as may be expressly stated.

“Transactions” means the transactions contemplated by the Merger Agreement, including the borrowings under the Credit Agreement, the offering of the notes on the Issue Date and the other related transactions in connection therewith.

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“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 1, 2015; provided, however, that if the period from the Redemption Date to October 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means (a) any Issue Date Unrestricted Subsidiary and (b)

(1)	any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Restricted Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2)	such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments”; and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries

has not, at the time of designation, incurred any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)	the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2)	the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio immediately prior to such designation,

in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)	the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

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EXCHANGE OFFER; REGISTRATION RIGHTS

We, the guarantors and the initial purchasers of the old notes entered into a registration rights agreement relating to the notes. In the agreement, we and the guarantors agreed for the benefit of the holders of the notes to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the notes for new notes guaranteed by the guarantors, with terms substantially identical in all material respects to the notes, as applicable (except that the exchange notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) cause the registration statement to be declared effective under the Securities Act not later than 365 days after the date of original issuance of the notes.

Upon effectiveness of the exchange offer registration statement, we will offer the exchange notes (and the related note guarantees) in return for the old notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) after the date we deliver notice of the exchange offer to the holders of old notes. For each old note surrendered to us under the exchange offer, the holders of old notes will receive an exchange note of equal principal amount. A holder of old notes that participates in the exchange offer will be required to make certain representations to us (as described in the registration rights agreement). We and the guarantors will use our reasonable best efforts to complete the exchange offer not later than 60 days after the exchange offer registration statement becomes effective. Under existing interpretations of the SEC contained in several no-action letters to third parties, the exchange notes (and the related note guarantees) will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the exchange notes.

We have agreed to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes. Old notes not tendered in the exchange offer will bear interest at the current rate and be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but will not retain any rights under the registration rights agreement (including with respect to increases in annual interest rate described below) after the consummation of the exchange offer.

If we and the guarantors determine that a registered exchange offer is not available or may not be completed as soon as practicable after the last date for acceptance of notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if for any reason the exchange offer is not for any other reason completed within 365 days after the closing date of the Transactions, or, in certain circumstances, any initial purchaser so requests in connection with any offer or sale of notes, we and the guarantors will use commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the date that the notes cease to be “registrable securities” (as defined in the registration rights agreement), including when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We and the guarantors will, in the event of such a shelf registration, provide to each participating holder of notes copies of a prospectus, notify each participating holder of notes when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A holder of notes that sells notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of notes (including certain indemnification obligations). Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us.

If a “registration default” occurs, then additional interest will accrue on the principal amount of the notes that are “registrable securities” at a rate of 0.25% per annum for the first 90 days following a registration default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum). The additional interest will cease to accrue when the registration default is cured. A registration default occurs if (1) we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required and is not declared effective, on or prior to the later of (x) the 365th day after the issuance of the notes and (y) 90 days after delivery of a shelf request or (2) if applicable, a shelf registration statement covering resales of the notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus ceases to be usable (subject to certain exceptions) in connection with resales of old notes or exchange notes in accordance with and during the periods specified in the registration rights agreement.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, copies of which are available from us upon request.

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BOOK-ENTRY; DELIVERY AND FORM

Except as set forth below, the exchange notes will each initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for The Depository Trust Company, or DTC, as depositary, and registered in the name of DTC or a nominee thereof. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the applicable global note.

Except as set forth below, a global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary, or participants, and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers, registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the applicable Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

144

Although DTC has agreed to the foregoing procedures in order to facilitate transfers or interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its respective obligations under the rules and procedures governing its operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons, or Certificated Securities, only in the following limited circumstances:

•	DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company fails to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an Event of Default with respect to the notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

145

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material U.S. federal income tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of the old notes for the exchange notes or from holding or disposing of the exchange notes.

This summary is limited to the tax consequences of those persons who are original beneficial owners of the notes, who exchange old notes for exchange notes in this exchange offer and who hold the old notes, and that will hold the exchange notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as “holders.” This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes and participates in the exchange offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer.

This summary is for general information only. Persons considering the exchange of old notes for exchange notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the notes, as well as the application of state, local and foreign income and other tax laws.

Exchange of an Old Note for an Exchange Note Pursuant to this Exchange Offer

The exchange of the old notes for the exchange notes in the exchange offer described herein will not constitute a significant modification of the terms of the old notes and thus will not constitute a taxable exchange for U.S. federal income tax purposes. Rather, the exchange notes will be treated as a continuation of the old notes. Consequently, a holder will not recognize gain or loss upon receipt of the exchange notes in exchange for the old notes in the exchange offer, the holder’s adjusted tax basis in the exchange notes received in the exchange offer will be the same as its adjusted tax basis in the old notes immediately before the exchange, and the holder’s holding period in the exchange notes will include its holding period in the old notes.

146

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, or provisions of ERISA or the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or collectively Similar Laws, and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement, or each, a Plan.

To ensure compliance with Treasury Department Circular 230, prospective investors are hereby notified that: (1) any discussion of United States federal tax issues in this prospectus is not intended or written to be relied upon, and cannot be relied upon, by prospective investors for the purpose of avoiding penalties that may be imposed on prospective investors who purchase notes under the Code; and (2)  investors should seek advice based on their particular circumstances from an independent tax advisor to understand fully all federal, state, local and foreign tax consequences of an investment in the notes depending upon each prospective investor’s particular situation.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of notes by an ERISA Plan with respect to which the Issuer, the initial purchasers or the guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (A) it is not, and is not acting on behalf of, a Plan, and it is not purchasing the notes on behalf of, or with the “plan assets” of, any Plan; or (B) its purchase, holding and subsequent disposition of the notes or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of Section 406 of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

147

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of Section 406 of ERISA, Section 4975 of the Code or applicable Similar Laws.

148

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the registered exchange offer we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holder of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

149

LEGAL MATTERS

The validity and enforceability of the exchange notes and the related guarantees have been passed upon for us by Arnold & Porter LLP.

EXPERTS

The consolidated financial statements of SRA International, Inc. and its subsidiaries as of June 30, 2011 and 2010, and for each of the three years in the period ended June 30, 2011 included in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

Change in Independent Registered Public Accounting Firm

Dismissal of Previous Independent Registered Public Accounting Firm

On October 11, 2011, Deloitte & Touche LLP, or Deloitte, was notified on behalf of the Audit Committee of the Board of Directors, or the Audit Committee, of the Company that Deloitte was terminated as the Company’s independent registered public accounting firm, effective immediately.

Deloitte’s report on the Company’s financial statements for the past two years ended June 30, 2011 and 2010 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years ended June 30, 2011 and 2010, the Company did not have any disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Also during this period, there were no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Deloitte with a copy of the foregoing disclosures and has requested that Deloitte furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. The letter from Deloitte is attached as Exhibit 16.1 to this registration statement.

Engagement of New Independent Registered Public Accounting Firm

On October 11, 2011, the Board of Directors approved KPMG LLP, or KPMG, as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012, effective immediately.

In deciding to select KPMG, the Board of Directors reviewed auditor independence issues and existing commercial relationships with KPMG and concluded that KPMG has no commercial relationship with the Company that would impair its independence. During the Company’s fiscal years ended June 30, 2011 and 2010, and through the subsequent period prior to engaging KPMG, neither the Company nor anyone acting on its behalf consulted with KPMG regarding any of the matters or events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

150

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS	Page

Condensed Consolidated Balance Sheets (Unaudited) – December 31, 2011 (Successor) and June 30, 2011 (Predecessor)	F-2

Condensed Consolidated Statements of Operations (Unaudited) – Period from July 21, 2011 through December 31, 2011 for the Successor; from July 1, 2011 through July 20, 2011 and the six months ended December 31, 2010 for the Predecessor	F-4

Condensed Consolidated Statements of Comprehensive Income (Unaudited) – Period from July 21, 2011 through December 31, 2011 for the Successor; from July 1, 2011 through July 20, 2011 and the six months ended December 31, 2010 for the Predecessor	F-5

Condensed Consolidated Statements of Cash Flows (Unaudited) – Period from July 21, 2011 through December 31, 2011 for the Successor; from July 1, 2011 through July 20, 2011 and the six months ended December 31, 2010 for the Predecessor	F-6

Notes to Condensed Consolidated Financial Statements (Unaudited)	F-7

Report of Independent Registered Public Accounting Firm	F-20

Consolidated Balance Sheets – June 30, 2010 and 2011	F-21

Consolidated Statements of Operations – Fiscal Years Ended June 30, 2009, 2010 and 2011	F-22

Consolidated Statements of Comprehensive Income – Fiscal Years Ended June 30, 2009, 2010 and 2011	F-23

Consolidated Statements of Changes in Stockholders’ Equity – Fiscal Years Ended June 30, 2009, 2010 and 2011	F-24

Consolidated Statements of Cash Flows – Fiscal Years Ended June 30, 2009, 2010 and 2011	F-25

Notes to Consolidated Financial Statements	F-26

F-1

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	Predecessor	Successor
	June 30,	December 31,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$171,758	$46,052
Restricted cash	-	4,106
Accounts receivable, net	339,147	338,987
Prepaid expenses and other	59,462	34,677
Deferred income taxes	-	16,336
Current assets of discontinued operations	17,124	440
Total current assets	587,491	440,598
Property and equipment, net	31,148	31,614
Goodwill	481,194	1,061,470
Trade names	-	202,100
Identified intangibles, net	40,012	451,536
Deferred compensation trust	8,805	-
Other long-term assets	1,922	49,334
Long-term assets of discontinued operations	7,719	-
Total assets	$1,158,291	$2,236,652

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(in thousands, except share and per share amounts)

	Predecessor	Successor
	June 30,	December 31,
	2011	2011
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$-	$20,000
Accounts payable and accrued expenses	108,995	150,255
Accrued payroll and employee benefits	110,187	100,200
Billings in excess of revenue recognized	11,968	10,011
Deferred income taxes	25,799	-
Current liabilities of discontinued operations	14,536	1,616
Total current liabilities	271,485	282,082
Long-term debt, less current portion	-	1,216,820
Deferred compensation liability	8,805	-
Deferred income taxes	11,114	226,741
Other long-term liabilities	5,787	19,227
Long-term liabilities of discontinued operations	57	-
Total liabilities	297,248	1,744,870
Commitments and contingencies
Stockholders' equity:
Predecessor:
Preferred stock, par value $0.20 per share; 5,000 shares authorized; none issued	-	-
Class A common stock, par value $0.004 per share; 180,000 shares authorized; 49,450 shares issued as of June 30, 2011; 46,098 shares outstanding as of June 30, 2011	198	-
Class B common stock, par value $0.004 per share; 55,000 shares authorized; 11,703 shares issued and outstanding as of June 30, 2011	47	-
Successor:
Common stock, par value $0.01 per share; 1,000 shares authorized, issued and oustanding as of December 31, 2011	-	-
Additional paid-in capital	385,770	515,012
Treasury stock, at cost	(65,640)	-
Accumulated other comprehensive loss, net of tax	(2,965)	(8,390)
Retained earnings (accumulated deficit)	543,633	(14,840)
Total stockholders' equity	861,043	491,782
Total liabilities and stockholders' equity	$1,158,291	$2,236,652

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands)

	Predecessor		Successor
	Six months		July 21, 2011
	ended	July 1, 2011	through
	December 31,	through	December 31,
	2010	July 20, 2011	2011

Revenue	$838,422	$99,308	$755,764
Operating costs and expenses:
Cost of services	632,424	78,550	576,247
Selling, general and administrative	124,358	13,721	96,589
Depreciation and amortization of property and equipment	7,671	837	6,751
Amortization of intangible assets	3,925	442	43,154
Transaction costs	514	68,069	228
Total operating costs and expenses	768,892	161,619	722,969
Operating income (loss)	69,530	(62,311)	32,795
Interest expense	(316)	(19)	(48,947)
Interest income	595	13	59
Income (loss) from continuing operations before income taxes	69,809	(62,317)	(16,093)
Provision for (benefit from) income taxes	26,601	(18,462)	(5,678)
Income (loss) from continuing operations	43,208	(43,855)	(10,415)
Loss from discontinued operations, net of tax	(5,939)	(1,126)	(4,425)
Net income (loss)	$37,269	$(44,981)	$(14,840)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(in thousands)

	Predecessor		Successor
	Six months		July 21, 2011
	ended	July 1, 2011	through
	December 31,	through	December 31,
	2010	July 20, 2011	2011

Net income (loss)	$37,269	$(44,981)	$(14,840)
Unrealized gain (loss) on foreign currency translation	163	(380)	954
Realized gain on cumulative foreign currency translation	-	-	(958)
Unrealized loss on interest rate swaps, net of tax	-	-	(8,386)
Comprehensive income (loss)	$37,432	$(45,361)	$(23,230)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Predecessor		Successor
	Six months		July 21, 2011
	ended	July 1, 2011	through
	December 31,	through	December 31,
	2010	July 20, 2011	2011
Cash flows from operating activities:
Net income (loss)	$37,269	$(44,981)	$(14,840)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	8,500	940	7,620
Amortization of intangible assets	3,925	442	43,154
Stock-based compensation	5,157	20,820	-
Deferred income taxes	26,629	(19,058)	(21,255)
Loss realized from forward exchange contracts	1,795	-	94
Amortization of original issue discount and debt issuance costs	-	-	3,321
Other noncash items	2,527	-	3,458
Changes in assets and liabilities, net of the effect of acquisitions and divestitures
Accounts receivable	(15,515)	(294)	975
Prepaid expenses and other	(25,692)	23,728	5,347
Accounts payable and accrued expenses	20,699	50,670	(28,342)
Accrued payroll and employee benefits	(12,823)	14,814	(24,801)
Billings in excess of revenue recognized	7,469	(1,220)	(737)
Other	3,847	(2,725)	8,946
Net cash provided by (used in) operating activities	63,787	43,136	(17,060)

Cash flows from investing activities:
Capital expenditures	(9,338)	(1,876)	(7,283)
Acquisition by Providence	-	-	(1,738,789)
Acquisitions, net of cash acquired	(112,314)	-	-
Proceeds from the sale of Era businesses	6,000	-	13,322
Collections on note receivable	15,000	-	-
Payments for forward exchange contracts	(1,795)	-	(94)
Net cash used in investing activities	(102,447)	(1,876)	(1,732,844)

Cash flows from financing activities:
Proceeds from the exercise of options	1,266	165	-
Proceeds from employee stock purchase plan	726	404	-
Excess tax benefits of stock option exercises	125	-	14,337
Purchase of treasury stock	(1,186)	(64)	-
Proceeds from borrowings for the Transaction	-	-	1,266,250
Investment by Providence	-	-	394,000
Payment of debt issuance costs	-	-	(49,985)
Repayments of debt	-	-	(30,000)
Partial payment on note due to Parent	-	-	(12,000)
Net cash provided by financing activities	931	505	1,582,602
Effect of exchange rate changes on cash and cash equivalents	218	22	(191)

Net (decrease) increase in cash and cash equivalents	(37,511)	41,787	(167,493)
Cash and cash equivalents, beginning of period	98,113	171,758	213,545
Cash and cash equivalents, end of period	$60,602	$213,545	$46,052

Supplementary Cash Flow Information
Cash paid for interest	185	19	12,426
Refunds received for income taxes, net of cash paid	18,133	(23,067)	(3,567)
Non-cash equity rollover investment	-	-	121,012

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-6

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Six Months Ended December 31, 2011 and 2010

1. Basis of Presentation:

SRA International, Inc. a Delaware corporation, or SRA or the Company, was acquired on July 20, 2011 by private equity investment funds, or the PEP Funds, sponsored by Providence Equity Partners L.L.C., or Providence, collectively referred to as the Transaction. SRA is a wholly-owned subsidiary of Sterling Parent Inc., or Sterling Parent, which is wholly-owned by Sterling Holdco, Inc., or Sterling Holdco, or collectively, the Parent. The Parent was formed by the PEP Funds for the purpose of the Transaction.

SRA continued as the same legal entity after the Transaction. Due to the change in control on July 20, 2011, the Company’s assets and liabilities were recorded at their estimated fair values. The accompanying condensed consolidated financial statements are presented as Predecessor or Successor, to indicate whether they relate to the period preceding the Transaction or the period succeeding the Transaction, respectively.

The accompanying unaudited condensed consolidated financial statements include the accounts of SRA International, Inc. and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. Certain information and note disclosures normally included in the annual financial statements, which are also prepared in accordance with GAAP, have been omitted pursuant to those rules and regulations. The Company believes that the disclosures made are adequate to make the information presented not misleading.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments and reclassifications that are necessary for fair presentation of the periods presented. The results for the period ended December 31, 2011 are not necessarily indicative of the results to be expected for the full fiscal year. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the fiscal year ended June 30, 2011.

Nature of Business

SRA provides technology and strategic consulting services and solutions primarily to U.S. government clients. The Company provides services, systems, and solutions that enable mission performance, improve efficiency of operations, and/or reduce operating costs. The Company has a balanced portfolio of clients and is organized into four business groups: Civil, Defense, Health, and Intelligence, Homeland Security and Special Operations.

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, the Chief Executive Officer, in allocating resources and in assessing performance. Due to the similarities in the types of customers, services and overall economic characteristics of the Company’s four groups, the Company aggregates all of its operations into one reportable segment.

The Company derives a substantial portion of its revenue from services provided as a prime contractor or subcontractor on engagements with various agencies of the U.S. government. The Company considers individual agencies separate customers. During the six months ended December 31, 2011 and 2010, these contracts represented 98% and 97% of the Company’s revenue, respectively. Revenue from a contract with the Federal Deposit Insurance Corporation, or FDIC, accounted for approximately 11% of the Company’s revenue for the combined six months ended December 31, 2011. Revenue from the FDIC contract accounted for approximately 10% of the Company’s revenue in the comparable prior year period. No other customer accounted for 10% or more of the Company’s revenue for any of the periods presented.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between marketplace participants. Various valuation approaches can be used to determine fair value, each requiring different valuation inputs. The following hierarchy classifies the inputs used to determine fair value into three levels:

•	Level 1 – Quoted prices for identical instruments in active markets
•	Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets
•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

F-7

The Company’s financial instruments include cash, trade and note receivables, equity investments, vendor payables and debt, as well as derivative financial instruments to manage risk related to its debt. As of December 31, 2011 and June 30, 2011, the carrying value of cash, trade receivables, and vendor payables approximated their fair value. See Note 3 for a discussion of the fair value of the Company’s promissory note and equity interest in KoolSpan, Inc. See Note 6 for a discussion of the fair value of the Company’s debt. See Note 7 for a discussion of the fair value of the Company’s derivative financial instruments.

Reclassifications

The Company made the decision to divest its Era Systems, or Era, and Global Clinical Development, or GCD, businesses during fiscal 2011.  The Company sold the airport operations solutions component of Era in the second quarter of fiscal 2011 and Era’s foreign air traffic management and military and security component in the second quarter of fiscal 2012.  The remainder of Era’s operations has been shut down. The Company also sold its GCD business in the first quarter of fiscal 2012. These businesses are presented as discontinued operations and certain reclassifications have been made to prior period balances to conform to the current period presentation.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the Financial Accounting Standards Board during the period ended December 31, 2011 and through the issuance date, did not or are not believed by management to have a material impact on the Company’s present or historical condensed consolidated financial statements.

2. Acquisition by Affiliates of Providence Equity Partners L.L.C.:

On March 31, 2011, SRA entered into an Agreement and Plan of Merger with affiliates of Providence whereby the Company would become a wholly-owned subsidiary of Sterling Holdco, which is controlled by the PEP Funds. The Transaction was approved by the affirmative vote of the holders of (1) over 99% of the outstanding shares of the Company’s common stock and (2) over 99% of the outstanding shares of the Company’s common stock, excluding shares beneficially owned, whether directly or indirectly, by Dr. Ernst Volgenau at a special meeting held on July 15, 2011, and the Transaction closed on July 20, 2011. Pursuant to the Transaction agreement, each share of the Company’s common stock outstanding at the time of the Transaction was cancelled and automatically converted into the right to receive $31.25 in cash, without interest and less any applicable withholding tax, or Transaction Consideration. Additionally, restricted stock awards granted prior to June 30, 2011 that were unvested immediately prior to the consummation of the Transaction, became fully vested at the consummation of the Transaction and were converted into the right to receive the Transaction Consideration. For restricted stock awards granted on July 1, 2011, one-third of the shares vested at the time of the Transaction and received the Transaction Consideration, and the remaining unvested shares were forfeited. In addition, each option, whether vested or unvested prior to the consummation of the Transaction, became fully vested upon consummation of the Transaction and converted into the right to receive the Transaction Consideration over the exercise price per share. Options with an exercise price greater than the Transaction Consideration were cancelled for no payment.

The Transaction and related fees were financed through equity contributions, together with borrowings under a senior secured term loan facility, proceeds from issuance of 11% senior notes, issuance of a promissory note, and cash on hand. The PEP Funds invested cash of approximately $394 million and Dr. Ernst Volgenau rolled over equity in the Predecessor of $150 million in return for which he received $120 million in equity and a promissory note. The promissory note was issued for a principal amount up to $30 million, repayable solely based on proceeds from planned divestitures. The Company expects to pay $17 million for this note, based on the total net proceeds and tax benefits related to the disposal of the discontinued operations. During the period ended December 31, 2011, $12 million of this note was paid. The Company entered into senior secured credit facilities consisting of an $875 million term loan B facility, or Term Loan B Facility, and a $100 million senior secured revolving credit facility, or Revolver and together with the Term Loan B Facility, the Senior Secured Credit Facilities. Additionally, the Company issued $400 million aggregate principal amount of 11% senior notes due October 1, 2019, or Senior Notes. See Note 6 for a description of the Company’s indebtedness.

F-8

The sources and uses of consideration in connection with the Transaction are summarized below (in thousands):

Sources:
Providence equity investment	$394,000
Rollover equity contributions - non-cash (a)	121,012
Estimated value of discontinued operations	17,000
Term loan facility, net of original issue discount of $8,750 and fees of $34,086	832,164
Senior notes payable, net of fees of $10,000	390,000
SRA's cash on hand	122,625
Total sources	$1,876,801

Uses:
Cash payments to stockholders	$1,738,789
Converted share and option consideration (a)	121,012
Estimated payment to Dr. Ernst Volgenau	17,000
Total uses	$1,876,801

(a) Primarily consists of $120 million non-cash equity contribution made by Dr. Volgenau, the Company’s founder, using his shares of the Predecessor at the Transaction price of $31.25 per share. These shares were exchanged for equity securities in the Parent.

Preliminary Purchase Price Allocation

The equity investments made in the Parent at the date of the Transaction have been pushed down to the Company. The total consideration was allocated to net tangible and identifiable intangible assets based on their estimated fair values as of July 20, 2011. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded to goodwill. In its determination of estimated fair values, the Company considered, among other factors, its intention for future use of acquired assets, analysis of historical financial performance, and estimates of future performance of contracts. The purchase price allocation is preliminary and subject to change within the measurement period, which is expected to end on or before June 30, 2012. The Company may obtain additional information about pre-acquisition contingencies in the next several months and will make adjustments, if appropriate, to the purchase price allocation during the measurement period.

The preliminary purchase price allocation is as follows (in thousands):

Current assets	$614,175
Property and equipment	34,212
Deferred compensation trust	8,712
Long-term assets	7,899
Trade names (indefinte-lived intangible asset)	202,100
Definite-lived intangible assets	494,690
Goodwill	1,061,470
Current liabilities	(309,694)
Deferred income tax liability	(222,735)
Deferred compensation trust	(8,712)
Other long-term liabilities	(5,316)
Total purchase price	$1,876,801

F-9

Definite-lived intangible assets consisted of the following (in thousands):

Type	Useful Life	Fair Value

Customer relationships	20 years	$279,400
Order backlog and developed technology	4 years	215,290
Total definite-lived intangible assets		$494,690

The SRA and SRA International trade names have an indefinite life and are not subject to amortization. The trade names, along with goodwill, will be reviewed at least annually for impairment during the fourth quarter as of April 1 each year.

Amortization is calculated on an accelerated basis based on the expected benefits of the assets. Based on preliminary valuation data and amounts recorded as of December 31, 2011, total estimated amortization of all acquisition-related intangible assets for each of the fiscal years ending June 30, 2012 through 2016 and thereafter is as follows (in thousands):

Fiscal Year Ending June 30,
2012 (from date of Transaction)	$91,551
2013	86,309
2014	70,469
2015	55,737
2016	36,216
Thereafter	154,408
Total	$494,690

The Transaction did not result in a new tax basis of assets and liabilities. Approximately $300 million of goodwill and $57 million of intangible assets related to certain acquisitions by SRA during the Predecessor period will continue to be deductible for income tax purposes over the remaining amortization period through fiscal 2025.

Identified intangible assets of the Predecessor included $39.3 million of customer relationships and $0.7 million of technology and other assets as of June 30, 2011. These intangible assets were replaced with the identified intangible assets of the Successor.

Pro Forma Financial Information

The following unaudited pro forma results of operations have been derived from the Company’s historical financial statements, adjusted to give pro forma effect as if the Transaction had occurred on July 1, 2010. The unaudited pro forma results of operations include adjustments directly attributable to the Transaction that are expected to have a continuing impact on the Company, including incremental amortization of identified intangible assets, transaction costs, estimated interest expense and amortization of debt issuance costs related to the debt incurred in connection with the Transaction and the related tax effect of these adjustments. The pro forma results of operations are for informational purposes only and do not purport to represent our results of operations had the Transaction actually occurred as of July 1, 2010 or of the results that we would have achieved after the Transaction, nor does such information purport to project the result of operations for any future period.

	Predecessor		Successor
(in thousands)	Six months ended December 31, 2010	July 1, 2011 through July 20, 2011	July 21, 2011 through December 31, 2011

Revenue	$838,422	$99,308	$755,764
Operating income	25,542	1,784	33,023
Net loss from continuing operations	(18,600)	(2,240)	(10,180)

Transaction Costs

The Company incurred costs in connection with the Transaction of $0.5 million for the six months ended December 31, 2010. In the period from July 1, 2011 through July 20, 2011 and the period from July 21, 2011 through December 31, 2011, the Company recorded approximately $68.1 million and $0.2 million, respectively, of accounting, investment banking, legal, stock compensation and other costs associated with the Transaction.

F-10

3. Discontinued Operations/Divestitures:

The Company’s discontinued operations consist of Era Systems LLC and Global Clinical Development.

Era Systems LLC (formerly Era Systems Corporation)

The Company acquired Era in July of 2008 for the advanced surveillance technologies and flight tracking solutions that it provided to air traffic management, airport operations, military and security markets. Given declining revenues and forecasted results from its military customers in the international aviation market, the Company recorded impairments of certain long-lived assets of Era in fiscal 2010. The Company sold the Airport Operations Solutions, or AOS, component of the Era business in the second quarter of fiscal 2011.  In fiscal 2011, the Company wrote off the remaining $28.6 million of goodwill, recorded a $15.3 million impairment charge related to certain long-lived assets, and established a $17.0 million allowance to further write down the business to its estimated fair value. In the period from July 21, 2011 to December 31, 2011, the Company reduced the valuation allowance to $10.0 million. The Company recorded $4.5 million of this reduction as an adjustment to Era’s fair value in the purchase price allocation. The remaining $2.5 million reduction is included in Era’s results of operations in the period July 21, 2011 to December 31, 2011 as an offset to the loss from discontinued operations.

On November 21, 2011, the Company sold the foreign air traffic management and military and security component of its Era business for approximately $13.3 million in cash. The Company incurred $2.8 million of costs to dispose of the business, including severance. As the carrying value of Era was adjusted to the fair value less costs to sell in purchase accounting, the transaction did not result in any gain or loss on sale. While the purchase price is not subject to adjustment based on a final net working capital calculation, the Company agreed to certain customary indemnification obligations subject to limitations.

The results of operations for the Era business are included in discontinued operations for all periods presented.  For the six months ended December 31, 2010, the period from July 1, 2011 through July 20, 2011, and the period from July 21, 2011 through December 31, 2011, Era contributed net losses of $6.2 million, $1.3 million and $4.4 million, respectively. As of December 31, 2011, we had approximately $1.3 million of net liabilities remaining which relate primarily to accrued salaries and employee benefits paid in January 2012 to employees who were not part of the sale. All operations for this business have been shut down.

Global Clinical Development

On September 30, 2011, the Company sold its contract research organization, GCD, to Aptiv Solutions, Inc. for less than $0.1 million, after all transaction costs. The purchase price is subject to adjustment based on a determination of the final net working capital on the date of the sale. The Company expects to resolve the net working capital adjustment during fiscal 2012. This transaction did not result in any gain or loss on sale as the carrying value of GCD was adjusted to the fair value less costs to sell in the purchase price allocation.

The results of operations for the GCD business are included in discontinued operations for all periods presented. For the six months ended December 31, 2010, the period from July 1, 2011 through July 20, 2011, and the period from July 21, 2011 through December 31, 2011, GCD contributed net income of $0.3 million, $0.2 million and a net loss of less than $0.1 million, respectively. As of December 31, 2011, approximately $0.1 million of net assets remained related to GCD. These net assets relate primarily to facility deposits that the Company collected during the third quarter of fiscal 2012.

F-11

Results of Operations

The results of operations of all discontinued operations for the periods presented were as follows (in thousands):

	Predecessor		Successor
	Six months		July 21, 2011
	ended	July 1, 2011	through
	December 31,	through	December 31,
	2010	July 20, 2011	2011

Revenue	$21,688	$2,062	$6,694
Operating costs and expenses
Cost of services	13,674	1,255	4,819
Selling, general and administrative	15,091	1,591	8,869
Depreciation and amortization	1,676	-	-
Loss on sale of AOS	(851)	-	-
Change in valuation allowance	-	-	(2,500)
Operating loss	(7,902)	(784)	(4,494)
Interest expense, net	(50)	(6)	(17)
Loss from discontinued operations before income taxes	(7,952)	(790)	(4,511)
Provision for (benefit from) income taxes	(2,013)	336	(86)
Loss from discontinued operations, net of tax	$(5,939)	$(1,126)	$(4,425)

Balance Sheet

The assets and liabilities of discontinued operations for the periods presented were as follows (in thousands):

	Predecessor	Successor
	June 30,	December 31,
	2011	2011

Accounts receivable, net	$20,559	$-
Inventories, net	9,222	-
Prepaid expenses and other	2,885	440
Deferred income taxes	1,458	-
Allowance for loss on disposition	(17,000)	-
Property and equipment, net	4,397	-
Other long-term assets	3,322	-
Total assets of discontinued operations	$24,843	$440

Accounts payable and accrued expenses	$6,216	$715
Accrued payroll and employee benefits	4,355	901
Billings in excess of revenue recognized	2,331	-
Deferred income taxes	1,634	-
Other long-term liabilities	57	-
Total liabilities of discontinued operations	$14,593	$1,616

Cash Flows

The cash flows of discontinued operations for the periods presented were as follows (in thousands):

	Predecessor		Successor
	Six months ended December 31, 2010	July 1, 2011 through July 20, 2011	July 21, 2011 through December 31, 2011

Net cash used in operating activities of discontinued operations	(692)	(436)	(5,103)
Net cash provided by (used in) investing activities of discontinued operations	1,886	(236)	13,197
Net cash used in financing activities of discontinued operations	-	-	-
Effect of exchange rate changes on cash and cash equivalents	218	22	(191)

Inventory

Included in current assets of discontinued operations as of June 30, 2011 is inventory related to Era’s production facilities in the Czech Republic, which was sold in the second quarter of fiscal 2012. Inventory consisted of the following (in thousands):

F-12

Predecessor
June 30,
2011

Raw materials	$3,245
Work in process	7,766
Total inventories	11,011
Allowance for obsolescence	(1,789)
Total inventories, net	$9,222

Inventories consisted of materials and labor, and were stated at the lower of average cost or market value. Cost of sales were determined using the first-in, first-out method. The value of the inventory was reduced for possible excess and obsolete inventory based on the Company’s estimates of future demand and market conditions.

One Vault Voice

As a part of the Company’s continued focus on delivering its core services to U.S. government clients, the Company divested its secure voice solution for smartphone devices, One Vault Voice, or OVV, to KoolSpan, Inc. The divesture closed on December 15, 2011 and the OVV technology was exchanged for a $2.8 million promissory note and a 7% equity interest in KoolSpan.  The fair value of the promissory note and equity interest received was deemed to be zero. Income will be recognized if and when any amounts are received by the Company.

4. Stock-Based Compensation:

Successor

The board of directors of Sterling Holdco, Inc. intends to adopt the stock incentive plan which reserves 58,169 shares of common stock for issuance in the form of stock options. Under this plan, certain management and employees of the Company will be granted a combination of service and performance options. The performance options are considered market-based for accounting purposes. There were no grants made under the plan during the period ended December 31, 2011.

The service options will vest in five equal installments on July 20 each year commencing on July 20, 2012, subject to the option holder’s continued employment with the Company. The performance options vest at the time of a change in control based upon the cash return to the PEP Funds from their investment in the Company. The service and performance options generally expire ten years from the date of grant. Compensation expense related to the options will be recognized over the requisite service periods.

Predecessor

The Predecessor maintained the SRA International, Inc. 2010 Incentive Plan, or the 2010 Plan, which provided for awards of cash, stock options, restricted stock, restricted stock units, performance awards and other stock-based awards. Historically, the Company recognized the fair value of all stock-based awards granted to employees and directors in exchange for services as compensation expense on a straight line basis over the requisite service period which was typically four years. The Company estimated the fair value of stock options on the date of grant using the Black-Scholes option pricing model. The Company recorded $0.6 million and $5.2 million of stock-based compensation expense in the Predecessor period ended July 20, 2011 and the six months ended December 31, 2010, respectively. In addition, in the period ended July 20, 2011, the Company recorded a non-cash charge for stock compensation of approximately $20.2 million as a result of the acceleration of vesting of all options and restricted stock in connection with the Transaction.

F-13

5. Accounts Receivable:

Accounts receivable, net as of December 31, 2011 and June 30, 2011 consisted of the following (in thousands):

	Predecessor	Successor
	June 30,	December 31,
	2011	2011

Billed and billable, net of allowance of $601 and $615 as of June 30, 2011 and December 31, 2011, respectively	$316,814	$318,207
Unbilled:
Retainages	3,622	3,853
Revenue recorded in excess of milestone billings on fixed-price contracts	15,434	15,403
Revenue recorded in excess of contractual authorization, billable upon receipt of contractual documents	8,825	6,536
Allowance for unbillable amounts	(5,548)	(5,012)
Total unbilled	22,333	20,780
Total accounts receivable	$339,147	$338,987

The billable receivables included in the billed and billable line item above represent primarily revenue earned in the final month of the reporting period. These billable receivables are typically billed and collected within 90 days of the balance sheet date. Consistent with industry practice, certain receivables related to long-term contracts are classified as current, although $2.6 million of retainages are not expected to be billed and collected within one year. The Company’s accounts receivable are primarily from federal government agencies or customers engaged in work for the federal government. The Company believes there is no material credit risk associated with these receivables.

Billings in excess of revenue totaled $10.0 million and $12.0 million at December 31, 2011 and June 30, 2011, respectively. Billings in excess of the revenue recognized are classified as a current liability on the condensed consolidated balance sheet.

6. Debt:

On July 20, 2011, in connection with the Transaction, the Company (i) entered into senior secured credit facilities, consisting of an $875.0 million Term Loan B Facility and a $100.0 million Revolver, or the Credit Agreement, and (ii) issued $400.0 million aggregate principal amount of 11% Senior Notes. The Term Loan B Facility was issued at a discount of $8.75 million.

Debt consisted of the following (in thousands):

Successor
December 31,
2011

Secured Term Loan B Facility	$845,000
Less: Unamortized Discount	(8,180)
Secured Term Loan B Facility, net	836,820
Senior Notes due 2019 at 11%	400,000
Total debt	1,236,820

Current portion of long-term debt (a)	(20,000)

Long-term debt	$1,216,820

(a) Estimated required payment under the Term Loan B Facility.

Based on recent trading activity, the Company estimates that the total fair value of its non-publicly traded debt was approximately $1.18 billion as of December 31, 2011.

Costs incurred in connection with the issuance of the debt are amortized using the effective interest method over the life of the related debt and accelerated to the extent that any prepayment is made. During the period from July 21, 2011 through December 31, 2011, $2.8 million of costs was amortized and reflected in interest expense in the condensed consolidated statements of operations.

F-14

The senior secured credit facilities and the indenture governing the Senior Notes issued in connection with the Transaction limit the Company’s ability to incur additional indebtedness, pay dividends or make other distributions or repurchase capital stock, make certain investments, enter into certain types of transactions with affiliates, use assets as security in other transactions, and sell certain assets.

The Company is required to meet a net senior secured leverage ratio covenant quarterly if any revolving loan, swingline loan or letter of credit is outstanding on the last day of the quarter. The ratio is calculated as the consolidated net secured indebtedness as of the last day of the quarter (defined as the consolidated net debt secured by any lien minus any cash and permitted investments) to the preceding four quarters’ consolidated EBITDA (as defined in the Credit Agreement). The Company had no outstanding letters of credit or borrowings under its Revolver as of December 31, 2011.

Senior Secured Credit Facilities

Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus London Interbank Offered Rate, or LIBOR, with a 1.25% floor, or, at the Company’s option, an applicable margin plus an alternative base rate determined by reference to the higher of the prime rate or the federal funds rate plus 0.5%, with a 2.25% floor. In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company pays a per annum commitment fee on undrawn amounts under the revolving credit facility and customary administrative fees. The senior secured credit facilities are guaranteed by the Company’s wholly-owned subsidiaries, excluding its discontinued Era and GCD businesses, and by Sterling Parent. The Term Loan B Facility matures in July 2018 and the Revolver matures in July 2016.

The Company is required to make quarterly installment payments of approximately $2.2 million commencing on December 31, 2011, with the remaining amount payable in July 2018. In addition, the Senior Secured Credit Facilities require the Company to prepay outstanding term loans, subject to certain exceptions, in the case of excess cash flow, or ECF, and in the event of certain asset sales, condemnation events and issuances of debt.  Any required ECF payments are due on October 15 each year. During the period ended December 31, 2011, the Company prepaid $30.0 million of its Term Loan B Facility. These prepayments satisfied the Company’s required quarterly principal payments through December 31, 2014 and satisfied a portion of the Company’s required excess cash flow principal payments for fiscal 2012.

Due to the prepayments, the Company accelerated a proportional amount of the amortization of the debt issuance costs and discount of approximately $0.1 million. The amortization of the debt issuance costs and discount are included in interest expense on the condensed consolidated statements of operations.

The $8.75 million Term Loan B Facility discount is being amortized to interest expense using the effective interest method and added to the recorded debt amount over the seven year term of the loan. During the period from July 21, 2011 through December 31, 2011, $0.6 million of the discount was amortized and reflected in interest expense in the condensed consolidated statements of operations.

As of December 31, 2011, interest accrued at an average rate of 6.5% for the Term Loan B Facility. Interest payments of $12.4 million were made in October 2011, including a $0.2 million commitment fee.

During the period ended December 31, 2011, the Company borrowed and subsequently repaid $30.0 million of borrowings under its Revolver. There were no borrowings outstanding under the Revolver as of December 31, 2011.

Senior Notes due 2019

The Senior Notes due 2019 are guaranteed by all of the Company’s wholly-owned subsidiaries, excluding its discontinued Era and GCD businesses. The guarantees are full and unconditional and joint and several. Each of the subsidiary guarantors are 100% owned by the Company and have no independent assets or operations. Separate results of operations, balance sheet and cash flow information for the non-guarantor subsidiaries, Era and GCD, which were sold in fiscal 2012, are included in Note 3. There are no other businesses or operations included in discontinued operations.

Interest on the Senior Notes is payable semi-annually. The Senior Notes are redeemable in whole or in part, at the option of the Company, at varying redemption prices that generally include premiums. In addition, until October 1, 2014, the Company may, at its option redeem up to 35% of the then outstanding aggregate principal amount of the Senior Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 111% of the aggregate principal amount thereof.

As of December 31, 2011, interest accrued at an average rate of 11.0% for the Senior Notes. The first interest payment is due in April 2012.

7. Derivative Instruments and Hedging Activities:

Hedge of Interest Rate Risk

Risk Management Objective of Using Derivatives

The Company utilizes derivative financial instruments to manage interest rate risk related to its Term Loan B Facility.

F-15

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. During the period ended December 31, 2011, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. As of December 31, 2011, the Company had outstanding interest rate derivatives with an initial combined notional value of $600.0 million that were designated as cash flow hedges of interest rate risk. The interest rate swap derivatives reach a maximum notional value of $725.0 million in July 2012 and decrease quarterly to a notional value of $475.0 million upon maturity in July 2016.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income, or AOCI, net of taxes, and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next twelve months, the Company estimates that approximately $0.9 million will be reclassified from AOCI into interest expense.

Fair Values of Derivative Instruments on the Balance Sheets

The fair value of the Company’s derivative financial instruments, determined using Level 2 inputs (see Note 1), was $13.8 million as of December 31, 2011 and is in the other long-term liabilities line on the condensed consolidated balance sheet.

The Effect of Derivative Instruments on the Statements of Operations

The Company recognized a pre-tax loss of $13.9 million in AOCI on the effective portion of the interest rate derivatives for the period from July 21, 2011 through December 31, 2011. The Company reclassified $0.1 million related to the effective portion of the interest rate derivatives from AOCI into interest expense in the condensed consolidated statements of operations for the period from July 21, 2011 through December 31, 2011. The $8.4 million unrealized loss on the effective portion of the interest rate derivatives, which is included in AOCI, is net of $5.4 million of income taxes.

Credit Risk-Related Contingent Features

The Company has agreements with each of its interest rate swap counterparties that contain a provision providing that the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company's default on the indebtedness.

As of December 31, 2011, the fair value of the interest rate swaps in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk related to these agreements, was $17.1 million. If the Company had breached any of the provisions of the agreements at December 31, 2011, it could have been required to settle its obligations under the agreements at an estimated termination value equal to the fair value of $17.1 million. As of December 31, 2011, the Company had not breached any of the provisions or posted any collateral related to these agreements.

Hedge of Foreign Currency Exchange Rate Risk

Risk Management Objective of Using Derivatives

Historically, the Company utilized forward contracts to offset the impact of changes in foreign currency exchange rates on certain short term intercompany balances as well as Euro denominated trade receivables of the Company’s discontinued subsidiary, Era, whose functional currency is the Czech Koruna. The Company did not designate any of these derivatives instruments as an accounting hedge and, accordingly, all gains and losses were recognized in losses from discontinued operations immediately. The Company no longer utilizes forward contracts to offset the foreign currency exchange rate risk as the Company’s foreign operations, Era and GCD, have been sold.

The Effect of Derivative Instruments on the Statements of Operations

The gains and losses related to these foreign currency transactions, derivative instruments and foreign currency translation as a result of the sale of Era are included in the loss from discontinued operations on the condensed consolidated statement of operations. The amounts of each for the periods presented were as follows (in thousands):

F-16

	Predecessor		Successor
	Six months		July 21, 2011
	ended	July 1, 2011	through
	December 31,	through	December 31,
	2010	July 20, 2011	2011

Foreign currency transaction (losses) gains	$1,643	$360	$(1,815)
Realized gain on cumulative foreign currency translation	-	-	958
Net gains (losses) on forward exchange contracts	(1,795)	-	(94)
Total net foreign currency gains (losses)	$(152)	$360	$(951)

8. Commitments and Contingencies:

Government Contracting

The Company is subject to investigations and reviews relating to compliance with various laws and regulations. U.S. Government agencies, including the Defense Contract Audit Agency, or DCAA, routinely audit and review a contractor’s performance on government contracts; accounting, estimating, and other management internal control systems; indirect rates and pricing practices; and compliance with applicable contracting and procurement laws, regulations and standards, including U.S. Government Cost Accounting Standards.

DCAA issued guidance in late 2008 and provided clarification to existing guidance with respect to its audits of government contractors. As a result, DCAA has placed a greater emphasis on audits of accounting, estimating, billing, and other management internal control systems. With greater scrutiny on the Company’s and other government contractors’ systems, the number of alleged deficiencies reported by DCAA has increased.

The Company’s receipt of adverse audit findings or the failure to obtain an “adequate” determination of its various accounting, estimating, and other management internal control systems from the responsible U.S. Government agency could significantly and adversely affect its business, including its ability to bid on new contracts and its competitive position in the bidding process. The government also may decrement billings until cited deficiencies are corrected and a follow-up review has been performed by DCAA confirming corrective actions are adequate. On March 29, 2011, the Company’s Administrative Contracting Officer, or ACO, issued letters stating the Company’s labor accounting system, accounting system and billing system were inadequate based on certain deficiencies cited by DCAA. The ACO, however, did not impose a billing decrement and noted that the Company had implemented corrective actions for all cited deficiencies. In January 2012, the Company’s ACO issued a letter stating that DCAA confirmed that all deficiencies had been effectively remediated.

The DCAA has not completed audits of the Company’s incurred cost submissions for fiscal 2007 and subsequent fiscal years. DCAA’s increased emphasis on system audits is likely to delay the completion of incurred cost audits, and DCAA’s more aggressive interpretations could result in a higher percentage of questioned costs than experienced in the past. The Company has recorded financial results subsequent to fiscal 2006 based upon costs that the Company believes will be approved upon final audit or review. However, the Company does not know the outcome of any ongoing or future audit or review, and if future adjustments exceed the Company’s estimates, it may have a material adverse effect on the Company’s financial position, results of operations or cash flows.

With the Company’s active cooperation, the U.S. Department of Defense Inspector General and its agencies were assisting the Company during its investigation of past malware intrusions and reviewing past compliance with information security-related contractual obligations. In connection with this review, on March 31, 2011, the Company received correspondence from the Office of Personnel Management, or OPM, asserting a claim for alleged breach of certain unspecified obligations on one contract, to which the Company prepared a response. The Company settled the contract claim with OPM, with no material adverse effect on the Company’s financial position, results of operations, or cash flows.

Litigation

The Company is subject to investigations, audits and reviews relating to compliance with various laws and regulations with respect to its role as a contractor to agencies and departments of the U.S. Government, state, local, and foreign governments, and otherwise in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings and the Company could be faced with penalties, fines, repayments or compensatory damages. Adverse findings could also have a material adverse effect on the Company because of its reliance on government contracts. The Company is subject to periodic audits by state, local, and foreign governments for taxes other than income taxes. The Company is also involved in various claims and lawsuits arising in the normal conduct of its business, including but not limited to various employment litigation matters and charges before administrative agencies. Although the Company can give no assurance, based upon its evaluation and taking into account the advice of legal counsel, the Company does not believe that the outcome of any such matter would likely have a material adverse effect on the Company’s condensed consolidated financial position, results of operations, or cash flows.

F-17

On April 7, 2011, the Southeastern Pennsylvania Transportation Authority, or SEPTA, filed a lawsuit in the Court of Chancery of Delaware (captioned S.E. Pa. Trans. Auth. v. Volgenau, et. al, Case No. 6354 (Del. Ch.)) purportedly on behalf of itself and other stockholders of the Company against the Company, the Board of Directors, Providence, Sterling Holdco Inc., or Sterling Holdco, Sterling Merger Inc., a Delaware corporation, or Merger Sub, and Sterling Parent Inc., a Delaware corporation, or Parent. On April 29, 2011, SEPTA filed an amended complaint and filed a second amended complaint on June 23, 2011, both of which also named the PEP Funds. The second amended complaint alleges, among other things, (1) that the Board breached its fiduciary duties by, among other things, failing to take steps to maximize the value of the merger consideration to its public stockholders and conveying substantial payments to existing officers of the Company, Providence, Sterling Holdco, Parent and Merger Sub at the unfair expense of the public stockholders and by failing to make certain disclosures, (2) that Dr. Ernst Volgenau breached his duty of loyalty and entire fairness in planning, structuring, and timing the merger to benefit himself as well as Providence, Sterling Holdco, Parent and Merger Sub, and that Dr. Stanton Sloane breached his duty of loyalty and entire fairness by using his position as chief executive officer to encourage and facilitate the buyout, (3) that Providence, the PEP Funds, Sterling Holdco, Parent and Merger Sub aided and abetted these purported breaches of fiduciary duties, and (4) that Dr. Volgenau’s rolling over of a portion of his shares for equity in the new Company violated the Company’s charter. The second amended complaint seeks to rescind the Transaction or recover money damages on behalf of the Company’s stockholders caused by the alleged breaches of fiduciary duties. On December 23, 2011, defendants answered the second amended complaint, and discovery is underway.

On April 25, 2011, Andrei Sinioukov filed a lawsuit in the United States District Court for the Eastern District of Virginia (captioned Sinioukov v. SRA Int’l, Inc., et al, Civil Action No. 1:11-cv-447 (E.D. Va. filed Apr. 25, 2011)), purportedly on behalf of himself and other stockholders of the Company, against the Company, the Board of Directors, Providence, Parent and Merger Sub. The complaint alleges, among other things, (1) that the Board breached its fiduciary duties by, among other things, failing to take steps to maximize the value of the merger consideration to the Company’s public stockholders and providing inadequate proxy disclosures, (2) that the Company and Providence aided and abetted these purported breaches of fiduciary duties, and (3) that the Board and Providence made inadequate proxy disclosures under section 14(a) of the Securities Exchange Act of 1934 (and that they are liable under a derivative section 20(a) control person theory).

On May 20, 2011, the Eastern District of Virginia granted defendants’ motion to stay the Sinioukov case in favor of the substantially identical SEPTA lawsuit pending in the Court of Chancery of the State of Delaware. On July 14, 2011, the Eastern District of Virginia denied the Sinioukov plaintiff’s motion to lift the stay imposed by the court on May 20, 2011 and refused to enjoin the special meeting of stockholders of the Company in respect of the Transaction from proceeding.

The Company and the Board believe that the above lawsuits are without merit and intend to defend them vigorously.

9. Related Party Transactions:

In accordance with the Transaction, Providence provides the Company with advisory, consulting, and other services and the Company pays Providence an aggregate annual fee of $1.8 million. For the period from July 21, 2011 to December 31, 2011, the Company incurred $0.8 million in management fees.

As of December 31, 2011, a Providence affiliate owned $24.1 million of the Company’s Term Loan B Facility. Interest payments were made for the Term Loan B Facility of approximately $0.3 million during the period from July 21, 2011 to December 31, 2011.

From time to time, and in the ordinary course of business the Company purchases goods and services from other Providence portfolio companies. Costs associated with these related party transactions for the period from July 21, 2011 to December 31, 2011 were $4.3 million.

As of December 31, 2011 there were no amounts due from related parties and $0.8 million was due to related parties included in the accompanying condensed consolidated balance sheets.

10. Subsequent Events:

On February 3, 2012, SRA simplified its legal entity structure by merging SRA International, Inc. with its wholly-owned subsidiary, Systems Research and Applications Corporation, or SRAC, to achieve operating efficiencies, eliminate brand confusion, and achieve certain other business objectives.

On February 9, 2012, the Company’s board of directors approved the grant of 54,546 service and performance stock options to certain management and key employees under its stock incentive plan. Compensation expense related to the options will be recognized over the requisite service periods. The Company expects to record approximately $2.5 million of compensation expense for these options in fiscal 2012.

F-18

Subsequent to December 31, 2011, the Company made principal prepayments of $55.0 million on its Term Loan B Facility. The prepayments made to date satisfy all of the Company’s scheduled quarterly principal payments for the life of the facility.  However, the Company is still required to make annual excess cash flow principal payments on its Term Loan B Facility.

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of SRA International, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of SRA International, Inc. and subsidiaries (the “Company”) as of June 30, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows for each of the three years in the period ended June 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SRA International, Inc. and subsidiaries as of June 30, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the accompanying fiscal 2009, 2010 and 2011 consolidated financial statements have been retrospectively adjusted for discontinued operations.

/s/ Deloitte & Touche LLP

McLean, Virginia

August 15, 2011 (May 10, 2012 as to Notes 2 and 15)

F-20

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30,	June 30,
	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$98,113	$171,758
Accounts receivable, net	331,949	339,147
Prepaid expenses and other	21,937	59,462
Deferred income taxes	12,492	-
Current assets of discontinued operations	36,122	17,124
Total current assets	500,613	587,491
Property and equipment, net	30,415	31,148
Goodwill	406,456	481,194
Identified intangibles, net	18,022	40,012
Deferred compensation trust	7,182	8,805
Other long-term assets	18,184	1,922
Long-term assets of discontinued operations	54,503	7,719
Total assets	$1,035,375	$1,158,291
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$93,985	$108,995
Accrued payroll and employee benefits	120,181	110,187
Billings in excess of revenue recognized	14,909	11,968
Deferred income taxes	-	25,799
Current liabilities of discontinued operations	13,138	14,536
Total current liabilities	242,213	271,485
Deferred compensation liability	7,182	8,805
Deferred income taxes	5,831	11,114
Other long-term liabilities	4,599	5,787
Long-term liabilities of discontinued operations	3,987	57
Total liabilities	263,812	297,248
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.20 per share; 5,000 shares authorized; none issued	-	-
Class A common stock, par value $0.004 per share; 180,000 shares authorized; 47,191 and 49,450 shares issued as of June 30, 2010 and 2011; 43,895 and 46,098 shares outstanding as of June 30, 2010 and 2011	189	198
Class B common stock, par value $0.004 per share; 55,000 shares authorized; 13,001 and 11,703 shares issued and outstanding as of June 30, 2010 and 2011	52	47
Additional paid-in capital	361,287	385,770
Treasury stock, at cost	(64,427)	(65,640)
Accumulated other comprehensive loss	(3,431)	(2,965)
Retained earnings	477,893	543,633
Total stockholders' equity	771,563	861,043
Total liabilities and stockholders' equity	$1,035,375	$1,158,291

The accompanying notes are an integral part of these consolidated financial statements.

F-21

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended June 30,
	2009	2010	2011
Revenue	$1,463,931	$1,614,532	$1,704,991
Operating costs and expenses:
Cost of services	1,104,384	1,224,768	1,283,878
Selling, general and administrative	221,419	223,385	251,349
Depreciation and amortization	24,146	24,130	23,983
Sale of Constella Futures Holding, LLC	(1,939)	1,889	-
Total operating costs and expenses	1,348,010	1,474,172	1,559,210
Operating income	115,921	140,360	145,781
Interest expense	(5,104)	(1,202)	(859)
Interest income	2,245	1,838	741
Income from continuing operations before income taxes	113,062	140,996	145,663
Provision for income taxes	44,710	52,075	53,991
Income from continuing operations	68,352	88,921	91,672
Loss from discontinued operations, net of tax	(10,352)	(70,506)	(25,932)
Net income	$58,000	$18,415	$65,740

The accompanying notes are an integral part of these consolidated financial statements.

F-22

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended June 30,
	2009	2010	2011
Net income	$58,000	$18,415	$65,740
Foreign currency translation, net of tax	(3,256)	(185)	466
Comprehensive income	$54,744	$18,230	$66,206

The accompanying notes are an integral part of these consolidated financial statements.

F-23

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Class A Common Stock		Class B Common Stock		Additional Paid-In	Treasury Stock		Accumulated Other Comprehensive	Retained	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Earnings	Equity
Balance July 1, 2008	45,119	$180	14,051	$56	$333,288	(2,279)	$(42,076)	$10	$401,478	$692,936
Net income	-	-	-	-	-	-	-	-	58,000	58,000
Proceeds from stock-based awards and related tax effects	482	3	-	-	3,490	-	-	-	-	3,493
Reissuance of treasury stock	-	-	-	-	(63)	24	462	-	-	399
Repurchase of common stock	-	-	-	-	-	(1,003)	(22,042)	-	-	(22,042)
Employee stock purchase plan	82	-	-	-	1,430	-	-	-	-	1,430
Shares converted between classes	950	4	(950)	(4)	-	-	-	-	-	-
Stock-based compensation	-	-	-	-	10,660	-	-	-	-	10,660
Foreign currency translation	-	-	-	-	-	-	-	(3,256)	-	(3,256)
Balance June 30, 2009	46,633	187	13,101	52	348,805	(3,258)	(63,656)	(3,246)	459,478	741,620
Net income	-	-	-	-	-	-	-	-	18,415	18,415
Proceeds from stock-based awards and related tax effects	382	2	-	-	2,024	-	-	-	-	2,026
Reissuance of treasury stock	-	-	-	-	-	24	462	-	-	462
Repurchase of common stock	-	-	-	-	-	(62)	(1,233)	-	-	(1,233)
Employee stock purchase plan	76	-	-	-	1,426	-	-	-	-	1,426
Shares converted between classes	100	-	(100)	-	-	-	-	-	-	-
Stock-based compensation	-	-	-	-	9,032	-	-	-	-	9,032
Foreign currency translation	-	-	-	-	-	-	-	(185)	-	(185)
Balance June 30, 2010	47,191	189	13,001	52	361,287	(3,296)	(64,427)	(3,431)	477,893	771,563
Net income	-	-	-	-	-	-	-	-	65,740	65,740
Proceeds from stock-based awards and related tax effects	890	4	-	-	12,460	-	-	-	-	12,464
Reissuance of treasury stock	-	-	-	-	22	20	390	-	-	412
Repurchase of common stock	-	-	-	-	-	(74)	(1,603)	-	-	(1,603)
Employee stock purchase plan	71	-	-	-	1,483	-	-	-	-	1,483
Shares converted between classes	1,298	5	(1,298)	(5)	-	-	-	-	-	-
Stock-based compensation	-	-	-	-	10,518	-	-	-	-	10,518
Foreign currency translation	-	-	-	-	-	-	-	466	-	466
Balance June 30, 2011	49,450	$198	11,703	$47	385,770	(3,350)	$(65,640)	$(2,965)	$543,633	$861,043

The accompanying notes are an integral part of these consolidated financial statements.

F-24

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended June 30,
	2009	2010	2011
Cash flows from operating activities:
Net income	$58,000	$18,415	$65,740
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	15,941	16,712	17,150
Amortization of intangible assets	8,205	7,418	8,550
Stock-based compensation	10,660	9,032	10,518
Deferred income taxes	1,239	6,925	42,895
Sale of Constella Futures Holding, LLC (see Note 4)	(1,939)	1,889	-
Impairment of goodwill and other assets	-	61,315	62,464
Gain on sale of Era Airport Operations Solutions	-	-	(1,293)
(Gain) loss realized from forward exchange contracts	-	(2,965)	5,484
Settlement of claims against Era sellers	-	(3,361)	-
Other noncash items	7,086	5,636	2,502
Changes in assets and liabilities, net of the effect of acquisitions and divestitures
Accounts receivable	(16,760)	(11,019)	6,016
Prepaid expenses and other	2,916	(1,178)	(42,065)
Accounts payable and accrued expenses	4,254	(33,476)	9,402
Accrued payroll and employee benefits	10,722	12,622	(13,547)
Billings in excess of revenue recognized	6,411	(359)	(2,941)
Other	(16,099)	9,094	5,700
Net cash provided by operating activities	90,636	96,700	176,575

Cash flows from investing activities:
Capital expenditures	(15,057)	(13,366)	(19,493)
Payments to Spectrum Solutions Group, Inc. shareholders	(9,396)	-	-
Acquisitions, net of cash acquired	(132,275)	(8,611)	(112,314)
Proceeds from the sale of Constella Futures Holdings	14,320	-	-
Proceeds from the sale of Era Airport Operations Solutions	-	-	6,443
Settlement of Era purchase price	-	12,500	-
Collections on note receivable	-	5,330	15,000
Proceeds from (payments for) forward exchange contracts	-	2,965	(5,484)
Net cash used in investing activities	(142,408)	(1,182)	(115,848)

Cash flows from financing activities:
Proceeds from the exercise of options	3,170	2,766	10,997
Proceeds from employee stock purchase plan	1,430	1,426	1,483
Excess tax benefits of stock option exercises	1,075	146	1,532
Borrowings under credit facility	75,000	115,000	40,000
Repayments under credit facility	(150,000)	(190,000)	(40,000)
Net repayments under short-term credit facilities	(9,910)	-	-
Reissuance of treasury stock	399	462	412
Purchase of treasury stock	(22,042)	(1,233)	(1,603)
Net cash (used in) provided by financing activities	(100,878)	(71,433)	12,821
Effect of exchange rate changes on cash and cash equivalents	(1,927)	(655)	97

Net (decrease) increase in cash and cash equivalents	(154,577)	23,430	73,645
Cash and cash equivalents, beginning of period	229,260	74,683	98,113
Cash and cash equivalents, end of period	$74,683	$98,113	$171,758

The accompanying notes are an integral part of these consolidated financial statements.

F-25

SRA INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended June 30, 2009, 2010 and 2011

1. Summary of Significant Accounting Policies:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SRA International, Inc. (a Delaware corporation), and its wholly-owned subsidiaries, or SRA or the Company. All intercompany transactions and balances have been eliminated.

Nature of Business

SRA provides technology and strategic consulting services and solutions primarily to U.S. federal government organizations. Founded in 1978, the Company is dedicated to solving complex problems for its clients by providing information technology, or IT, services, systems and solutions that enable mission performance, improve efficiency of operations or reduce operating costs. The Company’s service offerings include systems design, development and integration; cyber security and information assurance; outsourcing and managed services; and strategic consulting. The Company currently serves more than 250 federal government organizations, across national security, civil, health and intelligence and space markets. During fiscal 2011, the Company was organized into three sectors, or operating segments, to serve these clients: the National Security Sector, or NSS, the Health and Civil Services Sector, or HCS, and the Intelligence and Space Sector, or ISS.

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in allocating resources and in assessing performance. Due to the similarities in the types of customers, services and overall economic characteristics of the Company’s three sectors, the Company aggregates all of its operations into one reportable segment.

The Company derives a substantial portion of its revenue from services provided as a prime contractor or subcontractor on engagements with the U.S. government. During the fiscal years ended June 30, 2009, 2010 and 2011, these contracts represented 96%, 96% and 97% of the Company’s revenue, respectively. No single contract accounted for 10% or more of the Company’s revenue for the periods presented.

On March 31, 2011, the Company entered into an Agreement and Plan of Merger with affiliates of Providence Equity Partners L.L.C., or Providence, whereby the Company would become an indirect wholly-owned subsidiary of Sterling Holdco, which is controlled by certain private equity investment funds sponsored by Providence, or the PEP Funds, collectively known as the Merger. The Merger was approved by the affirmative vote of the holders of (1) a majority of the outstanding shares of the Company’s common stock and (2) a majority of the outstanding shares of the Company’s common stock, excluding shares beneficially owned, whether directly or indirectly, by Dr. Ernst Volgenau at a special meeting held on July 15, 2011 and closed on July 20, 2011. See Note 15 for further discussion of the Merger.

Accounting Estimates

The preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, requires that management make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities. These estimates are based on the Company’s historical experience and various other factors that are deemed reasonable at the time the estimates are made. The Company re-evaluates its estimates quarterly. Actual results may differ significantly from these estimates under different assumptions or conditions. Management believes the accounting policies requiring significant estimates and judgments are revenue recognition, accounting for acquisitions, including the identification of intangible assets and the ongoing impairment assessments of goodwill and intangible assets, and accounting for stock compensation expense. If any of these estimates or judgments proves to be inaccurate, the Company’s results could be materially affected in the future.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered or goods delivered, the contract price is fixed or determinable, and collectability is reasonably assured. Revenue associated with work performed prior to the completion and signing of contract documents is recognized only when it can be reliably estimated and realization is probable. The Company only performs work prior to the completion and signing of contract documents when a relationship with the client already exists and bases its estimates on previous experiences with the client, communications with the client regarding funding status, and its knowledge of available funding for the contract or program.

F-26

Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee earned. The Company considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. The Company considers performance-based fees, including award fees, under any contract type to be earned when it can demonstrate satisfaction of performance goals, based upon historical experience, or when the Company receives contractual notification from a client that the fee has been earned. Revenue on time-and-materials contracts is recognized based on the hours incurred at the negotiated contract billing rates, plus the cost of any allowable material costs and out-of-pocket expenses. Revenue on fixed-price contracts where the Company performs systems design, development and integration is recognized using the percentage-of-completion method of contract accounting. Unless it is determined as part of the Company’s regular contract performance review that overall progress on a contract is not consistent with costs expended to date, the Company determines the percentage completed based on the percentage of costs incurred to date in relation to total estimated costs expected upon completion of the contract. Revenue on fixed-price outsourcing and managed services contracts is recognized ratably over the contract period. Revenue on fixed-price strategic consulting contracts is recognized based on costs incurred because these services are directed by the Company’s customers and are subject to their needs which fluctuate throughout the contract period. Billings for hardware or software purchased by customers under one of the Company’s contracts where it acts as an agent to the transaction are excluded from the Company’s revenue and cost of services, except to the extent of any handling fee or profit earned.

Contract revenue recognition involves estimation. The Company records the cumulative effect of a revision in revenue or profit recorded in the period in which the facts requiring the revision become known. Anticipated contract losses are recognized in the period in which they become probable and can be reasonably estimated.

Reserves for the collectability of accounts receivable are recorded when the Company determines that it is less than probable that it will collect the amounts due and the reserve requirements can be reasonably estimated.

Impairment of Long-Lived Assets, Intangible Assets and Goodwill

Intangible assets with finite lives are amortized on a straight-line basis over their useful lives, typically determined with the assistance of an outside valuation firm. Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets and intangible assets may not be fully recoverable, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. If impairment is indicated as a result of this review, the Company recognizes a loss based on the amount by which the carrying amount exceeds the fair value which is measured using the estimated discounted future cash flows.

Goodwill represents the excess of the cost of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed. The Company tests goodwill for impairment annually on January 1, and between annual tests whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company utilizes a discounted cash flow analysis as well as comparative market multiples to determine the fair value of its reporting units.

The impairment model prescribes a two-step method for determining goodwill impairment. The first step compares the reporting unit’s estimated fair value to its carrying value. If the carrying value exceeds the estimated fair value, a potential impairment is indicated and the Company must complete the second step of the impairment test. The second step allocates the fair value of the reporting unit to the tangible and intangible assets and liabilities to derive an implied fair value for the reporting unit’s goodwill. If the carrying value of goodwill exceeds the implied fair value, an impairment charge is recorded to reduce the carrying value of the goodwill to the implied fair value. During the fiscal years ended June 30, 2010 and 2011, the Company recorded impairment charges totaling $61.3 million and $62.5 million, respectively, related to goodwill and other assets. These impairment charges are included in discontinued operations and are discussed in more detail in Note 2.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities less valuation allowances, if required. Enacted statutory tax rates are used to compute the tax consequences of these temporary differences. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the Company’s position following an audit.

The Company has developed and implemented a process to ensure that uncertain tax positions are identified, analyzed and properly reported in the Company’s financial statements in accordance with generally accepted accounting principles. The Company recognizes accrued interest and penalties related to uncertain tax positions in the provision for income tax expense.

F-27

The Company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions with varying statutes of limitation. Periods for fiscal years ended after July 1, 2007 generally remain subject to examination by federal and state tax authorities. In foreign jurisdictions, tax years after 2006 may remain subject to examination by tax authorities.

Deferred Compensation Plan

Certain key employees of the Company were eligible to defer a specified percentage of their cash compensation by having it contributed to the 2005 Deferred Compensation Plan for Key Employees of SRA International, Inc., or the 2005 Plan. Eligible employees could elect to defer up to 50% of their base salary and up to 100% of performance bonuses, reduced by any amounts withheld for the payment of taxes or other deductions required by law. The Company funded its deferred compensation liabilities by making cash contributions to a Rabbi Trust at the time the salary or bonus being deferred would otherwise be payable to the employee. Gains or losses on amounts held in the Rabbi Trust are fully allocable to plan participants. As a result, there was no net impact on the Company’s results of operations, and the liability to plan participants was fully funded at all times.

Subsequent to the Merger, amounts in the 2005 Plan, as well as the Galaxy Scientific Corporation Non-Qualified Deferred Compensation Plan (which was maintained by the Company following an acquisition but which did not have any active contributors) were distributed to plan participants. In addition, the Deferred Compensation Plan for Key Employees of SRA International, Inc. (effective as of November 1, 1995) (which maintained a balance but did not have active contributors) was terminated and balances were distributed.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original or purchased maturity of 90 days or less to be cash equivalents.

Supplementary Cash Flow Information

Supplementary cash flow information including significant non-cash investing and financing activities was as follows (in thousands):

	Year Ended June 30,
	2009	2010	2011
Debt assumed in acquisition of Era Systems LLC (formerly Era Systems Corporation)	12,531	-	-
Notes receivable obtained from the sale of Constella Futures Holding, LLC	20,274	-	-
Cash paid for interest	5,337	1,026	328
Cash paid for income taxes	36,451	38,556	18,736

Trade Receivables

The Company’s trade receivables are principally revenue earned in the final month of the reporting period. These trade receivables are typically billed and collected within 90 days of the balance sheet date. Consistent with industry practice certain receivables related to long-term contracts are classified as current although some of the retainages are not expected to be billed and collected within one year. The Company’s accounts receivable are primarily from federal government agencies or customers engaged in work for the federal government. The Company believes there is no material credit risk associated with these receivables.

Property and Equipment

Property and equipment, including major additions or improvements thereto, are recorded at cost and depreciated over their estimated useful lives ranging from three to seven years using the straight-line method. Leasehold improvements are amortized over the lesser of the lease term or the asset’s estimated useful life, but typically not exceeding seven years, using the straight-line method. Depreciation and amortization expense related to property and equipment was $15.9 million, $16.7 million, and $17.2 million for the fiscal years ended June 30, 2009, 2010 and 2011, respectively.

Accounting for Stock-Based Compensation

The Company recognizes the fair value of all stock-based awards granted to employees and directors in exchange for services as compensation expense on a straight line basis over the requisite service period which is typically four years. The Company estimated the fair value of stock options on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for each of the past three years:

F-28

	Year Ended June 30,
	2009	2010	2011
Expected volatility	39.8%	40.3%	39.8%
Expected term (in years)	5.7	5.4	5.7
Risk-free interest rate	2.0%	2.4%	1.4%

The expected volatility is based upon the historical volatility of the Company’s share price. The expected term is estimated based upon exercise experience of option grants made in the past to Company employees. The risk-free interest rate is based on the implied yield available on a U.S. Treasury note with a term equal to the expected term of the underlying grants. The Company has not paid dividends in the past. As such, the Company used a dividend yield percentage of zero for all periods presented.

The Company recognizes stock-based compensation expense based on the estimated grant date fair value of an award. The expense deducted for income tax purposes is based on the value received by the award recipients when the options are exercised or the restricted shares vest. Changes in the Company’s stock price may cause the amount taken as a tax deduction to be different than the expense recorded in the financial statements. If the tax deduction recognized for an award exceeds the expense previously recorded in the financial statements, the amount of the excess benefit is recognized as an increase to additional paid-in capital and reflected as a financing cash inflow on the consolidated statement of cash flows. If the tax deduction realized for an award is less than the related expense recorded in the financial statements, a tax deficiency is recognized, reducing additional paid-in capital by up to the amount of previously recognized excess tax benefits.

Facility Costs

Incentives for tenant improvements are recorded as liabilities and amortized as reductions in rent expense over the term of the respective leases. The Company recognizes rent expense, including escalated rent and rent holidays, on a straight-line basis over the term of the lease.

From time to time, the Company may vacate leased space before the expiration of the lease, which results in the Company recording a facility exit charge for the remaining lease obligation. To calculate the amount of facility exit charges, the Company makes estimates related to potential sublease income and future exit costs. If actual amounts differ from the Company’s estimates, the amount of the facility exit charge could be impacted.

Fair Value of Financial Instruments and Concentration of Credit Risk

The Company’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable. As of June 30, 2010 and 2011, the carrying value of the Company’s financial instruments approximated fair value. The Company also utilizes derivative instruments, which had no carrying value as of June 30, 2010 and 2011 as they were purchased at or near the end of the respective period. See Note 12 for further discussion of derivative instruments.

The Company believes that concentrations of credit risk with respect to accounts receivable are limited as they are primarily receivables from federal government agencies or customers engaged in work for the federal government.

Foreign Currency Translation

The functional currencies for the international component of the Era and GCD businesses are their respective local currencies. The assets and liabilities in these businesses are translated to U.S dollars at the exchange rate in effect on the reporting date, and income and expenses are translated at the weighted-average exchange rate during the period. The net translation gains and losses are not included in determining net income, but rather are accumulated as a separate component of stockholders’ equity and included in the Statements of Comprehensive Income.

Derivative Instruments and Hedging Activities

The Company is subject to foreign exchange risk related to transactions executed in non-functional currencies in its Era and GCD businesses. The Company utilizes forward contracts to offset the impact of changes in foreign currency exchange rates on certain short term intercompany balances as well as Euro denominated trade receivables of the Company’s subsidiary whose functional currency is the Czech Koruna. The Company did not designate any of these derivative instruments as an accounting hedge and, accordingly, all of these derivative instruments are marked to fair value at each balance sheet date and all gains and losses are recognized in losses from discontinued operations immediately.

F-29

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock, $0.20 par value per share, the terms and conditions of which are determined by the Board of Directors at each issuance. No preferred stock has been issued.

Common Stock

The Company has outstanding shares of class A and class B common stock. Holders of class A common stock are entitled to dividends per share in an amount equal to dividends per share declared and paid on class B common stock. Holders of both classes of common stock vote as a single class, with each share of class A common stock having one vote per share and each share of class B common stock having ten votes per share. Holders of both classes of common stock would share ratably in the net assets of the Company upon its liquidation or dissolution. Each share of class B common stock is convertible at any time at the option of the holder into one share of class A common stock.

Treasury Stock

The Company could elect to repurchase shares of outstanding common stock from employees upon the exercise of stock options, or upon the vesting of restricted stock, for the purpose of satisfying the minimum required tax withholding. Shares could also be repurchased as part of the repurchase authorization described in Note 10. Treasury stock is recorded at cost and is included as a deduction from total stockholders’ equity on the consolidated balance sheet. The Company has reissued shares from treasury, typically as part of the 401(k) match described in Note 8. The cost of shares issued from treasury is calculated based on the weighted average cost paid by the company to acquire the shares. Gains on sales of treasury stock are credited to additional paid-in capital; losses are also charged to additional paid-in capital to the extent that previous net gains from sales of the same class of stock are included therein.

Research and Development Costs

Research and development costs are expensed as incurred. Total research and development costs, which are included in selling, general and administrative expenses, were $3.8 million, $4.8 million and $6.2 million for the fiscal years ended June 30, 2009, 2010 and 2011, respectively.

Recent Accounting Pronouncements

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements that include Software Elements—a consensus of the FASB Emerging Issues Task Force, which amends Topic 985: Software. This ASU modifies the existing accounting guidance to exclude tangible products that contain both software and non-software components that function together to deliver the product’s essential functionality from the scope of the software revenue recognition accounting standards. This ASU was effective for the Company beginning July 1, 2010 and was applied prospectively. The adoption of this ASU did not have a material impact on the Company’s financial position or results of operations.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, which amends Topic 605: Revenue Recognition. This ASU removes the “objective and reliable evidence of fair value” criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the Fair Value Measurements and Disclosures guidance, provides a hierarchy that entities must use to estimate selling price, eliminates the use of the residual method for allocation, and expands ongoing disclosure requirements. This ASU was effective for the Company beginning July 1, 2010 and was applied prospectively. The adoption of this ASU did not have a material impact on the Company’s financial position or results of operations.

In April 2010, the FASB issued ASU No. 2010-17 Milestone Method of Revenue Recognition—a consensus of the FASB Emerging Issues Task Force, which amends Topic 605: Revenue Recognition. This ASU establishes authoritative guidance permitting use of the milestone method of revenue recognition for research or development arrangements that contain payment provisions or consideration contingent on the achievement of specified events. This ASU, which was effective for milestones achieved in the Company’s fiscal year beginning July 1, 2010, was applied prospectively. The adoption of this ASU did not have a material impact on the Company’s financial position or results of operations.

Other new ASUs issued but not effective until after June 30, 2011, are not expected to have a significant effect on the Company’s financial position or results of operations.

F-30

Reclassifications

The Company sold its Era Airport Operations Solutions, or AOS, business in the second quarter of fiscal 2011 and made the decision to divest the remaining Era business and its contract research organization, Global Clinical Development, or GCD, in the third quarter of fiscal 2011. As a result, certain reclassifications related to discontinued operations have been made to prior period balances to conform to the current period presentation.

Additionally, beginning in fiscal 2011, the Company separately disclosed certain components of its cash flows from financing activities.  All prior period balances have been reclassified to conform to the current period presentation.

2. Discontinued Operations

The Company’s discontinued operations consist of Era Systems LLC, or Era, and Global Clinical Development, or GCD.

Era Systems LLC (previously Era Systems Corporation)

Era was comprised of two reporting units, Air Traffic Management and Military and Security, or ATM, and AOS. Consistent with the Company’s primary focus on delivering information technology and strategic consulting services and solutions to its U.S. federal government customers, the Company sold its AOS business in the second quarter of fiscal 2011 and made the decision to divest the remaining Era business. The Company is currently exploring potential divestiture options for the remaining Era business and believes that a sale is probable within the next twelve months.

The Company evaluates goodwill for impairment annually as of January 1, and between annual tests whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company utilizes a discounted cash flow analysis as well as comparative market multiples to determine the fair value of its reporting units. The Company engaged an independent third-party firm and considered their findings in its determination of fair value in both the fiscal 2010 and 2011 goodwill evaluations. During fiscal 2010, the Company recognized a $60.0 million goodwill impairment charge. The goodwill impairment charge reduced goodwill to $28.6 million and $2.3 million in the Era ATM and AOS reporting units, respectively. Additionally, the Company determined that certain long-lived assets in AOS were impaired, and as a result, recorded an additional impairment charge of $1.3 million in fiscal 2010.

On November 19, 2010, the Company sold its AOS business to ITT Corporation for approximately $6.4 million. The Company recognized a pre-tax gain of $1.3 million related to the sale in fiscal 2011. Because the $2.3 million of goodwill is not deductible for tax purposes, the sale resulted in a loss of $0.1 million net of tax.

The Company performed its annual goodwill evaluation as of January 1, 2011 and recorded a $28.6 million charge to fully impair the remaining Era goodwill. The impairment primarily resulted from declining revenues and forecasted results from military customers in the international aviation market. This goodwill had no tax basis. None of the other long-lived assets were impaired as a result of this evaluation.

During the fourth quarter of fiscal 2011, based on an assessment of the expected purchase price from potential buyers of Era, the Company recorded a $15.3 million impairment of certain long-lived assets and established a $17.0 million allowance for expected loss on disposition.

On June 28, 2011, the Company converted Era Systems Corporation into a single member limited liability corporation, or LLC, which is treated as a disregarded entity for income tax purposes. As a result of this conversion, the Company recorded a $41.5 million worthless stock income tax benefit in fiscal 2011. See Note 11 for further discussion of income taxes.

The results of operations (including the impairment charges, allowance, and worthless stock tax benefit) for the Era businesses are included in discontinued operations for all periods presented. For the fiscal years ended June 30, 2009, 2010 and 2011, Era contributed net losses of $4.9 million, $69.3 million and $24.6 million, respectively. The assets and liabilities of Era were $79.0 million and $12.6 million, respectively, as of June 30, 2010 and $16.1 million and $8.5 million, respectively, as of June 30, 2011. As of June 30, 2011, Era had $2.1 million of accumulated foreign currency translation losses which will be realized upon sale. This accumulated foreign currency translation loss was included as part of the carrying value in calculating the allowance for expected loss on disposition.

Global Clinical Development

Consistent with the Company’s primary focus on delivering information technology and strategic consulting services and solutions to its U.S. government customers, the Company also decided to divest its contract research organization, GCD. The Company is currently exploring potential divestiture options for its GCD business and believes that a sale is probable within the next twelve months. GCD was part of HCS. As a result of the decision to divest GCD, the Company was required to allocate $1.6 million of the goodwill from its HCS reporting unit to the GCD business on a relative fair value basis. With this allocation of goodwill, the carrying value of GCD exceeded its estimated fair value less cost to sell; and therefore, the Company recorded a $1.6 million charge to fully impair the goodwill in fiscal 2011.

F-31

The results of operations (including the impairment charge) for the GCD business are included in discontinued operations for all periods presented. For the fiscal years ended June 30, 2009, 2010 and 2011, GCD contributed net losses of $5.5 million, $1.2 million and $1.3 million, respectively. The assets and liabilities of GCD were $11.6 million and $4.5 million, respectively, as of June 30, 2010 and $8.7 million and $6.1 million, respectively, as of June 30, 2011. As of June 30, 2011, GCD had $0.8 million of accumulated foreign currency translation losses which will be realized upon sale.

Results of Operations

The results of operations of all discontinued operations for the periods presented were as follows (in thousands):

	Year Ended June 30,
	2009	2010	2011
Revenue	$76,626	$52,097	$40,998
Operating costs and expenses
Cost of services	48,081	35,448	23,738
Selling, general and administrative	37,837	33,838	32,855
Depreciation and amortization	4,738	4,124	2,502
Impairment of goodwill and other assets	1,138	61,315	62,464
Settlement of claims against Era sellers	-	(3,361)	-
Acquired in-process research and development	900	-	-
Operating loss	(16,068)	(79,267)	(80,561)
Gain on sale of Era AOS	-	-	1,293
Interest expense, net	(385)	(87)	(152)
Loss from discontinued operations before income taxes	(16,453)	(79,354)	(79,420)
Benefit from income taxes	6,101	8,848	53,488
Loss from discontinued operations, net of tax	$(10,352)	$(70,506)	$(25,932)

Balance Sheet

The assets and liabilities of discontinued operations for the periods presented were as follows (in thousands):

	June 30,	June 30,
	2010	2011
Accounts receivable, net	$22,876	$20,559
Inventories, net	6,866	9,222
Prepaid expenses and other	3,815	2,885
Deferred income taxes	4,225	1,458
Allowance for loss on disposition	-	(17,000)
Property, plant and equipment, net	3,211	4,397
Goodwill	32,539	-
Identified intangibles, net	17,041	-
Other long-term assets	52	3,322
Total assets of discontinued operations	$90,625	$24,843

Accounts payable and accrued expenses	$7,588	$6,216
Accrued payroll and employee benefits	3,436	4,355
Billings in excess of revenue recognized	2,114	2,331
Deferred income taxes	3,109	1,634
Other long-term liabilities	878	57
Total liabilities of discontinued operations	$17,125	$14,593

Cash Flows

The cash flows of discontinued operations for the periods presented were as follows (in thousands):

	Year Ended June 30,
	2009	2010	2011

Net cash used in operating activities of discontinued operations	(18,636)	(564)	(1,337)
Net cash (used in) provided by investing activities of discontinued operations	(125,407)	14,728	(2,296)
Net cash used in financing activities of discontinued operations	(9,910)	-	-
Effect of exchange rate changes on cash and cash equivalents	(1,927)	(655)	97

Additionally, the $41.5 million worthless stock income tax benefit noted above was contributed through a non-cash investing transaction to SRA.

F-32

Inventory

Included in current assets of discontinued operations is inventory related to Era’s production facilities in the Czech Republic, which consisted of the following for the periods presented (in thousands):

	June 30,	June 30,
	2010	2011
Raw materials	$5,241	$3,245
Work in process	1,904	7,766
Total inventories	7,145	11,011
Allowance for obsolescence	(279)	(1,789)
Total inventories, net	$6,866	$9,222

Inventories consist of materials and labor, and are stated at the lower of average cost or market value. Cost of sales is determined using the first-in, first-out method. The value of the inventory is reduced for possible excess and obsolete inventory based on the Company’s estimates of future demand and market conditions.

Goodwill

Included in the assets of discontinued operations is goodwill related to the Era and GCD businesses, which for the periods presented was as follows (in thousands):

Goodwill as of July 1, 2009	$88,854
Completion of Era purchase price allocation in the second quarter of fiscal 2010 (see Note 4)	3,656
Era impairment	(59,971)
Goodwill as of June 30, 2010	32,539
Completion of Era AOS sale	(2,312)
Era impairment	(28,603)
GCD impairment	(1,624)
Goodwill as of June 30, 2011	$-

Intangible Assets

Included in the assets of discontinued operations are intangibles related to the Era business, which for the periods presented was as follows (in thousands):

Intangible assets as of July 1, 2009	$20,625
Amortization expense	(2,966)
Impairment	(618)
Intangible assets as of June 30, 2010	17,041
Amortization expense	(2,054)
Completion of Era AOS sale	(2,009)
Impairment	(12,978)
Intangible assets as of June 30, 2011	$-

Facility Exit Costs

During fiscal 2010, the Company initiated activities to exit certain underutilized facilities as well as sublease excess space. The Company abandoned excess office space in several of its facilities, most significantly its Milton Park facility in the United Kingdom which supports the GCD business. In fiscal 2010, the Company recognized a total facility exit charge of $2.3 million. Payments by the Company reduced the balance of this liability to $1.5 million at June 30, 2010.

During fiscal 2011, as a result of final negotiations with the landlord of the Milton Park facility, the Company recognized an additional $0.7 million facility exit charge. Payments by the Company in fiscal 2011 reduced the balance of this liability to $1.5 million at June 30, 2011. These facility exit charges are included in discontinued operations on the consolidated statement of operations. Future lease payments will continue to be made through the end of the lease term, expiring in fiscal 2012.

F-33

3. Goodwill and Long-Lived Assets

The Company evaluated goodwill for impairment as of January 1, 2011. The Company separately evaluated goodwill assigned to HCS, NSS and ISS. There were no indications of impairment in the HCS, NSS and ISS sectors as the estimated fair value of those reporting units substantially exceeded their respective carrying values.

The changes in the carrying amount of goodwill were as follows (in thousands):

Goodwill as of July 1, 2009	$401,627
Acquisition of Perrin Quarles Associates, Inc. (see Note 4)	4,829
Goodwill as of June 30, 2010	406,456
Acquisition of Sentech (see Note 4)	12,118
Acquisition of Platinum (see Note 4)	62,620
Goodwill as of June 30, 2011	$481,194

Identified intangible assets for the periods presented consisted of the following (in thousands):

		June 30, 2010			June 30, 2011
	Weigted- Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	9 years	$56,345	$(39,058)	$17,287	$86,685	$(47,359)	$39,326
Technology and other	5 years	1,382	(647)	735	1,583	(897)	686
Total identified intangible assets	9 years	$57,727	$(39,705)	$18,022	$88,268	$(48,256)	$40,012

Amortization expense of identified intangible assets was $8.2 million, $7.4 million and $8.6 million for the fiscal years ended June 30, 2009, 2010 and 2011, respectively. Identified intangible assets are amortized on a straight-line basis over estimated useful lives ranging from 2 to 12 years. Estimated amortization expense is as follows for the periods indicated (in thousands):

Year ending June 30,
2012	6,641
2013	5,531
2014	5,285
2015	4,930
2016	2,755
Thereafter	14,870
Total	$40,012

4. Acquisitions and Divestitures:

Era Systems LLC (formerly Era Systems Corporation)

On July 30, 2008, the Company acquired Era Systems Corporation, a privately-held provider of advanced surveillance technologies and flight tracking solutions for the air traffic management, airport operations, military and security markets. The initial purchase price of $125.5 million was reduced by $8.8 million in fiscal 2010 after settlement of a dispute over the amount of the net working capital adjustment provided for in the purchase agreement. The final adjusted purchase price of $116.7 million includes direct transaction costs of $0.8 million and cash acquired of $1.1 million. Approximately $24.3 million of the purchase price was allocated to identified intangible assets with estimated useful lives ranging from 2 years to 20 years and $90.9 million was allocated to goodwill. The goodwill from the acquisition is not deductible for tax purposes. The identified intangible assets included in-process research and development of $0.9 million, which was expensed in fiscal 2009. In March 2010, the Company collected the $8.8 million related to the net working capital adjustment, $0.3 million of arbitration fees and $3.4 million in settlement of all other outstanding claims. The $3.4 million settlement is included within the loss from discontinued operations for the year ended June 30, 2010.

F-34

Perrin Quarles Associates, Inc.

On January 31, 2010, the Company acquired all of the outstanding equity interests of Perrin Quarles Associates, Inc., or PQA, a privately-held environmental consulting firm for $8.6 million, net of $0.3 million cash acquired. PQA specialized in environmental program development and implementation for air quality and climate change, providing services primarily to the Environmental Protection Agency, and state and international environmental organizations. The purchase price allocation resulted in goodwill of $4.8 million (all of which is deductible for tax purposes) and identified intangible assets of $2.8 million. The identified intangible assets consisted primarily of customer relationships which are amortized over estimated useful lives ranging from 5 to 10 years.

Sentech, Inc.

On July 16, 2010, the Company acquired SENTECH, Inc., or Sentech, an energy management consulting company, for approximately $25.0 million, net of cash acquired of $0.1 million. Sentech specialized in renewable energy, distributed power and energy solutions and efficiency and advanced transportation technologies. The purchase price allocation resulted in goodwill of $12.1 million ($3.7 million of which is deductible for tax purposes) and identified intangible assets of $10.7 million. The identified intangible assets consist primarily of customer relationships which are amortized on a straight-line basis over estimated useful lives of 10 years. The purchase price allocation was completed in the second quarter of fiscal 2011.

Platinum Solutions, Inc.

On November 16, 2010, the Company acquired all of the outstanding shares of Platinum Solutions, Inc., or Platinum, for approximately $87.0 million, net of cash acquired of $6.7 million. This acquisition was funded from cash on hand and borrowings of $40.0 million from our credit facility which were repaid during the quarter. Platinum provided systems integration and collaborative solutions for the federal government. The purchase price allocation resulted in goodwill of $62.6 million (all of which is expected to be deductible for tax purposes) and identified intangible assets of $19.9 million. The identified intangible assets consist primarily of customer relationships which are amortized on a straight-line basis over estimated useful lives of 10 years. The purchase price allocation was completed in the third quarter of fiscal 2011.

Constella Futures Holding, LLC

During fiscal 2009, the Company sold its ownership interest in Constella Futures Holding, LLC, or Futures, for cash and two senior notes. The divestiture did not meet the criteria to be classified as a discontinued operation. The Company recorded a gain of $1.9 million based on the initial estimated sales price. In the second quarter of fiscal 2010, the Company settled a dispute with the buyers which resulted in a reduction of the previously recognized gain.

In the second quarter of fiscal 2011, the Company received $15.0 million from the buyers of Futures to repay the outstanding balance of the notes related to the sale.

5. Accounts Receivable:

Accounts receivable for the periods presented consisted of the following (in thousands):

	June 30,	June 30,
	2010	2011
Billed and billable, net of allowance of $1,983 and $601 as of June 30,
2010 and 2011, respectively	$296,668	$316,814
Unbilled:
Retainages	3,755	3,622
Revenue recorded in excess of milestone billings on fixed-price contracts	27,092	15,434
Revenue recorded in excess of contractual authorization, billable upon receipt of contractual documents	8,865	8,825
Allowance for unbillable amounts	(4,431)	(5,548)
Total unbilled	35,281	22,333
Total accounts receivable	$331,949	$339,147

The billable receivables included in the billed and billable line item above represent primarily revenue earned in the final month of the reporting period. These billable receivables are typically billed and collected within 90 days of the balance sheet date. Consistent with industry practice, certain receivables related to long-term contracts are classified as current, although $2.7 million of retainages are not expected to be billed and collected within one year. The Company’s accounts receivable are primarily from federal government agencies or customers engaged in work for the federal government. The Company believes there is no material credit risk associated with these receivables.

F-35

Changes in the Company’s allowance for doubtful accounts for the periods presented were as follows (in thousands):

	Year Ended June 30,
	2009	2010	2011
Balance as of July 1	$2,657	$2,495	$1,983
Charged to costs and expenses	453	166	21
Deductions	(142)	(678)	(1,403)
Other	(473)	-	-
Balance as of June 30	$2,495	$1,983	$601

The line item “other” represents changes resulting from divestitures.

Changes in the Company’s allowance for unbillable amounts for the periods presented were as follows (in thousands):

	Year Ended June 30,
	2009	2010	2011
Balance as of July 1	$1,860	$3,008	$4,431
Charged to costs and expenses	1,148	1,423	1,117
Balance as of June 30	$3,008	$4,431	$5,548

Billings in excess of revenue totaled $14.9 million and $12.0 million as of June 30, 2010 and 2011, respectively. This balance primarily relates to third-party maintenance that the Company is able to bill in advance of revenue, which is recognized ratably over the maintenance term. Billings in excess of the revenue recognized is classified as a current liability on the consolidated balance sheet.

6. Composition of Certain Financial Statement Captions:

Details of the composition of certain financial statement captions for the periods presented were as follows (in thousands):

	June 30,	June 30,
	2010	2011

Prepaid expenses and other assets
Prepaid taxes and taxes receivable (see Note 11)	$2,629	$41,368
Prepaid maintenance and software	10,719	11,811
Lease receivables from customers	1,955	1,152
Short-term portion of note receivable from Futures divestiture (see Note 4)	2,000	-
Other	4,634	5,131
Total prepaid expenses and other assets	$21,937	$59,462

Property and equipment
Leasehold improvements	$30,716	$37,273
Furniture, equipment and software	90,769	91,816
Total property and equipment	121,485	129,089
Less: Accumulated depreciation and amortization	(91,070)	(97,941)
Total property equipment, net	$30,415	$31,148

F-36

	June 30,	June 30,
	2010	2011

Other long-term assets
Long-term portion of notes receivable from Futures divesiture (see Note 4)	$13,000	$-
Capitalized software development costs, net	1,491	216
Lease receivables from customers	2,341	1,236
Other	1,352	470
Total other long-term assets	$18,184	$1,922

Accounts payable and accrued expenses
Vendor obligations	$89,259	$105,169
Other	4,726	3,826
Total accounts payable and accrued expenses	$93,985	$108,995

Accrued payroll and employee benefits
Accrued salaries and incentive compensation	$49,785	$41,605
Accrued leave	52,271	58,489
Accrued fringe benefits	18,125	10,093
Total accrued payroll and employee benefits	$120,181	$110,187

7. Fair Value Measurements:

Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between marketplace participants. Various valuation approaches can be used to determine fair value, each requiring different valuation inputs. The following hierarchy classifies the inputs used to determine fair value into three levels:

•	Level 1 – Quoted prices for identical instruments in active markets

•	Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

The Company’s financial instruments include primarily cash, trade receivables and accounts payable. As of June 30, 2010 and 2011, the carrying value of all financial instruments approximated their fair value. The Company also utilizes derivative instruments, which had no carrying value as of June 30, 2010 and 2011 as they were purchased at or near the end of the periods. See Note 12 for further discussion of derivative instruments.

The Company’s nonfinancial assets and liabilities, which are measured at fair value on a nonrecurring basis, include goodwill, intangible assets and other long-lived assets. These assets and liabilities are initially measured at fair value in a business combination and subsequently measured if there is an indication of impairment.

Nonfinancial assets measured at fair value on a nonrecurring basis during fiscal 2011 were related to the Company’s July 2010 acquisition of Sentech and November 2010 acquisition of Platinum. As part of these acquisitions, the Company recognized identified intangibles assets that were measured using a combination of valuation approaches including the income and replacement cost methods. The inputs to the valuation models were primarily based on management estimates and, therefore, are included in Level 3 of the fair value hierarchy. The Company also recognized tangible net assets related to these acquisitions. The carrying value of these assets, which were primarily working capital, approximated fair value at the time of acquisition. The excess of the purchase prices over the fair value of the net tangible and identified intangible assets was recorded as goodwill on the consolidated balance sheet.

Additionally, the Company measured and recorded its goodwill at fair value during its fiscal 2011 impairment assessment. As discussed in Note 2, the Company recorded charges for the impairment of goodwill and other long-lived assets in its Era and GCD reporting units during fiscal 2011 to adjust the carrying value of the assets down to fair value. The valuation models used in the impairment analysis are based in part on estimated future operating results and cash flows. Because these factors are derived from the Company’s estimates and internal market assumptions, they are considered unobservable inputs and the resulting fair value measurements are included in Level 3 of the fair value hierarchy.

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The following table summarizes the nonfinancial assets measured at fair value during fiscal 2011 (in thousands):

	Fair Value
	(Significant
	Unobservable Inputs -	Impairment
	Level 3)	Losses

Discontinued operations
Nonfinancial assets measured at fair value
Goodwill	$-	$30,227
Identified intangible assets	-	12,978
Other long-lived assets	-	2,259
Other assets	-	17,000
Continuing operations
Nonfinancial assets measured at fair value related to the acquistions of Sentech and Platinum (see Note 4)
Goodwill	74,738	-
Identified intangible assets	30,540	-
Other long-lived assets	1,343	-
Total	$106,621	$62,464

8. Benefit Plan:

The Company maintains a defined contribution plan, the SRA International, Inc. 401(k) Savings Plan, or the Plan. All regular and full-time employees are generally eligible to participate in the Plan. The Board of Directors of SRA may elect to make matching or other discretionary contributions to the Plan. The Company’s matching contribution expense was $13.9 million, $13.5 million and $16.2 million in the fiscal years ended June 30, 2009, 2010 and 2011, respectively, including the value of the stock described in the next paragraph.

Prior to calendar year 2011, Plan participants could elect to receive matching contributions in cash, company stock, or a combination of the two. The Company made the matching contributions, including the transfer of class A common stock, each January for participant contributions made during the previous calendar year. The Company contributed 23,608, 23,653 and 19,967 shares of class A common stock to the Plan during the fiscal years ended June 30, 2009, 2010 and 2011, respectively. Beginning in calendar year 2011, matching contributions are made bi-monthly and only in cash.

9. Stock-Based Compensation

In October 2010, the Company’s stockholders approved the SRA International, Inc. 2010 Incentive Plan, or the 2010 Plan, which was an amendment and restatement of the 2002 Stock Incentive Plan, or the 2002 Plan. The 2010 Plan provided for awards of cash, stock options, restricted stock, restricted stock units, performance awards and other stock-based awards. As of June 30, 2011, 11.5 million shares of class A common stock were reserved for future issuance pursuant to the 2010 Plan.

On an annual basis, the Company issued equity instruments to key employees and non-employee directors (who have served for at least thirty-six months), generally in the first quarter of the Company’s fiscal year. In addition, grants were made upon a non-employee director’s appointment or election to the Board of Directors and to strategic hires or key employees at management’s discretion. The stock options and restricted stock typically vested at a rate of 25% per year. The outstanding options had terms of 10 or 15 years. The Company uses the Black-Scholes-Merton option pricing model to determine the fair value of options granted.

The following table details the components of stock-based compensation expense recognized in earnings in each of the last three fiscal years (in thousands):

	Year Ended June 30,
	2009	2010	2011
Stock options	$4,363	$4,299	$4,420
Restricted stock	6,297	4,733	6,098
Total stock-based compensation expense	$10,660	$9,032	$10,518

The tax benefit recognized for stock-based compensation cost was $4.2 million, $3.5 million and $4.1 million in the fiscal years ended June 30, 2009, 2010 and 2011, respectively.

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Stock Option and Restricted Stock Activity

The following table summarizes stock option activity for the year ended June 30, 2011:

	Number of shares	Weighted-average
	(in thousands)	exercise price
Shares under option at July 1, 2010	5,724	$20.61
Options granted	632	20.15
Options exercised	(641)	16.48
Options cancelled and expired	(352)	24.14
Shares under option at June 30, 2011	5,363	20.79
Options exercisable at June 30, 2011	3,877	$21.34

Summary information with respect to the Company’s stock options’ intrinsic values and remaining contractual terms on June 30, 2011 is as follows:

		Weighted-average
	Aggregate	remaining
	intrinsic value (in	contractual term
	thousands)	(in years)
Options exercised in the year ended June 30, 2011	$7,349	0.0
Shares under option at June 30, 2011	57,169	5.5
Options exercisable at June 30, 2011	39,992	4.5

In the table above, intrinsic value is calculated as the excess, if any, between the market price of the Company’s stock on the last trading day of the year and the exercise price of the options. For options exercised, intrinsic value is calculated as the difference between the market price on the date of exercise and the exercise price.

The Black-Scholes-Merton weighted-average fair value per option granted was $5.47, $8.07 and $7.84 in the fiscal years ended June 30, 2009, 2010 and 2011, respectively. The total intrinsic value of options exercised was $3.8 million, $1.1 million and $7.3 million in the fiscal years ended June 30, 2009, 2010 and 2011, respectively.

The following table summarizes restricted stock activity for the year ended June 30, 2011:

		Weighted-average
	Number of shares	grant-date fair
	(in thousands)	value

Nonvested restricted shares at July 1, 2010	638	$22.06
Restricted shares granted	471	20.17
Restricted shares vested	(231)	22.33
Restricted shares forfeited	(110)	20.79
Nonvested restricted shares at June 30, 2011	768	$20.82

The weighted-average fair value per unvested restricted share granted was $22.73, $19.89 and $20.17 in the fiscal years ended June 30, 2009, 2010 and 2011, respectively. The fair value of restricted shares vested was $2.1 million, $3.8 million and $5.2 million in the fiscal years ended June 30, 2009, 2010 and 2011, respectively.

In connection with the Merger, the unrecognized expense for stock options and restricted stock will be accelerated. The acceleration and vesting of these awards is expected to result in stock-based compensation expense of approximately $20 million in the first quarter of fiscal 2012.

10. Stockholders’ Equity

Employee Stock Purchase Plan

The Company maintained the SRA International, Inc. 2004 Employee Stock Purchase Plan, or ESPP, and reserved 500,000 shares for issuance thereunder. The ESPP permitted eligible employees to purchase class A common stock, through payroll deductions of up to 15% of the employee’s compensation, at a price equal to 95% of the average of the high and low price of the class A common stock on the last day of each offering period. Employees purchased 81,710, 75,841 and 71,528 shares for the fiscal years ended June 30, 2009, 2010 and 2011, respectively, under the ESPP.

On July 20, 2011, in conjunction with the closing of the Merger, the Company terminated the ESPP.

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Common Stock Repurchase

On May 2, 2007, the Company’s Board of Directors authorized the repurchase of up to $40 million of the Company’s class A common stock. On July 31, 2008, the Board authorized the repurchase of up to an additional $100 million of the Company’s class A common stock.

The Company did not buy back any shares under these repurchase plans during fiscal 2010 or 2011. In fiscal 2008 and 2009, the Company repurchased 1,500,944 and 968,794 shares, respectively, under these authorizations. The total cost of the shares repurchased under these authorizations was $34.0 million and $21.4 million in fiscal 2008 and 2009, respectively. Approximately $84.6 million of the $100.0 million repurchase amount authorized on July 31, 2008 remained as of June 30, 2011.

In fiscal 2009, 2010 and 2011, the Company also paid $0.6 million, $1.2 million and $1.6 million, respectively, to repurchase shares from employees to satisfy the minimum required tax withholdings related to the vesting of restricted stock.

11. Income Taxes

The provision for income taxes for the periods presented was comprised of the following: (in thousands):

	Year Ended June 30,
	2009	2010	2011
Current provision
Federal	$42,931	$37,615	$9,506
State	8,287	7,535	1,256
Deferred provision
Federal	(4,980)	5,791	36,981
State	(1,528)	1,134	6,248
Provision for income taxes	$44,710	$52,075	$53,991

A reconciliation of the Company’s statutory federal income tax rate to the effective tax rate for the periods presented is shown below:

	Year Ended June 30,
	2009	2010	2011
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	4.2	3.9	3.9
State credits and incentives	0.0	(0.7)	(0.8)
Research and development credit	0.0	(1.1)	(0.8)
Deduction for income from domestic production activities	0.0	(0.5)	(0.3)
Other	0.3	0.3	0.1
Effective tax rate	39.5%	36.9%	37.1%

In fiscal 2011, the Company received approval from the Internal Revenue Service, or IRS, for a change in a tax accounting method. This change allows for the deferral of revenue recognition for tax purposes related to certain types of unbilled receivables.

Additionally, on June 28, 2011 the Company converted Era into a single member LLC, which is treated as a disregarded entity for income tax purposes. As a result of this conversion, the Company recorded a $41.5 million worthless stock income tax benefit in fiscal 2011. The income tax benefit was recorded in discontinued operations. Due to this deduction, the Company did not make an estimated federal income tax payment in the fourth quarter of fiscal 2011 and claimed a refund for excess estimated fiscal 2011 income tax payments.

As a result of the tax accounting method change and the Era worthless stock deduction noted above, prepaid income taxes (which are included in prepaid expenses and other assets on the consolidated balance sheet) increased by $38.7 million, of which $23.0 million was subsequently collected from the IRS in July 2011.

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The components of the Company’s deferred tax (liabilities) assets as of June 30, 2010 and 2011 were as follows (in thousands):

	June 30,	June 30,
	2010	2011
Deferred tax assets
Compensated absences and other accruals not yet deductible for tax purposes	$21,289	$23,848
Financial statement depreciation in excess of tax depreciation	6,129	5,843
Deferred compensation	2,653	2,848
Nonqualified stock awards	13,634	14,794
Net operating loss carryforwards of acquired companies	0	0
Other	739	1,054
Total deferred tax asset	44,444	48,387

Deferred tax liabilities
Identified intangible assets	$(26,243)	$(32,908)
Prepaid expenses	(3,047)	(5,314)
Unbilled contract revenue	(5,799)	(44,463)
Capitalized software	(2,694)	(2,615)
Total deferred tax liabilities	(37,783)	(85,300)
Net deferred tax asset (liability)	$6,661	$(36,913)

Uncertain Tax Positions

The change in the Company’s unrecognized tax benefits for the periods presented is as follows (in thousands):

	Year Ended June 30,
	2009	2010	2011
Balance as of July 1	$6,703	$590	$822
Gross increases related to prior year tax positions	-	265	91
Gross increases related to current year tax positions	-	81	200
Disposals	(6,068)	-	-
Lapse of applicable statute of limitations	(45)	(114)	(447)
Balance as of June 30	$590	$822	$666

The Company’s unrecognized tax benefits as of June 30, 2011, if recognized, would reduce the effective tax rate. The Company does not anticipate any material changes in this position in the next 12 months.

12. Derivative Instruments and Hedging Activities:

The Company is subject to foreign exchange risk related to transactions executed in non-functional currencies in its Era and GCD businesses. The Company utilized forward contracts to reduce the impact of changes in foreign currency exchange rates on certain short-term intercompany balances as well as trade receivables denominated in currencies other than the functional currencies of the Company’s subsidiaries. The Company has not designated any of these derivative instruments as an accounting hedge and, accordingly, all of the derivative instruments are marked to fair value at each balance sheet date and all gains and losses are recognized in earnings immediately. The Company can reduce but cannot eliminate exposure to foreign currency exchange rate fluctuations as the use of derivatives requires significant estimation and the estimates used may be inaccurate or appropriate derivative instruments may not be available at a reasonable cost.

The Company had $19.0 million and $12.3 million in notional forward foreign exchange contracts outstanding as of June 30, 2010 and 2011, respectively. These contracts have no value at inception. All of the outstanding contracts were purchased at or near the end of the periods presented. As there was no significant fluctuation in the relevant exchange rates between the purchase dates and the balance sheet dates, the fair value of the forward contracts held was not material. The gains and losses related to these foreign currency transactions and derivative instruments are included in the loss from discontinued operations on the consolidated statement of operations.

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The amounts of each for the periods presented were as follows (in thousands):

	Year Ended June 30,
	2009	2010	2011
Foreign currency transaction gains (losses)	$999	$(1,978)	$4,431
Net gains (losses) on forward exchange contracts	338	2,965	(5,484)
Total net foreign currency gains (losses)	$1,337	$987	$(1,053)

13. Commitments and Contingencies:

Government Contracting

The Company is subject to investigations and reviews relating to compliance with various laws and regulations. U.S. Government agencies, including the Defense Contract Audit Agency, or DCAA, routinely audit and review a contractor’s performance on government contracts; accounting, estimating, billing and other management internal control systems; indirect rates and pricing practices; and compliance with applicable contracting and procurement laws, regulations and standards, including U.S. Government Cost Accounting Standards.

DCAA issued guidance in late 2008 and provided clarification to existing guidance with respect to its audits of government contractors. As a result, DCAA has placed a greater emphasis on audits of accounting, estimating, billing, and other management internal control systems. With greater scrutiny on the Company’s and other government contractors’ systems, the number of alleged deficiencies reported by DCAA has increased.

The Company’s receipt of adverse audit findings or the failure to obtain an “adequate” determination of its various accounting, estimating, billing, and other management internal control systems from the responsible U.S. Government agency could significantly and adversely affect its business, including its ability to bid on new contracts and its competitive position in the bidding process. The government also may decrement billings until cited deficiencies are corrected and a follow-up review has been performed by DCAA confirming corrective actions are adequate. On March 29, 2011, the Company’s Administrative Contracting Officer, or ACO, issued letters stating the Company’s labor accounting system, accounting system and billing system were inadequate and that DCAA recommended a billing decrement of 0.1% on all labor costs. The Company believes these systems are adequate and that DCAA failed to properly consider materiality in its assessment, or mitigating controls in place during its audit. However, the Company has addressed the issues cited by DCAA and the ACO did not impose the decrement, pending DCAA review of the corrective actions.

The DCAA has not completed audits of the Company’s incurred cost submissions for fiscal 2007 and subsequent fiscal years. DCAA’s increased emphasis on system audits is likely to delay the completion of incurred cost audits, and DCAA’s more aggressive interpretations could result in a higher percentage of questioned costs than experienced in the past. The Company has recorded contract revenue subsequent to fiscal 2006 based upon costs that the Company believes will be approved upon final audit or review. However, the Company does not know the outcome of any ongoing or future audit or review, and if future adjustments exceed the Company’s estimates, it may have a material adverse effect on the Company’s financial position, results of operations or cash flows.

With our active cooperation, the U.S. Department of Defense Inspector General and its agencies have been assisting the Company during its investigation of past malware intrusions and reviewing current and past compliance with information security-related contractual obligations. In connection with this review, on March 31, 2011, the Company received correspondence from the Office of Personnel Management, or OPM, asserting a claim for alleged breach of certain unspecified obligations on one of our contracts, to which the Company prepared a response. The Company continues to discuss the claim with OPM. Based upon management’s evaluation, adjustments that may result from this matter are not expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Leases

Net rent expense for the periods presented was as follows (in thousands):

	Year Ended June 30,
	2009	2010	2011
Office space	$34,768	$35,244	$38,754
Sublease income	(2,126)	(1,966)	(2,151)
Furniture and equipment	1,117	925	1,150
Total	$33,759	$34,203	$37,753

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The following table summarizes the Company’s future minimum rental commitments under noncancellable operating leases, primarily for office space, as of June 30, 2011 (in thousands):

Year ended June 30,	Rental Commitments	Sublease Income	Net Commitment
2012	$32,541	$(162)	$32,379
2013	28,541	(89)	28,452
2014	24,063	(109)	23,954
2015	23,587	-	23,587
2016	16,563	-	16,563
Thereafter	883	-	883
Total future minimum lease payments	$126,178	$(360)	$125,818

The Company leases all of its office facilities. Leases for certain office space entitle the Company to incentives for tenant improvements, rent holidays, or rent escalation clauses pursuant to its lease agreements. Certain lease commitments are subject to adjustment based on changes in the Consumer Price Index.

Litigation

The Company is subject to investigations, audits and reviews relating to compliance with various laws and regulations with respect to its role as a contractor to agencies and departments of the U.S. Government, state, local, and foreign governments, and otherwise in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings and the Company could be faced with penalties, fines, repayments or compensatory damages. Adverse findings could also have a material adverse effect on the Company because of its reliance on government contracts. The Company is subject to periodic audits by state, local, and foreign governments for taxes other than income taxes. The Company is also involved in various claims and lawsuits arising in the normal conduct of its business, including but not limited to various employment litigation matters and charges before administrative agencies. Although the Company can give no assurance, based upon its evaluation and taking into account the advice of legal counsel, the Company does not believe that the outcome of any such matter would likely have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

On April 7, 2011, the Southeastern Pennsylvania Transportation Authority, or SEPTA, filed a lawsuit in the Court of Chancery of Delaware (captioned S.E. Pa. Trans. Auth. v. Volgenau, et. al, Case No. 6354 (Del. Ch.)) purportedly on behalf of itself and other stockholders of the Company against the Company, the Board of Directors, Providence, Sterling Holdco Inc., or Sterling Holdco, Sterling Merger Inc., a Delaware corporation, or Merger Sub, and Sterling Parent Inc., a Delaware corporation, or Parent. On April 29, 2011, SEPTA filed an amended complaint, and filed a second amended complaint on June 23, 2011, both of which also named the PEP Funds. The second amended complaint alleges, among other things, (1) that the Board breached its fiduciary duties by, among other things, failing to take steps to maximize the value of the merger consideration to its public stockholders and conveying substantial payments to existing officers of the Company, Providence, Sterling Holdco, Parent and Merger Sub at the unfair expense of the public stockholders and by failing to make certain disclosures, (2) that Dr. Ernst Volgenau breached his duty of loyalty and entire fairness in planning, structuring, and timing the merger to benefit himself as well as Providence, Sterling Holdco, Parent and Merger Sub, and that Dr. Stanton Sloane breached his duty of loyalty and entire fairness by using his position as chief executive officer to encourage and facilitate the buyout, (3) that Providence, the PEP Funds, Sterling Holdco, Parent and Merger Sub aided and abetted these purported breaches of fiduciary duties, and (4) that Dr. Volgenau’s rolling over of a portion of his shares for equity in the new Company violated the Company’s charter. The second amended complaint seeks to rescind the Merger or recover money damages on behalf of the Company’s stockholders caused by the alleged breaches of fiduciary duties.

On April 25, 2011, Andrei Sinioukov filed a lawsuit in the United States District Court for the Eastern District of Virginia (captioned Sinioukov v. SRA Int’l, Inc., et al, Civil Action No. 1:11-cv-447 (E.D. Va. filed Apr. 25, 2011)), purportedly on behalf of himself and other stockholders of the Company, against the Company, the Board of Directors, Providence, Parent and Merger Sub. The complaint alleges, among other things, (1) that the Board breached its fiduciary duties by, among other things, failing to take steps to maximize the value of the merger consideration to the Company’s public stockholders, and providing inadequate proxy disclosures, (2) that the Company and Providence aided and abetted these purported breaches of fiduciary duties, and (3) that the Board and Providence, made inadequate proxy disclosures under section 14(a) of the Securities Exchange Act of 1934 (and that they are liable under a derivative section 20(a) control person theory).

On May 20, 2011, the Eastern District of Virginia granted defendants’ motion to stay the Sinioukov case in favor of the substantially identical SEPTA lawsuit pending in the Court of Chancery of the State of Delaware. On July 14, 2011, the Eastern District of Virginia denied the Sinioukov plaintiff’s motion to lift the stay imposed by the court on May 20, 2011 and refused to enjoin the special meeting of stockholders of the Company in respect of the Merger from proceeding.

The Company and the Board believe that the above lawsuits are without merit and intend to defend them vigorously.

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14. Debt:

As of June 30, 2011, the Company had a $285.0 million unsecured revolving credit facility that was scheduled to terminate on August 9, 2012. There were no outstanding borrowings on the credit facility as of June 30, 2011. In connection with the Merger discussed in Note 15, this credit facility was terminated on July 20, 2011.

The credit facility contained customary covenants limiting the Company’s ability to, among other things, merge or consolidate with others, incur liens, redeem or repurchase its stock, enter into transactions with affiliates, or dispose of assets. In addition, the credit facility contained financial covenants requiring the company to maintain a total leverage ratio of not more than 3.0 to 1.0 and interest coverage ratio of at least 3.0 to 1.0. The Company has been in compliance with all of the financial covenants since the inception of the credit facility.

In connection with the Merger, the Company incurred significant indebtedness, the terms of which are discussed in Note 15.

15. Subsequent Events:

In accordance with Accounting Standards Codification 855 Subsequent Events, the Company evaluated all events and transactions that occurred after June 30, 2010 up through August 15, 2011, the date the financial statements were issued, and noted the following subsequent events.

Acquisition by Affiliates of Providence Equity Partners

On March 31, 2011, the Company entered into an Agreement and Plan of Merger with affiliates of Providence Equity Partners L.L.C., or Providence, whereby the Company would become an indirect wholly-owned subsidiary of Sterling Holdco, which is controlled by private equity investment funds sponsored by Providence, or the Merger. The Merger was approved by the affirmative vote of the holders of (1) a majority of the outstanding shares of the Company’s common stock and (2) a majority of the outstanding shares of the Company’s common stock, excluding shares beneficially owned, whether directly or indirectly, by Dr. Ernst Volgenau at a special meeting held on July 15, 2011 and closed on July 20, 2011. Pursuant to the merger agreement, each share of SRA’s common stock outstanding at the time of the Merger was cancelled and automatically converted into the right to receive $31.25 in cash, without interest and less any applicable withholding tax, or Merger Consideration. Additionally, restricted stock awards granted prior to June 30, 2011 that were unvested immediately prior to the consummation of the Merger, became fully vested at the consummation of the Merger and were converted into the right to receive the Merger Consideration. Upon the Merger, for restricted stock awards granted on July 1, 2011, one-third of the shares vested immediately and received the Merger Consideration, with the unvested two-thirds balance of the award being immediately forfeited. In addition, each option, whether vested or unvested prior to the consummation of the Merger, became fully vested upon consummation of the Merger and converted into the right to receive the Merger Consideration over the exercise price per share. Options with an exercise price greater than the Merger Consideration were cancelled for no payment.

Financing In Connection with the Acquisition

The Merger and related transaction fees were financed through equity contributions, together with borrowings under a senior secured term loan facility, proceeds from issuance of 11.00% senior notes, and cash on hand.

Senior Secured Credit Facilities

In connection with the Merger, the Company entered into senior secured credit facilities consisting of an $875.0 million term loan B facility, or Term Loan B Facility, and a $100.0 million senior secured revolving credit facility, or Revolver and together with the Term Loan B Facility, the Senior Secured Credit Facilities. Borrowings under the Senior Secured Credit Facilities bear interest at a rate equal to London Interbank Offered Rate, or LIBOR, plus an applicable margin or, at the Company’s option, an applicable margin plus an alternative base rate determined by reference to the higher of the prime rate or the federal funds rate plus 0.5%. The Senior Secured Credit Facilities are guaranteed by the Company’s wholly-owned subsidiaries, excluding its discontinued Era and GCD businesses. The Term Loan B Facility matures in July 2018 and the Revolver matures in July 2016.

The Company is obligated to pay certain fees under the Senior Secured Credit Facilities, including a per annum commitment fee on undrawn amounts under the revolving credit facility, a participation fee with respect to letters of credit, fronting fees on the letters of credit and other customary administrative fees.

The Company is required to make equal quarterly installment payments of approximately $2.2 million, with the remaining amount payable in July 2018. In addition, the Senior Secured Credit Facilities require the Company to prepay outstanding term loans, subject to certain exceptions, in the case of excess cash flow and in the event of certain asset sales, condemnation events and issuances of debt.

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In July 2011, the Company entered into interest rate swap agreements, which is a contractual agreement to exchange payments based on underlying interest rates, to manage the floating rate portion of its debt. The interest rate swap agreements are expected to qualify and be designated as cash flow hedges. As such, the swaps will be accounted for as an asset or a liability in the consolidated balance sheet at fair value. Changes in the fair value of the interest rate swaps will be deferred in other comprehensive income (loss), net of tax benefit or expense until the hedged interest payments on the debt occur.

Senior Notes

In connection with the Merger, the Company issued $400.0 million aggregate principal amount of 11.0% senior notes due October 1, 2019, or Senior Notes. The Senior Notes are guaranteed by all of the Company’s wholly-owned subsidiaries, excluding its discontinued Era and GCD businesses. The guarantees are full and unconditional and joint and several. Each of the subsidiary guarantors are 100% owned by the Company and have no independent assets or operations. Separate results of operations, balance sheet and cash flow information for the non-guarantor subsidiaries, Era and GCD, which were subsequently sold in fiscal 2012, are included in Note 2. There are no other businesses or operations included in discontinued operations.

Interest on the Senior Notes is payable semi-annually. The Senior Notes are redeemable in whole or in part, at the option of the Company, at varying redemption prices that generally include premiums. In addition, until October 1, 2014, the Company may, at its option redeem up to 35% of the then outstanding aggregate principal amount of the Senior Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 111% of the aggregate principal amount thereof.

16. Unaudited Quarterly Financial Data:

Year Ended June 30, 2010	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

(unaudited, in thousands)

Revenue	$403,235	$399,707	$398,735	$412,855
Cost of services	307,735	303,945	303,272	309,816
Operating income	35,559	34,802	31,754	38,245
Income from continuing operations, net of tax	21,447	23,363	20,586	23,525
Loss from discontinued operations (a)	(3,397)	(4,175)	(60,297)	(2,637)
Net income (loss) (a)	$18,050	$19,188	$(39,711)	$20,888

Year Ended June 30, 2011	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

(unaudited, in thousands)

Revenue	$414,088	$424,334	$437,278	$429,291
Cost of services	310,390	322,034	326,684	324,770
Operating income	35,311	34,219	38,808	37,443
Income from continuing operations, net of tax	21,722	21,486	25,358	23,106
(Loss) income from discontinued operations (b, c)	(3,534)	(2,405)	(32,445)	12,452
Net income (loss) (b, c)	$18,188	$19,081	$(7,087)	$35,558

(a)	In the third quarter of fiscal 2010, the Company recorded a $60.0 million goodwill and a $1.3 million long-lived asset impairment charge in discontinued operations. See Note 2 for further discussion.
(b)	In the third quarter of fiscal 2011, the Company recorded a $30.2 million goodwill impairment charge in discontinued operations. See Note 2 for further discussion.
(c)	In the fourth quarter of fiscal 2011, the Company recorded a $15.3 million long-lived asset impairment charge in discontinued operations and established a $17.0 million allowance for the expected loss on disposition of Era in discontinued operations. These impairments were offset by a $41.5 million worthless stock income tax benefit the Company recorded in the fourth quarter of fiscal 2011 in discontinued operations. See Notes 2 and 11 for further discussion.

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SRA International, Inc.

Offer to Exchange

$400,000,000 aggregate principal amount 11% Senior Notes due 2019

For

$400,000,000 aggregate principal amount 11% Senior Notes due 2019 registered under the Securities Act of 1933, as amended

PROSPECTUS

May 25, 2012